CORNERSTONE BANCORP, INC.
550 SUMMER STREET
STAMFORD, CT 06901
(203) 356-0111

To the Shareholders of Cornerstone Bancorp, Inc.:

A Merger Proposal – Your Vote is Very Important

     On April 12, 2005, the Board of Directors of Cornerstone Bancorp, Inc. unanimously approved an agreement and plan of merger by and among NewAlliance Bancshares, Inc., NewAlliance Bank, Cornerstone Bancorp, Inc. and Cornerstone Bank by which Cornerstone Bancorp, Inc. and Cornerstone Bank will be acquired by NewAlliance Bancshares, Inc. NewAlliance Bancshares, Inc. is a Delaware business corporation owning 100% of the shares of NewAlliance Bank. We are sending you this document to ask you to vote on the adoption of the Merger Agreement.

     If the shareholders of Cornerstone Bancorp, Inc. approve the merger, for each share of Cornerstone Bancorp, Inc. you own you will have an opportunity to elect to receive merger consideration in the form of 2.518 shares of NewAlliance Bancshares, Inc. common stock, $35.00 cash, or a combination of the two. However, the aggregate merger consideration payable with respect to all of the common stock of Cornerstone Bancorop, Inc. shall be 70% NewAlliance common stock and 30% cash. NewAlliance Bancshares, Inc. common stock trades on the New York Stock Exchange under the symbol “NAL.” Cornerstone Bancorp, Inc. common stock trades on the American Stock Exchange under the symbol “CBN”.

     The Board of Directors of Cornerstone Bancorp, Inc. has determined that the merger and the Merger Agreement are fair and in the best interests of Cornerstone Bancorp, Inc. and its shareholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement. The merger cannot be completed unless the holders of a majority of the issued and outstanding shares of common stock of Cornerstone Bancorp, Inc. vote to approve the Merger Agreement. Whether or not you plan to attend the annual meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will have the same effect as a vote “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn the annual meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the Merger Agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Agreement and “AGAINST” the adjournment proposal.

     This proxy statement/prospectus gives you detailed information about the annual meeting of shareholders to be held on August 10, 2005, the merger and other related matters.

     You should carefully read this entire document, including Appendix A, a copy of the Merger Agreement and Appendix B, a copy of the opinion of Ostrowksi & Company, Inc.Please see page 19 for risk factors relating to the merger that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

     The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     This proxy statement/prospectus is dated June 24, 2005 and is being first mailed to you on or about June 30, 2005.

WHERE YOU CAN FIND MORE INFORMATION

     Cornerstone Bancorp, Inc. and NewAlliance Bancshares, Inc. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Cornerstone and NewAlliance at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Both Cornerstone’s and NewAlliance’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

     The SEC allows NewAlliance to “incorporate by reference” into this document, which means that NewAlliance can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. NewAlliance incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the election deadline date.

     This document incorporates by reference the following documents that have previously been filed with the SEC by NewAlliance (File No. 001-32007):

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Current Report on Form 8-K filed with the SEC on April 15, 2005;

•	Four Current Reports on Form 8-K filed with the SEC on April 28, 2005;

•	Two Current Reports on Form 8-K filed with the SEC on June 7, 2005;

•	Current Report on Form 8-K filed with the SEC on June 21, 2005;

•	Proxy Statement for Annual Meeting of Shareholders held on April 22 2005, filed with the SEC on March 21, 2005;

•	Registration Statement on Form 8-A filed with the SEC on December 7, 2004.

     You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing NewAlliance at the following address:

NewAlliance Bancshares, Inc. 195 Church Street New Haven, CT 06510 Attention: Judith E. Falango, Vice President-Corporate Communications

     NewAlliance Bank and NewAlliance have filed: (a) applications for approval of the merger and acquisition with the Connecticut Banking Commissioner; (b) an application for the merger of NewAlliance Bank and Cornerstone Bank with the Federal Deposit Insurance Corporation; and (c) a waiver request with the Board of Governors of the Federal Reserve System. Pursuant to the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained in the applications. Non-confidential portions of the applications may be examined at the office of the Connecticut Banking Commissioner, 260 Constitution Plaza, Hartford, CT 06103-1060, and at the Office of the Regional Director of the FDIC located at 15 Braintree Hill Office Park, Braintree, MA 021845.

     Neither NewAlliance nor Cornerstone has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CORNERSTONE BANCORP, INC.
550 SUMMER STREET
STAMFORD, CT 06901
(203) 356-0111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

AUGUST 10, 2005

        The annual meeting of stockholders of Cornerstone Bancorp, Inc. will be held at The Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut on August 10, 2005, at 4:00 p.m. local time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 12, 2005, among the Cornerstone Bancorp, Inc., Cornerstone Bank, NewAlliance Bancshares, Inc. and NewAlliance Bank, and the merger of the Cornerstone Bancorp, Inc. into NewAlliance Bancshares, Inc. and the other transactions contemplated by the Merger Agreement, including the simultaneous merger of Cornerstone Bank into NewAlliance Bank, as described in the attached proxy statement.

2.	To elect five directors to serve for terms to expire at the 2008 annual meeting.

3.	To ratify the appointment of KPMG LLP as Cornerstone Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

4.	To transact any other business that properly comes before the annual meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.

        You are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof only if you were a holder of record of the Cornerstone Bancorp Inc.’s common stock at the close of business on June 22, 2005.

        The Board of Directors of Cornerstone Bancorp, Inc. has determined that the merger is advisable and is fair to and in the best interest of the stockholders of Cornerstone Bancorp, Inc., has approved the Merger Agreement and the merger, and recommends that you vote to APPROVE the Merger Agreement and the merger by voting FOR Proposal One.

        The affirmative vote of a majority of the shares of Cornerstone Bancorp, Inc.’s common stock outstanding on June 22, 2005 is required to approve the Merger Agreement and the merger. The required vote of Cornerstone Bancorp, Inc.’s stockholders is based on the total number of shares of Cornerstone Bancorp, Inc.’s common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, or not voting in person at the annual meeting or abstaining from voting will have the same effect as voting AGAINST the Merger Agreement and the merger.

        Cornerstone Bancorp, Inc. has concluded that, pursuant to the provisions of Section 33-856(b)(1) of the Connecticut Business Corporation Act, shareholders of Cornerstone Bancorp, Inc. are not entitled to dissent to the merger and assert appraisal rights under Sections 33-855 to 33-872 of the Connecticut General Statutes.

        It is very important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of Cornerstone Bancorp, Inc. at the address set forth above, by subsequently filing another proxy or by attending the annual meeting and voting in person.

By order of the Board of Directors

Merrill J. Forgotson
President

Stamford, Connecticut

June 24, 2005

       CORNERSTONE BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

       PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

       DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, YOU WILL RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

WHERE YOU CAN FIND MORE INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	4
A CAUTION ABOUT FORWARD-LOOKING STATEMENTS	6
SUMMARY	8
MARKET PRICES AND DIVIDENDS	12
SELECTED CONSOLIDATED FINANCIAL DATA FOR NEWALLIANCE	13
SELECTED CONSOLIDATED FINANCIAL DATA FOR CORNERSTONE	16
COMPARATIVE UNAUDITED PER SHARE DATA	18
RISK FACTORS	19
SHAREHOLDER MEETING	20
PROPOSAL ONE – THE MERGER	22
The Parties	23
Background of the Merger	23
Reasons for the Merger and the Recommendation of Cornerstone’s Board of Directors	24
Opinion of Ostrowski & Company, Inc.	25
Structure	29
Merger Consideration	30
Election Procedures; Surrender of Stock Certificates	31
Regulatory Approvals	32
Conditions to the Merger	33
Conduct of Business Pending the Merger	35
Acquisition Proposals	38
Expenses; Breakup Fee	39
Representations and Warranties	39
Termination and Amendment of the Merger Agreement	41
Material Federal Income Tax Consequences	42
Accounting Treatment	45
Resales of NewAlliance’s Common Stock Received in the Merger	45
Employee Benefits	45
Voting Agreements	46
Interests of Cornerstone Directors and Executive Officers in the Merger That are Different Than Yours	46
DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS	51
RESTRICTIONS ON ACQUISITION OF NEWALLIANCE AND NEWALLIANCE BANK	54
PROPOSAL TWO – ELECTION OF DIRECTORS	58
PROPOSAL THREE – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS CORNERSTONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2005	69
SECURITIES OWNERSHIP OF CORNERSTONE	71
SHAREHOLDER PROPOSALS	73
SHAREHOLDER COMMUNICATIONS	74
OTHER MATTERS	74
EXPERTS	74
LEGAL MATTERS	74
Appendix A – Agreement and Plan of Merger	A-1
Appendix B – Opinion of Ostrowski & Company, Inc.	B-1
Appendix C – Cornerstone Annual Report on Form 10-KSB for the Year Ended December 31, 2004	C-1
Appendix D – Cornerstone Annual Report on Form 10-KSB/A for the Year Ended December 31, 2004	D-1
Appendix E – Cornerstone Quarterly Report on Form 10-QSB for the Three Months Ended March 31, 2005	E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT DO I NEED TO DO NOW?
A:

After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Annual Meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?
A:

You are being asked to vote “FOR” the adoption of the Agreement and Plan of Merger dated as of April 12, 2005 providing for the merger of Cornerstone Bancorp, Inc. with and into NewAlliance Bancshares, Inc., the holding company for NewAlliance Bank. The Cornerstone board of directors has determined that the proposed merger is in the best interests of Cornerstone shareholders, has approved the Merger Agreement and recommends that Cornerstone shareholders vote “FOR” the adoption of the Merger Agreement.

Q:	WHY IS MY VOTE IMPORTANT?
A:

A majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting in order to establish a quorum. If you do not vote in person or by proxy, it will be more difficult for Cornerstone to obtain the necessary quorum to hold the Annual Meeting. In addition, a failure to vote will have the same effect as a vote against the Merger Agreement. The Merger Agreement must be adopted by a majority of the issued and outstanding shares of Cornerstone common stock.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME”, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?
A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?
A:

If you fail to instruct your broker, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the Annual Meeting. However, broker non-votes will not count as a vote with respect to the merger, and therefore will have the same effect as a vote against the merger.

Q:	CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?
A:

Yes. All shareholders are invited to attend the Annual Meeting. Shareholders of record can vote in person at the Annual Meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the Annual Meeting.

Q:	CAN I CHANGE MY VOTE?
A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card:

•	First, you may send a written notice of revocation to the secretary of Cornerstone.

•	Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

           If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:	HOW DO I REGISTER MY ELECTION TO RECEIVE CASH OR NEWALLIANCE COMMON STOCK?
A:

You will receive an Election Form containing instructions for electing cash, stock or a combination of the two in exchange for your Cornerstone stock. The Election Form is expected to be sent to you on or around December 1, 2005. If you hold your Cornerstone stock certificates, follow the instructions for surrendering them to the Election Agent when you submit your Election Form. If your shares are held in street name, you will not need to surrender certificates in connection with making your election.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A:	We currently expect to complete the merger in January 2006, assuming all of the conditions to completion of the merger have been satisfied.

Q:	WHAT WILL SHAREHOLDERS OF CORNERSTONE RECEIVE IN THE MERGER?
A:

Shareholders of Cornerstone will receive merger consideration in the form of either 2.518 shares of NewAlliance common stock or $35.00 in cash, or a combination of stock and cash for each share of Cornerstone common stock. The merger consideration to all Cornerstone shareholders in the aggregate will be comprised of 70% NewAlliance Bancshares stock and 30% in cash. Shareholders will be permitted to elect to receive all cash, all stock or a combination of the two by completing an election preference form which will be mailed to shareholders after the merger has been approved. Shareholders may, for each share of Cornerstone common stock, elect either NewAlliance stock, cash or 70% NewAlliance stock and 30% cash. There can be no assurance, however, that every request of Cornerstone shareholders for either all stock, all cash or a particular ratio of stock and cash can be met since this will be dependent upon the overall requests for cash and the requirement that 70% of the total merger consideration consist of NewAlliance stock and 30% of the total merger consideration consist of cash paid to Cornerstone shareholders.

Q:	HOW DO I ELECT TO RECEIVE STOCK OR CASH?
A:

Your election as to the form of merger consideration will be made through the Election Form, described above. That form is not included with the enclosed proxy materials, and the election materials will not include another copy of the enclosed proxy statement/prospectus. The form will describe your election options with respect to the merger consideration and will allow you to provide instructions to the Election Agent on your election choice.

Q:	WHAT HAPPENS IF I DON’T MAKE A STOCK OR CASH ELECTION?
A:	If you make no election as between NewAlliance common stock or cash as your merger consideration, you will be treated as if you had elected all cash.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A:	No. You should not send in your stock certificates until you receive instructions in the transmittal letter and Election Form.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?
A:

You should direct any questions regarding the annual meeting of shareholders or the merger to the Cornerstone Bank Merger Hotline at (203) 356-0111, extension 444. The final allocation of cash and shares of NewAlliance common stock will not be known until immediately prior to the conclusion of the merger, which is expected to be in January 2006.

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated by reference into this document contain forward-looking statements about the transaction and about Cornerstone and NewAlliance. Statements containing the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts,” “intends,” “seeks,” “may,” “should,” “would,” “continues,” “hope” and similar expressions, or the negative of these terms, constitute forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “RISK FACTORS” on page 19. Such risks, uncertainties and changes in condition, significance, value and effect could cause Cornerstone’s or NewAlliance’s actual results to differ materially from those anticipated events. In evaluating the transaction, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled “RISK FACTORS” on page 19.

     Although each company believes its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that its plans, intentions or expectations will be achieved. Accordingly, you should not place undue reliance on them. Cornerstone shareholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from anticipated results or those discussed elsewhere in this document as a result of various risk factors described in the section entitled “RISK FACTORS” on page 19. Listed below, and discussed elsewhere, are some important risks, uncertainties and contingencies that could cause each company’s actual results, performance or achievements to be materially different from the forward-looking statements made in this document, particularly if the transaction is not completed. These factors, risks, uncertainties and contingencies include, but are not limited to, the following:

•	the strength of the United States economy in general and the strength of the regional and local economies in which Cornerstone and NewAlliance conduct operations;

•	the effects of changing economic conditions in Cornerstone’s and NewAlliance’s market areas and nationally;

•	the effects of, and changes, in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	changes in federal and state banking, insurance and investment laws and regulations which could impact NewAlliance’s operations;

•	inflation, interest rate, market and monetary fluctuations;

•

NewAlliance’s ability in connection with any acquisition to complete such acquisition and to (1) successfully integrate assets, liabilities, customers, systems and management personnel NewAlliance acquires into its operations, (2) realize related revenue enhancements and cost savings within expected time frames, and (3) cap its expected one time charges at anticipated levels and acquire assets and liabilities, which at acquisition closing, having fair values which support NewAlliance’s estimated values for such assets and liabilities;

•	NewAlliance’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•

the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretations of generally accepted accounting principles.

•	failure to close the transaction to which this document relates on the expected closing date or at all;

•	the occurrence of adverse changes in the securities markets;

•	the effects of changes in technology or in consumer spending and savings habits;

•	terrorist attacks in the United States or upon United States interests abroad, or armed conflicts involving the United States military;
•	regulatory or judicial proceedings; and

•	changes in asset quality.

     The effects of these factors are difficult to predict. New factors emerge from time to time and we can not assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date of this document.

     These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference in this document, including NewAlliance’s Annual Report on Form 10-K for the year ended December 31, 2004 and NewAlliance’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (including any amendments to these reports).

SUMMARY

     This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you to before you decide how to vote with respect to the Merger Agreement. In addition, we incorporate by reference important business and financial information about NewAlliance into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

The Merger

     Cornerstone Bancorp, Inc. will be merged into NewAlliance Bancshares, Inc., which will be the resulting entity. At the same time, Cornerstone Bank will be merged into NewAlliance Bank, which will be the resulting bank. NewAlliance Bancshares will then be, as it is now, a holding company with one banking subsidiary, NewAlliance Bank. The Merger Agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Cornerstone with and into NewAlliance.

The Parties to the Merger

NewAlliance Bancshares, Inc.
NewAlliance Bank
Cornerstone Bancorp, Inc.
Cornerstone Bank

     NewAlliance, headquartered in New Haven, Connecticut, is the holding company for NewAlliance Bank. NewAlliance Bank operates 64 branches, ATMS, 24-hour phone access and online banking. Its offices are located in New Haven, Hartford, Tolland, Middlesex and Windham Counties. As of March 31, 2005, NewAlliance Bank had assets of $6.5 billion, deposits of $3.7 billion and shareholders’ equity of $1.4 billion.

     The principal executive office of NewAlliance is located at 195 Church Street, New Haven, Connecticut 06510. Its telephone number at this address is (203) 787-1111.

     Cornerstone is the holding company of Cornerstone Bank, headquartered in Stamford, Connecticut. Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in each of Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. As of March 31, 2005, Cornerstone had assets of $232.8 million, deposits of $193.2 million and shareholders’ equity of $23.3 million. Cornerstone’s principal executive office is located at 550 Summer Street, Stamford, Connecticut 06901, and its telephone number is (203) 356-0111.

What Cornerstone Shareholders Will Receive In the Merger (see page 30)

     You will be offered the opportunity to receive $35.00 per share merger consideration in the form of (i) 2.518 shares of NewAlliance common stock, (ii) $35.00 in cash or (iii) a combination of the two in the ratio of 70% stock and 30% cash.

     However, because the Merger Agreement provides that 70% of the total consideration to all Cornerstone shareholders shall be in NewAlliance stock and 30% of the total consideration shall be in cash, your election of NewAlliance stock or cash may be adjusted on a pro rata basis with other shareholders so that you may receive both NewAlliance stock and cash as consideration in order that the required aggregate ratio of NewAlliance stock to cash is met. If the elections of all Cornerstone shareholders result in requests for NewAlliance stock in an amount greater than the required 70% of the total consideration, all Cornerstone shareholders electing to receive cash will receive cash, and those requesting stock will receive stock and cash. If the elections of all Cornerstone shareholders results in requests for NewAlliance stock in an amount less than the required 70% of the total consideration, all Cornerstone shareholders electing NewAlliance stock will receive such stock, and the elections of those requesting cash will receive cash and NewAlliance stock.

Election of Stock or Cash Consideration (see page 31)

     So that you can make an election, we will send you a form that you may use to indicate whether your preference is to receive NewAlliance common stock, cash or a combination of the two. That form is expected to be mailed to you on or about December 1, 2005. During the time between when the election is made and the merger is completed, Cornerstone shareholders will be unable to sell their Cornerstone stock. If you do not make an election of either NewAlliance stock and cash for your merger consideration, of if your election is not timely, you will receive merger consideration in the same manner as those who elected to receive cash.

No Fractional Shares (see page 31)

     No fractional shares of NewAlliance stock will be issued in the merger. Instead of fractional shares, Cornerstone shareholders will receive an amount of cash determined by multiplying the $35.00 cash price by the fractional share interest to which the shareholder otherwise would have been entitled.

The Board of Directors Recommends Shareholder Approval (see page 24)

     Cornerstone’s Board of Directors believes that the Merger Agreement presents an opportunity to merge with a Connecticut community financial institution that will have significantly greater financial strength and earnings power than Cornerstone would have on its own, as well as the added scale necessary to assume and solidify leadership positions in key business lines.

     As a result, Cornerstone’s Board of Directors unanimously approved the Merger Agreement. Cornerstone’s Board of Directors, after careful review, consultation with its outside financial advisor, and receipt of a written opinion as to the fairness of the transaction from a financial point of view, believes that the merger and the Merger Agreement are fair to shareholders and in the best interests of Cornerstone and its shareholders and unanimously recommends that you vote “FOR” adoption of the Merger Agreement. Each of the directors of Cornerstone intends to vote “FOR” the adoption of the Merger Agreement.

Opinion of Our Financial Advisor (see page 25)

     In connection with the merger, the board of directors of Cornerstone received the written opinion from Cornerstone’s financial advisor Ostrowski & Company, Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Cornerstone common stock. The full text of the opinion of Ostrowski & Company, Inc., dated the date of this document, is included in this document at Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Ostrowski & Company, Inc. The opinion of Ostrowski & Company, Inc. is directed to Cornerstone’s Board of Directors and does not constitute recommendations to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Ostrowski & Company, Inc. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Annual Meeting of Shareholders of Cornerstone (see page 20)

     Cornerstone will hold an Annual Meeting of its shareholders on August 10, 2005 at 4:00 p.m., local time, at The Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut. At the Annual Meeting, you will be asked to vote to approve the Merger Agreement.

     You may vote at the Annual Meeting if you owned shares of Cornerstone common stock at the close of business on the record date, June 22, 2005. On that date, there were 1,294,348 shares of Cornerstone common stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of Cornerstone common stock you owned on the record date.

     Even if you expect to attend the Annual Meeting, we recommend that you promptly complete and return your proxy card in the enclosed return envelope or follow the instructions on the card regarding telephone or internet voting. A failure to timely vote will have the same effect as a vote against the merger.

Shareholder Vote Required (see page 22)

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Cornerstone common stock issued and outstanding on the record date. Accordingly, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Material Federal Income Tax Consequences (page 42)

     Those Cornerstone stockholders who receive both NewAlliance common stock and cash for their Cornerstone common stock will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the NewAlliance common stock at the effective time of the merger plus the amount of cash received), over their tax basis in their Cornerstone common stock. We expect the transaction to be tax-free to holders of Cornerstone common stock for United States federal income tax purposes to the extent that they receive solely shares of NewAlliance common stock pursuant to the merger. Those holders receiving solely cash for their Cornerstone common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Cornerstone common stock. Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

•	are a tax-exempt organization;

•	are a mutual fund;

•	are a dealer in securities or foreign currencies;

•	are a bank or other financial institution;

•	are an insurance company;

•	are a non-United States person;

•	are subject to the alternative minimum tax;

•	are a trader in securities who elects to apply a mark-to-market method of accounting;

•	acquired your shares of Cornerstone’s common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	hold shares of Cornerstone’s common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	do not hold shares of Cornerstone’s common stock as capital assets.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Differences in the Rights of Stockholders (page 51)

     The rights of Cornerstone stockholders who continue as NewAlliance stockholders after the merger will be governed by the certificate of incorporation and bylaws of NewAlliance rather than the articles of incorporation and bylaws of Cornerstone. These rights will be governed by the laws of Delaware, as the state of NewAlliance’s incorporation, rather than the laws of Connecticut, the state where Cornerstone is incorporated.

Cornerstone’s Officers and Directors Have Interests in the Merger Which May Be Different From Yours. (page 46)

     Cornerstone’s directors and executive officers and their affiliates who owned a total of 233,718 shares of Cornerstone’s common stock at the close of business on June 22, 2005, excluding all options to purchase Cornerstone common stock, which was approximately 18.1% of the 1,294,348 shares of Cornerstone’s common stock that were outstanding on that date, have agreed to vote their shares in favor of the merger.

     Additionally, some of Cornerstone’s directors and executive officers may have interests in the merger as directors and employees that may be different from yours as a Cornerstone stockholder. Seven officers of Cornerstone or Cornerstone Bank will receive aggregate cash payments of approximately $4.0 million on December 30, 2005 and will be retained following the closing as either employees or consultants. In addition, directors and executive officers hold vested stock options to purchase 138,749 shares of Cornerstone common stock, and five executive officers have salary continuation agreements.

Regulatory Approvals We Must Obtain to Complete the Merger (page 32)

     For the merger to take place, New Alliance and Cornerstone need to receive federal and state regulatory approvals. In addition, NewAlliance will need to obtain the approval of the New York Stock Exchange for the listing of the NewAlliance common stock to be issued in the merger. NewAlliance and Cornerstone have filed applications with these regulators and we are aware of no reason why the applications will not be approved. However, we cannot be certain when or if we will obtain the required approvals.

Termination of the Merger Agreement (page 41)

     The Merger Agreement specifies a number of situations when NewAlliance and Cornerstone may terminate the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time by mutual consent of the parties and by either NewAlliance or Cornerstone under specified circumstances, including if the merger has not been consummated by February 28, 2006, if we do not receive the necessary stockholder or regulatory approvals or if the other party breaches its agreement. The Merger Agreement may also be terminated under certain circumstances if Cornerstone’s Board of Directors determines that it has received an acquisition proposal superior to that in the Merger Agreement. In addition, Cornerstone may terminate the Merger Agreement if (a) the market price of the NewAlliance stock as of the date that all regulatory approvals have been received for the merger has fallen to less than 85% of $14.00, the average market price of NewAlliance stock measured over the 15 days prior to the April 12, 2005 date of the Merger Agreement, and (b) the percentage reduction in the market price of the NewAlliance stock is greater than the average percentage reduction in the market price of the SNL Thrift Index, a commonly used index of thrift stock market prices measured over the same period.

Share Information and Recent NewAlliance and Cornerstone Market Prices (page 12)

     NewAlliance’s common stock is traded on the New York Stock Exchange under the trading symbol “NAL”. Cornerstone’s common stock is traded on the American Stock Exchange under the trading symbol “CBN”. The table below presents the per share closing prices of NewAlliance’s and Cornerstone’s common stock as of the dates specified and the equivalent per share price for Cornerstone common stock. April 12, 2005 was the last trading date before public announcement of the Merger Agreement. The equivalent price per share column is calculated by valuing NewAlliance common stock at the last reported sale price on the indicated date, multiplying this value by the estimated 2,242,790 shares of NewAlliance being issued in the Merger, and adding this amount to the current estimated cash consideration of $13,360,552. This total consideration is then divided by the total number of shares of Cornerstone common stock outstanding as of April 12, 2005 and June 22, 2005 (1,272,433 shares and 1,294,348 shares, respectively).

	Last Reported Sale Price of

	NewAlliance Common	Cornerstone Common	Equivalent Per Share
Date	Stock	Stock	Data
April 12, 2005	$13.75	$31.69	$34.74
June 22, 2005	$14.14	$35.29	$34.82

     The market price of NewAlliance’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. Cornerstone’s stockholders are advised to obtain current market quotations for NewAlliance’s common stock. No assurance can be given as to the market price of NewAlliance’s common stock at the time of your election of NewAlliance stock or cash as merger consideration or at the time of the merger.

MARKET PRICES AND DIVIDENDS

NewAlliance Bancshares, Inc.’s Common Stock

     NewAlliance Bancshares, Inc.’s (sometimes called “NewAlliance”) common stock has traded on the New York Stock Exchange under the symbol “NAL” since December 14, 2004. NewAlliance’s common stock first traded on April 2, 2004 and through December 13, 2004, was traded on the Nasdaq Stock Market under the symbol “NABC.” The table below sets forth the range of high and low sale prices of NewAlliance’s common stock as reported on the New York Stock Exchange or Nasdaq Stock Market, as well as cash dividends per share paid during the periods indicated:

	Market Price		Cash
			Dividends Paid
	High	Low	Per Share

Quarter Ended:
June 30, 2004	$15.72	$12.92	$–
September 30, 2004	14.36	13.25	.04
December 31, 2004	15.76	13.50	.04
March 31, 2005	15.40	13.99	.05
June 30, 2005 (through June 22, 2005)	14.39	13.07	.05

     On April 12, 2005, the last trading day before the public announcement of the merger, the closing price of NewAlliance’s common stock on the New York Stock Exchange was $13.75. On June 22, 2005, the most recent practicable date before the printing of this document, the closing price of NewAlliance’s common stock on the New York Stock Exchange was $14.14.

Cornerstone Bancorp, Inc.’s Common Stock

     Cornerstone Bancorp, Inc.’s (sometimes called “Cornerstone”) common stock trades on the American Stock Exchange under the symbol “CBN” The table below sets forth the range of high and low sale prices of Cornerstone common stock as reported on the American Stock Exchange, as well as cash dividends per share paid during the periods indicated:

	Market Price		Cash
			Dividends Paid
	High	Low	Per Share

Quarter Ended:
March 31, 2003	$17.80	$16.27	$.1125
June 30, 2003	19.57	16.95	.1125
September 30, 2003	25.75	19.25	.1125
December 31, 2003	22.25	19.70	.1125

March 31, 2004	30.65	20.25	.1125
June 30, 2004	27.25	25.00	.1125
September 30, 2004	29.45	27.10	.1125
December 31, 2004	35.30	28.50	.1125

March 31, 2005	39.26	32.00	.1125
June 30, 2005 (through June 22, 2005)	35.57	31.69	.1125

     On April 12, 2005, the last trading day before the public announcement of the Merger, the closing price of Cornerstone’s common stock on the American Stock Exchange was $31.69. On June 22, 2005, the most recent practicable date before the printing of this document, the closing price of Cornerstone’s common stock on the American Stock Exchange was $35.29.

SELECTED CONSOLIDATED FINANCIAL DATA FOR NEWALLIANCE

     The following tables contain certain information concerning the financial position and results of operation of NewAlliance at the dates and for the periods indicated. This information has been derived from and should be read in conjunction with the Consolidated Financial Statements, and related notes, and Management’s Discussion and Analysis of NewAlliance included in its filings with the Securities and Exchange Commission incorporated by reference into this document. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1. NewAlliance’s predecessor, New Haven Savings Bank, changed its fiscal year end to December 31, effective December 31, 2003.

     On April 1, 2004, New Haven Savings Bank completed its conversion from a state-chartered mutual savings bank to a state-chartered stock bank. Concurrent with the conversion, NewAlliance completed the acquisition of Connecticut Bancshares, Inc. and Alliance Bancorp of New England, Inc., and their respective wholly-owned subsidiaries, The Savings Bank of Manchester and Tolland Bank. The data presented at March 31, 2005 and for the three months ended March 31, 2005 and March 31, 2004 were derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

	For the Three Months Ended		For the Twelve Months		For the Nine Months
	March 31,		Ended December 31,		Ended December 31,			For the Years Ended March 31,

(In thousands)	2005	2004	2004	2003	2003		2002	2003		2002		2001

	(unaudited)	(unaudited)		(unaudited)			(unaudited)
Selected Operating Data:
Interest and dividend income	$64,654	$27,057	$208,032	$104,570		$77,867	$90,111		$116,812		$131,939		$150,096
Interest expense	20,451	8,017	61,812	30,396		22,259	31,479		39,617		57,080		71,682

Net interest income before provision for loan losses	44,203	19,040	146,220	74,174		55,608	58,632		77,195		74,859		78,414
Provision for loan losses	-	300	600	-		-	-		-		-		-

Net interest income after provision for loan losses	44,203	18,740	145,620	74,174		55,608	58,632		77,195		74,859		78,414
Non-interest income	9,838	3,975	35,708	17,774		12,242	13,075		18,607		12,219		14,630
Contribution to the Foundation	-	-	40,040	-		-	-		-		-		-
Conversion and merger related charges	480	3,964	17,591	4,032		4,022	-		-		-		-
Other non-interest expense	32,982	15,810	119,104	60,908		45,763	44,410		59,564		52,400		49,495

Income before provision for income taxes	20,579	2,941	4,593	27,008		18,065	27,297		36,238		34,678		43,549
Provision for income taxes	6,885	964	524	9,091		5,989	9,260		12,361		11,748		14,926

Net income	$13,694	$1,977	$4,069	$17,917		$12,076	$18,037		$23,877		$22,930		$28,623

Earnings per share	$0.13	$ n/a	$0.02	$ n/a	$	n/a	$ n/a	$	n/a	$	n/a	$	n/a
Cash dividends per share	0.05	n/a	0.08	n/a		n/a	n/a		n/a		n/a		n/a

For the period
April 1 through December 31, 2004

Net income after date of conversion	$2,092
Earnings per share after date of conversion	0.02
Dividends per share after date of conversion	0.08

	At March 31,	At December 31,		At March 31,

(In thousands)	2005	2004	2003	2003	2002	2001

	(unaudited)

Selected Financial Data:
Total assets	$6,490,973	$6,264,128	$2,536,730	$2,393,502	$2,260,561	$2,169,752
Loans (1)	3,145,206	3,144,647	1,307,458	1,178,293	1,168,891	1,114,428
Allowance for loan losses	36,679	36,163	17,669	18,932	20,805	23,290
Short-term investments	75,798	100,000	13,000	30,000	130,429	132,289
Investment securities	2,514,696	2,283,701	1,120,046	1,087,725	876,221	832,671
Goodwill	418,540	417,307	-	-	-	-
Identifiable intangible assets	52,696	56,003	710	730	829	928
Deposits	3,748,641	3,702,012	1,814,684	1,816,234	1,745,379	1,681,079
Borrowings	1,260,781	1,064,816	277,681	141,501	117,466	114,450
Stockholders’ equity	1,411,584	1,416,372	406,001	396,150	373,099	349,926
Nonperforming loans (2)	10,398	10,233	5,489	3,922	11,220	6,129
Nonperforming assets (3)	10,398	10,233	5,512	3,988	11,220	6,698

			At or For the Twelve		At or For the Nine
	At or For the Three Months		Months Ended December		Months Ended December
	Ended March 31,		31,		31,		At or For the Year Ended March 31,

	2005	2004	2004	2003	2003	2002	2003	2002	2001

Selected Operating Ratios and Other Data (4):
Performance Ratios:
Average yield on interest-earning assets	4.60%	3.83%	4.24%	4.47%	4.40%	5.33%	5.22%	6.29%	7.42%
Average rate paid on interest-bearing liabilities	1.86	1.38	1.59	1.66	1.61	2.36	2.23	3.41	4.38
Interest rate spread (5)	2.74	2.45	2.65	2.81	2.79	2.97	2.99	2.88	3.04
Net interest margin (6) (7)	3.15	2.70	2.98	3.17	3.14	3.47	3.45	3.57	3.88
Ratio of interest-bearing assets to interest-bearing liabilities	127.44	121.40	125.82	127.91	128.06	126.77	125.79	125.39	123.42
Ratio of net interest income after provision for loan losses to non-interest expense	132.10	94.77	82.39	114.22	111.70	132.02	129.60	142.86	158.43
Non-interest expense as a percent of average assets	2.11	2.69	3.24	2.67	2.71	2.53	2.54	2.38	2.34
Return on average assets	0.86	0.27	0.07	0.74	0.66	1.03	1.02	1.04	1.35
Return on average equity	3.86	1.93	0.36	4.48	4.01	6.50	6.35	6.31	8.58
Ratio of average equity to average assets	22.39	13.93	20.87	16.46	16.40	15.84	16.04	16.47	15.76
Efficiency ratio (8)	61.69	85.78	97.31	70.63	73.05	63.02	63.18	55.67	49.90
Proforma efficiency ratio (9)	60.80	68.53	65.53	66.21	63.74	-	-	-	-

Regulatory Capital Ratios:
Leverage capital ratio	16.34	14.23	16.32	16.10	16.10	16.05	16.45	16.29	16.09
Tier 1 capital to risk-weighted assets	27.08	21.81	26.98	26.95	26.95	26.64	27.19	25.14	24.51
Total risk-based capital ratio	28.32	22.66	28.22	28.15	28.15	27.89	28.44	26.42	25.77

Asset Quality Ratios:
Nonperforming loans as a percent of total loans (1) (2)	0.33	0.16	0.33	0.42	0.42	0.39	0.33	0.96	0.55
Nonperforming assets as a percent of total assets (3)	0.16	0.05	0.16	0.22	0.22	0.19	0.17	0.50	0.31
Allowance for loan losses as a percent of total loans	1.17	1.20	1.15	1.35	1.35	1.64	1.61	1.78	2.09
Allowance for loan losses as a percent of non-performing loans	352.75	734.30	353.40	321.90	321.90	416.94	482.71	185.43	380.00
Net loans charged-off as a percent of average interest-earning assets	(0.01)	0.07	0.07	0.07	0.05	0.07	0.08	0.12	0.01

(1)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and net unamortized premium on acquired loans.
(2)	Nonperforming loans include loans for which the Company does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(4)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(5)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7)	No tax equivalent adjustments were made due to the fact that ratio would not be materially different.
(8)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains or losses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, management believes such information is useful to investors in evaluating company performance.
(9)	The proforma efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, conversion and merger-related expenses and contribution to NewAlliance Foundation, to the sum of net interest income and non-interest income, net of security gains or losses. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, management believes such information is useful to investors in evaluating company performance.

SELECTED CONSOLIDATED FINANCIAL DATA FOR CORNERSTONE

     The following tables contain certain information concerning the financial position and results of operations of Cornerstone at the dates and for the periods indicated. This information should be read in conjunction with Consolidated Financial Statements and Management’s Discussion and Analysis of Cornerstone included as part of Appendix C to this document. The selected financial data and selected operating data of Cornerstone as of December 31, 2004, 2003, 2002, 2001 and 2000 and for the years ended have been derived from Cornerstone’s consolidated financial statements, including Cornerstone’s Annual Report on Form 10-KSB for the Year Ended December 31, 2004 attached as Appendix C and made a part of this proxy statement/prospectus, which consolidated financial statements have been audited by KPMG LLP, independent registered public accounting firm. See “EXPERTS” on page 74. The data presented at and for the three months ended March 31, 2005 and 2004 were derived from unaudited financial consolidated financial statements, including Cornerstone’s Quarterly Report on Form 10-QSB for the three months ended March 31, 2005 attached as Appendix E and made a part of this proxy statement/prospectus, and reflect, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 2005 are not necessarily indications of the results that may be expected for the year ending December 31, 2005.

	At Or For The Three Months Ended March 31, (Unaudited)		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands except per share data)
Selected Operating Data

Interest Income	$3,017	$2,753	$11,148	$10,837	$11,568	$11,702	$11,392
Interest Expense	597	647	2,337	3,015	3,090	3,833	3,618

Net interest income before provision loan losses	2,420	2,106	8,811	7,822	8,478	7,869	7,774
Provision for loan losses	54	(511)	(434)	96	363	91	384

Net interest income after provision loan losses	2,366	2,617	9,245	7,726	8,115	7,778	7,390
Non-interest income	310	983	2,623	2,514	2,060	945	669
Non-interest expense	2,062	2,165	8,289	7,635	7,240	6,253	5,111

Income before income taxes	614	1,435	3,579	2,605	2,935	2,470	2,948
Provision for income taxes	242	380	1,152	1,003	1,115	970	1,165

Net Income	$372	$1,055	$2,427	$1,602	$1,820	$1,500	$1,783

Earnings Per Share
Basic	0.30	0.87	2.00	1.33	1.53	1.27	1.65
Fully diluted	0.28	0.82	1.88	1.28	1.48	1.24	1.62
Cash dividends declared	0.1125	0.1125	0.4500	0.4500	0.4398	0.3977	0.3900

	At Or For The Three Months Ended March 31, (Unaudited)		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands except per share data)
Selected Financial Data

Total assets	$232,789	$221,105	$211,802	$225,867	$212,054	$181,517	$150,123
Loans	138,593	127,285	132,833	121,476	123,709	106,632	100,794
Allowance for loan losses	2,239	2,339	2,216	2,387	2,234	1,848	1,589
Funds sold	25,200	35,600	9,200	47,000	22,900	15,599	2,816
Investment securities	48,553	39,671	50,834	31,589	38,150	45,128	33,127
Deposits	193,226	188,785	177,127	198,718	183,021	154,473	123,952
Borrowings	13,762	5,293	10,060	4,540	5,723	8,041	8,562
Stockholders’ equity	23,296	21,444	22,632	20,487	19,338	17,941	16,584
Nonperforming loans	857	879	915	1,139	1,769	1,414	663

Nonperforming assets	857	879	915	1,139	1,850	1,414	663

Selected Operating Ratios & Other Data

Performance Ratios

Avg. yield on interest-earning assets	6.09%	5.57%	5.57%	5.40%	6.65%	7.29%	8.30%
Avg. rate on interest-bearing liabilities	1.64	1.71	1.55	1.98	2.38	3.22	3.56
Interest rate spread	4.44	3.86	4.01	3.42	4.27	4.07	4.74
Net interest margin	4.88	4.26	4.40	3.90	4.88	4.90	5.67
Ratio of interest-bearing assets to interest-bearing liabilities	136.36	131.15	133.73	131.95	133.68	134.88	135.06
Ratio of net interest income after provision for loan losses to non-interest expense	114.74	120.88	111.53	101.19	112.09	124.39	144.59
Non-interest expense as a percent of average assets	3.92	4.04	3.80	3.46	3.79	3.62	3.47
Return on average assets	0.71	1.97	1.11	0.73	0.95	0.87	1.21
Return on average equity	6.57	20.43	11.21	8.04	9.77	8.63	11.28
Ratio of average equity to average assets	10.75	9.64	9.92	9.02	9.74	10.06	10.74
Efficiency ratio	75.53	70.09	72.49	73.87	68.70	70.94	60.54

	At Or For The Three Months Ended March 31, (Unaudited)		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands except per share data)

Regulatory Capital Ratios

Leverage capital ratio	10.90%	9.90%	10.20%	9.70%	9.20%	9.60%	11.10%
Tier 1 capital to risk-weighted assets	14.00	13.70	14.20	13.70	13.00	14.70	15.40
Total risk-based capital ratio	15.30	15.00	15.50	15.00	14.20	16.00	16.60

Asset Quality Ratios

Nonperforming loans as a percentage of total loans	0.62%	0.68%	0.69%	0.94%	1.43%	1.33%	0.66%

Nonperforming assets as a percentage of total assets	0.37	0.40	0.43	0.50	0.87	0.78	0.44

Allowance for loan losses as a percentage of loans	1.61	1.80	1.66	1.96	1.81	1.73	1.58

Allowance for loan losses as a percentage of non-performing loans	261	266	242	210	126	131	240

Net loans charged-off as a percentage of average interest-earning assets	(0.02)	0.23	0.13	0.03	0.01	0.10	-0.31

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table shows information, for periods indicated, about NewAlliance’s and Cornerstone’s historical net income per share, dividends per share and book value per share. The table also contains the combined pro forma information that reflects the merger of NewAlliance and Cornerstone under the purchase method of accounting assuming the transaction closed. The unaudited pro forma equivalent data was obtained by multiplying the combined company pro forma information by an exchange ratio of 2.518 shares of NewAlliance common stock for each share of Cornerstone common stock.

     You should read NewAlliance’s historical information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports of NewAlliance filed with the SEC. For information on how to obtain the reports NewAlliance has filed with the SEC and on Cornerstone’s historical financial information, please refer to “WHERE YOU CAN FIND MORE INFORMATION” on page 1. You should not rely on the unaudited pro forma information as being indicative of the results of operations or financial position that would have been achieved if the transaction had been completed on the dates indicated or the financial position or of the results of operations that NewAlliance will achieve after completion of the transaction. Net income used in the calculation of net income per share does not reflect any expense savings, revenue enhancements or capital restructuring by NewAlliance which may result from the transaction.

	Historical			Pro Forma	Pro Forma Equivalent

	NewAlliance		Cornerstone	Combined Company	Cornerstone

Per Common Share Data:
Basic Net Income
Three Months Ended March 31, 2005	.13		0.30	0.13	0.32
Year Ended December 31, 2004	.02	(1)	2.00	0.04	0.10

Diluted Net Income
Three Months ended March 31, 2005	.13		0.28	0.13	0.32
Year Ended December 31, 2004	.02	(1)	1.88	0.04	0.10

Cash Dividends Declared
Three Months Ended March 31, 2005	.05		0.1125	0.05	0.13
Year Ended December 31, 2004	.08		0.45	0.08	0.20

Book Value
As of March 31, 2005	12.37		18.31	13.22	33.28
As of December 31, 2004	12.41		17.96	13.30	33.48

(1)	NewAlliance Bancshares’ common stock was first issued on April 1, 2004. Its earnings, both basic and diluted, from April 1, 2004 to December 31, 2004 were $2.1 million, or $0.02 per share. NewAlliance’s earnings for the first three months of 2004, prior to the issuance of its common stock, have not been included in earnings per share.

RISK FACTORS

In addition to the other information included in this proxy statement (including the matters addressed in “A CAUTION ABOUT FORWARD-LOOKING STATEMENTS” on page 6), you should carefully consider the matters described below in determining whether to approve the Merger Agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of NewAlliance incorporated by reference into this document and listed in “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

The price of NewAlliance common stock will fluctuate before and after the Merger, which could increase or decrease the value of the merger consideration received by Cornerstone stockholders receiving NewAlliance common stock.

On April 12, 2005, the day before the merger was announced, the closing price of a share of NewAlliance common stock was $13.75. On June 22, 2005, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $14.14. The price of NewAlliance’s common stock may fluctuate before and after the date you make your election between NewAlliance common stock and cash and after the consummation of the merger. As a result, the market value of NewAlliance’s common stock on the date you make your election could be higher or lower than the market value of NewAlliance’s common stock on the date of closing of the merger. The market price of NewAlliance common stock fluctuates based upon general market and economic conditions, NewAlliance’s business and prospects and other factors. Cornerstone’s stockholders are advised to obtain current market quotations for NewAlliance’s common stock. No assurance can be given as to the value of NewAlliance’s common stock at the closing of the merger.

Stockholders may receive a form of consideration different from what they elect.

While each Cornerstone stockholder may elect to receive (i) cash, (ii) NewAlliance common stock, or (iii) 30% cash and 70% NewAlliance common stock in the merger. On an aggregate basis, 70% of the Cornerstone common stock outstanding at the completion of the merger will be converted into the right to receive NewAlliance common stock and 30% of such Cornerstone common stock will be converted into the right to receive cash. Therefore, if Cornerstone stockholders elect more cash or stock than is available under the Merger Agreement, elections for the over-subscribed form of merger consideration will be adjusted. As a result, if either a cash or stock election proves to be more popular among Cornerstone stockholders, and you choose the election that is more popular, you might receive a portion, or a greater portion, of your merger consideration in the form of consideration that you did not elect.

The Merger Agreement limits Cornerstone’s ability to pursue alternatives to the Merger.

The Merger Agreement contains terms and conditions that make it more difficult for Cornerstone to sell its business to a party other than NewAlliance. Cornerstone has agreed to take action necessary to convene and to hold a meeting of stockholders of Cornerstone to consider and vote upon the approval and adoption of the Merger Agreement and the merger as promptly as practicable following the execution of the Merger Agreement. Subject to certain limited exceptions, Cornerstone’s Board of Directors is required to recommend such approval. The Board of Directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that, (i) the Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Board of Directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to Cornerstone’s stockholders from a financial point of view than the merger and (iii) the stockholders of Cornerstone have not yet approved the Merger Agreement at the annual meeting. If the Board determines that it desires to accept an acquisition proposal that satisfies the three criteria described above, Cornerstone may terminate the Merger Agreement, subject to the obligation to pay a $2 million termination fee to NewAlliance.

NewAlliance required Cornerstone to agree to these provisions as a condition to NewAlliance’s willingness to enter into the Merger Agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of Cornerstone from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire Cornerstone than it might otherwise have proposed to pay.

Cornerstone’s executive officers and directors have financial interests in the Merger that are different from your interest as a Cornerstone stockholder.

Cornerstone executive officers negotiated the Merger Agreement with NewAlliance, and the Board of Directors approved the agreement and is recommending that Cornerstone stockholders vote for the agreement by voting for Proposal One. In considering these facts and the other information contained in this proxy statement, you should be aware that Cornerstone’s executive officers and directors may have financial interests in the merger in addition to the interests that they share with you as a Cornerstone stockholder. As described in detail under the heading “Interests of Cornerstone Directors and Executive Officers in the Merger That are Different Than Yours,” there are substantial financial benefits to be conveyed to certain officers of Cornerstone and/or Cornerstone Bank under the terms of separate retention agreements, release, consulting and noncompetition agreements and salary continuation agreements.

SHAREHOLDER MEETING

Matters to be Considered at the Annual Meeting

We are first mailing this document to the holders of Cornerstone’s common stock on or about June 30, 2005. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Cornerstone Board of Directors for use at the annual meeting of Cornerstone’s stockholders on August 10, 2005, at 4:00 p.m. local time, at The Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut. At the annual meeting, the holders of Cornerstone’s common stock will consider and vote on:

•	the proposal to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement,

•	the proposal to elect five directors to serve for terms to expire at the 2008 annual meeting,

•	to ratify the appointment of KPMG LLP as Cornerstone’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and

•	any other business that properly comes before the annual meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the merger or otherwise.

Record Date and Voting

The Cornerstone Board of Directors has fixed the close of business on June 22, 2005 as the record date for determining the Cornerstone stockholders entitled to receive notice of and to vote at the annual meeting. Only holders of record of Cornerstone’s common stock at the close of business on that day will be entitled to vote at the annual meeting or at any adjournment or postponement of the meeting. At the close of business on June 22, 2005, there were 1,294,348 shares of Cornerstone’s common stock outstanding and entitled to vote at the annual meeting, held by approximately 448 stockholders of record.

Each holder of Cornerstone’s common stock on June 22, 2005 will be entitled to one vote for each share held of record on each matter that is properly submitted at the annual meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of Cornerstone’s common stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of shares represented at the annual meeting in order to determine whether a quorum has been achieved. Since approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Cornerstone’s common stock issued and outstanding, abstentions will have the same effect as a vote against the Merger Agreement.

If a quorum is not obtained, or if fewer shares of Cornerstone’s common stock are voted in favor of the proposal for approval of the Merger Agreement than the number required for approval, it is expected that the annual meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Merger Agreement.

If your proxy card is properly executed and received by Cornerstone in time to be voted at the annual meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card.Executed proxies with no instructions indicated on the proxy card will be voted FOR the Merger Agreement and the Merger, FOR the election of each of the director nominees named in this proxy statement and FOR the ratification of the appointment of KPMG LLP as Cornerstone’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

The Cornerstone Board of Directors is not aware of any other matters that may properly come before the annual meeting. If any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the Cornerstone Board of Directors.

You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the election form that will be sent to you later and that you can use to elect to receive cash or stock in the Merger. For information about the election form, see “PROPOSAL ONE – THE MERGER - Election Procedures; Surrender of Stock Certificates” at page 31. To vote on the Merger Agreement, the election of directors and the ratification of the appointment of KPMG LLP as Cornerstone’s independent registered public accounting firm for the fiscal year ending December 31,

2005, you need to complete the proxy card properly and return it in the enclosed envelope or attend the annual meeting and vote in person.

Required Vote; Revocability of Proxies

In order to approve and adopt the Merger Agreement, the merger of Cornerstone and NewAlliance and the other transactions contemplated by the Merger Agreement, the holders of a majority of the shares of Cornerstone’s common stock issued and outstanding on June 22, 2005, must affirmatively vote FOR the Merger Agreement and the merger.

The required vote of Cornerstone’s stockholders on the Merger Agreement and the merger is based on the total number of outstanding shares of Cornerstone’s common stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the annual meeting or abstaining from voting all will have the same effect as voting AGAINST the Merger Agreement and the merger.

The affirmative vote of the holders of a majority of votes cast by stockholders entitled to vote at the annual meeting is required to elect the nominees for director named in this proxy statement and the ratification of the appointment of KPMG LLP as Cornerstone’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Certain directors and executive officers of Cornerstone who beneficially owned as of June 22, 2005, a total of 233,718 shares of Cornerstone’s common stock (excluding all options to purchase shares of Cornerstone’s common stock), which was approximately 18.1% of the outstanding shares of Cornerstone’s common stock on that date, have agreed to vote their shares in favor of the Merger Agreement and the merger and against competing proposals.

If you submit a proxy card, attending the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to the Secretary of Cornerstone, 550 Summer Street, Stamford, Connecticut 06901, a written notice of revocation before the annual meeting,

•	delivering to Cornerstone a duly executed proxy bearing a later date before the annual meeting, or

•	attending the annual meeting and voting in person.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Cornerstone may solicit proxies for the annual meeting from stockholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid by Cornerstone.

PROPOSAL ONE – THE MERGER

     The information in this section is qualified in its entirety by reference to the full text of the Merger Agreement including the exhibits attached thereto, a copy of which is attached to this proxy statement as Appendix A and which is incorporated by reference into this document.

The Parties

NewAlliance, NewAlliance Bank and Cornerstone and Cornerstone Bank have entered into an Agreement and Plan of Merger. Under this agreement, NewAlliance will acquire Cornerstone and Cornerstone Bank through a merger of Cornerstone with and into NewAlliance with NewAlliance surviving and a merger of Cornerstone Bank with and into NewAlliance Bank, with NewAlliance Bank surviving.

NewAlliance and NewAlliance Bank

NewAlliance is the bank holding company of its wholly owned subsidiary, NewAlliance Bank, established in 2004 through the conversion of New Haven Savings Bank from mutual to stock form, and the simultaneous combination of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. NewAlliance Bank serves the personal finance, business and wealth management needs of consumers and businesses throughout Connecticut. NewAlliance Bank has 64 branches and is the second largest savings bank and fifth largest bank in Connecticut. On March 9, 2005, NewAlliance announced that it entered into an agreement to acquire Trust Company of Connecticut, a trust company headquartered in Hartford, Connecticut. That transaction is expected to be consummated in the third quarter of 2005. NewAlliance’s Internet website is www.newalliancebank.com.

At March 31, 2005, NewAlliance had total consolidated assets of approximately $6.5 billion, total deposits of approximately $3.7 billion, and stockholders’ equity of approximately $1.4 billion. For additional information about NewAlliance that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

NewAlliance, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System. NewAlliance Bank is regulated by the Federal Deposit Insurance Corporation and the Connecticut Banking Commissioner.

Cornerstone and Cornerstone Bank

Cornerstone is a Connecticut corporation, incorporated in 1998 to serve as a bank holding company to provide executive, financial and administrative functions for its subsidiaries. Cornerstone is the successor registrant to Cornerstone Bank, pursuant to a re-organization in which Cornerstone acquired all of the issued and outstanding shares of common stock of Cornerstone Bank in a one-for-one share exchange on March 1, 1999. Cornerstone Bank is a wholly-owned subsidiary of Cornerstone, engaged in a full-service commercial and consumer banking business. Cornerstone Bank conducts its operations through its main office located at 550 Summer Street in Stamford, Connecticut and six branches located in Fairfield County. Cornerstone’s Internet website is www.cornerstonebank.com.

At March 31, 2005, Cornerstone had total consolidated assets of approximately $232.8 million, total deposits of approximately $193.2 million, and stockholders’ equity of approximately $23.3 million.

Cornerstone, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System and the Connecticut Banking Commissioner. Cornerstone Bank is regulated by the Federal Deposit Insurance Corporation and the Connecticut Banking Commissioner.

Background of the Merger

From time to time over the past several years, Cornerstone’s management and Board of Directors have regularly considered various strategic alternatives as part of their continuing efforts to enhance Cornerstone’s community banking franchise and to maximize shareholder value. These strategic alternatives have included growing internally and through the opening of new branches, and entering into a strategic merger with other banking institutions.

In July 2004, Cornerstone engaged Ostrowski & Company, Inc. (“O&Co”) as its financial advisor and, at the direction of Cornerstone’s Board of Directors, began to explore the possibility of a strategic transaction involving Cornerstone. At the time, Cornerstone had received a preliminary inquiry from NewAlliance, through its advisor, about the possibility of pursuing a potential transaction. NewAlliance conducted due diligence in late November 2004. Cornerstone was unable to reach agreement with NewAlliance on any of the proposed terms and discussions were terminated in late December 2004.

In early January 2005, O&Co was instructed by the Board of Directors of Cornerstone to explore the possibility of a potential transaction with alternative merger candidates. O&Co contacted six institutions to determine their interest. In late February, a preliminary letter of interest was received from a possible merger partner, however, the Board of Directors determined that the terms indicated in the preliminary indication of interest were unacceptable and discussions were terminated. Also, in late February, O&Co was contacted by NewAlliance’s advisor to indicate NewAlliance’s interest in once again pursuing a potential transaction. O&Co contacted Cornerstone management and the Board of Directors and NewAlliance was authorized to conduct additional due diligence and management was authorized to proceed with the negotiation of a definitive agreement.

On March 21, 2005, a draft definitive agreement was received from NewAlliance. On March 23, 2005, Cornerstone’s Board of Directors met to discuss the NewAlliance proposal and draft definitive agreement. O&Co and Cornerstone’s special legal counsel, Cranmore, FitzGerald and Meaney, attended the meeting. O&Co summarized the financial and certain other terms of the proposal and presented detailed analysis of the proposal relating to the financial terms of the transaction. Cranmore, Fitzgerald and Meaney reviewed the terms of the proposed Merger Agreement and related documents with the Board of Directors, indicated the unresolved issues, and discussed the Board’s legal duties. Following a lengthy discussion regarding the proposed transaction and agreement, the

Cornerstone Board of Directors authorized management to resolve open issues and further negotiate the Merger Agreement, with such changes as management, with the advice of legal counsel, deemed appropriate.

On April 12, 2005, at a special meeting of the Cornerstone Board of Directors, O&Co summarized the financial and certain other terms of the proposal, presented detailed analysis of the proposal relating to the financial terms of the transaction and delivered its opinion, stating that as of April 12, 2005, and based upon and subject to the matters stated in their opinion, the consideration to be received in the merger was fair from a financial point of view to Cornerstone’s shareholders. Cranmore, FitzGerald and Meaney reviewed the terms of the proposed Merger Agreement and related documents with the Board of Directors and discussed the Board’s fiduciary duties. By unanimous vote of all directors present, Cornerstone’s Board of Directors approved the Merger Agreement with NewAlliance and the transactions contemplated by the Merger Agreement. On April 12, 2005, after 5:00 p.m. local time, Cornerstone and NewAlliance executed the definitive Merger Agreement, and early on April 13, 2005, Cornerstone and NewAlliance issued a joint press release announcing the transaction.

Reasons for the Merger and the Recommendation of Cornerstone’s Board of Directors

The Board of Directors of Cornerstone has approved the Merger Agreement and has determined that the merger is fair to and in the best interests of Cornerstone and its shareholders. Cornerstone’s Board of Directors believes that the merger will enable holders of Cornerstone’s common stock to realize increased value due to the premium over Cornerstone’s market price and book value per share offered by NewAlliance. In addition, the Board of Directors believes that the merger may enable Cornerstone shareholders to participate in opportunities for appreciation of NewAlliance’s common stock. In reaching its decision to approve the Merger Agreement, the Board of Directors consulted with its special legal counsel, Cranmore, FitzGerald & Meaney, regarding the legal terms of the merger and the Board of Directors’ fiduciary obligations in its consideration of the proposed merger, its financial advisor, Ostrowski & Company, Inc., regarding the financial aspects and fairness of the proposed Merger Agreement, as well as with the management of Cornerstone. Without assigning any relative or specific weight, Cornerstone’s Board of Directors considered the following factors, which are all the material factors considered, both from a short-term and long-term perspective:

•

The business, financial condition, results of operations and prospects of Cornerstone, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

•

The current and prospective environment in which Cornerstone operates, including national and local economic conditions, the highly competitive environment for financial institutions in the Fairfield County area in which Cornerstone operates, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

•	The potential for appreciation in market and book value of Cornerstone’s common stock on both a short- and long-term basis as a stand-alone entity;
•	The merger consideration to be paid to Cornerstone shareholders in relation to market value, book value and earnings per share of Cornerstone common stock;
•

Information concerning NewAlliance’s business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of NewAlliance’s common stock, the future growth prospects of NewAlliance combined with Cornerstone following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

•

The fact that the cash/stock election and combination features of the merger consideration offers Cornerstone shareholders the opportunity to participate in the growth and opportunities of NewAlliance through the stock component and/or to realize cash for the value of their shares through the cash component;

•

The oral presentation of Ostrowski & Company, Inc. that the financial consideration provided pursuant to the Merger Agreement is fair to the holders of Cornerstone’s common stock from a financial point of view;

•	The potential advantages and disadvantages of Cornerstone remaining an independent institution or affiliating with a larger institution;
•

The short- and long-term interests of Cornerstone and its shareholders, the interests of the employees, customers, creditors and suppliers of Cornerstone, and the interests of communities served by Cornerstone, all of which can be served to advantage by an appropriate affiliation with NewAlliance which enjoys an “outstanding” rating with respect to its Community Reinvestment Act compliance and which has economies of scale and a greater capacity to serve all of the banking needs of such communities; and

•

The compatibility of the businesses and management philosophies of Cornerstone and NewAlliance, and NewAlliance’s resources and strong commitment to the communities which it serves along with its interest in serving Fairfield County.

On the basis of these considerations, the Merger Agreement was unanimously approved by Cornerstone’s Board of Directors.

Opinion of Ostrowski & Company, Inc.

Ostrowski & Company, Inc. (“O&Co”) was retained by Cornerstone as its financial advisor in connection with the possible merger or sale of Cornerstone. Pursuant to the terms of its engagement, O&Co agreed to assist Cornerstone in analyzing, structuring, negotiating and effecting a transaction. Cornerstone selected O&Co as its financial advisor based upon O&Co’s in-depth knowledge of the banking and financial service industry and the qualifications, experience and reputation of its personnel in the financial services and investment communities, as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of the advisory services described above, Cornerstone’s Board of Directors requested O&Co’s opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Cornerstone common stock, pursuant to the terms of the merger agreement among NewAlliance, NewAlliance Bank and Cornerstone. Under the terms of the Merger Agreement, upon consummation of the Merger, each share of Cornerstone common stock will be converted into the right to receive, at the election of the holder either (a) 2.518 shares of the common stock, par value $.01 per share, of NewAlliance (“Stock Consideration”), (b) $35.00 in cash, without interest, (“Cash Consideration”), or (c) a combination election consisting of 70% Stock Consideration and 30% Cash Consideration, with the overall election subject to proration procedures set forth in the Merger Agreement which provide generally, among other things, that 70% of the total number of Cornerstone Shares shall be converted into Stock Consideration and 30% shall be converted into Cash Consideration. In addition, the Merger Agreement provides that Cornerstone may declare quarterly cash dividends payable to holders of Cornerstone common stock not to exceed $0.1125, with payment and record dates consistent with past practice, In addition, the Agreement provides Cornerstone may declare a dividend of $0.35 per share in the fourth calendar quarter of 2005 with the record date for such dividend to be no later than immediately prior to the Effective Date (as defined in the Merger Agreement) and Cornerstone may also cause a last quarterly dividend to be paid equal to $0.1125 (“Final Dividend”), provided, however, that if NewAlliance declares a dividend in the first calendar quarter of 2006 payable to shareholders of record as of a date which is after the Effective Date, the Final Dividend shall not be paid. The terms and conditions of the merger are more fully set forth in the Agreement.

The full text of O&Co’s fairness opinion dated April 12, 2005 is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated into this document by reference. The description of the fairness opinion in this section is qualified in its entirety by reference to Appendix B. Holders of Cornerstone common stock are urged to read the opinion it its entirety. The opinion describes the procedures followed, assumptions made, matters considered and qualifications of the review undertaken by O&Co in connection with the opinion. O&Co’s opinion is directed solely to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Cornerstone common stock and does not constitute any recommendation to Cornerstone’s Board of Directors or the holders of Cornerstone’s common stock with respect to any vote at the shareholders’ meeting.

In order to determine the fairness of the terms of the Merger Consideration from a financial point of view, O& Co, in connection with rendering its opinion, reviewed and relied upon, among other things: (i) the Merger Agreement; (ii) certain publicly available financial statements and other historical financial information of Cornerstone that were deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NewAlliance that were deemed relevant; (iv) internal financial projections for Cornerstone for the year ending December 31, 2005 prepared by and reviewed with management of Cornerstone; (v) internal financial projections for NewAlliance for the years ending December 31, 2005 through 2007 prepared by and reviewed with management of NewAlliance (vi) the pro forma financial impact of the merger on NewAlliance, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Cornerstone and NewAlliance; (vii) the publicly reported historical price and trading activity for Cornerstone’s and NewAlliance’s common stock, including a comparison of certain financial and stock market information for Cornerstone and NewAlliance with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the banking and savings industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria considered relevant. O&Co also discussed with certain members of senior management of Cornerstone the business, financial condition, results of operations and prospects of Cornerstone and held similar discussions with certain members of senior management of NewAlliance regarding the business, financial condition, results of operations and prospects of NewAlliance.

In performing its review, O&Co relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided by Cornerstone or NewAlliance or that was otherwise reviewed and assumed such accuracy and completeness for purposes of rendering its opinion. O&Co further relied on the assurances of management of Cornerstone and NewAlliance that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. O&Co was not asked to and has not undertaken an independent verification of any of such information and O&Co does not assume any responsibility or liability for the accuracy or completeness thereof. O&Co did not make an independent evaluation or appraisal of the specific assets, or the liabilities (contingent or otherwise) of Cornerstone or NewAlliance. With respect to the financial projections for Cornerstone and NewAlliance and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared and reviewed with the managements of

Cornerstone and NewAlliance and used by O&Co in its analyses, O&Co assumed that they reflected the best currently available estimates and judgments of the respective management of the future financial performances of Cornerstone and NewAlliance and that such performances will be achieved. O&Co has expressed no opinion as to such financial projections or the assumptions on which they are based. O&Co has also assumed that there has been no material change in Cornerstone or NewAlliance’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available. O&Co has assumed in all respects material to its analysis that Cornerstone and NewAlliance will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Merger Agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

The earnings projections furnished to O&Co and used by it in certain of its analyses were based on projections prepared by the senior managements of Cornerstone and NewAlliance. Cornerstone and NewAlliance do not publicly disclose internal management projections of the type provided to O&Co in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

In performing its analyses, O&Co made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cornerstone, NewAlliance and O&Co. Any estimates contained in the analyses performed by O&Co are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, O&Co’s opinion was among several factors taken into consideration by the Cornerstone board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Cornerstone board or management of Cornerstone with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by O&Co to the Cornerstone board in connection with its oral and written opinion. The summary is not a complete description of the analyses underlying the O&Co opinion or the presentation made by O&Co to the Cornerstone board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion O&Co did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, O&Co believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

Cornerstone shareholders will receive either (a) 2.518 shares of the common stock, par value $.01 per share, of NewAlliance (“Stock Consideration”), (b) $35.00 in cash, without interest (“Cash Consideration”), or (c) a combination election consisting of 70% Stock Consideration and 30% Cash Consideration The actual form of merger consideration that each shareholder will receive will be subject to proration so that 70% of the Cornerstone common shares will be exchanged for shares of NewAlliance common stock and 30% of the Cornerstone common shares will be exchanged for cash.

Based upon NewAlliance’s April 8th closing price of $13.71 and the proration described above, the prorated value of the Merger Consideration was $34.67 per share on that date. The value of the Merger Consideration represented a 9.4% premium to Cornerstone’s closing price of $31.69 on April 8, 2005, 18.4 times Cornerstone’s trailing twelve months earnings as reported, 24.2 times Cornerstone’s trailing twelve months normalized earnings (earnings adjusted for non-recurring income and expense items) and 193% of Cornerstone’s book value per share. O&Co calculated the premium paid as a percent of core deposits (“franchise premium”) to be 12.1%.

Comparable Transaction Analysis

O&Co reviewed certain financial data for acquisitions of banks and thrifts headquartered in New England, New Jersey, New York and Pennsylvania (“Northeast”) announced between January 1, 2004 and March 31, 2005. O&Co calculated average multiples of deal price at announcement date to last twelve months earnings per share (“LTM EPS), to book value per share and the franchise premium for both groups of transactions on a quarterly basis beginning January 1, 2004 through March 31, 2005. and compared those values to the ratios resulting from the merger consideration value of $34.67 per share. The results of the analysis are set forth in the following table.

	NewAlliance
Deal	Cornerstone		1-QTR-05			4-QTR-04				3-QTR-04				2-QTR-04				1-QTR-04
Multiples	Transaction		Banks		Thrifts	Banks		Thrifts		Banks		Thrifts		Banks		Thrifts		Banks		Thrifts

LTMs Earnings*	18.44	X	24.66	X	None	30.22	X	20.69	X	18.89	X	29.44	X	27.83	X	23.97	X	28.21	X	29.72	X
Percent of Book Value	193%		284%		None	270%		162.	%	243%		221%		264%		220%		246%		228%
Franchise Premium	12.1%		20.3%		None	22.3%		18.1%		21.6%		18.1%		21.1%		25.9%		17.1%		25.7%

  * Based upon Cornerstone’s normalized LTM Earnings, this multiple increases to 24.2 X.

No company or transaction used as a comparison in the above analysis is identical to Cornerstone, NewAlliance or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial, operating, and market characteristics of the companies.

Selected Peer Group Analyses

O&Co compared the financial performance and market valuations of Cornerstone to those of a group of exchange listed banks, headquartered in the Northeast, with assets less than $1 billion at December 31, 2004 (“CBN Peer Group”). Cornerstone reported a return on average assets of 1.11%, return on average equity of 11.21%, net interest margin of 4.40% and an efficiency ratio of 72.49% based on the twelve months ended December 31, 2004 and an equity to total asset ratio of 10.69% at December 31, 2004. Based upon reported earnings for the twelve months ended December 31, 2004, the respective CBN Peer Group averages were: return on average assets of 0.98%; return on average equity of 11.52%; net interest margin of 3.77%; an efficiency ratio of 66.6%; and, an equity to total asset ratio of 8.93% at December 31, 2004.

O&Co also compared the trading market performance of Cornerstone common stock with the trading market performance of the common stocks of the CBN Peer Group. On April 8, 2005 the closing price of Cornerstone on the American Stock Exchange was $31.69, or 17.1 times LTM earnings and 180% of reported December 31, 2004 book value, compared to CBN Peer Group averages of 20.1 times and 189%, respectively.

O&Co compared the financial condition and operating performance of NewAlliance with a peer group of exchange listed thrifts with total assets between $3 billion and $30 billion (“NewAlliance Peer Group”). Based on December 31, 2004 financial data, NewAlliance reported a return on average assets of 0.07%, return on average equity of 0.36%, net interest margin of 2.98% and pro forma efficiency ratio of 65.5% and an equity to total asset ratio of 22.6%. Based upon reported results for the same period, the NewAlliance Peer Group averages were: return on average assets of 1.17%; return on average equity of 11.52%; net interest margin of 3.15%; an efficiency ratio of 46.8%; and, an equity to total asset ratio of 11.80%.

O&Co also compared the trading market performance of NewAlliance common stock with the trading market performance of the common stocks of the NewAlliance Peer Group. On April 8 2005, the closing price of NewAlliance common stock on the New York Stock Exchange was $13.71, or 115% of reported December 31, 2004 book value, and 27.0 times 2005 earning estimates. These market multiples compare to the NewAlliance Peer Group averages of 19.3 times LTM Earnings and 189% of book value.

Discounted Cash Flow Analysis

O&Co performed an analysis which estimated the future cash flows to Cornerstone’s shareholders over a five year period under various circumstances, assuming Cornerstone performed in accordance with earnings forecasts. To approximate the terminal value of Cornerstone’s common stock, on a trading basis, at the end of the five-year-period, O&Co applied price to earnings multiples ranging from 10 times to 18 times, which resulted in values that equated to percentages of projected book value ranging from 91% to 163%. The terminal values were then discounted to present values using discount rates ranging from 7.5% to 15.0%, chosen to reflect assumptions regarding rates of return and risk premiums required by holders or prospective holders of Cornerstone’s common stock. The analysis resulted in a range of present values per share of $12.27 to $28.17.

O&Co compared this analysis to the projected future cash flows to Cornerstone’s shareholders over a five year period assuming the Cornerstone common stock was exchanged at acquisition multiples between 18 to 26 times projected earnings at the end of five years. These acquisition multiples resulted in values that equated to percentages of projected book value ranging from 163% to 236%. The terminal values were then discounted to present values using discount rates ranging from 7.5% to 15.0%. The analysis resulted in a range of present values per share of $20.66 to $39.92.

Compensation of Financial Advisor

Pursuant to the O&Co engagement letter, Cornerstone agreed to pay O&Co an advisory fee for advice and assistance in connection with the merger, including rendering a written opinion as to the fairness of the proposed Merger Consideration, from a financial point of view, to Cornerstone’s shareholders. The total advisory fee payable to O&Co is approximately $750,000. Cornerstone has agreed to make interim payments to O&Co before the merger takes place which will be credited against the total advisory fee. Cornerstone has made interim payments to O&Co totaling $102,500 as of the mailing of this Proxy Statement/Prospectus. The balance of the advisory fee is payable upon completion of the merger. Pursuant to the O&Co engagement letter, Cornerstone also agreed to reimburse O&Co for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with O&Co’s engagement and to indemnify O&Co and its directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

Structure

Cornerstone Bancorp will merge with and into NewAlliance Bancshares, with NewAlliance Bancshares continuing as the surviving holding company, and Cornerstone Bank will merge into NewAlliance Bank with NewAlliance Bank continuing as the surviving bank following the Merger. When the Merger takes place, except as discussed below, each issued and outstanding share of Cornerstone’s common stock will be converted into the right to receive cash and shares of NewAlliance’s common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of NewAlliance common stock. Shares of Cornerstone’s common stock held as treasury stock will be canceled and shall cease to exist.

NewAlliance and Cornerstone expect that the merger will take place in early January 2006. If the merger does not take place by February 28, 2006, the Merger Agreement may be terminated by either party unless both parties agree to extend it.

Merger Consideration

The Merger Agreement provides that Cornerstone stockholders will have the right, with respect to each of their shares of Cornerstone common stock, to elect to receive, subject to proration as described below, either (i) shares of NewAlliance’s common stock, (ii) cash or (iii) a combination of 70% shares of NewAlliance’s common stock and 30% cash.

Subject to the possibility of a future purchase price adjustment, and to the proration, both as described below:

•	each share of Cornerstone common stock that is to be converted into the right to receive shares of NewAlliance’s common stock will be converted into 2.518 shares of NewAlliance’s common stock; and
•	each share of Cornerstone common stock that is to be converted into the right to receive cash will be converted into cash in the amount of $35.00.

Non-Election Shares. Any shares of Cornerstone common stock with respect to which a stockholder has not, as of the election deadline, made an election by submitting a properly completed election form (“Non-Election Share”) shall be deemed to have elected to receive all cash, and will be paid in cash, subject to the proration procedures described below.

Election Limitations. The number of shares of Cornerstone common stock that will be converted into NewAlliance common stock in the merger must be 70% of the total shares of Cornerstone common stock outstanding immediately before completion of the merger. The remaining 30% of the shares of Cornerstone common stock will be converted into the cash consideration. Therefore, Cornerstone stockholders who elect to receive either all cash or all stock are subject to proration to preserve this requirement regarding the total number of shares of NewAlliance common stock to be issued and the cash to be paid in the merger. As a result, if you elect to receive only cash or only stock, you may nevertheless receive a mix of cash and stock.

No guarantee can be made that you will receive solely stock, solely cash, or a particular combination of stock and cash, if you so elect unless you elect to receive 70% stock and 30% cash. As a result of the allocation procedures and other limitations outlined in this document and in the Merger Agreement, if you elect to receive either all stock or all cash, you may nonetheless receive both NewAlliance common stock and cash.

Proration if Too Much Stock is Elected. If Cornerstone stockholders elect to receive more NewAlliance common stock than NewAlliance has agreed to issue in the merger, then all shares with respect to which stockholders have elected to receive cash (“Cash Election Shares”) and all Non-Election Shares will be converted into the right to receive cash. All shares with respect to which stockholders have elected to receive stock (“Stock Election Shares”) will be converted into the right to receive a pro rata portion of the available NewAlliance shares plus cash for those shares not converted into NewAlliance common stock.

Proration if Too Much Cash is Elected. If Cornerstone stockholders elect to receive fewer shares of NewAlliance common stock than are required to be issued in the merger, then all Stock Election Shares will be converted into the right to receive NewAlliance common stock and Cash Election Shares and Non-Election Shares will be treated in the following manner:

•	If the number of Non-Election Shares is sufficient to make up the shortfall in the number of NewAlliance shares that NewAlliance is required to issue, then all Cash Election Shares will be converted into the right to receive cash, and all Non-Election Shares will be converted into the right to receive a combination of cash and NewAlliance common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of Non-Election Shares is insufficient to make up the shortfall, then all Non-Election Shares will be converted into the right to receive NewAlliance common stock, and all Cash Election Shares will be converted into the right to receive a combination of cash and NewAlliance common stock in whatever proportion is necessary to make up the shortfall.

Cornerstone Stock Options. Upon completion of the merger, each Cornerstone stock option which is outstanding immediately before the merger, whether or not exercisable or vested, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product obtained by multiplying (i) the positive difference, if any, between $35.00 and the per share exercise price of such option by (ii) the number of shares of Cornerstone common stock subject to such option (this product is referred to as the “Option Consideration”). The payment of the Option Consideration is subject to each holder of an option executing an instrument of cancellation as NewAlliance and Cornerstone deem appropriate. In addition, the amount of Option Consideration to be paid to each holder of an option will be net of any tax withholdings that NewAlliance or Cornerstone deems necessary or appropriate.

Fractional Shares. Certificates for fractions of shares of NewAlliance’s common stock will not be issued. Instead of a fractional share of NewAlliance’s common stock, a Cornerstone stockholder will be entitled to receive an amount of cash equal to the fraction of a share of NewAlliance’s common stock to which the stockholder would otherwise be entitled multiplied by $35.00.

Payment Procedures. The conversion of Cornerstone’s common stock into merger consideration will occur automatically upon completion of the merger. Under the Merger Agreement, after the effective time of the merger, NewAlliance will cause its exchange agent to pay the “purchase price” to each Cornerstone stockholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares (if any) of NewAlliance’s common stock, (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of NewAlliance’s common stock, payable to each holder of Cornerstone’s common stock.

Election Procedures; Surrender of Stock Certificates

An election form will be sent by NewAlliance under separate cover approximately 15 to 30 business days prior to the anticipated effective time of the merger. The election form entitles the record holder of Cornerstone common stock to indicate a preference to receive in exchange for each of such holder’s shares either (a) all cash, (b) all NewAlliance common stock or (c) a combination of 30% cash and 70% NewAlliance common stock. If no election is made, then such holder will receive cash, subject to the proration procedures describe above.

To make an effective election, a stockholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York City time, on the business day that is one business day prior to the closing of the merger. Please do not send your Cornerstone stock certificates with your election form.

You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may also revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the Merger Agreement is terminated. Stockholders will not be entitled to revoke or change their elections following the election deadline.

Cornerstone stockholders who do not submit a properly completed election form, or who revoke their election prior to the election deadline, will have their shares of Cornerstone common stock designated as non-election shares and will receive cash, subject to the proration procedures described above.

In addition to the election form, each Cornerstone stockholder will receive a letter of transmittal approximately five business days after the closing of the merger for use in exchanging his or her Cornerstone stock certificates, which will contain instructions with respect to the surrender of such Cornerstone stock certificates and the distribution of cash and certificates representing NewAlliance common stock.

NewAlliance will deposit with the exchange agent the certificates representing NewAlliance’s common stock and cash to be issued to Cornerstone’s stockholders in exchange for Cornerstone’s common stock. Upon surrendering his or her stock certificate(s) representing shares of Cornerstone’s common stock, together with the signed letter of transmittal, the Cornerstone stockholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of NewAlliance’s common stock to which such holder shall have become entitled to, (ii) a check representing the amount of cash to which such holder shall have become entitled to, (iii) a combination of certificates and cash and/or (iv) a check representing the amount of cash in lieu of fractional shares. You will not be paid dividends or other distributions declared after the merger with respect to any NewAlliance common stock into which your shares have been converted until you surrender your Cornerstone stock certificates for exchange. No interest will be paid or accrue to Cornerstone stockholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the effective time of the merger, there will be no further transfers of the Cornerstone common stock.

If any certificate representing shares of NewAlliance’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed and otherwise be in proper form for transfer and that the person requesting the exchange shall either:

•	affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase; or pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that such taxes are not payable.

Any portion of the purchase price made available to the exchange agent that remains unclaimed by Cornerstone stockholders for one year after the effective time of the merger will be returned to NewAlliance. Any Cornerstone stockholder who has not exchanged shares of Cornerstone’s common stock for the purchase price in accordance with the Merger Agreement before that time may look only to NewAlliance for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, NewAlliance, Cornerstone, the exchange agent or any other person will not be liable to any Cornerstone stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Regulatory Approvals

For the mergers of NewAlliance and Cornerstone and NewAlliance Bank and Cornerstone Bank to take place, we must receive the approvals of the Federal Deposit Insurance Corporation, referred to in this section as the “FDIC” and the Connecticut Banking Commissioner. In addition, our waiver request of the Federal Reserve Bank of Boston concerning its otherwise required approval must be approved. In this section, we refer to these approvals as the “required regulatory approvals”. NewAlliance and Cornerstone have agreed to cooperate to obtain the required regulatory approvals.

NewAlliance Bank has filed with the FDIC an application for approval of the merger of NewAlliance Bank and Cornerstone Bank. The merger is subject to the approval of the FDIC under the provisions of the Federal

Deposit Insurance Act and related FDIC regulations. This approval requires consideration by the FDIC of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, commonly referred to as the “CRA”, also requires that the FDIC, in deciding whether to approve the merger, assess the records of performance of the entities in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. As part of the review process, it is not unusual for the FDIC to receive protests and other adverse comments from community groups and others. NewAlliance Bank currently has an “outstanding” CRA rating from the FDIC, its primary federal regulator. The FDIC regulations require publication of notice and an opportunity for public comment concerning the applications filed in connection with the merger, and authorize the FDIC to hold informal and formal meetings in connection with the applications if the FDIC, after reviewing the applications or other materials, determines it desirable to do so or receives a request for an informal meeting. The merger may not take place for a period of 15 to 30 days following FDIC approval, during which time the Department of Justice has authority to challenge the merger on antitrust grounds. The FDIC will determine the precise length of the period in consultation with the Department of Justice. The commencement of an antitrust action would stay the effectiveness of any approval granted by the FDIC unless a court specifically orders otherwise.

An acquisition statement has been filed with the Connecticut Banking Commissioner in connection with the merger. In reviewing the acquisition statement, the Connecticut Banking Commissioner will review and consider, among other things, whether the investment and lending policies of NewAlliance Bank and Cornerstone Bank, if applicable, are consistent with safe and sound banking practices and will benefit the economy of the State, whether the services or proposed services of NewAlliance Bank are consistent with safe and sound banking practices and will benefit the economy of the State, the competitive effects of the transaction, and the financial and managerial resources of NewAlliance and NewAlliance Bank. The Connecticut Banking Commissioner must also determine whether the merger will promote public convenience, whether benefits to the public clearly outweigh possible adverse effects, and whether the terms of the merger are reasonable and in accordance with law and sound public policy. The Connecticut Banking Commissioner also will review the records of NewAlliance Bank and Cornerstone Bank under the CRA. The Connecticut Banking Commissioner may, at his discretion, hold a public hearing on the proposed transaction.

NewAlliance has filed a waiver request with the Federal Reserve Bank of Boston. Such waivers are customarily approved in situations, such as this one, where a transaction also requires the approval of another federal bank regulator.

NewAlliance and Cornerstone are not aware of any other material governmental approvals that are required for the merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

The merger cannot take place without all required regulatory approvals, which we have not yet received. There is no assurance that we will receive the required regulatory approvals, or if we do, when we will receive them or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the merger. Also, there is no assurance that the Department of Justice will not challenge the merger on antitrust grounds, or, if a challenge is made, what the result of a challenge would be.

Conditions to the Merger

Under the Merger Agreement, NewAlliance and Cornerstone are not obligated to complete the merger unless the following conditions are satisfied:

•	the Merger Agreement and the merger are approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Cornerstone’s common stock entitled to vote at the annual meeting;

•	all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals have expired, and none of the regulatory approvals or statutory waiting periods is subject to any condition or restriction that would, in the good faith reasonable judgment of NewAlliance’s Board of Directors, materially and adversely affect the business, operations, financial condition, property or assets of Cornerstone or otherwise materially impair the value of Cornerstone to NewAlliance;

•	all other consents and approvals required for or in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the merger are obtained and remain in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect;

•	no order, judgment or decree is outstanding against a party to the Merger Agreement or a third party that would prevent completion of the merger; no legal proceeding is pending or threatened by any governmental authority or pending by a third party in which it is sought to restrain or prohibit the merger;

•	a Registration Statement registering the shares of NewAlliance common stock to be issued in the merger to holders of the Cornerstone common stock under the Securities Act of 1933 has been declared effective by the Securities and Exchange Commission, no stop value suspending the effectiveness of the Registration Statement is issued and no proceedings for that purpose are initiated or threatened by the SEC for that purpose; and

•	the parties have received an opinion from Tyler Cooper & Alcorn, LLP, or other qualified professional firm on which the parties agree, reasonably satisfactory in form and substance to the parties and based upon facts on or about the date of such opinion, to the effect that: (i) the merger, when consummated, either will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or will be treated as part of a reorganization within the meaning of that section; (ii) neither the merger or the Bank merger will adversely affect the merger qualifying as a reorganization within the meaning of that section of the Code; (iii) no gain or loss will be recognized by NewAlliance; NewAlliance Bank, Cornerstone or Cornerstone Bank by reason of the merger; (iv) the exchange of Cornerstone common stock to the extent exchanged for NewAlliance common stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of Cornerstone; (v) the basis of NewAlliance common stock to be received by a Cornerstone shareholder will be the same as the basis of the Cornerstone common stock surrendered in the merger in exchange therefore; and (vi) provided the Cornerstone stock surrendered in the merger is held as a capital asset at the time of the merger, the holding period of the NewAlliance common stock to be received by a Cornerstone shareholder will include the period during which the Cornerstone shareholder held the Cornerstone shares surrendered.

NewAlliance is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Cornerstone contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of an earlier date), and NewAlliance has received a certificate to such effect;

•	Cornerstone has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and NewAlliance has received a certificate to such effect;

•	Cornerstone has obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger by Cornerstone, the failure to obtain which would have a material adverse effect on Cornerstone; and

•	Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Cornerstone.

Cornerstone is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of NewAlliance contained in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of an earlier date), and Cornerstone has received a certificate to such effect;

•	NewAlliance has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and Cornerstone has received a certificate to such effect;

•	NewAlliance has deposited into a separate segregated account with the exchange agent the cash portion of the merger consideration and shall be ready, willing and able to issue the stock certificates of NewAlliance representing the appropriate number of shares of NewAlliance common stock comprising the stock portion of the merger consideration;

•	NewAlliance has obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger by NewAlliance, the failure to obtain which would have a material adverse effect on NewAlliance; and

•	Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on NewAlliance.

Conduct of Business Pending the Merger

The Merger Agreement contains various restrictions on the operations of Cornerstone before the effective time of the merger. In general, the Merger Agreement obligates Cornerstone to continue to carry on its business in the ordinary course consistent with past practices, with specific limitations on the operations of Cornerstone. The Merger Agreement prohibits Cornerstone from:

•	engaging in any new lines of business or departing from existing lines of business, borrowing money or issuing debt instruments;

•	except pursuant to the exercise of outstanding options or in connection with the termination of its Dividend Reinvestment Plan, issuing or selling any additional shares of Cornerstone common stock or any rights with respect thereto, or entering into any contract, option or warrant with respect thereto;

•	paying or declaring any dividends or other distributions on the Cornerstone common stock except for a quarterly cash dividend not to exceed $0.1125 per share, with payment and record dates consistent with past practice, provided however, that the dividend payable for the fourth quarter of 2005, with a record date no later than immediately prior to the effective date of the merger, may be $0.35 per share rather than $0.1125, and provided further that Cornerstone may pay an additional quarterly dividend of $0.1125 if NewAlliance declares a first quarter 2006 cash dividend with a record date prior to the effective date of the merger;

•	effecting any recapitalization, reclassification, stock dividend or stock split, or redeeming, reclassifying, repurchasing or otherwise acquiring, any shares of its capital stock;

•	incurring any liabilities or obligations, including any obligation for borrowed money, other than borrowings in an aggregate amount not exceeding the amount on Cornerstone’s balance sheet at December 31, 2004 and except in the ordinary course of business or as reflected in Cornerstone’s 2005 budget as disclosed to NewAlliance;

•	acquiring and equity, debt, or except in the ordinary course of business consistent with past practices, other investment securities;

•	other than required purchases of FHLB stock, purchasing any equity security or other security for its investment portfolio which is either below Grade A or inconsistent with Cornerstone’s current investment policy or otherwise materially altering the mix maturity, credit or interest rate risk profile of its portfolio investment securities or its portfolio of mortgage-backed securities except in certain limited circumstances; in addition the purchase of certain debt securities, structured notes and callable securities must be approved by NewAlliance;

•	other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, entering into, renewing or modifying any transaction with an Affiliate;

•	without prior consultation and consent of NewAlliance, acquiring or participation of $1.0 million or more in any loan that would properly be included in Cornerstone’s commercial and industrial loan portfolio;

•	purchasing or selling any residential or consumer loan pool which individually or when aggregated with other such purchases or sales prior to the effective time of the merger, would exceed $1.0 million without NewAlliance’s prior approval;

•	materially increasing or decreasing the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

•	except as required by existing commitments and the renewal of existing lines of credit to borrowers in good standing, making any new loan or other credit facility commitment in excess of $1.0 million, except that total credits to existing borrowers may be up to $1.5 million under certain circumstances; in addition to the above, making any of the following requires the prior consent of NewAlliance; (i) a residential loan in excess of $750,000; (ii) a consumer loan in excess of $100,000; (iii) an advance of new money to any borrower that is “criticized”; (iv) a loan outside of Cornerstone’s current lending policy; (v) a business loan considered high risk such as a loan to or for a restaurant, airplanes, gas station or marina; and (iv) a commercial real estate loan for a special use property such as a hotel/motel, golf course or assisted living units;

•	except in limited circumstances, merging into, consolidating with, affiliating with, or being purchased or acquired by, any other person, or permitting any other person to be merged, consolidated or affiliated with it or be purchased or acquired by it, acquire a significant portion of the assets of any other person, or sell a significant portion of its assets;

•	granting any increase in rates of compensation to its non-officer employees other than an annual adjustment not to exceed 3.5% in the ordinary course of business consistent with past practices; granting any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with NewAlliance;

•	electing or appointing a new director;

•	with respect to officers and directors, entering into any new employment, severance or other similar agreement not already disclosed to NewAlliance, except for non-discretionary payments required by existing agreements disclosed to NewAlliance, granting any increase in rates of compensation to, or except for 2005 cash bonuses disclosed to NewAlliance, paying or agreeing to pay any bonus or severance;

•	adopting, amending or terminating any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan; permitting the vesting of any material amount of benefits under any such plan other than as required by the existing provisions of such plan; or making any contributions to any Cornerstone employee plan other than in the ordinary course of business consistent with past practice;

•	taking any action other than in accordance with the Merger Agreement that would give rise to a severance payment or an acceleration of the right to payment to any individual under any Cornerstone employee plan or any Cornerstone executive officer or director agreements, except for payment required to be made in connection with Cornerstone’s good faith termination of any employee or director for cause;

•	accelerating the vesting of any invested restricted stock awards granted pursuant to the Cornerstone 2001 Restricted Stock Plan to a date earlier than the day prior to the effective date of the merger;

•	increasing the number of non-officer personnel over staffing level authorizations disclosed to NewAlliance or increasing the number of officers over the current number of officers without the prior approval of NewAlliance;

•	making any application for the opening or closing of any, or opening or closing any branch or automated teller facility;

•	entering into any off-balance sheet transaction involving interest rate and currency swaps, option and futures contracts, or other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practice;

•	amending its charter documents, except as required by law;

•	implementing or adopting any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	except in the ordinary course of business consistent with past practice, entering into, renewing or terminating any contact which would be material or amending or modifying in any material respect any of its existing contracts which would be material;

•	settling any material claim, action or proceeding or waive any rights other than in the ordinary course of business;

•	taking any action that is intended or is reasonably likely to result in (i) any of Cornerstone’s representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to merger not being satisfied or (iii) a material breach of any provision of the Merger Agreement, except in each case, as may be required by applicable law;

•	authorizing or making any capital expenditures, other than certain capital expenditures specified in the Merger Agreement and additional capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $150,000 in the aggregate;

•	investing in or committing to invest in, or otherwise increasing, decreasing or altering its investments in, any existing or new joint venture;

•	knowingly taking any action that is intended or is reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; or

•	agreeing to do any of the foregoing.

Acquisition Proposals

Under the Merger Agreement, Cornerstone has agreed to take, in accordance with applicable law and Cornerstone’s charter documents, all action necessary to convene, and to hold a meeting of the stockholders of Cornerstone to consider and vote upon the approval and adoption of the Merger Agreement and any other matters required to be approved by Cornerstone’s stockholders for consummation of the merger as promptly as practicable after execution of the Merger Agreement. Subject to certain limited exceptions, Cornerstone’s Board of Directors is required to recommend such approval, and Cornerstone has agreed to take all reasonable, lawful action to solicit such approval by its stockholders.

Notwithstanding the foregoing, neither Cornerstone nor the Board of Directors of Cornerstone is prohibited from:

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide written “acquisition proposal” if the Cornerstone Board of Directors receives from the person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NewAlliance;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the stockholders of Cornerstone,

if and only to the extent that, in each such case, (i) Cornerstone’s Board of Directors determines in good faith (after consultation with legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) Cornerstone’s Board of Directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Cornerstone’s stockholders from a financial point of view than the merger, and (iii) the stockholders of Cornerstone have not yet approved the Merger Agreement.

An acquisition proposal which is received and considered by Cornerstone in compliance with the foregoing provisions and which meets the requirements set forth above is referred to as a “superior proposal.” Cornerstone has agreed that it will notify NewAlliance orally within one business day, with written notice to follow within three business days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Cornerstone or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NewAlliance informed of any material developments with respect thereto immediately upon the occurrence thereof.

In the event that Cornerstone’s Board of Directors determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a superior proposal, it is required to notify NewAlliance in writing of its intent to terminate the Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the superior proposal.

The Merger Agreement defines an “acquisition proposal” as any proposal or offer with respect to any of the following (other than transactions contemplated by the Merger Agreement) involving Cornerstone: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its assets in a single transaction or a series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Expenses; Breakup Fee

The Merger Agreement generally provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid for by the party incurring such expense.

If either party terminates the Merger Agreement as a result of a material breach by the other party of a representation, warranty, covenant or other agreement contained in the Merger Agreement after the applicable cure period, the breaching party will pay the other party a termination fee of $2.0 million, provided that if Cornerstone terminates the Merger Agreement for such reason after December 30, 2005, the termination fee payable by NewAlliance will be $4.0 million, one-half of which will be refundable to NewAlliance by Cornerstone if Cornerstone enters into or recommends acceptance of acquisition proposal from another party within two (2) years from the date Cornerstone has terminated the Merger Agreement. In addition, Cornerstone will also be required to pay the $2.0 million termination fee to NewAlliance if NewAlliance terminates the Merger Agreement because Cornerstone’s Board of Directors fails to recommend the Merger to Cornerstone’s shareholders or if a tender offer or exchange offer for 25% or more of the outstanding shares of Cornerstone stock is commenced (other than by NewAlliance) and Cornerstone’s Board of Directors recommends acceptance of the offer, or if Cornerstone terminates the Merger Agreement in order to accept a superior proposal which has been received and considered by Cornerstone and its Board of Directors in compliance with the term of the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Cornerstone made representations and warranties to NewAlliance. The material representations and warranties of Cornerstone include the following:

•	capitalization of Cornerstone;

•	the proper organization and good standing of Cornerstone and its subsidiaries;

•	existence of corporate power and authority of Cornerstone to conduct its business and to execute, deliver and perform its various obligations under the transaction documents;

•	ownership of all subsidiaries, including Cornerstone Bank;

•	a listing of all consents and approvals required to complete the merger;

•	proper presentation and accuracy of Cornerstone’s financial statements and books and records;

•	absence of any material adverse changes in Cornerstone since the December 31, 2004 Cornerstone audited financial statements;

•	existence of material contracts and their effectiveness;

•	operations in material compliance with applicable law;

•	accuracy of disclosures to NewAlliance about Cornerstone’s loan portfolio, and compliance with respect to the allowance for possible loan losses in Cornerstone’s financial statements with generally accepted accounting policies consistent with Cornerstone’s past practices;

•	timely filing of regulatory and securities reports;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	timely filing of tax returns and absence of tax claims;

•	absence of material litigation;

•	existence of employee benefit plans and compliance with applicable law;

•	material compliance with environmental law;

•	existence of appropriate insurance coverage;

•	no brokerage commissions or finder’s fees payable, other than to Ostrowski & Company, Inc.;

•	receipt of a fairness opinion from Ostrowski & Company, Inc.;

•	existence of and disclosure about joint ventures;

•	ownership of intellectual property used in the conduct of Cornerstone’s business; and

•	accuracy of information regarding Cornerstone to be included in this document.

In the Merger Agreement, NewAlliance made representations and warranties to Cornerstone. The material representations and warranties of NewAlliance include the following:

•	capitalization of NewAlliance;

•	proper organization and good standing of NewAlliance and NewAlliance Bank;

•	existence of corporate power and authority to execute, deliver and perform NewAlliance’s and NewAlliance Bank’s obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the Merger;

•	that the information contained in the various consolidated financial statements of NewAlliance and its subsidiaries delivered to Cornerstone is true, correct and complete and fairly presents the consolidated operating results and financial condition of NewAlliance and its subsidiaries;

•	absence of off-balance sheet transactions except as disclosed to Cornerstone;

•	absence of any material adverse changes in NewAlliance since the December 31, 2004 NewAlliance audited financial statements;

•	capitalization of NewAlliance; and

•	timely filing of regulatory and securities reports.

Termination and Amendment of the Merger Agreement

Before or after Cornerstone stockholders approve the Merger Agreement, it may be terminated:

•	by mutual written consent of NewAlliance and Cornerstone;

•	by either NewAlliance or Cornerstone in the event of a breach of any of the representations or warranties or covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the non-breaching party or NewAlliance Bank after the effective time of the merger;

•	by NewAlliance or Cornerstone if the merger is not consummated by February 28, 2006, except to the extent that the failure of the merger to then be consummated arises out of or results from the failure of the party seeking to terminate the Merger Agreement pursuant to this provision to perform the covenants or agreements of such party set forth in the Merger Agreement;

•	by NewAlliance or Cornerstone in the event (i) the approval of any governmental authority required for consummation of the merger has been denied by final nonappealable action of such governmental authority, or such governmental authority has requested the permanent withdrawal of any application therefore, or any such approval is made subject to any condition or restriction the effect of which would have been such that NewAlliance would not reasonably have entered into the Merger Agreement had such condition or restriction been known as of the date of the Merger Agreement or (ii) the approval of the stockholders of Cornerstone is not obtained at the annual meeting of stockholders; except in each case to the extent the failure to obtain such approval arises out of or results from the failure of the party seeking to terminate the Merger Agreement pursuant to this provision to perform the covenants or agreements of such party set forth in the Merger Agreement;

•	by NewAlliance, if at any time prior to the annual meeting of stockholders, the Board of Directors of Cornerstone has failed to recommend approval and adoption of the Merger Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of NewAlliance;

•	by Cornerstone, at any time prior to the approval of the Merger Agreement by the stockholders of Cornerstone, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a superior proposal which has been received and considered by Cornerstone and the Board of Directors of Cornerstone in compliance with the terms of the Merger Agreement; or

•	by Cornerstone if the market price of NewAlliance stock, as of the date all regulatory approvals have been received for the merger, has fallen to less than 85% of $14.00, the average market price of NewAlliance stock measured over the 15 days prior to the April 12, 2005 date of the Merger Agreement and the percentage reduction in the market price of the NewAlliance stock is greater than the average percentage reduction in the market price of the SNL Thrift Index, a commonly used index of thrift stock market prices measured over the same period, provided however, that if Cornerstone elects to terminate the Merger Agreement under the provision, NewAlliance will have the opportunity to adjust the stock conversion to reflect the reduction in the market price of the NewAlliance stock in which case there will be no termination of the Merger Agreement.

Prior to the effective time of the merger, any provision of the Merger Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties to the Merger Agreement approved or authorized by their respective Boards of Directors and executed in the same manner as the Merger Agreement, except that, after approval of the merger by the stockholders of Cornerstone, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

Material Federal Income Tax Consequences

The following summary discusses the material federal income tax consequences of the Merger to Cornerstone stockholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the Merger, and all of which are subject to change, possibly with retroactive effect.

The summary assumes that the holders of shares of Cornerstone’s common stock hold their shares as capital assets. The summary applies only to holders of shares of Cornerstone common stock that are U.S. persons. For purposes hereof, a U.S. person is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

The summary does not address the tax consequences that may be applicable to particular Cornerstone stockholders in light of their individual circumstances or to Cornerstone stockholders who are subject to special tax rules, including:

•	tax-exempt organizations;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	banks or other financial institutions;

•	insurance companies;

•	non-United States persons;

•	stockholders who acquired shares of Cornerstone’s common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	stockholders who are subject to the alternative minimum tax;

•	stockholders who hold shares of Cornerstone’s common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	traders in securities who elect to apply a mark-to-market method of accounting; and

•	holders that do not hold their Cornerstone common stock as capital assets.

This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The federal tax consequences of the merger to you will depend primarily on whether you exchange your Cornerstone common stock solely for NewAlliance common stock (except for cash received instead of a fractional share of NewAlliance common stock), solely for cash or for a combination of stock and cash.

Exchange Solely for Cash.  In general, if, pursuant to the merger, a holder exchanges all of the shares of Cornerstone common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Cornerstone common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Cornerstone common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. Individuals generally qualify for favorable tax rates on long-term capital gains.

Exchange Solely for NewAlliance Common Stock.  If, pursuant to the merger, a holder exchanges all of the shares of Cornerstone common stock actually owned by it solely for shares of NewAlliance common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of NewAlliance common stock (as discussed below). The aggregate adjusted tax basis of the shares of NewAlliance common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Cornerstone common stock surrendered for the NewAlliance common stock, reduced by the adjusted tax basis allocable to any fractional shares deemed received in the merger as described below. The holding period of the NewAlliance common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Cornerstone common stock were held.

Exchange for NewAlliance Common Stock and Cash.  If, pursuant to the merger, a holder exchanges all of the shares of Cornerstone common stock actually owned by it for a combination of NewAlliance common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the NewAlliance common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Cornerstone common stock surrendered) and (ii) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Cornerstone common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of Cornerstone’s accumulated earnings and profits as calculated for United States federal income tax purposes.

The aggregate tax basis of NewAlliance common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Cornerstone common stock for a combination of NewAlliance common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Cornerstone common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of NewAlliance common stock), and increased by the amount of gain, if any, recognized by the holder on the exchange. The holding period of the NewAlliance common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Cornerstone common stock surrendered.

Cash Received Instead of a Fractional Share.  A holder who receives cash instead of a fractional share of NewAlliance common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of Cornerstone common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Cornerstone common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding.  Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Cornerstone stockholder or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to NewAlliance and the exchange agent.

Options.  As described above in the section titled “Merger Consideration — Cornerstone Stock Options,” upon completion of the merger, subject to the possibility of a future purchase price adjustment, each Cornerstone stock option which is outstanding immediately before the merger, whether or not exercisable or vested, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product obtained by multiplying (i) the positive difference, if any, between $35.00 and the per share exercise price of such option by (ii) the number of shares of Cornerstone common stock subject to such option. This cash payment to be received by option holders will be treated as ordinary income for federal income tax purposes, and the amount paid to each holder of an option will be net of any tax withholdings that NewAlliance or Cornerstone deem necessary or appropriate. The payment of such amount is subject to each holder of an option executing an instrument of cancellation as NewAlliance and Cornerstone deem appropriate.

The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Cornerstone’s common stock. The tax effects that are applicable to a particular holder of Cornerstone common stock may be different from the tax effects that are applicable to other holders of Cornerstone common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of Cornerstone common stock are urged to consult their own tax advisors.

Holders of Cornerstone options are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Accounting Treatment

The merger, if completed, will be treated as a purchase by NewAlliance of Cornerstone for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of Cornerstone will be recorded on the books of NewAlliance at their respective fair values at the time of the consummation of the merger.

Resales of NewAlliance’s Common Stock Received in the Merger

The shares that will be issued in the merger will be registered under the Securities Exchange Act of 1934 and approved for listing on the New York Stock Exchange and will be freely transferable, except for shares received in the merger by persons, including directors and executive officers of any of the parties to the merger, who may be deemed to be “affiliates” of any of the parties under Rule 144. The term “affiliate” generally means any person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with, a party, and for purposes hereof could be deemed to include all executive officers, directors and 10% or greater shareholders of a party.

Rule 145 imposes certain restrictions on the sale of NewAlliance shares received in the merger and beneficially owned by those shareholders who are deemed to be affiliates of Cornerstone or NewAlliance and certain of their family members and related interests. Such affiliates, at or following the merger effective time, may publicly resell exchange shares received by them in the merger under Rule 145(d)(1) and subject to certain limitations of Rule 144 Sections (c), (e), (f) and (g) that are referred to in Rule 145. Rule 145(d)(1) permits resales by non-affiliates of shares by NewAlliance received in the merger provided the provisions of Rule 144(c), (e), (f) and (g) referenced in Rule 145(d)(1) are met. After one year, such affiliates may resell their shares without restriction so long as there is adequate current public information about NewAlliance as required by Rule 144. Affiliates also would be permitted to resell the NewAlliance shares received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act’s registration requirements. This Prospectus does not cover any resales of NewAlliance shares received in the merger by persons who may be deemed to be affiliates of NewAlliance or Cornerstone.

Employee Benefits

NewAlliance Bank expects that it will extend offers of employment to branch office customer service employees of Cornerstone as of the effective time of the merger and such other Cornerstone employees as NewAlliance reasonably requires for the conduct of its business following the effective time of the merger. Each employee of Cornerstone who accepts an offer of employment from NewAlliance Bank will be entitled to participate in whatever benefit plans NewAlliance Bank maintains for the benefit of its similarly situated employees on an equitably equivalent basis, except to the extent that NewAlliance continues to maintain an existing Cornerstone plan in which the employee continues to participate. Credit for service with Cornerstone will be given only for eligibility purposes under all NewAlliance employee benefit plans. No credit for Cornerstone employment will be given for benefit accrual or vesting purposes.

With respect to any NewAlliance plan which is a health, life or disability insurance plan, each Cornerstone employee who accepts an offer of employment from NewAlliance Bank will not be subject to any eligibility waiting periods or pre-existing condition limitations for conditions covered under such plans and each such plan which provides health insurance benefits will honor any deductible and out-of-pocket expenses incurred under and in accordance with any comparable Cornerstone plan for the year in which the effective time of the merger occurs.

Cornerstone employees who do not accept an offer of employment from NewAlliance Bank will be entitled to whatever severance benefits, deferred compensation, retirement, salary continuation and surrender agreements, arrangements, policies or programs in place at Cornerstone at the time of the merger Agreement and disclosed to NewAlliance. NewAlliance Bank may pay retention payments to Cornerstone employees who remain in the employ of Cornerstone through the effective date of the merger.

Voting Agreements

Cornerstone’s directors and Ernest J. Verrico, Vice President and Chief Financial Officer of Cornerstone (the directors and Mr. Verrico are hereinafter referred to collectively as the “Voters”) have entered into voting agreements. These voting agreements require the Voters to vote all of the shares of Cornerstone common stock beneficially owned by them in favor of the Merger Agreement and the merger and against any competing proposals.

As of the record date, the Voters collectively held 231,893 shares of Cornerstone common stock which represented approximately 17.9% of the outstanding Cornerstone common stock. None of the Voters were paid additional consideration in connection with the execution of such agreements.

Interests of Cornerstone Directors and Executive Officers in the Merger That are Different Than Yours

Prior Agreements with Executive Officers.  Cornerstone and Cornerstone Bank had previously entered into employment agreements with Messrs. Forgotson, Jakubek, Reader and one other officer and a change of control agreement with Mr. Verrico. In addition, Cornerstone Bank had entered into employment agreements with two other officers. Under their employment agreements, each of Messrs. Forgotson, Jakubek and Reader was entitled to the following benefits if his employment was terminated in connection with or following a change of control: (1) an adjustment in his then current base salary to give him cumulative cost of living increases from the date of his agreement through the date of the change in control, plus annual increases on each annual anniversary date of the change in control, (2) a credit for years of service with Cornerstone and Cornerstone Bank, plus five additional years, for purposes of any successor entity, (3) eighteen months’ notice of termination of employment, during which period he would be entitled to receive his adjusted salary plus the highest bonus received by him during the 36 months preceding the change in control, (4) following the 18-month period referred to in clause (3) above, a cash payment equal to the sum of three times his adjusted salary plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination, and (5) if the payments to the executive triggered the 20% excise tax imposed by Section 4999 of the Code, an additional payment in an amount necessary to restore the executive to the after-tax position that he would have been in if the excise tax has not been imposed. If less than 18 months notice of termination of employment was given, then the executive’s cash severance was required to be increased to include the amounts that would have been paid to the executive for the remaining notice period. In connection with the negotiation of the Merger Agreement, Messrs. Forgotson, Jakubek and Reader each agreed to waive their right to 18 months notice of termination. Concurrently with the execution of the Merger Agreement, Messrs. Forgotson, Jakubek and Reader each entered into a new agreement as described below which superseded their existing employment agreements.

The employment agreements with the other three officers generally provided for similar benefits if the employment of the officer was terminated in connection with or following a change in control, except that two of the officers were entitled to a shorter notice of termination of employment and to cash severance equal to only one time, rather than three times, their current annual salary and highest bonus. Concurrently with the execution of the Merger Agreement, each of these officers entered into a new retention agreement as described below which superseded their existing employment agreements.

Mr. Verrico’s change of control agreement entitled him to benefits similar to those provided to Messrs. Forgotson, Jakubek and Reader if his employment was terminated following a change in control, except that Mr. Verrico was not entitled to any cost of living increases in his salary. Concurrently with the execution of the Merger Agreement, Mr. Verrico entered into a new retention agreement as described below which superseded his existing change of control agreement.

New Agreement with Mr. Forgotson.  On April 12, 2005, Merrill J. Forgotson, President and Chief Executive Officer of Cornerstone and Chairman of the Board and Chief Operating Officer of Cornerstone Bank, entered into a Retention Agreement with Cornerstone, Cornerstone Bank and NewAlliance Bank (the “Forgotson Retention Agreement”). Pursuant to the terms of the Forgotson Retention Agreement, on December 30, 2005 Cornerstone or Cornerstone Bank will pay Mr. Forgotson a lump sum equal to $1,084,891 following his execution of a general release. Upon the effectiveness of the merger, Mr. Forgotson will be employed by NewAlliance Bank as a Senior Vice President for a period of twelve months (the “Retention Period”), unless the Forgotson Retention Agreement is sooner terminated in accordance with its terms. Upon his employment by NewAlliance Bank, Mr. Forgotson will receive a base salary of $180,000 per annum and will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees. Mr. Forgotson also will be eligible to participate in NewAlliance Bank’s 401(k) Plan, defined benefit pension plan and Employee Stock Ownership Plan. Mr. Forgotson will not receive credit for service at Cornerstone or Cornerstone Bank for any purpose except for purposes of determining eligibility to participate in NewAlliance Bank’s defined benefit pension plan, Employee Stock Ownership Plan and health, life and disability insurance plans. During the Retention Period, Mr. Forgotson will be reimbursed for club membership dues up to $15,000 per year and receive the use of an automobile, which he may purchase at the end of the Retention Period.

The Forgotson Retention Agreement provides that Mr. Forgotson may not, for a period of eighteen months after the effectiveness of the merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NewAlliance or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

If Mr. Forgotson’s employment is terminated during the Retention Period due to disability, Mr. Forgotson will receive all accrued benefits through such date, the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank (the “SERP Benefits”) and continued medical, dental, accident and life insurance coverage (the “Medical Benefits”) for up to thirty-six months. If Mr. Forgotson’s employment is terminated during the Retention Period due to death or retirement, Mr. Forgotson or his estate will receive all accrued benefits through such date and the SERP Benefits and his spouse and dependents will receive continued medical and dental accident coverage for up to two years after his death. If Mr. Forgotson terminates his employment for other than “Good Reason” (as defined in the Forgotson Retention Agreement) or is terminated for “Cause” (as defined in the Forgotson Retention Agreement) during the Retention Period, Mr. Forgotson will receive all accrued benefits through such date and the SERP Benefits. If Mr. Forgotson terminates his employment for Good Reason or is terminated without Cause during the Retention Period, Mr. Forgotson will receive all accrued benefits through such date, the SERP Benefits, Medical Benefits and his salary through the Retention Period. If Mr. Forgotson’s employment is terminated after the Retention Period, other than by NewAlliance Bank for Cause, Mr. Forgotson will receive the SERP Benefits and, for a reduced period, the Medical Benefits.

The Forgotson Retention Agreement provides that if any payments made to Mr. Forgotson under the Forgotson Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

New Agreement with Mr. Jakubek.  On April 12, 2005, James P. Jakubek, Executive Vice President and Chief Operating Officer of Cornerstone and President and Chief Executive Officer of Cornerstone Bank, entered into a Release, Consulting and Noncompetition Agreement with Cornerstone, NewAlliance, Cornerstone Bank and NewAlliance Bank (the “Jakubek Consulting Agreement”). Pursuant to the terms of the Jakubek Consulting Agreement, on December 30, 2005, Cornerstone or Cornerstone Bank will pay Mr. Jakubek a lump sum equal to $868,141 following his execution of a general release. Upon the effectiveness of the merger, if Mr. Jakubek is then employed by Cornerstone and Cornerstone Bank, Mr. Jakubek will become a consultant to NewAlliance and NewAlliance Bank for a period of six months (the “Consulting Period”), unless the Jakubek Consulting Agreement is sooner terminated in accordance with its terms. During the Consulting Period, Mr. Jakubek will receive $16,667.67 per month. During the Consulting Period and for a period of thirty-six months thereafter, Mr. Jakubek will participate in the medical, dental, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees as if Mr. Jakubek were an employee; Mr. Jakubek will receive credit for service at Cornerstone or Cornerstone Bank for purposes of determining eligibility to participate in such plans. During the Consulting Period, Mr. Jakubek will receive the use of an automobile.

The Jakubek Consulting Agreement provides that Mr. Jakubek may not, for a period of eighteen months after the effectiveness of the merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NewAlliance or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

NewAlliance and NewAlliance Bank may terminate the Jakubek Consulting Agreement for “Cause” (as defined in the Jakubek Consulting Agreement). The Jakubek Consulting Agreement shall terminate upon Mr. Jakubek’s death.

Mr. Jakubek will receive the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank.

The Jakubek Consulting Agreement provides that if any payments made to Mr. Jakubek under the Jakubek Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

New Agreement with Mr. Reader.  On April 12, 2005, Paul H. Reader, Senior Vice President of Cornerstone and Senior Executive Vice President of Cornerstone Bank, entered into a Release, Consulting and Noncompetition Agreement with Cornerstone, NewAlliance, Cornerstone Bank and NewAlliance Bank (the “Reader Consulting Agreement”). Pursuant to the terms of the Reader Consulting Agreement, on December 30, 2005 Cornerstone or Cornerstone Bank will pay Mr. Reader a lump sum equal to $722,641 following his execution of a general release. Upon the effectiveness of the merger, if Mr. Reader is then employed by Cornerstone and Cornerstone Bank, Mr. Reader will become a consultant to NewAlliance and NewAlliance Bank for a period of six months (the “Consulting Period”), unless the Reader Consulting Agreement is sooner terminated in accordance with its terms. During the Consulting Period, Mr. Reader will receive $13,333.33 per month. During the Consulting Period and for a period of thirty-six months thereafter, Mr. Reader will participate in the medical, dental, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees as if Mr. Reader were an employee; Mr. Reader will receive credit for service at Cornerstone or Cornerstone Bank for purposes of determining eligibility to participate in such plans. During the Consulting Period, Mr. Reader will be reimbursed for club membership dues up to $5,000 per year and receive the use of an automobile.

The Reader Consulting Agreement provides that Mr. Reader may not, for a period of eighteen months after the effectiveness of the merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NewAlliance or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

NewAlliance and NewAlliance Bank may terminate the Reader Consulting Agreement for “Cause” (as defined in the Reader Consulting Agreement). The Reader Consulting Agreement shall terminate upon Mr. Reader’s death.

Mr. Reader will receive the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank.

The Reader Consulting Agreement provides that if any payments made to Mr. Reader under the Reader Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

New Agreement with Mr. Verrico.  On April 12, 2005, Ernest J. Verrico, Vice President and Chief Financial Officer of Cornerstone and Executive Vice President and Chief Financial Officer of Cornerstone Bank, entered into a Retention Agreement with Cornerstone, Cornerstone Bank and NewAlliance Bank (the “Verrico Retention Agreement”). Pursuant to the terms of the Verrico Retention Agreement, on December 30, 2005 Cornerstone or Cornerstone Bank will pay Mr. Verrico a lump sum equal to $739,087 following his execution of a general release. Upon the effectiveness of the merger, Mr. Verrico will be employed by NewAlliance Bank as the First Vice President and Financial Reporting Officer for a period of six months (the “Retention Period”), unless the Verrico Retention Agreement is sooner terminated in accordance with its terms. Upon his employment by NewAlliance Bank, Mr. Verrico will receive a base salary of $143,000 per annum and will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees. Mr. Verrico also will be eligible to participate in NewAlliance Bank’s 401(k) Plan, defined benefit pension plan and Employee Stock Ownership Plan. Mr. Verrico will not receive credit for service at Cornerstone or Cornerstone Bank for any purpose except for purposes of determining eligibility to participate in NewAlliance Bank’s defined benefit pension plan, Employee Stock Ownership Plan and health, life and disability insurance plans. During the Retention Period, Mr. Verrico will receive the use of an automobile.

The Verrico Retention Agreement provides that Mr. Verrico may not, for a period of two years following the termination of his employment, solicit or induce any employee of NewAlliance Bank to leave such employment and accept employment with any financial institution in any county in which NewAlliance does business or solicit any customer of NewAlliance Bank to terminate an existing business or commercial relationship with NewAlliance or NewAlliance Bank.

If Mr. Verrico’s employment is terminated during the Retention Period due to disability, Mr. Verrico will receive all accrued benefits through such date, the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank (the “SERP Benefits”) and continued medical, dental, accident and life insurance coverage (the “Medical Benefits”) for up to eighteen months. If Mr. Verrico’s employment is terminated during the Retention Period due to death or retirement, Mr. Verrico or his estate will receive all accrued benefits through such date and the SERP Benefits and his spouse and dependents will receive continued medical and dental accident coverage for up to eighteen months after his death. If Mr. Verrico terminates his employment for other than “Good Reason” (as defined in the Verrico Retention Agreement) or is terminated for “Cause” (as defined in the Verrico Retention Agreement) during the Retention Period, Mr. Verrico will receive all accrued benefits through such date and the SERP Benefits. If Mr. Verrico terminates his employment for Good Reason or is terminated without Cause during the Retention Period, Mr. Verrico will receive all accrued benefits through such date, the SERP Benefits, Medical Benefits and his salary through the Retention Period. If Mr. Verrico’s employment is terminated after the Retention Period, other than by NewAlliance Bank for Cause, Mr. Verrico will receive the SERP Benefits and, for a reduced period, the Medical Benefits.

The Verrico Retention Agreement provides that if any payments made to Mr. Verrico under the Verrico retention Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

Other New Retention Agreements.  On April 12, 2005, three additional officers of Cornerstone and/or Cornerstone Bank entered into Retention Agreements with Cornerstone, Cornerstone Bank and NewAlliance Bank (together, the “Additional Agreements”). Pursuant to the terms of the Additional Agreements, on December 30, 2005 Cornerstone or Cornerstone Bank will pay these officers lump sums aggregating $613,759 following the execution of a general release by each officer. Upon the effectiveness of the merger, each of these officers will be employed by NewAlliance Bank according to the terms of the Additional Agreements.

If the officer’s employment is terminated at the end of six months for other than cause, he will continue to receive medical, dental, accident and life insurance coverage for a period of 36 months, which continued coverage will be reduced by one month for each full month that the officer remains employed following the six-month period, except that one of the three officers is not entitled to such benefits. For a period of two years following the officer’s termination of employment for any reason, each officer agreed not to (1) solicit, offer employment to or take any other action that would cause any employee of NewAlliance Bank or any of its subsidiaries or affiliates to become employed by or affiliated with any other institution that accepts deposits, makes loans or does business in any country in which NewAlliance or NewAlliance Bank maintains an office as of the date of termination of the officer’s employment, or (2) solicit or take any other action that would cause a customer of NewAlliance or NewAlliance Bank to terminate an existing business or commercial relationship with NewAlliance or NewAlliance Bank. If any of the payments or benefits to the officer triggers the 20% excise tax imposed by Section 4999 of the Code, each Additional Agreement provides that the officer will receive an additional payment to restore him to the after-tax position that he would have been if the excise tax had not been imposed. It is currently anticipated that no additional payment to these officers will be required.

Salary Continuation Agreements.  Cornerstone Bank entered into salary continuation agreements with Messrs. Forgotson, Jakubek, Reader and Verrico and one other officer. The agreements provide that each officer will receive specified annual benefits, payable to equal monthly installments, for a period of 15 years commencing at age 65. The agreements provide that the benefits will be forfeited if the officer’s employment is terminated for cause or if the officer violates the 18-month noncompete provision contained in the salary continuation agreement. Messrs. Forgotson, Jakubek and Reader are fully vested as to their salary continuation benefits. Mr. Verrico is currently 0% vested as to his salary continuation benefit of $108,900 per year, and he will become 100% vested if his employment is involuntarily terminated. Mr. Verrico’s Retention Agreement provides that his salary continuation agreement may be amended to provide for full vesting of his salary continuation benefits if Mr. Verrico terminates his employment for “good reason” as defined in his Retention Agreement. In addition, Mr. Verrico’s Retention Agreement provides that if his employment is terminated involuntarily or for good reason, then the unvested portion of his salary continuation benefits shall become fully vested. Each of the retention agreements with Messrs. Forgotson, Jakubek, Reader and Verrico provide that the officer will receive his salary continuation benefits in the amounts and at the times set forth in his respective salary continuation agreement, provided that none of the forfeiture events occur.

Indemnification.   NewAlliance has agreed to indemnify and hold harmless each of Cornerstone’s present and former directors and officers from costs and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Connecticut law. NewAlliance has also agreed that it will maintain, for six years following the effective time of the merger, Cornerstone’s existing directors’ and officers’ liability insurance policy, or provide a policy providing similar coverage, for the benefit of Cornerstone’s present and former directors and officers provided that the aggregate cost of such policy does not exceed two times the annual cost currently expended by Cornerstone with respect to such insurance. Alternatively, NewAlliance may, in consultation with Cornerstone, purchase “tail coverage” for a period of six years following the effective time of the merger for Cornerstone’s present and former officers and directors, with coverage in amount and scope, and containing such terms and conditions, which are not less favorable than Cornerstone’s current policy, subject to the premium cap in the preceding sentence.

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

Set forth below is a description of NewAlliance’s capital stock, as well as a summary of the material differences between the rights of holders of Cornerstone’s common stock and their prospective rights as holders of NewAlliance’s common stock. If the Merger Agreement is approved and the merger takes place, some or all of the holders of Cornerstone’s common stock will become holders of NewAlliance’s common stock. As a result, NewAlliance’s restated certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the “Delaware corporation law,” will govern the rights of current holders of Cornerstone’s common stock who receive shares of NewAlliance common stock in the merger. The rights of those stockholders are governed at the present time by the certificate of incorporation and the bylaws of Cornerstone and the applicable provisions of the Connecticut General Statutes.

The following comparison is based on the current terms of the governing documents of NewAlliance and Cornerstone and on the provisions of the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of NewAlliance’s common stock and Cornerstone’s common stock.

NewAlliance’s Common Stock

NewAlliance is authorized to issue 190,000,000 shares of common stock, par value $.01 per share, and 38,000,000 shares of preferred stock, par value $.01 per share. As of June 22, 2005, 114,158,736 shares of NewAlliance’s common stock were outstanding, no shares of preferred stock were issued and outstanding, and NewAlliance has 8,551,600 outstanding stock options granted to directors, officers and other employees for shares of NewAlliance’s common stock. Each share of NewAlliance’s common stock has the same relative rights and is identical in all respects to each other share of NewAlliance’s common stock. NewAlliance’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Holders of NewAlliance’s common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. NewAlliance’s common stock is not subject to additional calls or assessments by NewAlliance, and all shares of NewAlliance’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of NewAlliance’s common stock, its lack of preemptive rights, the classification of NewAlliance’s Board of Directors and provisions of NewAlliance’s certificate of incorporation and bylaws that may prevent a change in control of NewAlliance or that would operate only in an extraordinary corporate transaction involving NewAlliance or its subsidiaries, see “—Certificate of Incorporation and Bylaw Provisions.” Holders of NewAlliance’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of NewAlliance out of any assets legally available for distribution.

In the unlikely event of any liquidation, dissolution or winding up of NewAlliance, the holders of NewAlliance’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of NewAlliance available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of NewAlliance and after the liquidation preferences of all outstanding shares of any class of stock having preference over NewAlliance’s common stock have been fully paid or set aside.

Cornerstone’s Common Stock

Cornerstone’s certificate of incorporation authorizes 5,000,000 shares of Cornerstone’s common stock, par value $0.1 per share, of which 1,294,348 shares were outstanding as of June 22, 2005. In addition, as of June 22, 2005, there were outstanding options to purchase 156,475 shares of Cornerstone’s common stock granted to directors, officers and other employees of Cornerstone.

Each share of Cornerstone’s common stock has the same relative rights and is identical in all respects to each other share of Cornerstone’s common stock. As with NewAlliance’s common stock, Cornerstone’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

Holders of Cornerstone’s common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of Cornerstone’s common stock have distribution and liquidation rights similar to those of holders of NewAlliance’s common stock. All shares of Cornerstone’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Cornerstone’s common stock, its lack of preemptive rights and provisions in Cornerstone’s certificate of incorporation which may prevent a change in control of Cornerstone, see “— Certificate of Incorporation and Bylaw Provisions.”

NewAlliance’s Preferred Stock

NewAlliance’s certificate of incorporation authorizes its Board of Directors, without further stockholder approval, to issue up to 38,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to NewAlliance’s common stock. No NewAlliance preferred stock has been issued as of the date of this proxy statement/prospectus.

Certificate of Incorporation and Bylaw Provisions

The following discussion is a general summary of provisions of NewAlliance’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the certificate of incorporation and bylaws of Cornerstone. The discussion is necessarily general and, for provisions contained in NewAlliance’s certificate of incorporation and bylaws or in Cornerstone’s certificate of incorporation and bylaws, reference should be made to the documents in question. Some of the provisions included in NewAlliance’s certificate of incorporation and bylaws may serve to discourage a change in control of NewAlliance even if desired by a majority of stockholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of NewAlliance and to discourage other takeover attempts.

Directors.   NewAlliance’s bylaws provide that the number of directors will be no fewer than eight and no more than fifteen. Cornerstone’s bylaws provide that the number of directors will be no fewer than three shareholders, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the full board of directors, provided, however, that the total number of directors may not be increased or decreased by more than two from the number determined by the board of directors in connection with the last previous election of directors by the shareholders.

NewAlliance’s directors may be removed by the stockholders at any time, but only for cause and only by an affirmative vote of 80% of the voting power of the then outstanding shares of capital stock of NewAlliance entitled to vote generally in the election of directors, voting together as a single class.

Cornerstone’s directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of all the outstanding capital stock entitled to vote on election of directors at a meeting of the stockholders called for that purpose except that if the board of directors, by an affirmative vote of at least eighty percent (80%) of the full board of directors, recommends removal of a director to the shareholders, such removal requires the affirmative vote of the holders of at least a majority of the outstanding capital stock entitled to vote on the election of directors.

Call of Annual Meetings.   NewAlliance’s bylaws provide that the annual meeting of stockholders shall be held at such place, date and time as the Board of Directors shall decide, which date shall be within 13 months following the last annual meeting of shareholders.

Cornerstone’s bylaws provide that the annual meeting of stockholders shall be held at the main office of Cornerstone, 550 Summer Street, Stamford, Connecticut, or such other places as the board of directors may designate, at 3:00 p.m. on the 15th day of May of each year, or such other substitute date as the board of directors may designate by resolution.

Stockholder Action Without a Meeting.  NewAlliance’s certificate of incorporation states that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Cornerstone’s certificate of incorporation provides that the board of directors or any one or more shareholders owning, in the aggregate, not less than ten percent (10%) of the voting stock of Cornerstone, may call a special meeting of shareholders at any time. The certificate of incorporation does not provide for shareholder action without a meeting.

Limitation on Liability of Directors and Indemnification.  NewAlliance’s certificate of incorporation provides that NewAlliance shall indemnify and hold harmless, directors and officers of NewAlliance and each person serving at the request of NewAlliance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent authorized by the Delaware General Corporation Law, as amended. Expenses, including attorneys’ fees, which may be indemnifiable under this provision, incurred in defending a proceeding, for which the Delaware General Corporation Law requires advancement, shall be made by NewAlliance only upon the delivery of an agreement by or on behalf of the indemnified person to repay all amounts advanced if the indemnified person is later found not to be entitled to be indemnified for such expenses by NewAlliance.

NewAlliance’s certificate of incorporation also provides that a director shall not be personally liable to NewAlliance or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to NewAlliance or its stockholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Cornerstone’s certificate of incorporation provides the personal liability of any director to Cornerstone or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving Cornerstone as a director during the year of the violation if such breach did not: (1) involve a knowing and culpable violation of law by the director; (2) enable the director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain; (3) show a lack of good faith and a conscious disregard for the duty of the director to Cornerstone under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to Cornerstone; (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Cornerstone; or (5) create liability under Section 36a-58 or Section 33-757 of the Connecticut General Statutes.

Cornerstone’s certificate of incorporation further provides that any person, his or her heirs, executors, or administrators may be indemnified or reimbursed by Cornerstone for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or she or they shall be made a party by reason of his or her being or having been a director, officer, or employee of Cornerstone or of any firm, corporation, or organization which he or she served in any such capacity at the request of Cornerstone; provided, however, that no person shall be so indemnified or reimbursed relative to any matter in such action, suit, or proceeding as to which he or she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Cornerstone. The certificate of incorporation also provides that no person shall be so indemnified or reimbursed relative to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of Cornerstone, or the board of directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors.

Cumulative Voting.  Neither NewAlliance nor Cornerstone stockholders have cumulative voting rights in the election of directors.

Preemptive Rights.  Neither NewAlliance nor Cornerstone stockholders have preemptive rights.

Notice of Meetings.  NewAlliance’s bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of stockholders. Cornerstone’s bylaws require that notice of an annual or special meeting of stockholders must be mailed at least 10 days prior to such meeting.

Quorum.  NewAlliance’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. Similarly, Cornerstone’s bylaws provide that the holders of a majority of the outstanding capital stock, represented in person or by proxy shall constitute a quorum at any meeting of stockholders.

General Vote.  NewAlliance’s bylaws provide that any matter brought before a meeting of stockholders (other than the election of directors) will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or NewAlliance’s certificate of incorporation. Cornerstone’s bylaws provide that any matter brought before a meeting of stockholders will be decided by the vote of the holders of a majority of the outstanding shares unless otherwise provided by law or Cornerstone’s certificate of incorporation.

Record Date.  NewAlliance’s bylaws provide that the record date for determination of stockholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. Cornerstone’s bylaws contain no provision for fixing the record date for annual or special meetings of shareholders, and under these circumstances, the provisions of the Connecticut Business Corporation Act provide that the Board of Directors may fix the record date not more than 70 days prior to such meetings.

RESTRICTIONS ON ACQUISITION OF NEWALLIANCE AND NEWALLIANCE BANK

General

Although NewAlliance is not aware of any effort that might be made to obtain control of NewAlliance in the foreseeable future, certain provisions are included as part of NewAlliance’s certificate of incorporation to protect the interests of NewAlliance and its shareholders from takeovers which the Board of Directors of NewAlliance might conclude are not in the best interests of NewAlliance or NewAlliance’s shareholders.

The following discussion is a general summary of the material provisions of NewAlliance’s certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NewAlliance’s certificate of incorporation and bylaws, reference should be made to the document in question, each of which is a part of its filings with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

Provisions In NewAlliance’s Certificate Of Incorporation And Bylaws

NewAlliance’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of shareholders, that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of NewAlliance more difficult.

The following description is a summary of the provisions of the NewAlliance certificate of incorporation and bylaws. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1 as to how to review a copy of these documents.

Directors.  The NewAlliance Board of Directors is divided into three classes. The members of each class is elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of NewAlliance’s Board, Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictionson Call of Special Meetings.  The certificate of incorporation and bylaws provide that special meetings of shareholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Shareholders are not authorized to call a special meeting of shareholders.

Prohibition on Cumulative Voting.  The NewAlliance certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights.  The NewAlliance certificate of incorporation provides that until April 1, 2009, (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the outstanding shares of NewAlliance common stock, and (ii) in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Authorized but Unissued Shares of Common Stock.  NewAlliance has authorized but unissued shares of common stock. See “DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS” on page 51. The Board of Directors could use these shares of common stock to render more difficult or to discourage an attempt to obtain control of NewAlliance by means of a merger, tender offer or proxy contest.

Authorized by Unissued Shares of Preferred Stock.  The NewAlliance certificate of incorporation also authorizes 38,000,000 shares of preferred stock. See “DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS” on page 51. NewAlliance is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of NewAlliance that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of NewAlliance. The NewAlliance Board of Directors has no present plan or understanding to issue any preferred stock.

Restrictions on Removing Directors from Office.  The NewAlliance certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding share of stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Amendments to Certificate of Incorporation and Bylaws.  Amendments to the NewAlliance certificate of incorporation must be approved by the NewAlliance Board of Directors and also by a majority of the outstanding shares of NewAlliance’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of NewAlliance common stock, or more than 5% of NewAlliance common stock for control purposes;

(ii)	The inability of shareholders to act by written consent;

(iii)	The inability of shareholders to call special meetings of shareholders;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(vii)	The requirement that at least 80% of shareholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws;

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NewAlliance; and

(x)	The provisions concerning business combinations with interested shareholders and others.

The NewAlliance bylaws may be amended by the affirmative vote of majority of the directors of NewAlliance or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Supermajority Vote.  NewAlliance’s certificate of incorporation requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding shares of stock to approve a business combination with an interested shareholder, including the following transactions: (i) any acquisition or consolidation with an interested shareholder, as defined in the certificate of incorporation, or an affiliate of any interested shareholder; (ii) any sale, lease or other disposition of 25% or more of our assets to an interested shareholder or an affiliate of such interested shareholder; (iii) the issuance or transfer by NewAlliance or any securities to an interested shareholder or an affiliate of such interested shareholder in exchange for cash, securities or other property having a fair market value of at lest 25% of NewAlliance outstanding common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of NewAlliance proposed by an interested shareholder or an affiliate of such interested shareholder; or (v) any transaction which has the effect of increasing the proportional share of the ownership of securities of NewAlliance by an interested shareholder or an affiliate of such interested shareholder. An interested shareholder is defined in the NewAlliance certificate of incorporation as the owner of more than 10% of voting power of the outstanding voting stock, a person who has succeeded (including through assignment) to any shares of the voting stock within a two-year period of such voting stock being owned by an interested shareholder through a series of transactions, not involving a public offering, or an affiliate of NewAlliance who was the beneficial owner of at least

10% of out voting stock within a two-year period immediately prior to the date in question. Voting stock is defined in our certificate of incorporation as outstanding shares of NewAlliance entitled to vote in the election of directors. Only a majority vote of shareholders is required, however, if two-thirds of NewAlliance’s disinterested directors approve the transaction, or certain fair price provisions are satisfied. NewAlliance’s certificate of incorporation also requires the affirmative vote of 80% of the then-outstanding shares of stock to approve other business combination transactions unless approved by two-thirds of disinterested directorships.

Plan of Conversion

NewAlliance’s plan of conversion, which was approved by the Connecticut Banking Commissioner, contains a provision permitted by Connecticut law prohibiting any party from offering to acquire or acquiring 10% or more of NewAlliance’s common stock for a period of five years following the conversion, that is, until April 1, 2009, without having first obtained permission to make such an offer or acquisition from the Connecticut Banking Commissioner.

Delaware General Corporation Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general. Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such “person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination or the transaction which resulted in the shareholder acquiring 15%:

(2)	Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

(4)	Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

Federal Change in Bank Control Act.  Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of NewAlliance.

The Federal Reserve Board may prohibit an acquisition of control if:

•	It would result in a monopoly or substantially lessen competition;

•	The financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	The competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

Federal Bank Holding Company Act.  Federal law provides that no company may acquire control or a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of NewAlliance and (b) before any other company could acquire 25% or more of the common stock of NewAlliance.

Federal Securities Laws.  NewAlliance common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, NewAlliance is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

PROPOSAL TWO – ELECTION OF DIRECTORS

The Board of Directors is classified into three classes. The directors serving in Class I have terms expiring at the Annual Meeting. The Board of Directors has nominated five of the Class I directors currently serving on the Board of Directors, Joseph Field, Merrill J. Forgotson, J. James Gordon, Courtney A. Nelthropp and Donald Sappern to serve as directors of Cornerstone until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal. Each nominee is currently a director of Cornerstone. In the event that any of the nominees becomes unable to serve, an event which the Board of Directors does not expect, the shares represented by proxy may be voted for a substitute nominee to be designated by the Board of Directors or a committee thereof, unless the proxy withholds authority to vote for all nominees. Upon the consummation of the merger, each of the directors will cease to serve and none will become directors of NewAlliance.

If a quorum is present at the Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock entitled to vote. Abstentions by shareholders and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.

The following sets forth certain information regarding the nominees named above and the other directors of Cornerstone whose terms will continue after the Annual Meeting. There are no family relationships among the directors except that Paul H. Reader and Merrill J. Forgotson are brothers-in-law.

Nominees for Terms Expiring in 2005 (Class I):

Joseph S. Field Jr., age 66, has served as a director of Cornerstone since 1993. He has been a partner at Field Group, a real estate development firm, for more than the past five years.

Merrill J. Forgotson, age 62 was elected to the Board on December 13, 2000. He has been President and CEO of Cornerstone since November 2000. Prior to joining Cornerstone, he was with People’s Bank in Bridgeport, CT for 10 years as a Senior Vice President.

J. James Gordon, age 74, has served as a director of Cornerstone since 1995. He has been the President of Gordon Textiles International, Ltd., a textile sales and consulting agency, for more than the past five years.

Courtney A. Nelthropp, age 63, has served as a director of Cornerstone since 1993. He has been the President of Printing and Graphics Emporium, Inc., a printing company, for more than the past five years.

Donald Sappern, age 76, has served as a director of Cornerstone since 1999. He has been the President and owner of Donald Sappern & Co., an insurance agency, for more than the past five years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF SUCH NOMINEES.

Continuing Directors

Terms Expiring in 2006 (Class II):

Stanley A. Levine, age 67, has served as a director of Cornerstone since 1985. He has been an independent pharmacist for more than the past five years.

Leonard S. Miller, age 63, has served as a director of Cornerstone since 2004. He has been a certified public accountant with O’Connor Davies Munns and Dobbins, LLP (ODMD), an accounting firm, since 2001. Prior to that he owned his own firm, Miller & Company, for more than the last five years, which merged with ODMD.

Ronald C. Miller, age 60, has served as a director of Cornerstone since 1985. He has been the owner of Miller’s Hallmark, a chain of greeting cards stores, for more than the past five years.

Martin Prince, age 75, has served as a director of Cornerstone since 1986. He has been the owner and CEO of DLX Industries, Inc., a vinyl goods manufacturing company, for more than the past five years.

Dr. Joseph D. Waxberg, age 83, has served as a director of Cornerstone since 1985. He has been a physician practicing for more than the past five years.

Terms Expiring in 2007 (Class III):

James P. Jakubek, age 55, has served as a director of Cornerstone since 1996. He has been the Executive Vice President and Chief Operating Officer of Cornerstone since joining Cornerstone in 1991.

Joseph A. Maida, age 57, has served as a director of Cornerstone since 1985. He has been a certified public accountant with Maida & Maida, an accounting firm, for more than the past five years.

Paul H. Reader, age 47, has served as a director of Cornerstone since 1999. He has been the Senior Vice President of Cornerstone since 1985.

Information regarding Cornerstone’s executive officers is included as Item 1A in Part I of Cornerstone’s Form 10-KSB/A filed with the SEC.

Committees and Meetings of the Board

During 2004, the Board of Directors held a total of 13 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, except Mr. Gordon who attended 74% of the meetings.

The Board of Directors has established the following committees, the members of which are appointed by the Board of Directors:

The Loan Committee, comprised of Messrs. Forgotson, Jakubek, Maida, Miller, Levine, and Paul Reader, is responsible for the approval of extensions of credit and the terms under which Bancorp credit will be extended. The Loan Committee also reviews officer lending limits, and approves changes to Cornerstone’s loan policy. The Loan Committee met 26 times during 2004.

The Corporate Governance Committee is comprised of Directors Gordon, Prince and Waxberg. Each member of the committee is independent as defined by the American Stock Exchange (“AMEX”) listing standards. As part of Cornerstone’s governance and oversight process, the Committee was appointed by the Board of Directors to assist with the development and implementation of Cornerstone’s corporate governance principles, to determine the composition of Board committees, to monitor a process to assess Board effectiveness, and to identify and evaluate nominees for directors. The Committee met 2 times in 2004. The nominees for election as directors at the 2005 Annual Meeting were nominated by the Board of Directors on January 26, 2005. The Committee operates under a charter. The Committee has a policy with regard to the consideration of any director candidates recommended by security holders and a description of the procedures to be followed in submitting such recommendations. The policy describes specific qualities or skills that the committee believes are necessary for a director to possess. Cornerstone has not paid a fee to any third party or parties to identify or assist in identifying or evaluating potential nominees.

Cornerstone does not maintain an attendance policy for directors at the annual meeting. Directors Joseph Field, Merrill J. Forgotson, J. James Gordon, James P. Jakubek, Stanley Levine, Joseph A. Maida, Ronald C. Miller, Courtney Nelthropp, Martin Prince, Paul H. Reader, Donald Sappern and Joseph Waxberg, constituting 100% of the Board of Directors, attended Cornerstone’s annual meeting on May 26, 2004.

The Compensation Committee includes Messrs. Levine, Maida and Miller, all of whom are independent directors as defined by the AMEX listing standards. They are responsible to determine the officers and other key employees to whom awards shall be granted under the 1996 Stock Plan (the “Stock Plan”) and the 2001 Restricted Stock Plan (the “Restricted Plan”), to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, to accelerate any vesting period or exchange any such grant with a new grant, to make all determinations required or provided under both Plans, to establish rules and regulations pertaining to participation and administration of the Stock Plan, and to interpret the Stock Plan. The Compensation Committee also approves compensation levels and promotions. The Compensation Committee met 2 times during 2004.

In response to changes mandated by the Sarbanes-Oxley Act of 2002, Cornerstone revised its Audit Committee Charter in 2002 and changed the composition of the Committee. Each member of the Audit Committee is independent as defined by the AMEX listing standards, the Sarbanes-Oxley Act of 2002 and the applicable regulations of the SEC promulgated pursuant thereto, and each has the required understanding of finance and accounting to read and understand fundamental financial statements.

The Audit Committee is composed of the following three independent outside directors: Joseph A. Maida (chairman), J. James Gordon and Joseph Field, and met 4 times in 2004. Director Maida, who chairs the Audit Committee, is a CPA and has audit and financial experience and financial sophistication commensurate with his chairman duties and has therefore been determined by the Board to be an Audit Committee Financial Expert. Director Field is a partner at the Field Group and Director Gordon is the President of Gordon Textiles International, Ltd. The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of Cornerstone’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of Cornerstone’s independent registered public accounting firm and internal auditors: and provide an avenue of communication among the independent registered public accounting firm, management, the internal auditors, and the Board of Directors. The Audit Committee charter was last provided as Appendix A in the Notice of the Annual Meeting of Shareholders held on May 26, 2004.

Director Compensation

In 2004, directors who were not otherwise employed by Cornerstone (“Outside Directors”) received $400 for each Board of Directors meeting attended. Directors on the Audit Committee receive $500 for each committee meeting attended. Directors on the Corporate Governance Committee and the Compensation Committee receive $200 for each committee meeting attended. During 2004, additional compensation of $350 was paid for each board meeting attended. On September 30, 2004, each outside director was awarded a restricted stock grant of 275 shares of stock under Cornerstone’s 2001 Restricted Stock Plan. The vesting schedule for the restricted stock is as follows: 40% on the anniversary date of the grant in 2006, 20% in 2007, 20% in 2008, and 20% in 2009.

At the election of each Outside Director, fees may be paid either in cash or shares of Common Stock, or a combination thereof, pursuant to Cornerstone’s Directors Compensation Plan. Under the plan, Outside Directors accumulate compensation credit for attending Board and committee meetings during each one-year period ending on the date of each annual meeting of Cornerstone. The Board of Directors, by a majority vote, may adjust the amount of the credits from time to time. Outside Directors may elect to receive their compensation earned under the plan in the form of cash or shares of Common Stock, based on an annual election made by each Outside Director at the first Board meeting subsequent to each annual meeting. Outside Directors who elect cash receive such compensation at each Board meeting. Outside Directors who elect to receive shares of Common Stock are issued a certificate for a whole number of shares equal to their accumulated compensation credit divided by the fair market value of the shares of Common Stock as of the date of each Board meeting and a cash payment in lieu of fractional shares on the last business day of May of each year for the last twelve months. The Board of Directors, by a majority vote, may amend or terminate the Directors Compensation Plan at any time provided, however, that certain material amendments may not be made without shareholder approval. No directors elected to receive stock in lieu of cash compensation in 2004.

Outside Directors also receive a formula grant of non-qualified stock options (“NQOs”) under Cornerstone’s 1996 Stock Plan. At the annual meeting, each Outside Director is granted NQOs to purchase 250 shares of Common Stock. The exercise price of such NQOs is the fair market value of the Common Stock on the date of grant. The NQOs do not vest until the Outside Director has served five full consecutive years on the Board, except that NQOs for any Outside Director who has completed such service vest immediately. All NQOs granted to Outside Directors expire ten years after the date of grant.

Officers or employees of Cornerstone who serve on the Board of Directors receive no additional compensation for their services in that capacity.

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid by Cornerstone to each person who served as Chief Executive Officer during 2004 and to the four other executive officers whose total salary and bonus for fiscal 2004 exceeded $100,000 for services rendered during 2004 (together, the “Named Executive Officers”).

Summary Compensation Table
				Long-Term Compensation Awards
				Securities			All
Name and		Annual Compensation		Underlying		Restricted Stock	Other
Principal Position	Year	Salary ($) Bonus ($)		Options (#)		Awards ($) (2)	Compensation

Merrill J. Forgotson	2004	192,188	205,000	2,000		30,450	17,459	(3)
President and CEO	2003	187,500	105,000	0		75,200	11,316	(3)
	2002	187,613	55,000	2,200	(1)	31,999	11,134	(3)

James P. Jakubek	2004	153,750	124,000	2,000		28,420	17,450	(4)
Executive Vice President	2003	150,000	50,000	0		73,020	15,640	(4)
and Chief Operating	2002	150,000	50,000	1,100	(1)	31,999	14,977	(4)
Officer

Paul H. Reader	2004	128,125	103,000	2,000		25,375	19,861	(5)
Senior Vice President	2003	125,000	45,000	0		60,160	17,055	(5)
	2002	125,000	40,000	1,100	(1)	31,999	13,833	(5)

Ernest J. Verrico	2004	122,500	50,000	1,500		20,300	8,423	(6)
Vice President	2003	120,000	20,000	0		38,800	6,588	(6)
and Chief Financial	2002	117,302	15,000	1,100	(1)	31,999	5,341	(6)
Officer

(1)    Number of common shares adjusted for 10% stock dividend paid June 2002.

(2)    In 2004, Restricted Stock grants have been issued pursuant to the 2001 Restricted Stock Plan on January 2, 2004. The stock price at January 2, 2004 was $20.30. Mr. Forgotson was awarded 1,500 shares of restricted stock; Mr. Jakubek was awarded 1,400 shares of restricted stock; Mr. Reader was awarded 1,250 shares of restricted stock and Mr. Verrico was awarded 1,000 shares of restricted stock. As of December 31, 2004, each named Executive Officer held the stated number of shares of unvested restricted stock. The vesting schedules of shares of restricted stock granted in 2004 are as follows: 40% after two years, 20% after three years, 20% after four years, and 20% after 5 years. The aggregate number of shares of restricted stock and their December 31, 2004 value based upon the fair market value of the common stock as of December 31, 2004 of $34.38 were: Mr. Forgotson, 7,700 shares, $264,726; Mr. Jakubek, 7,500 shares, $257,850; Mr. Reader, 6,650 shares, $228,627; and Mr. Verrico, 5,200 shares, $178,776. Dividends are paid on Restricted Stock.

(3)    In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $7,284 for the value of personal use of a company-owned vehicle; $729 for the value of personal use of club dues and entertainment and $3,296 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,481 for the value of personal use of a company-owned vehicle; $832 for the value of personal use of club dues and entertainment and $2,003 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,383 for the value of personal use of a company-owned vehicle; $2,031 for the value of personal use of club dues and entertainment and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(4)    In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $7,281 for the value of personal use of a company-owned vehicle; $801 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $3,218 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $6,893 for the value of personal use of a company-owned vehicle; $756 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,991 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $7,548 for the value of personal use of a company-owned vehicle; $709 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(5)    In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $9,945 for the value of personal use of a company-owned vehicle; $427 for the value of personal use of club dues and entertainment; $487 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $2,852 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $5,387 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $9,570 for the value of personal use of a company-owned vehicle; $298 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,800 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $5,180 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $7,655 for the value of personal use of a company-owned vehicle; $278 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(6)    In 2004, amount includes $5,205 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $990 for the value of personal use of club dues and $2,228 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $4,228 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $1,440 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $3,701 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

Stock Option Grants

The following table sets forth information concerning all stock options granted during 2004 to the Named Executive Officers.

Option/SAR Grants In Last Fiscal Year
(Individual Grants)

Name	Number Of Securities Underlying Options/ SAR’s Granted (#) (1)	Percent Of Total Options/ SAR’s Granted To Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration date

Merrill J. Forgotson	2,000	17.78%	$20.30	January 2, 2014
James P. Jakubek	2,000	17.78%	$20.30	January 2, 2014
Paul H. Reader	2,000	17.78%	$20.30	January 2, 2014
Ernest J. Verrico	1,500	13.33%	$20.30	January 2, 2014

(1) The options are exercisable in full as of the date of grant.

Stock Option Exercises and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and holdings as of December 31, 2003 with respect to the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) (1) Exercisable/Unexercisable
Merrill J. Forgotson	0	0	26,200	0	$528,165	0
James P. Jakubek	0	0	26,695	0	$549,928	0
Paul H. Reader	0	0	61,180	0	$1,430,175	0
Ernest J. Verrico	0	0	2,600	0	$42,939	0

(1)	Based on the fair market value of the Common Stock as of December 31, 2004 of$34.38, minus the exercise price of the options.

Stock Plans

Cornerstone has adopted plans under which directors, the Named Executive Officers and other employees may receive awards. They are Cornerstone’s 1996 Stock Plan and the predecessor plan (which has outstanding awards), the 1986 Incentive and Non-Qualified Stock Plan, and the 2001 Restricted Stock Plan (the “Stock Plans”). Under the 1996 Stock Plan, the Compensation Committee may grant awards of stock options, stock appreciation rights and restricted stock. Under the 1996 Stock Option Plan, the exercise price of such options is the fair market value of common stock on the date of the grant. The options vest immediately. All options expire ten years after the date of the grant. The 1996 Incentive and Non-Qualified Stock Option Plan enables Bancorp to design a flexible compensation package in order to attract and retain those officers, directors and other key employees and other individuals who will most effectively advance the interests of Bancorp and its shareholders. Under this Plan, Bancorp may grant incentive stock options, non-qualified stock options and stock appreciation rights.

The 1996 Plan is administered by the Compensation Committee appointed by the Board of Directors of Bancorp. The Committee consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, other key employees and other individuals to whom awards shall be granted, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, accelerate any vesting period or exchange any such grant with a new grant.

Under the 2001 Restricted Stock Plan, Cornerstone may grant awards of restricted stock to officers, directors and other key employees and other individuals who will most effectively address the interests of Bancorp and its shareholders. The Plan is administered by the Compensation Committee, which consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, directors and other key employees and other individuals to whom shares of Restricted Stock shall be awarded, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, and to make all determinations required or provided and the 2001 Restricted Stock Plan. The Restricted Shares granted to employees during 2004 vest in installments and the vesting schedule is as follows: 40% on the anniversary date of the grant in 2006, 20% in 2007, 20% in 2008, and 20% in 2009.

Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance

Effective November 27, 2000, Cornerstone entered into an employment agreement with Merrill J. Forgotson (the Forgotson Employment Agreement”) pursuant to which Mr. Forgotson serves as President and CEO of Cornerstone. The Forgotson Employment Agreement provides for an initial annual base salary of $187,500, which amount is subject to annual increases as determined by the Board. Mr. Forgotson is also entitled to participate in compensation and benefit plans available to executive officers of Cornerstone. The Forgotson Employment Agreement will terminate on the earlier of (i) Mr. Forgotson’s death or disability, (ii) voluntary termination by Mr. Forgotson or (iii) termination of Mr. Forgotson by Cornerstone (either for cause or otherwise). If Mr. Forgotson’s employment is terminated by Cornerstone without cause, Cornerstone would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Forgotson’s employment without cause, or for 36 months following termination due to a change in control of Cornerstone, Mr. Forgotson shall be entitled to continue to participate in Cornerstone’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of Cornerstone or if Cornerstone seeks to terminate the Forgotson Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Forgotson Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with Cornerstone, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of Cornerstone or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Forgotson entered into the Forgotson Retention Agreement. See “PROPOSAL ONE - THE MERGER - Interests of Cornerstone Directors and Executive Officers in the Merger that are Different than Yours-New Agreement With Mr. Forgotson” on page 47 for further information regarding the Forgotson

Retention Agreement. The Forgotson Retention Agreement supersedes the Forgotson Employment Agreement dated as of November 27, 2000 with Cornerstone and Cornerstone Bank.

Effective July 1, 1995, Cornerstone entered into an employment agreement with James P. Jakubek (the Jakubek Employment Agreement”) pursuant to which Mr. Jakubek serves as Executive Vice President of Cornerstone. The Jakubek Employment Agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $125,000, which amount is subject to annual increases as determined by the Board. Mr. Jakubek is also entitled to participate in compensation and benefit plans available to executive officers of Cornerstone. The Jakubek Employment Agreement will terminate on the earlier of (i) Mr. Jakubek’s death or disability, (ii) voluntary termination by Mr. Jakubek or (iii) termination of Mr. Jakubek by Cornerstone (either for cause or otherwise). If Mr. Jakubek’s employment is terminated by Cornerstone without cause, Cornerstone would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Jakubek’s employment without cause, or for 36 months following termination due to a change in control of Cornerstone, Mr. Jakubek shall be entitled to continue to participate in Cornerstone’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of Cornerstone, or if Cornerstone seeks to terminate the Jakubek Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Jakubek Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with Cornerstone, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of Cornerstone or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Jakubek entered into the Jakubek Consulting Agreement. See “PROPOSAL ONE - THE MERGER - Interests of Cornerstone Directors and Executive Officers in the Merger that are Different than Yours - New Agreement with Mr. Jakubek” on page 48 for further information regarding the Jakubek Consulting Agreement.

Effective July 1, 1995, Cornerstone entered into an employment agreement with Paul H. Reader (the “Reader Employment Agreement”) pursuant to which Mr. Reader serves as Senior Vice President of Cornerstone. The Reader Employment Agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $100,000, which amount is subject to annual increases as determined by the Board. Mr. Reader is also entitled to participate in compensation and benefit plans available to executive officers of Cornerstone. The Reader Employment Agreement will terminate on the earlier of (i) Mr. Reader’s death or disability, (ii) voluntary termination by Mr. Reader or (iii) termination of Mr. Reader by Cornerstone (either for cause or otherwise). If Mr. Reader’s employment is terminated by Cornerstone without cause, Cornerstone would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Reader’s employment without cause, or for 36 months following termination due to a change in control of Cornerstone, Mr. Reader shall be entitled to continue to participate in Cornerstone’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of Cornerstone, or if Cornerstone seeks to terminate the Reader Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Reader Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with Cornerstone, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of Cornerstone or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Reader entered into the Release, Consulting and Noncompetition Agreement. See “PROPOSAL ONE - THE MERGER - Interests of Cornerstone Directors and Executive Officers in the Merger that are Different than Yours - New Agreement with Mr. Reader” on page 48 for further information regarding the Reader Consulting Agreement.

Effective October 22, 2001, Cornerstone entered into a change of control agreement with Ernest J. Verrico (the “Verrico Agreement”) pursuant to which Mr. Verrico serves as Vice President and Chief Financial Officer of Cornerstone. If there is a change in control of Cornerstone he is entitled to the following: (i) a credit for years of service with Cornerstone, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of Cornerstone or of any successor entity; (ii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iii) following the 18-month period referred to in (ii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Verrico entered into the Verrico Retention Agreement. See “PROPOSAL ONE - THE MERGER - Interests of Cornerstone Directors and Executive Officers in the Merger that are Different than Yours - New Agreement with Mr. Verrico” on page 49 for further information regarding the Verrico Retention Agreement. The Verrico Retention Agreement supersedes the Verrico Agreement.

Pursuant to the terms of the Verrico Retention Agreement, on December 30, 2005 Cornerstone or Cornerstone Bank will pay Mr. Verrico a lump sum equal to $739,087 upon his execution of a General Release. Upon the effectiveness of the merger, Mr. Verrico will be employed by NewAlliance Bank as the First Vice President and Financial Reporting Officer for a period of six months (the “Retention Period”), unless the Verrico Retention Agreement is sooner terminated in accordance with its terms. Upon his employment by NewAlliance Bank, Mr. Verrico will receive a base salary of $143,000 per annum and will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees. Mr. Verrico also will be eligible to participate in NewAlliance Bank’s 401(k) Plan, defined benefit pension plan and Employee Stock Ownership Plan. Mr. Verrico will not receive credit for service at Cornerstone or Cornerstone Bank for any purpose except for purposes of determining eligibility to participate in NewAlliance Bank’s defined benefit pension plan, Employee Stock Ownership Plan and health, life and disability insurance plans. During the Retention Period, Mr. Verrico will receive use of an automobile.

For purposes of the Forgotson Employment Agreement, the Jakubek Employment Agreement, the Reader Employment Agreement and the Verrico Agreement, the definition of “Change in Control” of Cornerstone is the same as the definition of “Change of Control” in the Stock Plans. The Stock Plans provide for certain “Change Events”: (i) a reorganization, merger, or consolidation of Cornerstone in which Cornerstone is not the surviving corporation; (ii) the dissolution or liquidation of Cornerstone; (iii) a sale or lease of 50% or more, computed on the basis of book value, of Cornerstone’s consolidated assets; or (iv) a “Change of Control.” A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of Cornerstone, (ii) any person holds revocable or irrevocable proxies, as to the election or removal of directors of Cornerstone, for 25% or more of the total number of voting shares of Cornerstone, (iii) any person has entered into an agreement or received an option for the acquisition of beneficial ownership of 25% or more of the total number of voting shares of Cornerstone, whether or not the requisite approval for such acquisition has been received under the applicable laws or the respective regulations issued thereunder; or (iv) as the result of or in connection with any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of Cornerstone before such transaction shall cease to constitute at least two-thirds of the Board of Directors of Cornerstone or any successor corporation. In the event such a Change Event occurs, any then-existing deferral periods for exercising any stock option shall be accelerated and all outstanding options will be exercisable in full on or before a date fixed by the Compensation Committee prior to the effective time of the Change Event and any then-existing vesting periods for restricted stock shall be accelerated and all outstanding awards of restricted stock shall become fully vested prior to the effective time of the Change Event. The Merger will result in a Change of Control.

Effective April 1, 2002, the Bank entered into Salary Continuation Agreements with Messrs. Forgotson, Jakubek, Reader, and Verrico to encourage these executives to remain employees of the Bank. Normal retirement benefits are set forth in each Salary Continuation Agreement and will be paid to these executives upon termination of their employment on or after the normal retirement age (age 65) for reasons other than death or termination for cause and will be paid from the general assets of the Bank. The Bank will pay the annual benefit to the executive in 12 equal monthly installments commencing with the month following the executive’s normal retirement date and pay the annual benefit for a period of 15 years. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank’s Board of Directors, at its sole discretion, may increase the benefit. The amount of the normal annual benefit of the executive and normal retirement date for each Bancorp executive is as follows: Merrill J. Forgotson $100,700, December 2007; James P. Jakubek $96,800, September 2014; Paul H. Reader $113,200, May 2023; and Ernest J. Verrico $108,900, May 2020. The Bank’s Board of Directors, in its sole discretion, may increase the amount of the annual benefit. In the event of voluntary early termination, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. As of December 31, 2004, Messrs. Jakubek and Reader are fully vested and Messrs. Forgotson and Verrico become fully vested in 2005 and 2010, respectively. In the event of involuntary early termination, the benefit will be the normal retirement benefit and will be paid to the executive at normal retirement age. In the event of disability, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. In the event of death during active employment, the benefit will be the normal retirement benefit and paid to the employee’s beneficiary in either 12 equal monthly installments commencing the month following the executive’s death and will be paid for a period of 15 years or the executive’s beneficiary may petition the Bank to pay the present value of the death benefit in a lump sum. In the event of death during the payment of the benefit, the Bank will pay the remaining benefits to the executive’s beneficiary at the same time and in the same amounts they would have been paid to the executive had the executive survived. In the event of the executive’s death after termination of employment but before payment of the benefit, the Bank will pay the same benefit payments to the executive’s beneficiary that the executive was entitled to prior to death except that the benefit payments will commence on the first day of the month following the date of the executive’s death. In the event that the executive was terminated for cause, the Bank will not pay any benefit under the agreement. The Bank will not pay any benefit if the executive commits suicide within three years after the date of the agreement. The Bank will not pay any benefits if the executive, within 18 months after termination of employment and without the prior written consent of the Bank, engages in any enterprise which is competitive with any business carried on by the Bank. This will not apply following an involuntary early termination. The executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under the Salary Continuation Agreements. The benefits represent the mere unsecured promise by the Bank to pay such benefits.

The Bank has recognized certain officers who have performed services for the Bank. In recognition of these services, the Bank acquired life insurance pursuant to Split Dollar arrangements on certain selected officers including Messrs. Jakubek, and Reader for which the Bank pays the entire amount of each premium. The Bank’s interest in the policies is the aggregate of the premiums paid by the Bank. The Bank is designated the named fiduciary under the Split Dollar plan and controls and manages the operation of the plan. The Split Dollar plan is evidenced by an agreement between the officer and the Bank and the agreement will automatically terminate on the termination of the employment of the officer, the bankruptcy of the Bank or the surrender or lapse of the policy. The officer, for the thirty (30) days immediately following the date on which any such termination occurs, has the right to purchase the policy by paying the Bank an amount equal to the Bank’s interest in the policy.

When Mr. Forgotson joined the Bank in November, 2000, the Bank assumed the Split Dollar payment obligations and collateral lien positions previously held by his former employer. The collateral assignment provided the Bank with a lien on the death benefit and cash surrender value of the policies only to the extent of and to secure the repayment of the Bank’s payments (without interest) thereon. The assumption of the Split Dollar policies and all other payments were collateralized by a lien on the subject policies and repayable at the earlier of Mr. Forgotson’s death, January 1, 2010, the date the policies were terminated or when Mr. Forgotson left the employment of the Bank.

In January 2003, the Bank at Mr. Forgotson’s request, and in recognition of the implications of changes in the law effecting such arrangement, made the payments which were then due under the Policies. As has been the case in recent years, Mr. Forgotson then paid the Bank the amount of the economic value of the term component of the insurance. The Bank has determined that the appropriate methodology for Mr. Forgotson to retain this perquisite, is to treat the Bank’s payment on his behalf as additional compensation to Mr. Forgotson. Implicit in this decision is the fact that without any other payment to Mr. Forgotson, he would have substantial additional tax liabilities on the additional compensation. The Bank negotiated this matter with Mr. Forgotson. As a result thereof, it was agreed that the Bank would partially “gross-up” such additional compensation to Mr. Forgotson for 2003 and the four subsequent years. Likewise, the Bank agreed to modify Mr. Forgotson’s Employment Contract and Split Dollar Insurance Agreement accordingly. The additional compensation received by Mr. Forgotson as a result hereof would be considered as a part of his total compensation with respect to any annual review of merit increases and/or bonuses.

Audit Committee Report

The Audit Committee has (i) reviewed and discussed Cornerstone’s audited consolidated financial statements for the year ended December 31, 2004 with management, (ii) discussed with KPMG LLP, independent registered public accounting firm for Cornerstone, the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), (iii) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and (iv) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Cornerstone for the year ended December 31, 2004 be included in Cornerstone’s Annual Report on Form 10-KSB for filing with the SEC.

Signed: The Audit Committee of Cornerstone Bancorp, Inc.
Joseph A. Maida, Chairman
Joseph S. Field
J. James Gordon

PROPOSAL THREE – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS CORNERSTONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2005

The Audit Committee, in its capacity as a committee of the Board of Directors, has selected KPMG LLP as independent registered public accounting firm to audit the consolidated financial statements of Cornerstone for the fiscal year ending December 31, 2005. KPMG LLP served as Cornerstone’s independent registered public accounting firm for the fiscal year ended December 31, 2004 and has reported on Cornerstone’s consolidated financial statements for such year. Before appointing KPMG LLP, the Audit Committee considered the matters discussed under the heading “Audit Committee Report” and also determined that KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees discussed below) was compatible with maintaining KPMG LLP’s independence.

A representative of KPMG LLP will be present at the Annual Meeting. The representative will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Fees billed by KPMG LLP to Cornerstone in 2004 were as follows:

Audit Fees

Fees of $172,800 were billed by KPMG LLP for the audit of Cornerstone’s annual consolidated financial statements for the year ended December 31, 2004 and for the review of interim consolidated financial statements included in Form 10-QSB filings made during the year. The comparable amount for the year ended December 31, 2003 was $123,025.

Audit Related Fees

There were no audit related fees billed by KPMG LLP in 2004 and 2003.

Tax Fees

Fees of $19,500 were billed by KPMG LLP for tax services rendered to Cornerstone during the year ended December 31, 2004. The comparable amount for the year ended December 31, 2003 was $17,800. Tax services principally consist of preparation of corporate income tax returns.

All Other Fees

There were no fees billed by KPMG LLP for services rendered to Cornerstone in 2004, other than those included in the three categories listed above.

The Audit Committee Charter provides that all non-audit services not described in the engagement letter be pre-approved by the Audit Committee unless such pre-approval is not required by the de minimus exception in the rules of the SEC. The Audit Committee may delegate such pre-approval to one or more designated members of the Audit Committee, but has not done so to date. The tax fees paid in 2004 were described in the engagement letter.

While shareholder ratification is not required for the selection of KPMG LLP and since the Audit Committee has the responsibility for selecting Cornerstone’s independent registered public accounting firm, the selection is being submitted for ratification at the Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee and Board of Directors will take into consideration in future deliberations. The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Audit Committee, in its capacity as a committee of the Board of Directors, of KPMG LLP as independent registered public accounting firm. Abstentions will have the effect of a vote against this matter; non-votes will have no effect on this matter. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cornerstone’s directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file certain reports with the SEC during and for the year ended December 31, 2004 concerning their beneficial ownership of the Common Stock. Based solely upon Cornerstone’s review of the copies of such reports received by it, and on written representations by certain reporting persons, Cornerstone believes that during the year ended December 31, 2004 all such reports were filed on a timely basis with the exception of the following: one late Form 4 for each of the non-employee directors regarding a grant of restricted options.

Certain Relationships and Related Transactions

As of December 31, 2004, loans to directors, principal officers and their associates and affiliated businesses totaled $1,973,000, or approximately 9% of Cornerstone’s equity capital accounts. All loans made by the Bank to such persons were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectability or present other unfavorable features.

SECURITIES OWNERSHIP OF CORNERSTONE

Security Ownership of Principal Shareholders

The following table sets forth, as of June 22, 2005, certain information known to Cornerstone regarding the beneficial ownership of the Common Stock as of such date by each person known by Cornerstone to own beneficially more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

The Estate of Melvin L. Maisel	97,725 (a)	7.5%
36 Birchwood Dr.
Greenwich, CT 06831

Paul H. Reader	82,363 (b)	6.1%
181 Carter St.
New Canaan, CT 06840

Stuart Weitzman	95,940 (c)	7.4%
169 Taconic Road
Greenwich, CT 06831

Wellington Management Company, LLP	75,900 (d)	5.9%
75 State St.
Boston, MA 02109

(a)	Mr. Maisel is deceased as of March 6, 2005.

(b)	Information with respect to Mr. Reader’s beneficial ownership is described below in “Security Ownership of Management.”

(c)
The shares shown as beneficially owned by Mr. Weitzman were those reported as beneficially owned by him as of December 31, 2004 in his Schedule 13G filed February 14, 2005 with the SEC. Such Schedule 13G indicated that Mr. Weitzman has sole voting and dispositive power with respect to all shares reported as beneficially owned.

(d)
The shares shown as beneficially owned by Wellington Management Company, LLC (“WMC”), were those reported as beneficially owned by them as of December 31, 2004 in a Schedule 13G (under Rule 13d-102) filed February 14, 2005 with the SEC. Such Schedule 13G indicated that WMC in its capacity as investment advisor may be deemed to beneficially own 75,900 shares of Cornerstone Bancorp which are held of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

Security Ownership of Management

The following table sets forth, as of June 22, 2005, certain information known to Cornerstone regarding the beneficial ownership of the Common Stock as of such date by (i) each director of Cornerstone, (ii) the executive officers of Cornerstone named in the Summary Compensation Table and (iii) all directors and executive officers of Cornerstone as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Joseph S. Field, Jr	43,670 (a)	3.4%

Merrill J. Forgotson	56,678 (b)	4.3%

J. James Gordon	3,769 (c)	*

James P. Jakubek	37,294 (d)	2.8%

Stanley A. Levine	10,252 (e)	*

Joseph A. Maida	14,790 (f)	1.1%

Leonard Miller	775 (g)	*

Ronald C. Miller	41,419 (h)	3.2%

Courtney A. Nelthropp	6,005 (i)	*

Martin Prince	50,106 (j)	3.9%

Paul H. Reader	82,363 (k)	6.1	% *

Donald Sappern	6,301 (l)	*

Ernest J. Verrico	7,800 (m)	*

Joseph D. Waxberg	8,323 (n)	*

All directors and executive officers as a Group (15 persons)	372,467 (o)	26.0%

*	Less than 1% of the outstanding Common Stock.
(a)
Includes 39,304 shares owned by Mr. Field in an individual retirement account, 728 shares owned by Mr. Field’s spouse in an individual retirement account, 3,113 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(b)
Includes 12,320 shares owned by Mr. Forgotson’s spouse, 60 shares owned by Mr. Forgotson’s minor child, 10,398 shares owned by a trust in which Mr. Forgotson’s wife and Paul H. Reader are trustee, 26,200 shares that may be acquired within 60 days upon exercise of stock options and 7,700 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(c)	Includes 1,078 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.
(d)
Includes 1,456 shares owned by Mr. Jakubek as custodian for his minor children, 17,620 shares that may be acquired within 60 days upon exercise of stock options, and 7,500 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(e)
Includes 4,497 shares owned jointly with Mr. Levine’s spouse, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(f)
Includes 3,110 shares owned by Mr. Maida’s minor children, 110 shares owned by Mr. Maida in an individual retirement account, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(g)	Includes 275 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.
(h)
Includes 10,021 shares owned jointly with Mr. Miller’s spouse, 3,509 shares owned by Mr. Miller’s spouse in a retirement plan, 19,542 shares owned by Mr. Miller in an individual retirement account, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(i)
Includes 2,363 shares owned jointly with Mr. Nelthropp’s spouse, 3,113 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(j)
Includes 16,637 shares owned by a corporate pension plan in which Mr. Prince and his spouse participate and for which they are both trustees, 30,088 shares owned jointly by Mr. Prince and his spouse, 2,205 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(k)
Includes 1,210 shares owned jointly with Mr. Reader’s spouse, 885 shares owned by Mr. Reader’s minor children, 52,105 shares that may be acquired within 60 days upon exercise of stock options and 6,650 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(l)
Includes 3,680 shares owned by Mr. Sappern in an individual retirement account, 319 shares owned by Mr. Sappern’s spouse in an individual retirement account, 451 shares owned by a corporation that is 100% owned by Mr. Sappern, 1,325 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(m)	Includes 2,600 shares that may be acquired within 60 days upon exercise of stock options and 5,200 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.
(n)	Includes 2,205 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.
(o)	Includes 138,749 shares that may be acquired within 60 days upon exercise of stock options.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in next year’s proxy materials must be received by Cornerstone a reasonable time before Cornerstone begins to print and mail the proxy material for such meeting; Cornerstone will provide such deadline in a Form 10-QSB to be filed with the SEC. Any such proposal must comply with the rules of the SEC. Shareholder proposals submitted to be considered at the 2006 Annual Meeting without inclusion in next year’s proxy materials must be received by Cornerstone a reasonable time before Cornerstone begins to mail the proxy material for such meeting; Cornerstone will provide such deadline in a Form 10-QSB to be filed with the SEC. If Cornerstone is not notified of such a shareholder proposal by the deadline, then proxies held by management of Cornerstone may provide the proxies discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Proposals should be addressed to Leigh A. Hardisty, Secretary, Cornerstone Bancorp, Inc., 550 Summer Street, Stamford, Connecticut 06901. It is urged that such proposals be sent by certified mail, return receipt requested.

Nominations of persons for election to the Board of Directors may be made by any shareholder of Cornerstone entitled to vote for the election of directors who complies with certain notice procedures set forth in Cornerstone’s Certificate of Incorporation and Bylaws. Shareholder nominations must be made pursuant to timely notice in writing to the Secretary of Cornerstone. To be timely, a shareholder’s nomination must be delivered to the Secretary of Cornerstone at the principal executive offices of Cornerstone not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date, notice by the shareholder, to be timely, must be so delivered no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or 10 days following public announcement of the date of such meeting. A shareholder’s nomination must set forth, to the extent known: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address of such shareholder and (ii) the number of shares of Common Stock owned by such shareholder.

SHAREHOLDER COMMUNICATIONS

Shareholder communications to the Board of Directors of Cornerstone or to an individual director, other than for proposals submitted for inclusion in next year’s proxy materials or nominations of persons for election to the Board of Directors, should be addressed to Merrill J. Forgotson, President, Cornerstone Bancorp, Inc., 550 Summer Street, Stamford, Connecticut 06901. All communications will be relayed to the Board or the individual director except that communications from an officer or director of the company will not be viewed as shareholder communications and communications from an employee or agent of Cornerstone will be viewed as shareholder communications only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

OTHER MATTERS

Cornerstone does not expect that any matters other than those described in this document will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the Cornerstone proxy card, to vote proxies in accordance with the determination of a majority of Cornerstone’s Board of Directors, including, without limitation, a motion to adjourn or postpone the annual meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise.

EXPERTS

The financial statements incorporated in this proxy statement/prospectus by reference to NewAlliance’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cornerstone at December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, which are set forth in Cornerstone’s Annual Report on Form 10-KSB attached as Appendix C and made a part of this proxy statement/prospectus, have been included in this document in reliance on the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of NewAlliance’s common stock to be issued in the merger will be passed upon by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut. Certain federal income tax matters described herein will also be passed upon by Tyler Cooper & Alcorn, LLP.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEWALLIANCE BANCSHARES, INC.

AND

NEWALLIANCE BANK

AND

CORNERSTONE BANCORP, INC.

AND

CORNERSTONE BANK

DATED AS OF

April 12, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

                This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of April 12, 2005 is by and among NEWALLIANCE BANCSHARES, INC. a Delaware Corporation (“NewAlliance”), NEWALLIANCE BANK, a Connecticut chartered savings bank and wholly owned subsidiary of NewAlliance (“NAB”), CORNERSTONE BANCORP, INC., a Connecticut corporation (“CBI”), and CORNERSTONE BANK, a Connecticut chartered savings bank and wholly-owned subsidiary of CBI (“Cornerstone”).

W I T N E S S E T H:

                WHEREAS, the Boards of Directors of NewAlliance, NAB, CBI and Cornerstone have determined that it is in the best interest of their respective companies and shareholders to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein:

CBI will merge with and into NewAlliance, with NewAlliance being the surviving entity (the “Merger”); and

Prior to the consummation of the Merger, NAB and Cornerstone will enter into a merger agreement, in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which Cornerstone will merge with and into NAB, with NAB being the surviving entity (the “Bank Merger”), which Bank Merger shall be consummated immediately following the Merger;

               WHEREAS, all of the directors of CBI have agreed, in their capacities as shareholders of CBI, to vote their shares of CBI Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NewAlliance prior to or on the date hereof in the form attached hereto as Exhibit B; and

               WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

               1.1       Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

               “Acquisition Agreement” shall have the meaning set forth in Section 11.1.9 hereof.

               “Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving CBI or any CBI Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               “Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder) involving CBI or any CBI Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

               “Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

               “AMEX” shall mean the American Stock Exchange.

               “Average Closing Price” of NewAlliance Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of NewAlliance Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive NYSE trading days ending at the close of trading on the Determination Date.

               “Banking Law” shall mean the Banking Law of Connecticut, CGS §36a-1 et seq., as amended.

               “Bank Merger” shall have the meaning set forth in the Recitals hereto.

               “Bank Merger Agreement” shall have the meaning set forth in the Recitals hereto.

               “Bank Regulator” shall mean any federal or state banking regulator that regulates NAB or Cornerstone, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the Department, and the FRB.

               “BIF” shall mean Bank Insurance Fund administered by the FDIC.

               “BHCA” shall mean Bank Holding Company Act of 1956, as amended.

               “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

               “Cash Election Consideration” shall have the meaning set forth in Section 3.1.3 hereof.

               “Cash Election Price” shall have the meaning set forth in Section 3.1.3 hereof.

               “CBI” shall mean Cornerstone Bancorp, Inc., a Connecticut corporation with its principal office located at 550 Summer Street, Stamford, Connecticut 06901.

               “CBI Common Stock” shall mean the common stock, par value $.01 per share, of CBI.

               “CBI Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by CBI to NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

               “CBI Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other material incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of CBI or any CBI Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

               “CBI Executive Officer and Director Agreements” shall mean the CBI and Cornerstone Employment Agreements, the CBI Change in Control Agreement, the Cornerstone Salary Continuation Agreements, the CBI Director Compensation Plan, and the CBI Stock Plans.

               “CBI Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of CBI as of December 31, 2004, 2003 and 2002 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of CBI for each of the three (3) years ended 2004, 2003 and 2002 as filed by CBI in its Securities Documents.

               “CBI Option Plans” shall mean the CBI 1986 Incentive and Non-Qualified Stock Option Plan and the CBI 1996 Stock Plan.

               “CBI Stock Plans” shall mean the CBI Option Plans and the 2001 Restricted Stock Plan.

                 “CBI Subsidiary” shall mean a Subsidiary controlled by CBI.

                 “Certificate” shall mean certificates evidencing shares of CBI Common Stock.

                 “CGS” shall mean the Connecticut General Statutes, as amended.

                 “Closing” shall have the meaning set forth in Section 2.3 hereof

                 “Closing Date” shall have the meaning set forth in Section 2.3 hereof.

               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               “Code” shall mean the Internal Revenue Code of 1986, as amended.

               “Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

               “Continuing Employee” shall have the meaning set forth in Section 7.5.2 hereof.

               “Cornerstone” shall mean Cornerstone Bank, a Connecticut-chartered savings bank with its principal offices located at 550 Summer Street, Stamford, Connecticut 06901.

               “DGCL” shall mean the Delaware General Corporation Law, as amended.

               “Department” shall mean the Connecticut Department of Banking.

               “Determination Date” shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

               “DOJ” shall mean the United States Department of Justice.

               “Effective Date” shall mean the date on which the Effective Time occurs.

               “Effective Time” shall mean the date and time specified pursuant to Section 2.3 hereof as the effective time of the Merger.

               “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; the Connecticut Transfer Act, CGS §22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

               “Exchange Agent” shall mean American Stock Transfer and Trust Company or another reputable exchange agent designated by NewAlliance and reasonably acceptable to CBI, which shall act as agent for NewAlliance in connection with the exchange procedures for converting Certificates and Options into the Merger Consideration.

                “Exchange Fund” shall have the meaning set forth in Section 3.3.1 hereof.

                 “FDIA” shall mean the Federal Deposit Insurance Act, as amended

                 “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

                 “Fill Option” shall have the meaning set forth in Section 11.1.10 hereof.

               “Final Index Price” shall mean the market-weighted closing prices of the members of the Index Group for the same trading days used in calculating the Average Closing Price.

               “Fractional Share Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

               “FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

               “GAAP” shall mean accounting principles generally accepted in the United States of America.

               “Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

               “HOLA” means the Home Owners’ Loan Act.

               “Index Group” shall mean The SNL Thrift Index.

               “Initial Index Price” shall mean the market-weighted closing prices of the members of the Index Group on the date hereof, as published by SNL Financial.

               “Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

               “Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

               “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or reasonably should have been known, by the executive officers and directors of such Person (in the ordinary performance of their duties without additional inquiry specific to this Agreement), and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

               “Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

               “Material Adverse Effect” shall mean, with respect to CBI or NewAlliance, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CBI and its Subsidiaries taken as a whole, or NewAlliance and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CBI, on the one hand, or NewAlliance, on the other hand, to consummate the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, and (d) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated in this Agreement.

               “Materials of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated at the Effective Time as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

               “Maximum Premium Amount” shall have the meaning set forth in Section 7.6.1 hereof.

               “Merger” shall have the meaning set forth in the Recitals hereto.

               “Merger Consideration” shall mean the consideration paid by NewAlliance to holders of CBI Common Stock and Options under Section 3.1 hereof.

               “Merger Registration Statement” shall have the meaning set forth in Section 8.2 hereto.

               “NASDAQ” shall mean the National Association of Securities Dealers Automatic Quotation System, f/k/a “National Market”, and now know as “The NASDAQ Stock Market.”

               “NewAlliance” shall mean NewAlliance Bancshares, Inc., a Delaware corporation with its principal office at 195 Church Street, New Haven, Connecticut 06510 which shall be the surviving corporation in the Merger.

               “NewAlliance Amendment” shall have the meaning set forth in Section 6.10(b) hereof.

               “NAB” shall mean NewAlliance Bank, a Connecticut-chartered stock savings bank with its principal offices located at 195 Church Street, New Haven, Connecticut 06510.

               “NewAlliance Common Stock” shall mean the common stock, par value $0.01 per share, of NewAlliance.

               “NewAlliance Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by NewAlliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

               “NewAlliance Employee Plan(s)” shall mean all qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of NewAlliance or any NewAlliance Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

               “NewAlliance Financial Statements” shall mean the unaudited interim and audited consolidated financial statements of NewAlliance, as of the end of each calendar quarter and fiscal year, respectively, following March 31, 2004 as filed by NewAlliance in its Securities Documents.

               “NewAlliance Ratio” shall have the meaning set forth in Section 11.1.10 hereof.

               “NewAlliance Starting Price” of NewAlliance Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of NewAlliance Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the fifteen (15) consecutive NYSE trading days ending at the close of trading on the date prior to the date hereof.

               “NewAlliance Subsidiary” shall mean a Subsidiary controlled by NewAlliance.

                “NYSE” shall mean the New York Stock Exchange, Inc.

                “Option Consideration” shall have the meaning set forth in Section 3.1.4 hereof.

               “Options” shall mean options to purchase shares of CBI Common Stock granted pursuant to the CBI Option Plans as set forth in Section 4.1 of the CBI Disclosure Schedule.

                “Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

                 “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

                 “PCAOB” shall mean the Public Company Accounting Oversight Board.

               “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

               “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1 hereof.

               “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

               “SEC” shall mean the Securities and Exchange Commission.

               “Securities Act” shall mean the Securities Act of 1933, as amended.

               “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, provided, however, that SEC Forms 3, 4, 5 and 144 and Schedules 13D and 13G shall not be deemed to be Securities Documents.

               “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

                “Stock Conversion Number” shall have the meaning set forth in Section 3.2 hereof.

                “Stock Election Price” shall have the meaning set forth in Section 3.1.2 hereof.

                “Stock Election Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

                “Stock Merger Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

               “Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

               “Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

                “Surviving Bank” shall mean NAB as the resulting institution of the Bank Merger.

                “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

               “Tax” shall have the meaning set forth in Section 4.10.5 hereof.

                “Tax Return” shall have the meaning set forth in Section 4.10.5 hereof.

                “Termination Date” shall mean February 28, 2006.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1       The Merger.  As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time the Merger will be consummated by the merger of CBI with and into NewAlliance, with NewAlliance as the surviving corporation (the “Surviving Corporation”) in accordance with the provisions of the DGCL. At the Effective Time of the Merger, each share of CBI Common Stock and each Option will be converted into the right to receive the Merger Consideration, as applicable, pursuant to the terms of Article III hereof. The parties agree that the target date for the Effective Time is January 2, 2006.

2.2       The Bank Merger.  The Bank Merger shall be consummated immediately following the Merger.

2.3       Effective Time.  The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing (“Closing Date”), in accordance with the DGCL (the “Closing”). The “Effective Time” of the Merger shall be the close of business on the date that the certificate of merger as to the Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in such certificate of merger.

2.4       Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws of NewAlliance as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.5       Directors and Officers of Surviving Corporation.  The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of NewAlliance immediately prior to the Effective Time. The officers of NewAlliance immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

2.6       Directors and Officers of Surviving Bank.  The directors of NAB immediately after the Effective Time shall be the directors of NAB immediately prior to the Effective Time. The officers of NAB immediately prior to the Effective Time, together with any additional officers of Cornerstone as the directors of NAB may appoint, shall be the officers of the Surviving Bank immediately after the Effective Time.

2.7       Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of CBI (or Cornerstone) acquired or to be acquired by reason of, or as a result of, the Merger or Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, CBI, Cornerstone and their officers and directors shall be deemed to have granted to the Surviving Corporation and Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation and the Surviving Bank are fully authorized in the name of CBI, Cornerstone or otherwise to take any and all such action.

2.8       Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL with respect to NewAlliance and CBI, and the Bank Merger shall have the effects set forth in Banking Law with respect to NAB and Cornerstone.

2.9       Possible Alternative Structures.  Prior to the Effective Time, NAB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, provided that (i) there are no adverse federal or state income tax consequences to CBI and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of CBI Common Stock and Options under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of CBI’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of any Governmental Entity.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1       Exchange of CBI Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of NewAlliance, NAB, CBI, Cornerstone or the holders of any of the shares of CBI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1    All shares of CBI Common Stock held in the treasury of CBI and each share of CBI Common Stock owned by NewAlliance or any direct or indirect wholly owned subsidiary of NewAlliance or of CBI immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

3.1.2     Each outstanding share of CBI Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of NewAlliance Common Stock (the “Stock Election Consideration”) shall, subject to the provisions of Section 3.3 generally, be converted into and become the right to receive from NewAlliance 2.518 shares of NewAlliance Common Stock (the “Stock Election Price”).

3.1.3    Each outstanding share of CBI Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash (the “Cash Election Consideration”) shall, subject to the provisions of Section 3.1.7, be converted into the right to receive a cash payment of thirty five ($35.00) dollars (the “Cash Election Price”).

3.1.4    Each Option which remains issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Cash Election Price and the exercise price of such Option for each share of CBI Common Stock subject to such Option (the “Option Price”) by (ii) the number of shares of CBI Common Stock subject to such Option (this quotient shall be referred to as the “Option Consideration”).

The payment of the Option Consideration referred to in this Section 3.1.4 to each holder of an Option shall be subject to such holder executing such instruments of cancellation, as NewAlliance and CBI may reasonably deem appropriate. NewAlliance, NAB, CBI or Cornerstone shall make necessary tax withholdings from the Option Consideration, as they deem appropriate.

3.1.5    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NewAlliance Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NewAlliance Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NewAlliance. In lieu of the issuance of any such fractional share, NewAlliance shall pay to each former holder of CBI Common Stock who otherwise would be entitled to receive a fractional share of NewAlliance Common Stock, an amount in cash determined by multiplying the Cash Election Price by the fraction of a share of NewAlliance Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof (the “Fractional Share Consideration”). No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of CBI Common Stock owned by a CBI shareholder shall be combined so as to calculate the maximum number of whole shares of NewAlliance Common Stock issuable to such CBI shareholder.

The Stock Election Consideration, the Cash Election Consideration and the Fractional Share Consideration shall be referred to as the “Stock Merger Consideration,” and the Stock Merger Consideration and the Option Consideration are sometimes referred to collectively as the “Merger Consideration.”

3.1.6    After the Effective Time, shares of CBI Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1.6 be a right to receive the Merger Consideration.

3.1.7    Notwithstanding any other provision of this Agreement to the contrary, if the tax opinion referred to in Section 9.1.5 cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then NewAlliance shall reduce the aggregate number of Cash Election Shares, and thereby the aggregate Cash Election Consideration, by the minimum extent necessary to enable such tax opinion to be rendered, and correspondingly increase the aggregate number of shares of CBI Common Stock to be converted into the Stock Election Price.

3.1.8    Each unvested restricted share of CBI Common Stock granted under the CBI Stock Plans which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions at the close of business on the day immediately preceding the Effective Date or such earlier date as may be agreed to by NewAlliance.

3.2       Proration and Election Procedures.  The Parties acknowledge that for United States income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code. Consistent with that intent, notwithstanding any provision of this Agreement to the contrary, the aggregate Merger Consideration payable to all holders of CBI Common Stock shall include such number of shares of NewAlliance Common Stock as is necessary in order that the aggregate number of shares of CBI Common Stock exchanged through the Merger for shares of NewAlliance Common Stock is seventy percent (70%) of the aggregate of (i) the total number of shares of CBI Common Stock issued and outstanding and (ii) the total number of shares of CBI Common Stock subject to Options immediately prior to the Effective Time (the “Stock Conversion Number”). Subject to the Stock Conversion Number, holders of CBI Common Stock may elect to receive shares of NewAlliance Common Stock or the Cash Election Price in exchange for their shares of CBI Common Stock in accordance with the following procedures.

3.2.1    An election form (“Election Form”) will be sent by NewAlliance no later than fifteen (15) Business Days and no earlier than thirty (30) Business Days prior to the expected Effective Time (provided that it need not be sent until the approvals from the Bank Regulators as set forth in Section 8.3 have been obtained) to each holder of record of CBI Common Stock permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive, subject to the proration procedures described in Section 3.2.2, (i) all NewAlliance Common Stock with respect to each share of such holder’s CBI Common Stock, as provided herein (the “Stock Election

Shares"); (ii) all cash with respect to each share of such holder’s CBI Common Stock, as provided herein (the “Cash Election Shares”) or (iii) a combination of Stock Merger Consideration consisting of 70% Stock Election Consideration and 30% Cash Election Consideration with respect to each share of such holder’s CBI Common Stock, as provided herein. Any shares of CBI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form (“Non-Election Shares”) shall be deemed to have elected the Cash Election Consideration and shall be converted into the Cash Election Price in accordance with Section 3.1.3, subject to the pro-ration procedures described in Section 3.2.2.

3.2.2    The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the fifteenth (15th) Business Day following but not including the date of mailing of the Election Form or such other date as NewAlliance and CBI shall mutually agree upon, provided in any event, the Election Deadline shall be at or before the Effective Time. Any election to receive NewAlliance Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received, including by facsimile, by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing CBI Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. Within five (5) Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation, if any, among holders of CBI Common Stock of rights to receive the Stock Election Price and the Cash Election Price as follows:

If the number of Stock Election Shares does not equal the Stock Conversion Number, then the Stock Election Shares and the Cash Election Shares will be converted into the right to receive NewAlliance Common Stock and cash in the following manner:

(a)    If the aggregate number of Stock Election Shares (the “Stock Election Number”) exceeds the Stock Conversion Number, then all CBI Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Election Consideration; and

(b)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election

Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Election Consideration; or

(ii)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Election Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Election Consideration.

3.3      Procedures for Exchange of CBI Common Stock.

3.3.1    NewAlliance to Make Merger Consideration Available.  At or before the Effective Time, NewAlliance shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CBI Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of NewAlliance Common Stock sufficient to pay the Stock Election Price and an estimated amount of cash sufficient to pay the aggregate Option Consideration, the aggregate Cash Election Consideration and the aggregate Fractional Share Consideration payable hereunder (such cash and certificates for shares of NewAlliance Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2     Exchange of Certificates. Within five (5) business days after the Effective Time, NewAlliance shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for, as the case may be, certificates representing the shares of NewAlliance Common Stock, cash in respect of the Cash Election Price, and cash in respect of the Fractional Share Price. The letter of transmittal (which shall be subject to the reasonable approval of CBI) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares (if any) of NewAlliance Common Stock to which such former holder of CBI Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of CBI Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.1.3 hereof, and (iii) a check representing the amount of cash (if any) payable in respect of the Fractional Share Price, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.1.5, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of CBI for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NewAlliance Common Stock until NewAlliance has received the written agreement of such person contemplated by Section 8.4 hereof.

3.3.3     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CBI Common Stock shall have no rights, after the Effective Time, with respect to such CBI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NewAlliance Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with Section 3.3. After the surrender of a Certificate in accordance with Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NewAlliance Common Stock represented by such Certificate.

3.3.4     Surrender by Person Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Stock Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5     Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CBI of the CBI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6     Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, NewAlliance shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NewAlliance (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NewAlliance nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NewAlliance, the posting by such person of a bond in such amount as NewAlliance may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, NewAlliance or the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8     Withholding. NewAlliance or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CBI Common Stock such amounts as NewAlliance (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NewAlliance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CBI Common Stock in respect of whom such deduction and withholding were made by NewAlliance or the Exchange Agent.

3.3.9     Payment of Option Consideration. Immediately prior to the Effective Time, CBI, subject to a review of the calculation by NewAlliance, shall issue and deliver a check representing the Option Price to the holders of the Options, all of which Options shall have been cancelled in connection with Section 3.1.4 above.

3.3.10   Reservation of Shares. Effective upon the date of this Agreement, NewAlliance shall reserve for issuance a sufficient number of shares of the NewAlliance Common Stock for the purpose of issuing shares of NewAlliance Common Stock to the CBI shareholders in accordance with this Article III.

3.3.11   Listing of Additional Shares. Prior to the Effective Time, NewAlliance shall notify the NYSE of the additional shares of NewAlliance Common Stock to be issued by NewAlliance in exchange for the shares of CBI Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

CBI AND CORNERSTONE

               CBI and Cornerstone represent and warrant to NewAlliance and NAB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the CBI DISCLOSURE SCHEDULE delivered by CBI to NewAlliance on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, provided, however, that Cornerstone’s representations and warranties made herein are limited to only representations and warranties with respect to Cornerstone.

4.1       Capital Structure.  The authorized capital stock of CBI consists of 5 million shares of common stock, par value $0.01 per share. As of the date of this Agreement, 1,272,433 shares of CBI Common Stock are issued and outstanding and 41,386 shares of CBI Common Stock are directly or indirectly held by CBI as treasury stock. All outstanding shares of CBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CBI Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the CBI Option Plans pursuant to which there are outstanding options to acquire 177,305 shares of CBI Common Stock, a schedule of which is set forth in Section 4.1 of the CBI DISCLOSURE SCHEDULE, and the CBI Dividend Reinvestment Plan pursuant to which no more than 1,500 shares of CBI Common Stock may be issued within thirty (30) days following the actions by CBI to terminate the plan pursuant to Section 6.17, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of CBI.

4.2       Organization, Standing and Authority of CBI.  CBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBI. CBI is duly registered as a bank holding company under the BHCA. CBI has heretofore delivered to NewAlliance and has included as Section 4.2 of the CBI DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of CBI as in effect as of the date hereof.

4.3       Ownership of CBI Subsidiaries.  Set forth in Section 4.3 of the CBI DISCLOSURE SCHEDULE is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect CBI Subsidiary. Except for (a) capital stock of the CBI Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in the CBI DISCLOSURE SCHEDULE, CBI does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each CBI Subsidiary that are owned by CBI or any CBI Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are directly or indirectly owned by CBI free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any CBI Subsidiary and there are no agreements, understandings or commitments relating to the right of CBI to vote or to dispose of such capital stock or other ownership interests.

4.4       Organization, Standing and Authority of CBI Subsidiaries.  Each CBI Subsidiary is a bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each CBI Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBI. CBI is authorized to own each CBI Subsidiary under the BHCA. The deposit accounts of Cornerstone are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. Cornerstone has paid all premiums and assessments required by the FDIC. CBI has heretofore delivered or made available to NewAlliance and has included as Section 4.4 of the CBI DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of Cornerstone and each other CBI Subsidiary as in effect as of the date hereof.

4.5       Authorized and Effective Agreement.

4.5.1    Each of CBI and Cornerstone has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of CBI’s shareholders of this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBI and Cornerstone, except for the approval of this Agreement by CBI’s shareholders. This Agreement has been duly and validly executed and delivered by CBI and Cornerstone and, assuming due authorization and execution by NewAlliance and NAB, constitutes the legal, valid and binding obligations of CBI and Cornerstone, enforceable against CBI and Cornerstone in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by Cornerstone, will have been duly and validly executed and delivered by Cornerstone and, assuming due authorization and execution by NAB, will constitute the legal, valid and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2    Neither the execution and delivery of this Agreement by CBI or Cornerstone, the execution and delivery of the Bank Merger Agreement by Cornerstone, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CBI and Cornerstone with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CBI or the equivalent documents of any CBI Subsidiary, (ii) except as set forth in Section 4.5.2(ii) of the CBI DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBI or any CBI Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI or any CBI Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CBI or any CBI Subsidiary.

4.5.3    Except as set forth in Section 4.5.3 of the CBI DISCLOSURE SCHEDULE and except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing and effectiveness of the Merger Registration Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of CBI, (iv) the filing of the certificate of merger with respect to the merger of CBI with and into NewAlliance with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, and (v) the approval of the FDIC and the filing of a copy of the Bank Merger Agreement and a copy of the approval of the Commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State with respect to the Bank Merger,  no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of CBI or Cornerstone in connection with the execution and delivery by CBI and Cornerstone of this Agreement, the execution and delivery by Cornerstone of the Bank Merger Agreement, the consummation of the Merger by CBI, and the consummation of the Bank Merger by Cornerstone.

4.5.4    As of the date hereof, neither CBI nor Cornerstone has Knowledge of any reasons relating to CBI or Cornerstone (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of CBI and Cornerstone as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of CBI, could have a Material Adverse Effect on the business of CBI or Cornerstone or materially impair the value of CBI and Cornerstone to NewAlliance or NAB.

4.6       Securities Documents and Regulatory Reports.

4.6.1    Since December 31, 2001, CBI has timely filed with the SEC and AMEX all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

4.6.2    Since December 31, 2001, each of CBI and Cornerstone, has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports, as the same may have been amended, were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 4.6.2 of the CBI DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of CBI and Cornerstone, neither CBI nor Cornerstone was required to correct or change any action, procedure or proceeding which CBI or Cornerstone believes has not been corrected or changed as required as of the date hereof.

4.7       Financial Statements.

4.7.1    CBI has previously delivered or made available to NewAlliance complete and accurate copies of the CBI Financial Statements. The CBI Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of CBI for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-QSB.

4.7.2    Each of the CBI Financial Statements referred to in Section 4.7.1 has been prepared in accordance with GAAP and, if applicable, the accounting pronouncements of the PCAOB, during the periods involved (except for the absence of footnotes and customary yearend adjustments in the case of unaudited interim CBI Financial Statements). The audits of CBI and CBI Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of CBI and the CBI Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CBI and its Subsidiaries. The minute books of CBI and each CBI Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2001 through the date of this Agreement.

4.7.3    Except (i) as set forth in Section 4.7.3(i) of the CBI DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the CBI Financial Statements as of December 31, 2004, 2003 and 2002 (including related notes), (iii) for liabilities incurred since December 31, 2004 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither CBI nor any CBI Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of CBI on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of CBI or the notes thereto.

4.8       Material Adverse Change.  Since January 1, 2005 to the date hereof (i) CBI and each CBI Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CBI.

4.9       Environmental Matters.

4.9.1    Except as set forth in Section 4.9.1 of the CBI DISCLOSURE SCHEDULE, with respect to CBI and each CBI Subsidiary:

(a)         To CBI’s Knowledge, each of CBI and the CBI Subsidiaries, the Participation Facilities and the Loan Properties are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

(b)         CBI has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CBI’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the CBI Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the CBI Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by CBI or any CBI Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

(c)         CBI has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CBI’s Knowledge, no such action is threatened, and to CBI’s Knowledge there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or CBI or any of the CBI Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d)         To CBI’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by CBI or any CBI Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

(e)         Neither CBI nor any CBI Subsidiary has received (and there is no reasonable basis to expect) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)         Except as set forth on Schedule 4.9.1(f) of the CBI DISCLOSURE SCHEDULE, to CBI’s Knowledge there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by CBI or any of the CBI Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by CBI or any of the CBI Subsidiaries or any Participation Facility; and

(g)         To CBI’s Knowledge during the period of (s) CBI’s or any of the CBI Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (t) CBI’s or any of the CBI Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To CBI’s Knowledge, prior to the period of (x) CBI’s or any of the CBI Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (y) CBI’s or any of CBI Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

4.9.2    “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3    Except as set forth in Section 4.9.3 of the CBI DISCLOSURE SCHEDULE, CBI does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by CBI or any CBI Subsidiary or any Participation Facility. CBI has delivered to NAB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

4.9.4    Except as set forth in Section 4.9.4 of the CBI DISCLOSURE SCHEDULE, no real property currently or formerly owned or leased by CBI or any CBI Subsidiary, and, to CBI’s Knowledge, no Loan Property and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, CGS Section 22a-134 et seq. No condition exists at any real property currently or formerly owned or leased by CBI or any CBI Subsidiary, or, to CBI’s Knowledge any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

4.10    Tax Matters.

4.10.1    CBI and each CBI Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. CBI and each CBI Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither CBI nor any CBI Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. Except as set forth in Section 4.10.1 of the CBI DISCLOSURE SCHEDULE, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by CBI or any CBI Subsidiary is pending or, to CBI’s Knowledge, threatened and to CBI’s Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2    CBI and each CBI Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3    Except as set forth in Section 4.10.3 of the CBI DISCLOSURE SCHEDULE, all Tax Returns filed by CBI and its Subsidiaries are complete and accurate. Neither CBI nor any CBI Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the CBI DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to CBI or any CBI Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to CBI’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against CBI or any CBI Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to CBI or any CBI Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by CBI and its Subsidiaries with respect to any Tax matter currently in force.

4.10.4    Except as set forth in Section 4.10.4 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between CBI and Cornerstone), (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by CBI or any CBI Subsidiary (nor does CBI have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

4.10.5    As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.11      Legal Proceedings.  Except as set forth in Section 4.11 of the CBI DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of CBI or any CBI Subsidiary, threatened against CBI or any CBI Subsidiary or against any asset, interest or right of CBI or any CBI Subsidiary, or against any officer, director or employee of any of them, and neither CBI nor any CBI Subsidiary is a party to any unsatisfied order, judgment or decree.

4.12     Compliance with Laws.

4.12.1    Each of CBI and the CBI Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of CBI, no suspension or cancellation of any of the same is threatened.

4.12.2    Except as set forth in Section 4.12.2, or 4.9 as to Environmental Laws, of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, has received written notice of any material uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and,to the Knowledge of CBI, CBI along with its executive officers and directors is not in violation of any Securities Laws; and neither CBI nor any CBI Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that CBI or any CBI Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither CBI nor any CBI Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2001, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of CBI, investigation into the business or operations of CBI, or any CBI Subsidiary. CBI has not received any objection from any regulatory agency to CBI’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of CBI or any of the CBI Subsidiaries.

4.13     Certain Information.   None of the information supplied by CBI, any CBI Subsidiary or their agents or representatives relating to CBI and its Subsidiaries for the purpose of being included or incorporated by reference in the Proxy Statement-Prospectus, as of the date(s) such Proxy Statement-Prospectus is mailed to shareholders of CBI, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify the information as of the earlier date.

4.14     Employee Benefit Plans.

4.14.1    CBI has set forth in Section 4.14.1 of the CBI DISCLOSURE SCHEDULE all CBI Employee Plans, and CBI has previously furnished or made available to NewAlliance accurate and complete copies of the same together with (i) Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

4.14.2    None of CBI, any CBI Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to CBI’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of CBI or any CBI Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

4.14.3    Except as set forth in Section 4.14.3 of the CBI Disclosure Schedule: (a) neither CBI nor any CBI Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by CBI or any CBI Subsidiary with respect to any CBI Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“CBI Defined Benefit Plan”) currently or formerly maintained by CBI or any entity which is considered an affiliated employer with CBI under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full to the extent required by ERISA from time to time; (c) no CBI Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; (d) the fair market value of the assets of each CBI Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such CBI Defined Benefit Plan as of the end of the most recent plan year with respect to the respective CBI Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CBI Defined Benefit Plan as of the date hereof; (e) neither CBI nor any ERISA Affiliate has provided, or is required to provide, security to any CBI Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither CBI nor any ERISA Affiliate has contributed to any “multi-employer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither CBI, nor any ERISA Affiliate, nor any CBI Employee Plan, including any CBI Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which CBI, any ERISA Affiliate, and any CBI Employee Plan, including any CBI Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.14.4    A favorable determination letter has been issued by the Internal Revenue Service, with respect to each CBI Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (a “CBI Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of CBI’s Knowledge, is threatened to be revoked, and CBI does not know of any ground on which such revocation may be based. Except as set forth in Section 4.13.4 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2004 under GAAP, which was not reflected on the consolidated statement of financial condition of CBI at December 31, 2004 included in the CBI Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

4.14.5    Except as specifically identified in Section 4.14.5 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary has any obligations for post-retirement or post-employment benefits (including but not limited to health, life or disability insurance for retirees) under any CBI Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each

CBI Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to CBI.

4.14.6    The CBI Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.7    There are no pending or, to the Knowledge of CBI, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the CBI Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.8    Section 4.14.8 of the CBI DISCLOSURE SCHEDULE sets forth (i) the maximum amount that could be paid to each executive officer and director of CBI or any CBI Subsidiary as a result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements, CBI Executive Officer and Director Agreements and CBI Employee Plans currently in effect, other than those agreements superceded by the Retention Agreements and the Release, Consulting and Noncompetition Agreements being entered into pursuant to Section 7.5.4 hereof; and (ii) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such individual calculated as of the date of this Agreement based on compensation through December 31, 2004 for each such individual who it is estimated at the time of Closing will be a “disqualified individual” within the meaning of Final Treasury Regulation Section 1.280G-1, Q&A 15 to 21.

4.14.9    Except as set forth in Section 4.14.9 of the CBI DISCLOSURE SCHEDULE, with respect to any CBI Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “CBI Welfare Plan”): (i) each such CBI Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject CBI to a material tax under Code Section 4976(a); (iii) each CBI Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such CBI Welfare Plan (including any such plan covering former employees of CBI or any CBI Subsidiary) may be amended or terminated by CBI or NAB or NewAlliance on or at any time after the Effective Date without incurring liability to participants in such Plan thereunder except as required to satisfy the terms of the Plan.

4.15      Certain Contracts.

4.15.1    Except for this Agreement, and those agreements and other documents which have been filed as exhibits to CBI’s Securities Documents or set forth in the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of CBI or any CBI Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by CBI or Cornerstone; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which CBI or any CBI Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CBI or any Cornerstone Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of CBI or Cornerstone to engage in any type of banking or bank-related business which CBI or Cornerstone is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CBI or any CBI Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.15.2    Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or any prior merger of Cornerstone by virtue of a legal conclusion, prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in CBI DISCLOSURE SCHEDULE 4.15.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither CBI nor any CBI Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.15.3    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.15.1 and 4.15.2, are listed on CBI DISCLOSURE SCHEDULE 4.15.3 and are in full force and effect on the date hereof and neither CBI nor any CBI Subsidiary (nor, to the Knowledge of CBI, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on Section 4.15.2 of the CBI DISCLOSURE SCHEDULE, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement to which CBI or any CBI Subsidiary is a party or under which CBI or any CBI Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

4.15.4    Except as set forth in Section 4.15.4 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments in connection with any officer or director in the event of a change of control.

4.16      Brokers and Finders.  Except as set forth in Section 4.16 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17     Insurance.   Section 4.17 of the CBI DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by CBI or any CBI Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since December 31, 2001. Except as set forth in Section 4.17 of the CBI DISCLOSURE SCHEDULE, since December 31, 2001, neither CBI nor any CBI Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefore because of an event at CBI or at a CBI Subsidiary, or has any Knowledge of, or received any written notice that, any such insurance coverage will be terminated or the premiums therefore increased because of such an event at CBI or at an CBI Subsidiary.

4.18     Properties.   Section 4.18 of the CBI DISCLOSURE SCHEDULE sets forth the street address of all real property in which CBI or any CBI Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any CBI Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by CBI or any CBI Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on CBI’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of CBI and each CBI Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of CBI contained in the CBI Financial Statements dated December 31, 2004 or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of CBI contained in the CBI Financial Statements dated December 31, 2004. All real and personal property leased or licensed by CBI or any CBI Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 4.18 of the CBI DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time or as a result of the Merger.

4.19     Labor.   No work stoppage involving CBI or any CBI Subsidiary is pending or, to the Knowledge of CBI, threatened. Except as set forth in Section 4.19 of the CBI DISCLOSURE SCHEDULE, neither CBI nor any CBI Subsidiary is involved in, or to the Knowledge of CBI, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of CBI and the CBI Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of CBI, there have been no efforts to unionize or organize any employees of CBI or any CBI Subsidiary.

4.20     Certain Transactions.   Since December 31, 2004, neither CBI nor any CBI Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the CBI DISCLOSURE SCHEDULE.

4.21     Fairness Opinion.   CBI has received a written opinion from Ostrowski & Company, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of CBI pursuant to this Agreement is fair to such shareholders from a financial point of view and Ostrowski & Company, Inc. has consented to the inclusion of such written opinion in the Proxy Statement-Prospectus.

4.22     Loan Portfolio.

4.22.1    The allowance for possible losses reflected in CBI’s audited consolidated statement of financial condition contained in the CBI Financial Statements dated December 31, 2004 was, and the allowance for possible losses shown on the balance sheets in CBI’s Securities Documents for periods ending after December 31, 2004 were and will be, as of the dates thereof, in accordance with GAAP and consistent with CBI’s past practices.

4.22.2    Section 4.22.2 of the CBI DISCLOSURE SCHEDULE sets forth a listing, as of five (5) Business Days prior to the date of this Agreement, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by CBI or any CBI Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 4.22.2 of the CBI DISCLOSURE SCHEDULE may exclude the listing of any individual loan with an outstanding principal balance of less than $25,000.

4.22.3    All loans receivable (including discounts) and accrued interest entered on the books of CBI and the CBI Subsidiaries arose out of bonafide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CBI’s or the appropriate CBI Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the CBI DISCLOSURE SCHEDULE. Except as set forth in Section 4.22.3 of the CBI DISCLOSURE SCHEDULE, the loans, discounts and the accrued interest reflected on the books of CBI and the CBI Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the CBI DISCLOSURE SCHEDULE, and other than loans pledged to the FHLB of Boston, all such loans are owned by CBI or the appropriate CBI Subsidiary free and clear of any liens.

4.22.4    All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 4.22.3 hereof are, in all respects, valid, true and genuine, and what they purport to be.

4.23     Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1    The Board of Directors of CBI and Cornerstone, as applicable, have approved the acceptance by CBI and Cornerstone of the offer of NewAlliance to enter into this Agreement and the Bank Merger Agreement and has approved CBI and Cornerstone entering into this Agreement and Cornerstone entering into the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the shares of CBI Common Stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby (including the Bank Merger) on behalf of CBI.

4.23.2    No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of CBI’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

4.24     Material Interests of Certain Persons.   Except as set forth in Section 4.24 of the CBI DISCLOSURE SCHEDULE, no officer or director of CBI or a CBI Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CBI or any of the CBI Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, CBI or any CBI Subsidiary.

4.25     Joint Ventures.   Section 4.25 of the CBI DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which CBI or any CBI Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of CBI or any CBI Subsidiary to invest in such Joint Venture.

4.26     Intellectual Property.   Except as set forth in Section 4.26 of the CBI DISCLOSURE SCHEDULE, CBI and each CBI Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount, all material patents, trademarks, trade names, service marks, copyrights and any applications therefore, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the CBI DISCLOSURE SCHEDULE. Neither CBI nor any CBI Subsidiary has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which CBI or any CBI Subsidiary is a party and pursuant to which CBI or any CBI Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any CBI or any CBI Subsidiary product.

4.27     Disclosures.   None of the representations and warranties of CBI and Cornerstone or any of the written information or documents furnished or to be furnished by CBI or Cornerstone to NewAlliance in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWALLIANCE AND NAB

NewAlliance represents and warrants to CBI that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the NEWALLIANCE DISCLOSURE SCHEDULE delivered by NewAlliance to CBI on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Unless otherwise specified, any reference to NewAlliance in this Article V shall include NewAlliance and any direct or indirect Subsidiary of NewAlliance.

5.1     Capital Structure.   The authorized capital stock of NewAlliance consists of 190 million shares of common stock, par value $0.01 per share and 38 million shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 114,158,736 shares of NewAlliance Common Stock are issued and outstanding and no shares of preferred stock are issued or outstanding. All outstanding shares of NewAlliance Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of NewAlliance Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. There are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of NewAlliance.

5.2     Organization, Standing and Authority of NewAlliance.   NewAlliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is duly registered as a bank holding company under the BHCA. NewAlliance has heretofore delivered to CBI and has included as Section 5.2. of the NEWALLIANCE DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of NewAlliance as in effect as of the date hereof.

5.3     Organization, Standing and Authority of NewAlliance Subsidiaries. Each NewAlliance Subsidiary is a savings bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each NewAlliance Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NewAlliance. NewAlliance is authorized to own each NewAlliance Subsidiary under the BHCA. The deposit accounts of NAB are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. NAB has paid all premiums and assessments required by the FDIC.

5.4     Authorized and Effective Agreement.

5.4.1    Each of NewAlliance and NAB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NewAlliance and NAB. This Agreement has been duly and validly executed and delivered by NewAlliance and NAB and, assuming due authorization, execution and delivery by CBI and Cornerstone, constitutes the legal, valid and binding obligation of NewAlliance and NAB, enforceable against NewAlliance and NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by NAB, will have been duly and validly executed and delivered by NAB and, assuming due authorization and execution by Cornerstone, will constitute the legal, valid and binding obligation of NAB, enforceable against NAB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4.2    Neither the execution and delivery of this Agreement by NewAlliance or NAB, the execution and delivery of the Bank Merger Agreement by NAB, nor consummation of the transactions contemplated hereby or thereby, nor compliance by NewAlliance and NAB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NewAlliance or the equivalent documents of any NewAlliance Subsidiary, (ii) except as set forth in Section 5.4.2(ii) of the NEWALLIANCE DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NewAlliance or any NewAlliance Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewAlliance or any NewAlliance Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NewAlliance or any NewAlliance Subsidiary.

5.4.3    Except as set forth in Section 5.4.3 of the NEWALLIANCE DISCLOSURE SCHEDULE and except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing and effectiveness of the Merger Registration Statement with the SEC, (iii) the filing of the certificate of merger with respect to the merger of CBI with and into NewAlliance with the Secretary of State of the State of Delaware pursuant to the DGCL and the Connecticut Secretary of the State pursuant to the CGS in connection with the Merger, and (iv) the approval of the FDIC and the filing of a copy of the Bank Merger Agreement and a copy of the approval of the Commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State with respect to the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NewAlliance or NAB in connection with the execution and delivery by NewAlliance and NAB of this Agreement, the execution and delivery by NAB of the Bank Merger Agreement, the consummation of the Merger by NewAlliance, and the consummation of the Bank Merger by NAB.

5.4.4    As of the date hereof, NewAlliance has no Knowledge of any reasons relating to NewAlliance or NAB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, and (ii) the continuation by NewAlliance and NAB after the Effective Time of the business of NewAlliance and NAB carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NewAlliance and NAB, could have a Material Adverse Effect on the business of NewAlliance or NAB.

5.5     Regulatory Reports.

5.5.1    NewAlliance has timely filed with the SEC and NASDAQ or NYSE (as appropriate) all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

5.5.2    Since December 31, 2001 and, since April 1, 2004, respectively, NAB and NewAlliance have duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects.

Except as set forth in Section 5.5.2    of the NEWALLIANCE DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of NewAlliance and NAB, neither NewAlliance nor NAB was required to correct or change any action, procedure or proceeding which NewAlliance or NAB believes has not been corrected or changed as required as of the date hereof.

5.6     Financial Statements.

5.6.1    NewAlliance has previously delivered or made available to CBI complete and accurate copies of the NewAlliance Financial Statements. The NewAlliance Financial Statements have been prepared in accordance with GAAP (including related notes where applicable) and fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of NewAlliance and NAB, as applicable, for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited NewAlliance statements, as permitted by Form 10-Q.

5.6.2    Each of the NewAlliance Financial Statements referred to in Section 5.6.1 have been or will be, as the case may be, prepared in accordance with GAAP, and/or as applicable, the accounting pronouncements of PCAOB, during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim NewAlliance Financial Statements). The audits of NewAlliance and NewAlliance Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of NewAlliance and the NewAlliance Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NewAlliance and its Subsidiaries. The minute books of NewAlliance and each NewAlliance Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 2001 through the date of this Agreement.

5.6.3    Except (i) as set forth in Section 5.6.3 of the NEWALLIANCE DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the NewAlliance Financial Statements as of December 31, 2004 (including related notes), (iii) for liabilities incurred since December 31, 2004 in the ordinary course of business and (iv) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither NewAlliance nor any NewAlliance Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of NewAlliance on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of NewAlliance or the notes thereto.

5.7     Material Adverse Change.   Since January 1, 2005 to the date hereof (i) NewAlliance and each NewAlliance Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance.

5.8     Compliance with Laws.

5.8.1    Each of NewAlliance and the NewAlliance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of NewAlliance, no suspension or cancellation of any of the same is threatened.

5.8.2    Except as set forth in Section 5.8.2 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or has received written notice of any uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or is in default with respect to any order, writ, injunction or decree of any court, or is in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of NewAlliance, NewAlliance along with its executive officers and directors is not in violation of any Securities Laws; and neither NewAlliance nor any NewAlliance Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that NewAlliance or any NewAlliance Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither NewAlliance nor any NewAlliance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2001, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of NewAlliance, investigation into the business or operations of NewAlliance, or any NewAlliance Subsidiary. NewAlliance has not received any objection from any regulatory agency to NewAlliance’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of NewAlliance or any of the NewAlliance Subsidiaries.

5.9     Brokers and Finders.    Except as set forth in Section 5.9 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.10   Labor.   No work stoppage involving NewAlliance or any NewAlliance Subsidiary is pending or, to the Knowledge of NewAlliance, threatened. Except as set forth in Section 5.10 of the NEWALLIANCE DISCLOSURE SCHEDULE, neither NewAlliance nor any NewAlliance Subsidiary is involved in, or to the Knowledge of NewAlliance, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of NewAlliance and the NewAlliance Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the Knowledge of NewAlliance, there have been no efforts to unionize or organize any employees of NewAlliance or any NewAlliance Subsidiary.

5.11   Certain Transactions.   Since December 31, 2004, neither NewAlliance nor any NewAlliance Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 5.11 of the NEWALLIANCE DISCLOSURE SCHEDULE.

5.12   Disclosures.   None of the representations and warranties of NewAlliance or NAB or any of the written information or documents furnished or to be furnished by NewAlliance to CBI in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE VI

COVENANTS OF CBI AND CORNERSTONE

6.1     Conduct of Business.

6.1.1    Affirmative Covenants.   Except with the written consent of NewAlliance, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, CBI will operate its business, and it will cause each of the CBI Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) materially and adversely affect the ability of CBI or Cornerstone to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) materially and adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement. Notwithstanding the foregoing, CBI will pay the severance payments for officers set forth in Section 6.1.1 of the CBI DISCLOSURE SCHEDULE on December 30, 2005 as provided for in Section 9.4 below.

6.1.2    Negative Covenants.   CBI agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by NewAlliance in writing, CBI will not, and will cause each of the CBI Subsidiaries not to:

(a)         change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(b)         change the number of shares of its authorized capital stock;

(c)         issue any capital stock or issue or grant any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of CBI or any of the CBI Subsidiaries, or any securities convertible into shares of such stock; except that CBI may issue shares of CBI Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding Options exercised prior to the Effective Date under and in accordance with the terms of the CBI Option Plans and may issue up to an additional 1,500 shares of CBI Common Stock to satisfy its obligations in connection with the termination of the CBI Dividend Reinvestment Plan as provided in Section 6.17 below;

(d)         effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(e)         (i)        declare or pay any dividends or other distributions with respect to its capital stock except for dividends paid by any CBI Subsidiary to CBI, and except for a quarterly cash dividend not to exceed $0.1125, with payment and record dates consistent with past practice.

(ii)        Notwithstanding the foregoing, CBI may pay a cash dividend for the fourth calendar quarter of 2005 in the amount of $0.35 with the record date for such dividend to be no later than immediately prior to the Effective Time.

(iii)       Notwithstanding the foregoing, CBI may also cause a last quarterly dividend to be paid with a record date to occur on the day immediately preceding the Effective Date (the “Final Dividend Record Date”) with the dividend amount (the “Final Dividend”) equal to $0.1125, provided, however, that if NewAlliance declares a dividend in the first calendar quarter of 2006 payable to shareholders of record as of a date which is after the Effective Time, the Final Dividend shall not be paid;

(f)         enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(g)         except in the ordinary course of business consistent with past practice, including borrowings from the Federal Home Loan Bank of Boston (“FHLBB”), or as reflected in the budget for the current fiscal year set forth in Section 6.1.2(g) of the CBI DISCLOSURE SCHEDULE, incur any liabilities or obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than borrowings not exceeding the amount reflected on the balance sheet contained in the CBI Financial Statements as of December 31, 2004), or acquire any equity, debt, or except in the ordinary course of business consistent with past practice, other investment securities. In addition, any FHLBB borrowings or reverse repurchase agreements with a maturity of more than 6 months must be pre-approved by NewAlliance’s Chief Investment Officer;

(h)         make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate, except pursuant to (i) binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the CBI DISCLOSURE SCHEDULE; (ii) expenditures contemplated in the budget for the current fiscal year set forth in Section 6.1.2(h) of the CBI DISCLOSURE SCHEDULE; or (iii) except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

(i)          except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1.2(i) of the CBI DISCLOSURE SCHEDULE, and the renewal of existing lines of credit to non-criticized borrowers/relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $1.0 million. In addition, the following require the prior consent of NewAlliance: a residential loan of $750,000 or greater; a consumer loan of $100,000 or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to Cornerstone’s loan policy as it exists at the date of this Agreement; any commercial business loan of a high risk nature including but not limited to loans to or for restaurants, airplanes, gas stations or marinas; any commercial real estate loan for a special use property, including but not limited to loans for development or construction of hotels/motels, golf courses, or assisted living units. Notwithstanding the $1.0 million limitation above, the limitation on total credit to borrowing relationships of existing borrowers may be up to $1.5 million in the aggregate if approved by (i) either CBI’s loan committee or CBI’s Board of Directors and (ii) NewAlliance (through written or oral consent provided by a NewAlliance representative attending the subject Board or Committee meeting at which the loan is approved);

(j)         (i)    grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 3.5%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer of NewAlliance; enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date hereof set forth on Schedule 6.1.2(j)(i) of the CBI DISCLOSURE SCHEDULE, grant any increase in rates of compensation to, or, except for 2005 cash bonuses described in Section 6.1.2(j)(i) of the CBI DISCLOSURE SCHEDULE, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2 (j)(i) of the CBI DISCLOSURE SCHEDULE (provided that any amendment required by law or the terms of such plan shall be submitted to NewAlliance and its counsel for their review prior to such adoption), or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any CBI Employee Plan not in the ordinary course of business consistent with past practice; or

    (ii)         increase the number of (A) non-officer personnel employed by CBI or any CBI Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the CBI DISCLOSURE SCHEDULE, or (B) officers employed by CBI or any CBI Subsidiary over the number of such officers currently so employed, without the prior consent of NewAlliance’s Chief Operating Officer which consent will not be unreasonably withheld, conditioned or delayed.

(k)         make an application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l)          make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

(m)       subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n)         make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(o)         enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practice;

(p)          take any action that would result in the representations and warranties of CBI and Cornerstone contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

(q)          invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(r)          except as may be required by changes in applicable law or regulations or in GAAP or PCAOB accounting pronouncements, make any change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NewAlliance;

(s)         waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which CBI or any CBI Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(t)         other than required purchases of FHLB stock, purchase any equity securities; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with CBI’s current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in prepayment speeds in collateralized mortgage obligations or mortgage-backed securities are not subject to the limitations of this Section 6.1.2(t)). In addition, purchases of any debt securities with a final maturity of more than five (5) years or for which a premium of more than 2% is paid, and any purchase of a structured note or callable security must be pre-approved by NewAlliance’s Chief Investment Officer;

(u)         other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

(v)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, provided that if CBI or any CBI Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to severance or other compensation, the termination shall not be deemed to be a violation of this Agreement;

(w)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any CBI Employee Plan or CBI Executive Officer and Director Agreements, provided that if CBI or any CBI Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation of this Agreement;

(x)         accelerate the vesting of unvested restricted stock awards granted pursuant to the CBI 2001 Restricted Stock Plan to a date earlier than the day immediately preceding the Effective Date, unless otherwise provided in an agreement made pursuant to the 2001 Restricted Stock Plan;

(y)         without the prior consultation and consent, not to be unreasonably withheld, of NewAlliance’s Executive Vice President – Business Banking, acquire a participation of $1.0 million or more in any loan that would properly be included in the CBI Commercial and Industrial Loan Portfolio;

(z)         enter into any new or depart from any existing line of business without the prior consent of NewAlliance’s Chief Operating Officer, which consent shall not be unreasonably withheld, conditioned or delayed;

(aa)       materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

(bb)       purchase or sell any residential or consumer loan pool which, individually or when aggregated with other sales or purchases prior to the Effective Time, would exceed $1.0 million without prior approval of NewAlliance’s Chief Investment Officer;

(cc)       elect or appoint a new director;

(dd)       take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

(ee)       take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(ff)       agree to do any of the foregoing.

6.2     Current Information.   During the period from the date of this Agreement to the Effective Time, CBI will cause one or more of its representatives to confer with representatives of NewAlliance and report on the general status of its ongoing operations at such times as NewAlliance may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by CBI or Cornerstone of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CBI or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CBI shall not be obligated to take any such action prior to the Effective Time and, unless CBI otherwise agrees, no conversion shall take place prior to the Effective Time. CBI will promptly notify NewAlliance of any material change from the normal course of the business of CBI or any CBI Subsidiary or in the operation of the properties of CBI or any CBI Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CBI or any CBI Subsidiary. CBI will also provide NewAlliance such information with respect to such events as NewAlliance may reasonably request from time to time. Within twenty-five (25) days after the end of each month,

CBI will deliver to NewAlliance a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with its current financial reporting practices.

6.3     Access to Properties and Records.   In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, CBI will permit NewAlliance and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the CBI Subsidiaries, and shall disclose and make available to NewAlliance during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of CBI or any CBI Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NewAlliance may have a reasonable interest; provided, however, that CBI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, CBI and the CBI Subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement or the transactions contemplated herein, or (ii) any third party proposal to acquire a controlling interest in CBI. CBI shall provide and shall request its auditors to provide NewAlliance with such historical financial information regarding CBI and any CBI Subsidiary (and related audit reports and consents) as NewAlliance may reasonably request for securities disclosure purposes. NewAlliance shall use reasonable efforts to minimize any interference with CBI’s and any CBI Subsidiary’s regular business operations during any such access to CBI’s or any CBI Subsidiary’s personnel, property, books or records. CBI and its Subsidiaries shall permit NewAlliance, at NewAlliance’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by CBI or any CBI Subsidiary and, to the extent CBI or the applicable CBI Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. NewAlliance agrees to indemnify and hold harmless, CBI, each CBI Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by NewAlliance with respect to, any such real property under this Section.

6.4     Financial and Other Statements.

6.4.1    Promptly upon receipt thereof, CBI will furnish to NewAlliance copies of each annual, interim or special audit of the books of CBI and the CBI Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to CBI by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of CBI and the CBI Subsidiaries made by such accountants and/or internal auditors.

6.4.2    As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, CBI will deliver to NewAlliance any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, CBI will furnish to NewAlliance copies of all such financial statements and reports as it or any CBI Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

6.4.3    CBI will advise NewAlliance promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CBI or any of the CBI Subsidiaries.

6.4.4    CBI will promptly furnish to NewAlliance such additional financial data as NewAlliance may reasonably request, including without limitation, detailed monthly loan reports.

6.5     Maintenance of Insurance.   CBI shall continue to maintain, and shall cause its Subsidiaries to continue to maintain, such insurance in such amounts as are reasonable to cover such risks as are consistent with its past practices.

6.6     Disclosure Supplements.   From time to time prior to the Effective Time, CBI and Cornerstone will promptly supplement or amend the CBI DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CBI DISCLOSURE SCHEDULE or which is necessary to correct any information in such CBI DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such CBI DISCLOSURE SCHEDULE shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7     Consents and Approvals of Third Parties.   CBI shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, CBI shall utilize the services of a professional proxy-soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

6.8     Reasonable Best Efforts.   Subject to the terms and conditions herein provided, CBI shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.9     Failure to Fulfill Conditions.   In the event that CBI determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly so notify NewAlliance.

6.10   Acquisition Proposals.   (a) CBI agrees that neither it nor any of CBI’s Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. CBI further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CBI or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the CBI Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NewAlliance; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of CBI, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the CBI Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the CBI Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to CBI’s shareholders from a financial point of view than the Merger, and (iii) the shareholders of CBI have not yet approved this Agreement at the CBI Shareholders Meeting. An Acquisition Proposal which is received and considered by CBI in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” CBI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. CBI agrees that it will notify NewAlliance orally within one (1) Business Day, with written notice to follow within three (3) Business Days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with CBI or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NewAlliance informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b)         In the event that the Board of Directors of CBI determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NewAlliance in writing of its intent to terminate this

Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. NewAlliance shall have five Business Days to evaluate and respond to CBI’s notice. If NewAlliance delivers to CBI in writing prior to the expiration of the five Business Day period provided above (x) an amendment to Sections 3.1.2, 3.1.3 and 3.1.4 of this Agreement increasing the Merger Consideration to an amount, and (y) adjusting other material terms and conditions such that they are at least equal to that of such Superior Proposal (the “NewAlliance Amendment”), as determined by CBI’s Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, then CBI shall accept the NewAlliance Amendment and reject the Superior Proposal. CBI shall have five Business Days to evaluate the NewAlliance Amendment.

(c)         In the event that the Board of Directors of CBI determines under Section 6.10(b) that the NewAlliance Amendment is not at least equal to the Superior Proposal, CBI can terminate this Agreement in order to execute an Acquisition Agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to CBI’s shareholders of, the Superior Proposal as provided in Section 11.1.9.

6.11     Board of Directors and Committee Meetings.   Commencing with the first meeting after the filing of the Merger Registration Statement with the SEC, CBI and Cornerstone shall permit a representative of NewAlliance to attend any meeting of the Board of Directors of CBI and/or Cornerstone or any committees thereof (provided that neither CBI nor Cornerstone shall be required to permit the NewAlliance representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CBI or Cornerstone). CBI shall provide to NewAlliance (a) notice of any and all such meetings, which notice shall be no less timely than the notice required to be provided to CBI’s or Cornerstone’s directors, and (b) copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such meeting at such time as customarily provided to CBI’s or Cornerstone’s directors, excluding, however, any materials pertaining to NewAlliance, the transactions contemplated by this Agreement, or any third party proposal to acquire a controlling interest in CBI or Cornerstone.

6.12     Reserves and Merger-Related Costs.   Not earlier than sixty (60) days before the anticipated Effective Time, CBI shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CBI and Cornerstone to those of NewAlliance (as such practices and methods are to be applied to CBI and Cornerstone from and after the Closing Date) and NewAlliance’s plans with respect to the conduct of the business of CBI and Cornerstone following the Merger and otherwise to reflect Merger-related expenses and costs incurred by CBI, provided, however, that CBI shall not be required to take such action unless NewAlliance agrees in writing that (i) all conditions to closing set forth in Sections 9.1 and 9.3 have been satisfied or waived (except for the expiration of any applicable waiting periods relating to any governmental approvals) and (ii) all opinions, certificates, letters and other documents to be received by NewAlliance, CBI or Cornerstone on the Closing Date have been delivered into escrow fully signed, and subject only to the expiration of any governmental waiting period.

Prior to the delivery by NewAlliance of the writing referred to in the preceding sentence, CBI shall provide NewAlliance a written statement, certified without personal liability by the chief executive officer of CBI and dated the date of such writing, that the representation made in Section 4.22.1 hereof with respect to CBI’s allowance for possible loan losses is true as of such date in all material respects or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by CBI or any CBI Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by CBI pursuant to this Section 6.12 if, in the opinion of CBI’s independent auditors, such action would contravene GAAP.

6.13     Transaction Expenses of CBI.

6.13.1    For planning purposes, CBI shall, within thirty (30) days from the date hereof, provide NewAlliance with CBI’s estimated budget of transaction-related expenses reasonably anticipated to be payable by CBI in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. CBI shall promptly notify NewAlliance if or when it determines that it expects to exceed its budget.

6.13.2    Promptly after the execution of this Agreement, CBI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. CBI shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

6.13.3    CBI shall advise NewAlliance monthly of all out-of-pocket expenses that CBI has incurred in connection with the transactions contemplated by this Agreement (including the Bank Merger).

6.14     Certain Policies of CBI.    Upon the request of NewAlliance and NAB, CBI and Cornerstone shall, consistent with GAAP and regulatory accounting principles, use their reasonable best efforts to record certain accounting adjustments to the policies of CBI and Cornerstone so as to reflect the policies of NewAlliance and NAB and to implement internal control procedures which are consistent with NewAlliance’s and NAB’s current internal control procedures to allow NewAlliance to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that CBI and Cornerstone shall not be obligated to record any such accounting adjustments or implement any internal control procedures pursuant to this Section 6.14 unless and until CBI and Cornerstone shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time and in no event until the day prior to the Effective Date. CBI’s and Cornerstone’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.14.

6.15     Amendment of CBI Employee Plans.   CBI and Cornerstone agree to amend each CBI Employee Plan subject to Section 409A of the Code to comply with Section 409A of the Code prior to the Effective Time. CBI and Cornerstone shall provide NAB and its counsel with appropriate opportunity to review and comment on such amendments prior to the time they are adopted.

6.16     Cornerstone Bank Severance Plan. Cornerstone has adopted and NAB agrees to honor the Cornerstone Bank Severance Plan in the form attached as Schedule 6.16 of the CBI DISCLOSURE SCHEDULE.

6.17     Termination of CBI Dividend Reinvestment Plan. CBI shall take all action necessary to terminate the CBI Dividend Reinvestment Plan as of the date hereof; provided, however that such termination shall not prohibit CBI from issuing up to 1,500 additional shares of CBI Common Stock to satisfy its obligations under and in accordance with the terms of the CBI Dividend Reinvestment Plan for a thirty (30) day period after such termination.

ARTICLE VII

COVENANTS OF NEWALLIANCE AND NAB

7.1       Disclosure Supplements. From time to time prior to the Effective Time, NewAlliance will promptly supplement or amend the NEWALLIANCE DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NEWALLIANCE DISCLOSURE SCHEDULE or which is necessary to correct any information in such NEWALLIANCE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NEWALLIANCE DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2       Consents and Approvals of Third Parties. NewAlliance shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3       Reasonable Best Efforts. Subject to the terms and conditions herein provided, NewAlliance shall use all reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.4       Failure to Fulfill Conditions. In the event that NewAlliance determines that a condition to its obligation to complete the Merger or the Bank Merger Agreement cannot be fulfilled and that it will not waive that condition, it will promptly so notify CBI.

7.5       Employees and Employee Benefits.

7.5.1   NAB anticipates employing branch office customer service employees of Cornerstone and such other employees of Cornerstone as NAB shall reasonably require for the conduct of NAB’s business following the Effective Time. NAB may, in its sole discretion, pay a retention bonus to certain key employees in an amount to be determined by NAB in its sole discretion, in the event such employee remains in the employ of Cornerstone through the Effective Time and is not offered permanent employment with NAB.

7.5.2   Except as set forth below, each employee of Cornerstone who remains employed by NAB following the Effective Time (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and/or other compensation and benefit plans of Cornerstone that NAB may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans that NAB may maintain for the benefit of its similarly situated employees, if such Continuing Employee is not otherwise then participating in a similar plan of Cornerstone then provided by NAB, in each case other than as set forth in the Retention Agreements referred to in Section 7.5.4 hereof. The parties hereto acknowledge that Continuing Employees shall not be entitled to receive any specific level of grants under any stock option plan or restricted stock plan which NewAlliance may implement subsequent to the date of this Agreement. Any grants that may be made to the Continuing Employees under any of such plans will be subject to the sole discretion of the Board of Directors of NewAlliance or the committee administering such plans. Continuing Employees shall be eligible to participate in all NewAlliance employee benefit plans in accordance with plan documents, including, but not limited to, NewAlliance’s 401(k) plan, employee stock ownership plan and defined benefit plan. Continuing Employees shall not receive credit for service with CBI and the CBI Subsidiaries under any existing NewAlliance employee plan or any NewAlliance benefit plan in which such employees would be eligible to enroll for any purposes under any NewAlliance benefit plan, except as set forth below. With respect to the NewAlliance defined benefit pension plan and employee stock ownership plan, each Continuing Employee shall be credited with service as a Cornerstone employee for purposes of determining eligibility to participate under such plans (but not for purposes of benefit accrual or vesting). With respect to any NewAlliance plan which is a health, life or disability insurance plan, each Continuing Employee shall be credited with service as a Cornerstone employee for purposes of determining eligibility under such plans and shall not be subject to any pre-existing condition limitation for conditions covered under such plans, and each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred under any comparable Cornerstone plan for the plan year in which the Effective Time occurs. Nothing herein shall limit the ability of NewAlliance to amend or terminate any of the CBI Employee Plans in accordance with their terms at any time after the Effective Time. At the Effective Time, NewAlliance shall become the plan sponsor of each CBI Employee Plan. CBI agrees to take or cause to be taken such actions as NewAlliance may reasonably request to give effect to such assumption. NewAlliance shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any CBI Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by NewAlliance.

7.5.3   Section 7.5.3 of the CBI DISCLOSURE SCHEDULE contains all employment and change of control, severance, deferred compensation, retirement, salary continuation and similar agreements, arrangements, policies or programs with any employee or director of CBI or any CBI Subsidiary (“Benefit Agreements”). At and following the Effective

Time, NewAlliance shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of CBI existing as of the Effective Time under the Benefit Agreements other than those employment agreements and change in control agreements covered by the Release, Consulting and Noncompetition Agreements or the Retention Agreements referenced in Section 7.5.4 hereof. NewAlliance acknowledges (i) that the consummation of the Merger will constitute a “change-in-control” of CBI for purposes of any of the Benefit Agreements of CBI (except where otherwise set forth in Section 7.5.3 of the CBI DISCLOSURE SCHEDULE). Any employee or director of CBI or any of its Subsidiaries who is a party to an agreement which has been set forth in Section 7.5.3 of the CBI DISCLOSURE SCHEDULE excluding the employment agreements and change in control agreements covered by the Release, Consulting and Noncompetition Agreements or the Retention Agreements referenced in Section 7.5.4 hereof (with the agreements not excluded referred to herein as the “Executive Agreements”) who becomes entitled to benefits thereunder shall be entitled to receive the cash benefits payable under such agreement at the time and in the amounts provided for by the agreement; provided, however, that the employee or director executes and delivers to NewAlliance an instrument in form and substance satisfactory to NewAlliance releasing NewAlliance and its affiliates from any further liability for monetary payments under such agreement. To the extent that an employee of CBI or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, disability insurance, or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes an officer, employee or consultant of NewAlliance or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as an officer, employee or consultant of NewAlliance or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person’s service as an officer, employee or consultant of NewAlliance or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

7.5.4   Concurrently with the execution of this Agreement by the parties hereto, (i) each of Merrill J. Forgotson, Ernest J. Verrico, John A. Lynn, Leigh A. Hardisty and Anthony Luciano shall enter into a Retention Agreement with CBI, Cornerstone and NAB substantially in the form of Exhibit C hereto, and (ii) each of James P. Jakubek and Paul H. Reader shall enter into a Release, Consulting and Noncompetition Agreement with CBI, Cornerstone, NewAlliance and NAB substantially in the form of Exhibit D hereto.

The dollar amounts to be paid to each of the officers named in this Section 7.5.4 and the titles of the officers who will enter into a Retention Agreement are set forth on Section 7.5.4 of the NEWALLIANCE DISCLOSURE SCHEDULE. In consideration of the amounts to be paid to the officers named in this Section 7.5.4 pursuant to their respective Retention Agreement and Release, Consulting and Noncompetition Agreement, CBI and Cornerstone agree that they will make no severance or other change in control payments or benefits to such officers pursuant to the existing employment or change of control agreements with such officers.

7.6       Directors and Officers Indemnification and Insurance.

7.6.1   NewAlliance shall maintain in effect for six (6) years following the Effective Time the current directors’ and officers’ liability insurance policies maintained by CBI and the CBI Subsidiaries (provided, that NewAlliance may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NewAlliance be required to expend in the aggregate pursuant to this Section 7.6.1 more than 200% of the annual cost currently expended by CBI with respect to such insurance (the “Maximum Premium Amount”). In connection with the foregoing, CBI agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Notwithstanding the above, CBI may, in consultation with NewAlliance, purchase “tail coverage” for a period of six (6) years following the Effective Time for its officers and directors provided the cost for such coverage in the aggregate does not exceed the Maximum Premium Amount. If such coverage is purchased, NewAlliance shall not be required to provide the insurance set forth in this Section 7.6.1.

7.6.2   NewAlliance shall, and/or shall cause the appropriate NewAlliance Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CBI or Cornerstone (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NewAlliance, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CBI or a CBI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or federal law and under CBI’s Certificate of Incorporation and Bylaws. NewAlliance shall pay expenses, including reasonable attorney’s fees, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.6.2 upon learning of any Claim, shall notify NewAlliance (but the failure so to notify NewAlliance shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure prejudices NewAlliance) and shall deliver to NewAlliance the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NewAlliance shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NewAlliance shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NewAlliance elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NewAlliance and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NewAlliance shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NewAlliance shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NewAlliance shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CBI or any CBI Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CBI or any CBI Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NewAlliance who are not involved in such proceeding.

7.7       Conduct of Business. Except with the written consent of CBI, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will operate its business, and it will cause each of the NewAlliance Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of NewAlliance or NAB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

7.8       Financial and Other Statements.

7.8.1   Promptly upon receipt thereof, NewAlliance will furnish to CBI copies of each annual, interim or special audit of the books of NewAlliance and the NewAlliance Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to NewAlliance by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of NewAlliance and the NewAlliance Subsidiaries made by such accountants and/or internal auditors.

7.8.2   As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, NewAlliance will deliver to CBI any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, NewAlliance will furnish to CBI copies of all such financial statements and reports as it or any

NewAlliance Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

7.8.3   NewAlliance will advise CBI promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NewAlliance or any of the NewAlliance Subsidiaries.

7.8.4   NewAlliance will promptly furnish to CBI such additional financial data as CBI may reasonably request, including without limitation, detailed monthly loan reports.

7.9       Current Information. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NewAlliance will cause one or more of its representatives to confer with representatives of CBI and report on the general status of its ongoing operations at such times as CBI may reasonably request. NewAlliance will promptly notify CBI of any material change from the normal course of business of NewAlliance or NAB or in the operation of the properties of NewAlliance or NAB and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NewAlliance or NAB.

7.10     Negative Covenants. NewAlliance agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by CBI in writing which consent shall not unreasonably be withheld, conditioned or delayed, NewAlliance will not, and will cause each of the NewAlliance Subsidiaries not to;

(a)     make any change in its accounting methods or practices, except changes as may be required by GAAP, PCAOB accounting pronouncements or by law or regulatory requirements;

(b)     take any action that would result in the representations and warranties of NewAlliance and any NewAlliance Subsidiary contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

(c)     take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(d)     agree to do any of the foregoing.

7.11     Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, NewAlliance shall permit CBI and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the NewAlliance Subsidiaries, and shall disclose and make available to CBI during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of NewAlliance or any NewAlliance Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CBI may have a reasonable interest; provided, however, that NewAlliance shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, NewAlliance and the NewAlliance subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement, or the transactions contemplated hereunder, or (ii) any third party proposal to acquire a controlling interest in NewAlliance. NewAlliance shall provide and shall request its auditors to provide CBI with such historical financial information regarding NewAlliance and any NewAlliance Subsidiary (and related audit reports and consents) as CBI may reasonably request for securities disclosure purposes. CBI shall use reasonable efforts to minimize any interference with NewAlliance’s and any NewAlliance Subsidiary’s regular business operations during any such access to NewAlliance’s or any NewAlliance Subsidiary’s personnel, property, books or records. NewAlliance and its Subsidiaries shall permit CBI, at CBI’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by NewAlliance or any NewAlliance Subsidiary and, to the extent NewAlliance or the applicable NewAlliance Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. CBI agrees to indemnify and hold harmless, NewAlliance, each NewAlliance Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by CBI with respect to, any such real property under this Section.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1        CBI Special Meeting.

CBI will, in accordance with applicable law and CBI’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “CBI Shareholders Meeting”) for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in CBI’s and NewAlliance’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of CBI as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein (including the Bank Merger), and (iii) cooperate and consult with NewAlliance with respect to each of the foregoing matters. Except with the prior approval of NewAlliance, no other matters shall be submitted for approval of the CBI shareholders at the CBI Shareholders Meeting.

8.2       Proxy Statement - Prospectus

8.2.1   For the purposes of (x) registering NewAlliance Common Stock to be offered to holders of CBI Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the CBI Stockholders Meeting, NewAlliance, at its expense, shall draft and prepare, and CBI shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NewAlliance in the Merger (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CBI to the CBI stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NewAlliance shall provide CBI and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement-Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NewAlliance shall file the Merger Registration Statement with the SEC. Each of NewAlliance and CBI shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CBI shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. NewAlliance shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBI shall furnish to NewAlliance all information concerning CBI and the holders of CBI Common Stock as may be reasonably requested in connection with such action.

8.2.2   CBI shall provide NewAlliance with any information concerning CBI and its Subsidiaries that NewAlliance may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CBI promptly copies of all correspondence between it or any of its representatives and the SEC. NewAlliance shall provide CBI and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NewAlliance and CBI agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CBI Common Stock entitled to vote at the CBI Stockholders Meeting referred to in Section 8.1 hereof at the earliest practicable time.

8.2.3     CBI and NewAlliance shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CBI shall cooperate with NewAlliance in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and NewAlliance shall file an amended Merger Registration Statement with the SEC, and CBI shall mail an amended Proxy Statement-Prospectus to CBI’s stockholders. CBI, on the one hand, and NewAlliance on the other shall each provide to the other a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the Effective Date of the Merger, with respect to certain financial information regarding CBI and NewAlliance in the Proxy Statement-Prospectus, respectively, each in form and substance which is customary in transactions such as the Merger, unless waived by the Parties.

8.3      Regulatory Approvals.  Each of CBI, Cornerstone and NewAlliance will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Bank Merger. CBI and NewAlliance will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NewAlliance, NAB, CBI or Cornerstone to any governmental body in connection with the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, NewAlliance, NAB, CBI and Cornerstone shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4      Affiliates.  CBI shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CBI to deliver to NewAlliance, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date this Agreement, a written agreement, in the form of Exhibit E hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NewAlliance Common Stock to be received by such “affiliate,” as a result of the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.5      Compliance with Anti-Trust Laws.  Each of NewAlliance and CBI shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the Merger as violative of anti-trust laws, each of NewAlliance and CBI shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit.

NewAlliance and CBI shall use reasonable best efforts in good faith to take such action as may be required: (a) by the FRB, the Connecticut Banking Commissioner, and the Antitrust Division of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among other things and only to the extent NewAlliance so desires, the willingness of NewAlliance to accept an order agreeing to the divestiture, or the holding separate, of any assets of NewAlliance or CBI.

8.6      Execution of Bank Merger Agreement.  Contemporaneously with the execution of this Agreement, Cornerstone and NAB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

ARTICLE IX

CLOSING CONDITIONS

9.1      Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party under this Agreement to proceed to Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

9.1.1     Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of CBI.

9.1.2     Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3     Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions that would, in the good faith reasonable judgment of the Board of Directors of NewAlliance, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CBI, Cornerstone and NewAlliance or otherwise materially impair the value of CBI or Cornerstone to NewAlliance.

9.1.4     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NewAlliance Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5     Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing immediately prior to the Closing Date, NewAlliance, CBI and Cornerstone shall have received an opinion of NewAlliance’s counsel, or such other qualified professional firm on which the parties shall agree, reasonably acceptable in form and substance to NewAlliance, CBI and Cornerstone dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A)     The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B)     Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

(C)     No gain or loss will be recognized by NewAlliance, NAB, CBI or Cornerstone by reason of the Merger;

(D)     The exchange of CBI Common Stock to the extent exchanged for NewAlliance Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of CBI;

(E)     The basis of the NewAlliance Common Stock to be received (including any fractional shares deemed received for tax purposes) by a CBI shareholder will be the same as the basis of the CBI Common Stock surrendered pursuant to the Merger in exchange therefore; and

(F)     The holding period of the shares of NewAlliance Common Stock to be received by a shareholder of CBI will include the period during which the shareholder held the shares of CBI Common Stock surrendered in exchange therefore, provided the CBI Common Stock surrendered is held as a capital asset at the Effective Time.

Each of NewAlliance, CBI, NAB and Cornerstone shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

9.2     Conditions to the Obligations of NewAlliance under this Agreement.  The obligations of NewAlliance under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

9.2.1     Representations and Warranties.   Except as otherwise contemplated by this Agreement or consented to in writing by NewAlliance, the representations and warranties of CBI and Cornerstone set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and CBI shall have delivered to NewAlliance a certificate of CBI to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CBI as of the Effective Time.

9.2.2     Agreements and Covenants.   As of the Closing Date, CBI and each CBI Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and NewAlliance shall have received a certificate signed on behalf of CBI by the Chief Executive Officer and Chief Financial Officer of CBI to such effect dated as of the Effective Time.

9.2.3     Permits, Authorizations, Etc.   CBI and the CBI Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by CBI and the Bank Merger by Cornerstone, the failure to obtain which would have a Material Adverse Effect on CBI and its Subsidiaries, taken as a whole.

9.2.4     No Material Adverse Effect.   Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CBI or Cornerstone, or both.

9.3      Conditions to the Obligations of CBI under this Agreement. The obligations of CBI under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing:

9.3.1     Representations and Warranties.   Except as otherwise contemplated by this Agreement or consented to in writing by CBI, the representations and warranties of NewAlliance and NAB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); and NewAlliance shall have delivered to CBI a certificate of NewAlliance to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NewAlliance as of the Effective Time.

9.3.2     Agreements and Covenants.   As of the Closing Date, NewAlliance and each NewAlliance Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and CBI shall have received a certificate signed on behalf of NewAlliance by the Chief Executive Officer and Chief Financial Officer of NewAlliance to such effect dated as of the Effective Time.

9.3.3     Permits, Authorizations, Etc.   NewAlliance and the NewAlliance Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by NewAlliance and the Bank Merger by NAB, the failure to obtain which would have a Material Adverse Effect on NewAlliance and its Subsidiaries, taken as a whole.

9.3.4     Payment of Merger Consideration.   NewAlliance shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CBI with a certificate evidencing such delivery.

9.3.5     No Material Adverse Effect.   Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NewAlliance or NAB, or both.

9.4      Conditions to the Obligation of CBI to Pay Severance Payments Under Section 6.1.1 Above.  If NewAlliance determines that CBI should make the severance payments described in Section 6.1.1 above, it shall notify CBI in writing no later than December 23, 2005. In such case, both CBI and NewAlliance shall proceed to a preliminary or actual closing to be scheduled for December 30, 2005, providing all such certificates and documentation (the “Interim Closing Materials”) as would be necessary for a final closing on that date. If such Interim Closing Materials are reasonably satisfactory to NewAlliance, it shall notify CBI on December 30, 2005, at which time the severance payments will be made. If the severance payments have been made in accordance with the provisions of the prior sentence and the actual Closing Date occurs on a date subsequent to December 30, 2005, CBI shall update its closing certificates and documentation for the period between December 30, 2005 and the Closing Date, and NewAlliance shall not refuse to close based on any dissatisfaction with the information provided in the Interim Closing Materials. In addition, if the severance payments have been made as contemplated above, NewAlliance shall not refuse to close based on the unavailability of regulatory approvals as provided in Section 9.1.3 above unless such unavailability is attributable primarily to an action, inaction, fact or circumstance of CBI, Cornerstone or a CBI Subsidiary, or based on the unavailability of a tax opinion as provided in Section 9.1.5 above, unless such unavailability is attributable primarily to an action, inaction, fact or circumstance of CBI, Cornerstone or a CBI Subsidiary.

ARTICLE X

THE CLOSING

10.1      Time and Place.  Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven, Connecticut at 10:00 a.m. on December 30, 2005 with an Effective Time as of January 2, 2006, or at or with such other place, date(s) or time(s) upon which NewAlliance, with CBI after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period).

10.2      Deliveries at the Closing.  At the Closing there shall be delivered (i) to NewAlliance and CBI the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of CBI the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1      Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CBI:

11.1.1     By the mutual written agreement of NewAlliance and CBI;

11.1.2     By either NewAlliance or CBI, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.2, a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party making such representations or warranties or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable representation or warranty by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the representation or warranty;

11.1.3     By either NewAlliance or CBI, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, including also any failure to satisfy a condition to Closing, which failure (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.3, a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party so failing or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, provided, that if the applicable performance obligation by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the performance obligation;

11.1.4     By (a) CBI, if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the Securities and Exchange Commission by November 30, 2005, or (b) either NewAlliance or CBI, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NewAlliance and CBI; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure to achieve effectiveness of the Merger Registration Statement or of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5     By either NewAlliance or CBI if the shareholders of CBI shall have voted at the CBI shareholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6     By either NewAlliance or CBI if (i) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become non-appealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, (ii) any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and non-appealable, any of the foregoing being termed an “Adverse Action”, provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals from any applicable Governmental Entity and to timely and fully address any objections raised or questions posed by such Governmental Entity;

11.1.7     By NewAlliance if at any time prior to the CBI Shareholder meeting, (a) CBI shall have breached Section 6.10 of this Agreement, (b) the CBI Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NewAlliance or (c) CBI shall have materially breached its obligations under Section 8.1 by failing to call, give notice of, convene and hold the CBI Shareholders Meeting in accordance with Section 8.1.

11.1.8     By NewAlliance if a tender offer or exchange offer for 25% or more of the outstanding shares of CBI Common Stock is commenced (other than by NewAlliance), and the CBI Board of Directors recommends that the shareholders of CBI tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

11.1.9     At any time prior to the CBI Shareholders Meeting, by CBI in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CBI and the CBI Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by CBI pursuant to this Section 11.1.9 only after the fifth (5th) Business Day following NewAlliance’s receipt of written notice from CBI advising NewAlliance that CBI is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five (5)-Business Day period, NewAlliance does not, in its sole discretion, make an offer to CBI that CBI’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

11.1.10     By CBI, if the Board of Directors of CBI so determines by the vote of a majority of all of its members, by giving written notice to NewAlliance not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i)     the Average Closing Price shall be less than 85% of the NewAlliance Starting Price; and

(ii)     (A) the number obtained by dividing the Average Closing Price by the NewAlliance Starting Price (the “NewAlliance Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (the “Index Ratio”).

If CBI elects to exercise its termination right pursuant to this Section 11.1.10, it shall give written notice to NewAlliance. During the five Business Day period commencing with its receipt of such notice, NewAlliance may, at its option (the “Fill Option”), adjust the Stock Election Price to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the NewAlliance Starting Price and the Stock Election Price (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Stock Election Price and the denominator of which is the NewAlliance Ratio. If NewAlliance makes an election contemplated by the preceding sentence within such five (5) Business Day period, it shall give written notice to CBI of such election and the revised Stock Election Price, whereupon no termination shall have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in effect in accordance with its terms (except as the Stock Election Price shall have been so modified), and any references in this Agreement to the “Stock Election Price” shall thereafter be deemed to refer to the Stock Election Price as adjusted pursuant to this Section 11.1.10. If the outstanding shares of common stock of NewAlliance or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

11.2     Effect of Termination.

11.2.1     In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2     In recognition of the efforts, expenses and other opportunities foregone by NewAlliance while structuring and pursuing the Merger, the parties hereto agree that CBI shall pay to NewAlliance a termination fee of $2,000,000 (the “CBI Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)     this Agreement is terminated by NewAlliance pursuant to Sections 11.1.2, 11.1.3, 11.1.7 or 11.1.8; or

(ii)     this Agreement is terminated by CBI pursuant to Section 11.1.9.

In the event the CBI Termination Fee shall become payable, CBI shall pay to NewAlliance the CBI Termination Fee on or before the third Business Day following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.2 shall be paid by wire transfer of immediately available funds to an account designated by NewAlliance.

11.2.3   (a)      In recognition of the efforts, expenses and other opportunities foregone by CBI while structuring and pursuing the Merger, the parties hereto agree that NewAlliance shall pay to CBI, in the manner and subject to the conditions set forth below in Section 11.2.3(b)(i), a termination fee (the “NewAlliance Termination Fee”) of:

(i) $2.0 million if CBI has terminated this Agreement pursuant to the provisions of Sections 11.1.2 or 11.1.3 hereof before December 30, 2005, and

(ii) $4.0 million if CBI has terminated this Agreement pursuant to the provisions of Sections 11.1.2 or 11.1.3 on or after December 30, 2005; provided, however, that $2.0 million of the NewAlliance Termination Fee required to be paid pursuant to this Section 11.2.3(a)(ii) shall be repaid to NewAlliance in the event CBI enters into an acquisition agreement with respect to, or recommends acceptance of, an Acquisition Proposal within two (2) years of the date CBI has terminated this Agreement pursuant to this subsection. The repayment of the $2.0 million by CBI to NewAlliance shall be in the manner and subject to the conditions set forth in 11.2.3(b)(ii).

(b)(i)   In the event the NewAlliance Termination Fee shall become payable to CBI pursuant to 11.2.3(a)(i) or (ii) hereof, NewAlliance shall pay to CBI the NewAlliance Termination Fee on or before the third Business Day following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.3(b)(i) shall be paid by wire transfer of immediately available funds to an account designated by CBI.

(ii)     In the event CBI becomes obligated to repay $2.0 million of the NewAlliance Termination Fee to NewAlliance pursuant to Section 11.2.3(a)(ii) hereof, CBI shall make such repayment to NewAlliance on or before the third Business Day following the date the CBI enters into the acquisition agreement with respect to, or recommends acceptance of, the Acquisition Proposal. The repayment shall be made by wire transfer of immediately available funds to an account designated by NewAlliance.

11.2.4     CBI and NewAlliance agree that the agreements contained in Sections 11.2.2 and 11.2.3 are an integral part of the transactions contemplated by this Agreement, that without such agreement neither party would have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by either party. If either party fails to pay the amounts due under Section 11.2.2 or 11.2.3, as applicable, above within the time periods specified therein, the delinquent payor shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other in connection with any action in which the party entitled to payment prevails, including the filing of any lawsuit taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

11.3      Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CBI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CBI, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CBI’s shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1      Confidentiality.  Except as specifically set forth herein, NewAlliance and CBI mutually agree to be bound by the terms of the confidentiality agreement dated August 4, 2004 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2      Public Announcements.  CBI and NewAlliance shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither CBI nor NewAlliance shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3      Survival.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.5, 2.6, 7.6, and 7.7, which shall survive or be performed after the Effective Date.

12.4      Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to CBI or Cornerstone, to:

Cornerstone Bank
550 Summer Street
Stamford, CT 06901
Attention: Merrill J. Forgotson
Fax: (203) 348-3576

With required copies to:

Cranmore, FitzGerald & Meaney
49 Wethersfield Ave.
Hartford, CT 06114-1102
Attention: J.J. Cranmore
Fax: (860) 522-3379

If to NewAlliance or NAB, to:

NewAlliance Bank
195 Church Street
New Haven, CT 06510
Attention: Merrill B. Blanksteen, Executive Vice President and CFO
Fax: 203-789-2650

With required copies to:

Tyler Cooper & Alcorn, LLP
185 Asylum Street - 35th Floor
Hartford, Connecticut 06103-3488
Attention: William W. Bouton III, Esq.
Fax: (860) 278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5      Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6      Complete Agreement.  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7      Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8      Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9      Governing Law.  This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10      Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, NewAlliance, CBI, NAB and Cornerstone have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

NEWALLIANCE BANCSHARES, INC.

By: /s/ Merrill B. Blanksteen
Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

NEWALLIANCE BANK

By: /s/ Merrill B. Blanksteen
Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief Financial Officer

CORNERSTONE BANCORP, INC.

By: /s/ Merrill J. Forgotson
Name: Merrill J. Forgotson
Title: President and Chief Executive Officer

CORNERSTONE BANK

By: /s/ James P. Jakubek
Name: James P. Jakubek
Title: President and Chief Executive Officer

APPENDIX B

1150 RARITAN ROAD	www.o-and-co.com	1520 HIGHLAND AVENUE
SUITE 100	EMAIL:info@o-and-co.com	SUITE 201
CRANFORD, NJ 07016-3369		CHESHIRE, CT 06410-1265
908-497-0049		203-699-1445
FAX: 908-497-1592		FAX: 203-699-1447

April 12, 2005

Board of Directors
Cornerstone Bancorp, Inc.
550 Summer Street
Stamford, Connecticut 06901

Members of the Board:

Cornerstone Bancorp, Inc. (“CBI”) and New Alliance Bancshares, Inc. (“NAL”) have entered into an Agreement and Plan of Merger, dated as of April 12, 2005 (the “Agreement”), pursuant to which CBI will be merged with and into NAL (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of CBI common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (“CBI Shares”) will be converted into the right to receive, at the election of the holder thereof, “Merger Consideration” representing: (a) 2.518 shares of the common stock, par value $.01 per share, of NAL (“Stock Consideration”), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 70% of the total number of CBI Shares shall be converted into NAL common stock and 30% shall be converted into cash; (b) $35.00 in cash, without interest, (“Cash Consideration”), subject to the election and proration procedures set forth in the Agreement; or (c) a combination election consisting of 70% Stock Consideration and 30% Cash Consideration. In addition, the Agreement provides that CBI may declare quarterly cash dividends payable to holders of CBI Shares not to exceed $0.1125, with payment and record dates consistent with past practice, In addition, the Agreement provides CBI may declare a dividend of $0.35 per share in the fourth calendar quarter of 2005 with the record date for such dividend to be no later than immediately prior to the Effective Date (as defined in the Agreement) and CBI may also cause a last quarterly dividend to be paid equal to $0.1125 (“Final Dividend”), provided, however, that if NAL declares a dividend in the first calendar quarter of 2006 payable to shareholders of record as of a date which is after the Effective Date, the Final Dividend shall not be paid. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CBI Shares pursuant to the Agreement.

Ostrowski & Company, Inc., (“O&Co”) as part of its advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated April 12, 2005; (ii) certain publicly available financial statements and other historical financial information of CBI that we deemed relevant; (iii) certain publicly available financial statements and other historical financial

B-1

Board of Directors
Cornerstone Bancorp, Inc.
April 12, 2005

information of NAL that we deemed relevant; (iv) internal financial projections for CBI for the year ending December 31, 2005 prepared by and reviewed with management of CBI; (v) internal financial projections for NAL for the year ending December 31, 2005 prepared by and reviewed with management of NAL; (vi) the publicly reported historical price and trading activity for CBI’s and NAL’s common stock, including a comparison of certain financial and stock market information for CBI and NAL with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) the financial terms of certain recent business combinations in the banking and savings institutions industry, to the extent publicly available; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CBI the business, financial condition, results of operations and prospects of CBI and held similar discussion with certain members of senior management of NAL regarding the business, financial condition, results of operations and prospects of NAL.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CBI or NAL or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of CBI and NAL that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility of liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, (contingent or otherwise) of CBI or NAL. With respect to the financial projections for CBI and NAL and reviewed with the managements of CBI and NAL and used by O&Co in its analyses, O&Co assumed that they reflected the best currently available estimates and judgments of the respective management of the respective future financial performances of CBI and NAL and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in CBI or NAL’s assets, financial condition, results of operation, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CBI and NAL will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice CBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Merger and the other transactions contemplated by the Agreement.

B-2

Board of Directors
Cornerstone Bancorp, Inc.
April 12, 2005

Our opinion is necessarily based of financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of NAL’s common stock will be when issued to CBI’s shareholders pursuant to the Agreement or the prices at which CBI’s or NAL’s common stock may trade at any time.

We have acted as CBI’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger, and CBI has agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion is directed at the Board of Directors of CBI in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of CBI as to how such shareholder should vote and any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholders should elect in the Merger. Our opinion is directed only to the fairness of the Financial Consideration to CBI shareholders from a financial point of view and does not address the underlying business decision of CBI to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CBI or the effects of any other transaction in which CBI might engage.

Based upon and subject to the foregoing it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CBI Shares pursuant to the Agreement is fair to such shareholders from a financial point of view.

Very truly yours,

B-3

APPENDIX C

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 10-KSB

(Mark One)

ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF
[X]	THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2004

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
[ ]	THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 0-25465

CORNERSTONE BANCORP, INC./CT

(Name of small business issuer in its charter)

Connecticut	06-1524044

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Summer St., Stamford, Connecticut	06901

(Address of principal executive office)	(Zip Code)

Issuer’s telephone number: (203) 356-0111

Securities registered under Section 12(b) of the Exchange Act:

Common Stock, par value $0.01 per share	American Stock Exchange
(Title of Each Class)	(Name of each exchange on which registered)

Securities registered under Section 12(g) of the Exchange Act:

None
(Title of Each Class)

Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes    X       No

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of the issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. (   )

The issuer’s revenues for the fiscal year ended December 31, 2004 were $13,771,000.

The aggregate market value of the issuer’s common stock held by non-affiliates of the issuer was $31,768,518 based on the closing price of $32.97 per share as of March 1, 2005.

The number of shares outstanding of the issuer’s common stock as of March 1, 2005 was 1,271,828.

DOCUMENTS INCORPORATED BY REFERENCE
Proxy Statement for Annual Meeting of Shareholders to be held on May 26, 2005 - Part III.

Transitional Small Business Disclosure Format (check one):  Yes____   No   X

C-ii

Item 1.     Description of Business

General

               Cornerstone Bancorp, Inc. (the “Bancorp”) is a Connecticut corporation, incorporated in 1998 to serve as a bank holding company to provide executive, financial and administrative functions for its subsidiaries. The Bancorp is the successor registrant to Cornerstone Bank (the “Bank”), pursuant to a re-organization whereby the Bancorp acquired all of the issued and outstanding shares of common stock of the Bank in a one-for-one share exchange on March 1, 1999. The Bank is a wholly-owned subsidiary of the Bancorp, engaged in a full-service commercial and consumer banking business. Cornerstone Business Credit, Inc. (“CBC”), a wholly-owned subsidiary of the Bank, has engaged since the third quarter of 2001 in the origination of small business loans that qualify for the guaranty of the U.S. Small Business Administration (the “SBA”). References to the “Company” in this report are to the Bancorp, the Bank and CBC, collectively, unless the context indicates otherwise.

               The Bank is a Connecticut banking organization incorporated in 1985. The Bank’s business consists primarily of attracting deposits from the general public and local businesses and loaning or investing these deposits. The Bank originates loans collateralized by liens on commercial and residential properties, as well as secured and unsecured commercial and consumer installment loans.

               The Bank engages in a full-service commercial and consumer banking business. Services include demand, savings and time deposits, and mortgage, commercial and consumer installment loans. Since its inception, the Bank’s primary mission has been to serve the banking needs of its community, the businesses in Fairfield County, Connecticut (including minority-owned businesses in low and moderate income areas) and its citizens (including those living in low and moderate income areas), while focusing on its community towns and cities of Stamford, Greenwich, Darien, New Canaan, Westport and Norwalk. The Bank conducts its operations through its main office located at 550 Summer Street in Stamford, Connecticut and five branch offices in the following locations: Hope Street, and High Ridge Road in Stamford, Connecticut; East Putnam Avenue in Cos Cob, Connecticut; New Canaan Avenue in Norwalk, Connecticut; and Post Road East in Westport, Connecticut. The Bank also offers limited service mobile branches that operate within a five-mile radius of the offices located on Summer Street in Stamford, Cos Cob, Norwalk and Westport. The Bank also leases office space on Chapel Street in New Haven to serve as a work area for SBA lenders.

Forward-Looking Statements

               The statements contained in this report that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

               The forward-looking statements contained in this report speak only as of the date on which such statements are made.

Market Area and Competition

               The primary market area of the Bank consists of the city of Stamford and the surrounding communities of Greenwich, Darien, New Canaan, Westport and Norwalk, Connecticut. The remainder of Fairfield County forms a secondary market area. Stamford is located in the Southwest corner of Connecticut. It is located 40 miles north of New York City and is adjacent to Greenwich, Darien, and New Canaan, Connecticut and Pound Ridge, New York.

               Competition in the financial services industry and in the Bank’s market area is strong. Numerous commercial banks, savings banks and savings associations maintain offices in the area. Commercial banks, savings banks, savings associations, money market funds, mortgage brokers, finance companies, credit unions, insurance companies, investment firms and private lenders compete with the Bank for various segments of the Bank’s business. These competitors, which are located both inside and outside the Bank’s market area, often have far greater resources than the Bank and are able to conduct more intensive and broader-based promotional efforts to reach both commercial and individual customers. The Bank has emphasized personalized banking services and the advantage of local decision-making in its banking business, and the Bank believes this emphasis has been well received by the public in the Bank’s market area.

               Changes in the financial services industry resulting from fluctuating interest rates, technological changes and deregulation have resulted in an increase in competition, cost of funds, merger activity, and customer awareness of product and service differences among competitors.

               Connecticut has enacted legislation that liberalizes banking powers and puts thrift institutions on equal footing with other banks, thereby improving their competitive position. In addition, Connecticut’s Interstate Banking Act permits mergers or acquisitions of Connecticut banks and bank holding companies with or by banks and bank holding companies in other states, as long as such states have reciprocal legislation. Many states currently have such legislation. Connecticut banking law also permits non-Connecticut bank holding companies to open offices in Connecticut that may engage in a banking business, other than the provision of deposit services, and several New York and other out-of-state bank holding companies have done so. Such legislative authority has also increased the size of financial institutions competing with the Bank for deposits and loans in its market area.

               The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”) authorizes a number of interstate banking transactions and activities, including, among others, the following: (i) a bank holding company may acquire banks in states outside of the holding company’s home state; (ii) an insured bank may acquire a bank outside of the acquiring bank’s home state, unless the home state of such bank involved in the transaction passed a law before June 1, 1997 prohibiting such transactions with out-of-state banks; (iii) an insured bank may acquire a branch of a bank located outside of the acquiring bank’s home state if the law of the state where the branch is located allows such out-of-state acquisitions; and (iv) an insured bank is able to establish new branches in states outside of the bank’s home state if the state in which the bank desires to establish a branch has a law permitting out-of-state banks to establish branches. The effect of the Interstate Banking Act has been to increase competition in the Bank’s market area.

               The business of the Bank also may be affected by governmental and regulatory actions and policies. Monetary and fiscal policies of the United States Government and its instrumentalities, including the Board of Governors of the Federal Reserve System, significantly influence the growth of loans, investments and deposits. The present bank regulatory environment may undergo further changes that could affect the banking industry itself and competition between banks and non-bank financial companies. See “Regulation and Supervision” below.

Lending Activities

               Loans are generated through the Bank’s marketing efforts, its present customers, walk-in customers and referrals from professionals including certified public accountants, attorneys, real estate brokers, builders and local businesses. The Bank’s lending activities are impacted by economic trends affecting the availability of funds, the demand for loans, and the level of interest rates. Interest rates charged by the Bank on its loans are determined by competitive conditions in its market area, the cost of funds, the demand for loans and the availability of loanable funds.

               Loan Portfolio Composition.   At December 31, 2004, the principal balance of the Bank’s loan portfolio (excluding loans held for sale) totaled $132.9 million, before deducting the allowance for loan losses and net deferred loan origination fees. The net portfolio represented approximately 63% of total assets and approximately 75% of total deposits at that date. Approximately 89% of the loan portfolio consisted of loans secured by residential or non-residential real estate properties, including construction loans; approximately 10% of the portfolio consisted of commercial loans; and approximately 1% of the portfolio consisted of consumer installment and other loans. Funding for the Bank’s loans is derived primarily from deposits, stockholders’ equity and, to a much lesser extent, borrowings.

               The following is an analysis of the composition of the loan portfolio (excluding loans held for sale) at December 31:

	2004		2003		2002		2001		2000

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(dollars in thousands)

Residential	$39,489	30	$36,473	30	$46,085	37	$42,740	40	$45,630	45
Non-residential	56,606	43	52,945	44	49,977	41	43,956	42	39,754	40
Construction	21,733	16	14,920	12	11,429	9	5,479	5	2,375	2
Commercial loans	13,536	10	15,077	12	14,024	11	12,039	11	10,711	11
Consumer and Other Loans	1,621	1	2,116	2	2,259	2	2,368	2	2,316	2

Total Loans	132,985	100	121,531	100	123,774	100	106,582	100	100,786	100

Deferred loan fees, net	(152)		(55)		(65)		50		8

Total loans, net	$132,833		$121,476		$123,709		$106,632		$100,794

               Loans held for sale at December 31, 2004 consisted of SBA loans of $1,994,000. Residential mortgage and SBA loans held for sale were $595,000 and $184,000, respectively, at December 31, 2003. Residential mortgage and SBA loans held for sale were $7,057,000 and $187,000, respectively, at December 31, 2002. SBA loans held for sale were $755,000 at December 31, 2001. There were no loans held for sale at December 31, 2000.

               The Bank’s lending limit to one borrower under applicable federal regulations was approximately $3.7 million at December 31, 2004, representing 15% of the sum of its unimpaired capital (approximately $22.6 million) and the allowance for loan losses (approximately $2.2 million). Subject to certain limitations, the Bank may lend an additional 10% above the 15% lending limitation to one borrower. The Bank’s largest lending relationship with a single borrower at December 31, 2004 amounted to $2.6 million.

               Loan Portfolio Maturities.   The following table presents loan principal balances at December 31, 2004 based upon their interest rate repricing frequency and remaining period to maturity. Adjustable rate loans are included based on the period to next repricing date, while fixed rate loans are included based on the period in which payments are contractually due.

	Loans Secured by Real Estate				Consumer
					and
	Residential	Non-residential	Construction	Commercial	Other	Total	%

			(dollars in thousands)

One year or less	$19,732	$17,441	$17,748	$7,827	$889	$63,637	48%
After one year through five years	14,280	19,902	2,810	3,537	655	41,184	31%
After five years	5,477	19,263	1,175	2,172	77	28,164	21%

Total	$39,489	$56,606	$21,733	$13,536	$1,621	$132,985	100%

               Loan Portfolio Delinquencies.   It is the Bank’s policy to manage its loan portfolio to facilitate early recognition of problem loans. The Bank commences internal collection efforts once a loan payment is more than 15 days past due. The Bank’s data processing system generates delinquency reports on all of the Bank’s loans weekly, and management reviews the loan portfolio to determine if past due loans should be placed on non-accrual status. Unless the customer is working with the Bank toward repayment, once a loan payment is 90 days past due, the Bank generally initiates appropriate collection or legal action.

               Loans are classified as non-accrual for purposes of income recognition when the collectibility of interest and principal become uncertain, which is generally when a loan becomes 90 days past due. Accrual of interest may continue, however, if management believes the loan is well secured and collection is probable. When a residential or commercial mortgage loan becomes 90 days past due, the Bank reviews the loan, including the appraisal of the collateral, and may request an updated appraisal. The value of the collateral, based on such appraisal, is one of the factors considered in determining whether the loan should be classified as non-accrual. Commercial loans are generally classified as non-accrual after becoming 90 days past due. Construction loans 90 days past due are subject to a present value analysis, utilizing current appraisal data, to determine whether or not they will be classified as non-accrual. Generally, any uncollected but previously accrued interest is charged against current income when a loan is placed on non-accrual status. Application of payments received on non-accrual loans, as principal and/or interest due, depends on management’s expectation regarding ultimate repayment. Loans are returned to accrual status when they demonstrate a period of payment performance and are expected to be fully collectible as to principal and interest.

               The following table summarizes loan portfolio delinquencies at December 31:

	2004		2003		2002		2001		2000

		Percent		Percent		Percent		Percent		Percent
		of Total		of Total		of Total		of Total		of Total
	Balance	Loans	Balance	Loans	Balance	Loans	Balance	Loans	Balance	Loans

Loan delinquencies for:
30 to 59 days	$290	0.2%	$2,551	2.1%	$2,297	1.9%	$477	0.4%	$897	0.9%
60 to 89 days	367	0.3	180	0.1	88	–	53	0.1	11	–
90 days or more	613	0.5	921	0.8	1,758	1.4	1,106	1.0	456	0.5

Total	$1,270	1.0%	$3,652	3.0%	$4,143	3.3%	$1,636	1.5%	$1,364	1.4%

               The following table summarizes, by type of loan, the recorded investment in non-performing loans at December 31, 2004, 2003, 2002, 2001 and 2000. Amounts are shown for (i) loans that were past due 90 days or more, segregated between those on non-accrual status and those that were still accruing interest, and (ii) loans that were current or past due less than 90 days for which interest payments were being applied to reduce principal balances.

	2004	2003	2002	2001	2000
Loans on non-accrual status:
Loans secured by real estate	$167	$9	$149	$202	$455
Commercial loans	87	–	–	–	–
Consumer and other loans	30	–	–	–	–

	284	9	149	202	455

Loans on accrual status:
Loans secured by real estate	321	777	1,480	737	–
Commercial loans	–	91	122	133	–
Consumer and other loans	8	44	7	34	1

	329	912	1,609	904	1

Total loans past due 90 days or more	613	921	1,758	1,106	456

Loans current or past due less than 90 days for which interest payments were being applied to reduce principal balances:
Loans secured by real estate	173	–	11	308	198
Commercial loans	5	218	–	–	–
Consumer and other loans	124	–	–	–	9

	302	218	11	308	207

Total non-performing loans	$915	$1,139	$1,769	$1,414	$663

Ratio of total non-performing loans to total loans outstanding	0.69%	0.94%	1.43%	1.33%	0.66%

               During the year ended December 31, 2004, the Bank recovered $690,000, of which $460,000 was a recovery of previously charged-off principal and $216,000 in interest which was subsequently applied to income.

               During the year ended December 31, 2003, collections of $111,000 were recognized in interest income due to the payoff of former non-accrual loans and $69,000 was recognized in interest income due to the payoff of a loan which had been on non-accrual status.

               Allowance for Loan Losses.   The following table summarizes changes in the allowance for loan losses for the years ended December 31:

	2004	2003	2002	2001	2000
	(dollars in thousands)

Balance at beginning of year	$2,387	$2,234	$1,848	$1,589	$1,626

Charge-offs:
Commercial	(33)	–	(2)	(19)	(470)
Real estate mortgage	(181)	–	–	–	–
All other loans	(3)	(8)	(47)	(6)	(10)

	(217)	(8)	(49)	(25)	(480)

Recoveries:
Commercial	460	26	43	7	53
Real esate mortgage	7	–	–	90	–
All other loans	13	39	29	96	6

	480	65	72	193	59

Net recoveries (charge-offs)	263	57	23	168	(421)

Provision for loan losses	(434)	96	363	91	384

Balance at end of year	$2,216	$2,387	$2,234	$1,848	$1,589

Ratio of net recoveries (charge-offs) to average loans outstanding	0.20%	0.05%	0.02%	0.16%	(0.46)%

Ratio of allowance for loan losses to total loans	1.66%	1.96%	1.81%	1.73%	1.58%

Ratio of allowance for loan losses to total non-performing loans	242%	210%	126%	131%	240%

               Recoveries credited to the allowance for loan losses during the year ended December 31, 2004 included $460,000 with respect to a commercial loan that had been charged off in 2000. An additional $216,000 was recovered from this borrower in February 2004, principally representing interest that the Bank had not accrued as income subsequent to the charge-off in 2000.

               Recoveries credited to the allowance for loan losses during the year ended December 31, 2003 included $12,000 with respect to a commercial loan that had been charged off in 1998.

               During the year ended December 31, 2002, recoveries credited to the allowance for loan losses included $20,000 with respect to a consumer loan that had been charged off in 1991 and $39,000 with respect to two commercial loans that had been charged off in 1999.

               During the year ended December 31, 2001, the Bank recovered $90,000 with respect to a consumer loan that had been charged off in November 1990. Also in 2001, $149,000 was received on a non-residential real estate loan that had been charged off in December 1997, of which $81,000 was a recovery of previously charged-off principal and $68,000 was a payment for interest that had been applied against principal and was subsequently applied to income.

               An allocation of the allowance for loan losses at December 31, 2004, 2003, 2002, 2001 and 2000 is presented below. No portion of the allowance is restricted to any loan or group of loans, and the entire allowance is available to absorb credit losses. The amount and timing of actual charge-offs and future allowance allocations may vary from current estimates. The table indicates the allowance for loan losses allocable to real estate secured loans and other loan types, as well as the percent of the total loan portfolio represented by balances within each loan type.

	2004		2003		2002		2001		2000

	(dollars in thousands)

	Allowance for Loan Losses	% of Loans by Type to Total Loans	Allowance for Loan Losses	% of Loans by Type to Total Loans	Amount	% of Loans by Type to Total Loans	Amount	% of Loans by Type to Total Loans	Amount	% of Loans by Type to Total Loans

Loans secured by real estate:
Residential	$630	29.7%	$571	30.1%	$704	37.3%	$660	39.8%	$681	45.3%
Non-residential	904	42.6	829	43.5	781	40.4	689	41.6	593	39.4
Construction	347	16.3	234	12.3	171	9.2	85	5.1	35	2.4
Commercial loans	216	10.2	237	12.4	210	11.3	187	11.3	160	10.6
Consumer and Other Loans	26	1.2	33	1.7	38	1.8	36	2.2	35	2.3
Unallocated	93	–	483	–	330	–	191	–	85	–

Total	$2,216	100%	$2,387	100%	$2,234	100%	$1,848	100%	$1,589	100%

Investment Activities

               The Bank has authority to invest in a variety of security types deemed prudent by the Board of Directors. Subject to various restrictions, the Bank may own obligations of the United States Government, federal agencies, certain obligations of municipalities, certificates of deposit, banker’s acceptances, commercial paper and corporate bonds.

               The Bank has established a written securities policy that is approved annually by the Board of Directors. The policy states specific investment objectives relating to interest rate sensitivity and contribution to Bank profitability. The Bank emphasizes the quality and term of the securities acquired for its portfolio. The Bank does not engage in the practice of trading securities for the purpose of generating portfolio gains.

               Investment Portfolio Composition.   At December 31, 2004, the Bank’s securities held to maturity consisted of debt securities reported at an amortized cost of $47.9 million (or $175,000 higher than fair value). At December 31, 2004, the Bank’s available for sale securities portfolio consisted of debt securities reported at a total fair value of $3.0 million (or $15,000 less than amortized cost). The after-tax net unrealized loss of $10,000 on available for sale securities has been recorded as a component of stockholders’ equity at December 31, 2004. The Bank also held an investment of $613,000 in Federal Home Loan Bank (“FHLB”) stock at December 31, 2004, which is a non-marketable equity security reported at cost.

               The amortized cost and fair value of debt securities are summarized as follows at December 31:

	2004		2003		2002

	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
		(in thousands)
Securities available for sale:
U.S. Government Agency securities	$2,007	$2,004	$9,535	$9,578	$9,082	$9,242
Mortgage-backed securities	970	958	1,502	1,501	2,152	2,150

	2,977	2,962	11,037	11,079	11,234	11,392

Securities held to maturity:
U.S. Government Agency securities	40,688	40,476	15,090	15,519	20,746	21,657
Mortgage-backed securities	4,117	4,143	2,354	2,413	5,937	6,079
State and municipal bonds	2,992	3,003	2,991	3,012	–	–
Other securities	75	75	75	75	75	75

	47,872	47,697	20,510	21,019	26,758	27,811

Total debt securities	$50,849	$50,659	$31,547	$32,098	$37,992	$39,203

               Investment Portfolio Maturities.   The following table summarizes the amortized cost and the weighted average tax equivalent yield of the securities portfolio (excluding mortgage-backed securities), by remaining period to contractual maturity, at December 31, 2004:

	One	One	Five	Greater
	Year	Through	Through	Than
	or	Five	Ten	Ten
	Less	Years	Years	Years	Total

	(dollars in thousands)
Securities available for sale:
U.S. Government Agency securities	$2,007	$–	$–	$–	$2,007

Securities held to maturity:
U.S. Government Agency securities	6,786	33,901	–	–	40,687
State and municipal bonds	–	999	1,994	–	2,993
Other securities	–	50	25	–	75

	6,786	34,950	2,019	–	43,755

Total amortized cost	$8,793	$34,950	$2,019	$–	$45,762

Weighted average yield	4.71%	2.79%	3.10%	–%	3.17%

Sources of Funds

               Deposits.   Deposits are the primary source of funds for the Bank. The Bank’s deposits consist of checking accounts, preferred savings accounts, regular savings deposits, NOW accounts, money market accounts and certificates of deposit. Deposits are obtained from individuals, partnerships, small and medium size businesses and professionals in the Bank’s market area. The Bank does not accept brokered deposits.

               The following table summarizes the average balance and the average rate paid on each type of interest-bearing deposit for the years ended December 31:

	2004		2003		2002

		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate
	Balance	Paid	Balance	Paid	Balance	Paid

		(dollars in thousands)

NOW	$31,328	0.28%	$27,513	0.27%	$27,123	0.27%
Money market accounts	5,115	0.91	4,019	1.08	4,063	1.13
Regular, club, cash management	8,564	0.88	8,141	1.05	7,146	1.15
Preferred rate savings	35,105	1.07	29,284	1.32	26,103	1.49
Time certificates of deposit	61,540	2.67	77,465	3.04	59,663	4.06

Total	$141,652	1.57%	$146,422	2.01%	$124,098	2.43%

               The following table shows, by maturity, the balance of time certificates of deposit of $100,000 or more and the average rate paid at December 31, 2004. See Note 6 to the Consolidated Financial Statements for additional information concerning time deposits.

Remaining Period to Maturity	Balance	Rate Paid

	(dollars in thousands)

Less than 3 months	$4,376	1.79%
Greater than 3 months and less than 6 months	2,538	2.69
Greater than 6 months and less than 1 year	2,574	2.94
Greater than 1 year	3,253	4.12

Total	$12,741	2.80%

               Borrowings.   The Bank uses borrowings as a secondary source of funds, in the form of securities repurchase agreements and advances from the FHLB of Boston. Securities repurchase agreements represent transactions with certain commercial customers in which the Bank borrows funds from the customers and pledges U.S. Treasury and Government Agency securities as collateral. The identical securities are repurchased from the customer when the borrowing matures, generally within three months.

               The following table summarizes information concerning borrowings under securities repurchase agreements as of and for the years ended December 31:

	2004	2003	2002

	(dollars in thousands)
Repurchase agreement borrowings:
At December 31	$10,060	$4,540	$5,723
Average for the year	7,582	5,778	5,889
Maximum at any month end	11,095	6,754	6,149

Weighted average interest rates on borrowings:
At December 31	1.16%	1.05%	1.42%
Average for the year	1.17%	1.19%	1.34%

               Securities with a fair value of $10.0 million, $4.6 million and $5.8 million were pledged as collateral for repurchase agreement borrowings at December 31, 2004, 2003 and 2002, respectively. The agreements at December 31, 2004 mature within three months.

               As a member of the FHLB of Boston, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Boston may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. At December 31, 2004, the Bank’s FHLB borrowing capacity was $14.4 million. On such date, there were no FHLB advances outstanding.

Regulation and Supervision

               As a Connecticut-chartered bank whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”), the Bank is subject to regulation and supervision by both the Connecticut Banking Commissioner (the “Banking Commissioner”) and the FDIC. The Bank also is subject to the laws and regulations of the Federal Reserve Board that are applicable to FDIC-insured financial institutions. The Bancorp is also subject to certain regulations of the Federal Reserve Board and the Banking Commissioner. This governmental regulation and supervision is primarily intended to protect depositors, not shareholders.

               This structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets for regulatory purposes and the establishment of an adequate allowance for loan losses. Any change in such regulation, whether by the Banking Commissioner, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on the Company and its operations.

               Connecticut Regulation.   The Banking Commissioner regulates the Bank’s internal organization as well as its deposit, lending and investment activities. The approval of the Banking Commissioner is required for, among other things, certain amendments to the Bank’s Articles of Incorporation and Bylaws, as well as for the establishment of branch offices and business combination transactions. The Banking Commissioner conducts periodic examinations of the Bank. Many of the areas regulated by the Banking Commissioner are subject to similar regulation by the FDIC.

               Connecticut banking laws grant banks broad lending authority. Subject to certain limited exceptions, however, total secured and unsecured loans made to any one obligor pursuant to this statutory authority generally may not exceed 25% and 15%, respectively, of a bank’s equity capital plus the allowance for loan losses.

               Subject to certain limited exceptions, state-chartered banks are prohibited from engaging as a principal in any activity that is not permissible for national banks. State-chartered banks, for example, are prohibited from acquiring equity investments of a type, or in an amount, not permissible for a national bank.

               The Connecticut Interstate Banking Act permits Connecticut banks and bank holding companies to engage in stock acquisitions with depository institutions in other states with reciprocal legislation. A majority of states have enacted such legislation. There have been several interstate mergers and acquisitions involving Connecticut bank holding companies or banks with offices in the Bank’s service area and bank holding companies or banks headquartered in other states.

               FDIC Regulation.   The Bank’s deposit accounts are insured by the Bank Insurance Fund of the FDIC to a maximum of $100,000 for each insured depositor. FDIC insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order, or conditions imposed by the FDIC.

               As a FDIC-insured, state-chartered bank, the Bank is subject to supervision and examination by the FDIC and also is subject to FDIC regulations regarding many aspects of its business, including types of deposit instruments offered, permissible methods for acquisition of funds, and activities of subsidiaries and affiliates of the Bank (including the Bancorp). The FDIC periodically makes its own examination of insured institutions.

               Federal law requires each federal banking agency, such as the FDIC, to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation, fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the “Guidelines”) to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset quality; earnings; compensation, fees and benefits; and standards for safeguarding customer information. If the FDIC determines that an institution fails to meet any standard prescribed by the Guidelines, the FDIC may require the institution to submit to it an acceptable plan to achieve compliance with those Guidelines. The Guidelines establish time frames for the submission and review of such safety and soundness compliance programs.

               Under the Community Reinvestment Act, as amended (“CRA”), the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not prescribe specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution’s CRA rating and requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. The Bank’s latest CRA rating, received from the FDIC on February 4, 2004, was “satisfactory”, which is second to the highest rating of “outstanding”.

               The FDIC has adopted risk-based capital guidelines applicable to FDIC-insured, state-chartered banks that are not members of the Federal Reserve System, such as the Bank. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Banks are required to maintain minimum levels of capital based upon their total assets and total “risk-weighted assets.” For purposes of these requirements, capital is comprised both of Tier 1 and Tier 2 capital. Tier 1 capital consists primarily of common stock and retained earnings. Subject to certain limitations, Tier 2 capital consists primarily of the allowance for loan losses, subordinated debt, and convertible securities. In determining total capital, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. A bank’s total risk-weighted assets are determined by assigning the bank’s assets and off-balance sheet items (e.g., letters of credit) to one of four risk categories based upon their relative credit risks. The greater the credit risk associated with an asset, the greater the amount of such asset that will be subject to the capital requirements.

               The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) defines specific capital categories based upon an institution’s capital ratios. The capital categories, in declining order, are: (i) well capitalized, (ii) adequately capitalized, (iii) undercapitalized, (iv) significantly undercapitalized, and (v) critically undercapitalized. Under FDICIA and the FDIC’s prompt corrective action rules, the FDIC may take any one or more of the following actions against an undercapitalized bank: restrict dividends and management fees; restrict asset growth; and prohibit new acquisitions, new branches or new lines of business without prior FDIC approval. If a bank is significantly undercapitalized, the FDIC may also require the bank to raise capital, restrict interest rates a bank may pay on deposits, require a reduction in assets, restrict any activities that might cause risk to a bank, require improved management, prohibit the acceptance of deposits from correspondent banks and restrict compensation to any senior executive officer. When a bank becomes critically undercapitalized (i.e., the ratio of tangible equity to total assets is equal to or less than 2%), the FDIC must, within 90 days thereafter, appoint a receiver for the bank or take such other action as the FDIC determines would better achieve the purposes of the law. Even where such other action is taken, the FDIC generally must appoint a receiver for a bank if the bank remains critically undercapitalized during the calendar quarter beginning 270 days after the date on which the bank became critically undercapitalized.

               To be considered “adequately capitalized,” an institution must generally have a leverage ratio of Tier 1 capital to total adjusted assets of at least 4%, a Tier 1 capital to risk-weighted assets ratio of at least 4%, and a total (Tier 1 and Tier 2) capital to risk-weighted assets ratio of at least 8%. Generally, a bank is considered to be “well capitalized” if it has a leverage (Tier 1) capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. As of December 31, 2003, the Bank was in full compliance with all three minimum capital standards and was categorized as “well capitalized” under the provisions of FDICIA. See “Capital Resources” and Note 10 to the Consolidated Financial Statements for an analysis of the Bank’s actual and required regulatory capital.

               Federal Reserve System Regulation.   Under the Federal Reserve Act and Regulation D issued thereunder by the Federal Reserve Board, banking institutions are required to maintain reserves with respect to transaction accounts (primarily NOW and regular checking accounts) which allow payments or transfers to third parties. These regulations generally require the maintenance of reserves of 3% against net transaction accounts of $40.6 million or less and, for net transaction accounts over $47.6 million, $1,218,000 plus 10% of the amount of such accounts in excess of $47.6 million. These amounts and percentages are subject to adjustment by the Federal Reserve Board. At December 31, 2004, the Bank’s net transaction accounts exceeded $47.6 million. The Bank’s required average reserve balances were approximately $2,750,000 at December 31, 2004.

               In addition, the Bancorp is subject to regulation by the Federal Reserve Board as a bank holding company. The Federal Reserve Board has established capital adequacy guidelines for bank holding companies that are similar to the FDIC capital guidelines described above. The Federal Bank Holding Company Act of 1956, as amended (the “Federal BHC Act”), limits the types of companies that a bank holding company may acquire or organize and the activities in which it or they may engage. In general, the Bancorp and its subsidiaries are prohibited from engaging in or acquiring direct control of any company engaged in non-banking activities unless such activities are so closely related to banking or managing or controlling banks as to be properly incident thereto. State-chartered banks forming holding companies generally are allowed those powers, with certain restrictions, granted to them by applicable state law. The Bancorp believes that it may continue to engage in those activities in which the Bank engages.

               Under the Federal BHC Act, the Bancorp is required to file annually with the Federal Reserve Board a report of its operations, and the Bancorp, the Bank and any other subsidiaries are subject to examination by the Federal Reserve Board. In addition, the Bancorp is required to obtain the prior approval of the Board of Governors of the Federal Reserve System to acquire, with certain exceptions, more than 5% of the outstanding voting stock of any bank or bank holding company, to acquire all or substantially all of the assets of a bank or to merge or consolidate with another bank holding company. Moreover, the Bancorp, the Bank and any other subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services. The Bank also is subject to certain restrictions imposed by the Federal Reserve Act on issuing any extension of credit to the Bancorp or any of its subsidiaries, or making any investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

               In 1999, the Gramm-Leach-Bliley (“GLB”) Act was enacted, authorizing affiliations between banking, securities and insurance firms, and permitting bank holding companies and banks to engage in a variety of new financial activities. Among the new activities that are permitted to bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Federal Reserve Board, in consultation with the Secretary of the Treasury, may approve additional financial activities. The GLB Act also imposes new requirements on financial institutions with respect to customer privacy. It generally prohibits disclosure of customer information to nonaffiliated third parties unless the disclosure is made pursuant to certain exceptions or the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the GLB Act. The Board of Directors approved the Bank’s privacy policy in April 2004.

               The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that a bank holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with a bank holding company’s capital needs, asset quality and overall financial condition. This policy statement has had no operative effect upon the dividends paid by the Bancorp through December 31, 2004, and is not expected to have an operative effect in 2005. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized”.

               The USA Patriot Act.   The terrorist attacks in September, 2001 have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

               Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLA”). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, an/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

               Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

               Federal Securities Law.   The common stock of the Company is registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act. Common stock of the Company held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

               The Sarbanes-Oxley Act of 2002.   In July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

               The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

               In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirements under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

               The Sarbanes Oxley Act also instructs the SEC to require by rule:

•	disclosure of all material off-balance sheet transactions and relationship that may have a material effect upon the financial status of an issuer; and
•	the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

               The Sarbanes-Oxley Act also prohibits insider transactions in the Corporation’s stock during a black out period of Corporation’s pension plans, and any profits of such insider transactions are to be disgorged. In addition, there is a prohibition of corporation loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Corporation’s auditor. The SEC also requires an issuer to institute a code of ethics for senior financial officers of the corporation. Furthermore, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

Personnel

               As of December 31, 2004, the Bank had 64 employees (57 of whom are full-time and 7 of whom are part-time). The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good.

Item 1A.   Executive Officers of the Issuer

                  The following table shows the name, age, positions held with the Bancorp, and the principal occupations during the past five years of the Bancorp’s executive officers.

		Positions Held with the Bancorp and Principal
Name	Age	Occupations During the Past Five Years

Norman H. Reader*	79	Vice Chairman
		(2000 – January 2004)
		President and Chief Executive Officer
		(1985 - 2000)

Merrill J. Forgotson*	62	President and Chief Executive Officer
		(2000 - present)
		Senior Vice President
		People’s Bank
		(1990-2000)

James P. Jakubek	55	Executive Vice President and Chief
		Operating Officer (1991 - present)

Paul H. Reader*	46	Executive Vice President (1993 – Present)

Ernest J. Verrico, Sr.	49	Vice President and Chief Financial Officer (2001 – present)
		Senior Vice President and Controller (CT/NY Region)
		First Union National Bank (1982-2001)

Leigh A. Hardisty	47	Vice President and Corporate Secretary
		(2001 - present)
		Vice President, Chief Financial Officer
		and Corporate Secretary (1999 - 2001)
		Vice President, Comptroller and
		Corporate Secretary (1993 - 1999)

* Norman H. Reader passed away on January 8, 2004. He was the father of Paul H. Reader and the father-in-law of Merrill J. Forgotson. Merrill J. Forgotson and Paul H. Reader are brothers-in-law.

Item 2.   Description of Property

               The following table sets forth the location of the Bank’s main office and branches, as well as certain additional information relating to those offices.

	Year Facility	Owned or
	Opened	Leased
Main office (1)
550 Summer Street
Stamford, Connecticut	1988	Owned

Springdale office (2)
1042 Hope Street
Stamford, Connecticut	1989	Leased

High Ridge office (3)
1117 High Ridge Road
Stamford, Connecticut	1994	Leased

Cos Cob office (4)
211 East Putnam Avenue
Cos Cob, Connecticut	1995	Leased

Norwalk office (5)
79 New Canaan Avenue
Norwalk, Connecticut	1999	Leased

East Norwalk office (6)
128 East Avenue
Norwalk, Connecticut	2001	Leased

Westport office (7)
1071 Post Road East
Westport, Connecticut	2001	Leased

New Haven Office (8)
742-756 Chapel Street
New Haven, Connecticut	2002	Leased

(1) The main office provides 11,000 square feet of interior space and has offstreet parking facilities.

(2) The Springdale facility is a full-service branch. The office lease provides for 1,500 square feet of interior space with a term expiring in 2007, and renewal options for three additional 5 year terms.

(3) The High Ridge facility is a full-service branch. The office lease provides for approximately 1,763 square feet of interior space, with a term expiring in 2005, and renewal options for two additional 5 year periods.

(4) The Cos Cob facility is a full-service branch. The office lease provides for approximately 900 square feet of interior space with a term of 5 years expiring in 2005, and a renewal option for one additional 5 year period.

(5) The Norwalk facility is a full-service branch. The office lease provides for approximately 2,200 square feet of interior space with a term of 5 years expiring in 2009, and renewal options for two additional 5 year periods.

(6) The East Avenue facility is a business development office. The office lease provides for approximately 2,800 square feet of interior space with an initial term of 5 years expiring in 2006, and a renewal option for one additional 5 year period.

(7) The Westport facility is a full-service branch. The office lease provides for approximately 1,700 square feet of interior space with an initial term of 5 years expiring in 2006, and a renewal option for one additional 5 year period.

(8) The New Haven facility is leased office space. The office lease provides for approximately 1,290 square feet of interior space with an initial term of 5 years which expires in 2007, and a renewal option for one additional 5 year period.

Item 3.  Legal Proceedings

              There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Bancorp or the Bank is a party or of which any of their property is the subject.

Item 4.  Submission of Matters to a Vote of Security Holders

              No matters were submitted to a vote of security holders during the fourth quarter of 2004.

PART II

Item 5.  Market for Common Equity and Related Stockholder Matters

               Cornerstone Bancorp’s common stock has trades on The American Stock Exchange® under the symbol CBN. The following table sets forth, for the periods indicated, the actual high and low sales prices for the common stock as reported by The American Stock Exchange®.

	2004		2003

	High	Low	High	Low
First Quarter	$30.65	$20.25	$17.80	$16.27
Second Quarter	27.25	25.00	19.57	16.95
Third Quarter	29.45	27.10	25.75	19.25
Fourth Quarter	35.30	28.50	22.25	19.70

               As of March 1, 2005, there were approximately 406 holders of record of the Bancorp’s common stock.

               The transfer agent and registrar for the Bancorp’s common stock is American Stock Transfer & Trust Company.

Dividend Policy

               The Bancorp’s shareholders are entitled to dividends, when and if declared by the Bancorp’s Board of Directors out of funds legally available therefor. The Bancorp is not directly subject to the restrictions imposed by Connecticut law regarding the payment of dividends by a Connecticut-chartered capital stock bank. For the foreseeable future, however, the sole source of amounts available to the Bancorp for the declaration of dividends will be dividends declared and paid by the Bank on the Bank’s common stock held by the Bancorp. The Bank is prohibited by Connecticut banking law from paying dividends, except from its net profits. Net profits are defined as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes. The total of all dividends declared by the Bank in any calendar year may not, unless specifically approved by the Banking Commissioner, exceed the total of its net profits for that year combined with its retained net profits of the preceding two years. The Bank’s net profits retained in 2004 and 2003 (after cash dividends paid to the Bancorp) totaled $3,297,000. Federal statutes prohibit FDIC insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements. These dividend limitations can affect the amount of dividends payable by the Bank to the Bancorp. During 2004 and 2003, quarterly cash dividends of $563,000 and $554,000, respectively, were declared.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of oustanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity plans approved by
shareholders (1)	188,983 (2)	$ 12.71 (2)	54,863 (3)

(1)	As of December 31, 2004, the Company had no equity compensation plans that had not been approved by its shareholders.

(2)	Represents the number of outstanding options and the related weighted average exercise price at December 31, 2004 for grants under the 1986 Incentive and Non-Qualified Stock Plan and the 1996 Stock Option Plan. Does not include unvested awards under the 2001 Restricted Stock Plan.

(3)	No shares are available pursuant to the 1986 Incentive and Non-Qualified Stock Plan; 13,477 shares are available for issuance under the 1996 Stock Option Plan and 41,386 shares are available for issuance under the 2001 Restricted Stock Plan. (See Note 12 to the Consolidated Financial Statements and the discussion of “Executive Compensation” in the 2005 Proxy Statement.) The table does not include shares available under the Director’s Compensation Plan, which does not include a specific reservation of shares.

Item 6.   Management’s Discussion and Analysis or Plan of Operation

               The following management’s discussion and analysis presents a review of financial condition as of December 31, 2004 and 2003 and operating results for the years then ended. All dollar amounts in this section are in thousands, except per share amounts.

CRITICAL ACCOUNTING POLICIES

               In the course of the Company’s normal business activity, management must select and apply many accounting policies and methodologies that lead to the financial results presented in the consolidated financial statements. Some of these policies are more critical than others. Management considers the determination of the allowance for loan losses to be a critical accounting policy because of the uncertainty and subjectivity inherent in estimating the levels of allowance needed to cover probable credit losses within the loan portfolio and the material effect that these estimates can have on the Company’s results of operations. Estimates by management are based upon individual analysis of credits above an internally defined threshold taking into account the industry in which the borrower operates, the financial condition of the borrower, the value of the collateral and the borrower’s repayment history. While management uses the best available information to determine the allowance for loan losses, future adjustments to the allowance may be necessary based on a variety of factors, including changes in economic and real estate market conditions, particularly in Southwestern Fairfield County, Connecticut.

               All accounting policies are important and readers of this report should review these policies, as included in Note 1 to the Consolidated Financial Statements, to gain a greater understanding of how the Company’s financial performance is reported.

FINANCIAL CONDITION

               Total assets decreased to $211,802 at December 31, 2004 from $225,867 at December 31, 2003, a decrease of $14,065 (or 6%). The decrease in cash and cash equivalents of $45,424 was principally due to a decrease in deposits of $21,591, net purchases of securities of $19,383 and an increase in net loans of $11,528.

               The Bank’s net loan portfolio (excluding loans held for sale) increased to $130,617 at December 31, 2004 from $119,089 at December 31, 2003, an increase of $11,528 (or 10%). The net increase in the loan portfolio included increases of $6,813 (or 46%) in construction loans, $3, 661 (or 7%) in loans secured by non-residential (commercial) real estate and $3,016 (or 8%) in loans secured by residential real estate. These increases were partially offset by decreases of $1,541 (or 10%) in commercial loans and $495 (or 23%) in consumer and other loans. The increase in total loans primarily resulted from an increase in construction, non-residential loans and residential real estate loans. The increase was partially offset by a decrease in commercial as well as consumer and other loans. The increases in construction, non-residential and residential real estate loans primarily reflect new loan origination exceeding loan pay-offs during the year ended December 31, 2004.

               Securities increased to $50,834 at December 31, 2004 from $31,589 at December 31, 2003, an increase of $19,245 (or 61%). The increase in the securities portfolio was primarily due to purchases of securities held to maturity. Securities held to maturity increased to $47,872 (representing 94% of the carrying value of total securities) at December 31, 2004 from $20,510 (or 65%) a year earlier. Securities available for sale decreased to $2,962 (or 6% of the carrying value of total securities) at December 31, 2004 from $11,079 (or 35%) at December 31, 2003. The overall portfolio continues to be comprised mostly of U.S. Government Agency securities with maturities and repricing of less than five years. It is expected that near-term cash flows from the securities portfolio as well as a portion of cash and cash equivalents, will be used to fill in the Bank’s ladder of maturing securities to meet future liquidity needs.

               Deposits decreased to $177,127 at December 31, 2004 from $198,718 at December 31, 2003, a decrease of $21,591 (or 11%). The decrease in deposits primarily related to the decrease of approximately $22,033 (or 29%) in time deposits and $1,917 (or 4%) in demand deposits. The decrease in time deposits was primarily attributable to a decline of $18,029 in 12-17 month certificates of deposit. The decrease in time deposits reflects management’s decision to reduce excess cash and restructure deposits to lower interest-bearing accounts. These decreases were partially offset by an increase of $2, 328 (or 6%) in money market demand and NOW accounts.

               Borrowings under securities repurchase agreements increased by $5,520 to $10,060 at December 31, 2004, from $4,540 a year earlier.

               Stockholders’ equity increased to $22,632 at December 31, 2004 from $20,487 at December 31, 2003, a net increase of $2,145 (or 10%). The increase reflects net income of $2,427 for the year and $232 for shares issued in connection with stock option exercises and the Dividend Reinvestment Plan, partially offset by $563 in cash dividends declared. The ratio of stockholders’ equity to total assets was 10.7% and 9.1% at December 31, 2004 and 2003, respectively. Book value per common share outstanding increased to $17.96 at December 31, 2004 from $16.55 at December 31, 2003.

RESULTS OF OPERATIONS

General

               The Company’s results of operations depend primarily on its net interest income, which is the difference between the interest income on earning assets, such as loans and securities, and the interest expense paid on deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of gains and losses on sales of loans held for sale, banking service fees and charges, and income on bank-owned life insurance. The Company’s non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing expenses, professional fees, and advertising and promotion. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Net Income

               Net income was $2,427 for 2004 compared to $1,602 for 2003, an increase of $825 (or 51%). Basic earnings per common share was $2.00 for 2004 compared to $1.33 for 2003 based on weighted average shares outstanding of approximately 1,212,000 and 1,202,000, respectively. Diluted earnings per common share was $1.88 for 2004 compared to $1.28 for 2003 based on weighted average shares of approximately 1,293,000 and 1,251,000, respectively.

               The most significant causes of the higher net income in 2004 were a decrease of $678 in interest expense, a decrease of $530 in the provision for loan losses and an increase of $311 in total interest income. These factors were partially offset by an increase in non–interest expense of $654, and an increase in income tax expense of $149.

               The following summarizes selected statistical information for the years ended December 31:

	2004	2003

Return on average assets	1.11%	0.73%
Return on average equity	11.21	8.04
Cash dividend payout ratio	23.20	34.58
Ratio of average equity to average assets	9.92	9.02

Net Interest Income

               Net interest income was $8,811 for 2004 compared to $7,822 for 2003, an increase of $989 (or 13%), driven primarily by a decrease in time deposits in 2004. The lower volume of time deposits coupled with higher volumes of loans and securities was partially offset by the decline in the volume of federal funds. Total average interest-earning assets decreased slightly by $320 to $201,011 in 2004 from $201,331 in 2003 while average interest-bearing liabilities decreased to $150,314 in 2004 compared to $152,578 in 2003, a decrease of $2,264 (or 1%).

               The average yield on interest-earning assets increased 17 basis points to 5.57% in 2004 from 5.40% in 2003 while the average rate paid on interest-bearing liabilities dropped 43 basis points from 1.98% in 2003 to 1.55% in 2004. The interest rate spread, which is the yield rate on interest-earning assets minus the rate paid on interest-bearing liabilities, increased by 59 basis points to 4.01% in 2004 from 3.42% in 2003. The net interest margin, representing the net yield on earning assets (net interest income as a percent of total interest-earning assets), increased by 50 basis points to 4.40% in 2004 from 3.90% in 2003.

                The following table sets forth average balance sheet amounts for 2004 and 2003, together with the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods. Yields and costs were derived by dividing interest income or expense by the average daily balance of assets or liabilities, respectively. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yield rates include the effect of deferred loan fees and costs, and securities discounts and premiums, which are included in interest income. Average balances of securities are based on amortized cost. Yields on tax-exempt securities are stated on a fully taxable-equivalent (“FTE”) basis using a tax rate of 32.1%.

	2004			2003

	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets		(dollars in thousands)
Interest earning assets:
Loans	$131,000	$9,320	7.11%	121,624	$8,831	7.26%
Securities	46,757	1,615	3.45	38,497	1,598	4.15
Federal funds sold	23,254	255	1.10	41,210	442	1.07

Total interest-earning assets	201,011	11,190	5.57	201,331	10,871	5.40

Non-interest earning assets:
Cash and due from banks	10,231			9,645
Premises and equipment	3,182			2,992
Other assets	6,305			9,178
Allowance for loan losses	(2,382)			(2,402)

Total assets	$218,347			220,744

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
NOW accounts	$31,328	$88	0.28%	27,513	$76	0.27%
Money market accounts	5,115	46	0.90	4,019	43	1.08
Regular, club, cash management	8,564	75	0.88	8,141	86	1.05
Preferred rate savings	35,105	377	1.07	29,284	387	1.32
Time deposits	61,540	1,641	2.67	77,465	2,351	3.04
Repurchase agreements	8,647	110	1.27	6,122	72	1.17
Other	15	–	–	34	–	1.50

Total interest-bearning liabilities	150,314	2,337	1.55	152,578	3,015	1.98

Non-interest bearing liabilities:
Demand deposits	43,832			46,145
Other	2,549			2,108

Total non-interest bearing liabilities	46,381			48,253

Stockholders’ equity	21,652			19,913

Total liabilities and stockholders’ equity	218,347			220,744

Net interest income (FTE basis)		8,853			7,856
Less: Fully taxable equivalent adjustment		(42)			(34)

Net interest income (reported in the
consolidated statements of income)		$8,811			$7,822

Interest rate spread			4.01%			3.42%

Net interest margin			4.40%			3.90%

Ratio of average interest-earning assets
to average interest-bearing liabilities	133.73%			131.95%

               The following table sets forth the dollar amount of changes in interest income, interest expense and net interest income for 2004 compared to 2003. Information is provided for each category of interest-earning assets and interest-bearing liabilities, with respect to (i) changes attributable to rate (i.e., changes in rate multiplied by prior-period balances) and (ii) changes attributable to changes in volume (i.e., changes in balances multiplied by the prior-period rate). Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate, based on the relative dollar amounts of the volume and rate changes.

	Increase (Decrease) Due To

	Rate	Volume	Total
	(in thousands)

Interest Income (FTE Basis):
Loans	$(181)	$670	$489
Securities	(294)	312	18
Federal Funds sold	10	(198)	(188)

Total interest-earning assets	$(465)	$784	$319

Interest Expense:
NOW accounts	$1	$11	$12
Money market accounts	(7)	11	4
Regular, club, cash management	(143)	133	(10)
Preferred rate savings	164	(174)	(10)
Time deposits	(264)	(447)	(711)
Repurchase agreements and borrowed funds	–	37	37
Other	–	–	–

Total interest-bearing liabilities	$(249)	$(429)	$(678)

Change in Net Interest Income (FTE Basis)	$(216)	$1,213	$997

Interest Income

               Average interest-earning assets for 2004 were $201,011 compared to $201,331 for 2003, a decrease of $320. Total interest income, which is a function of the volume of interest-earning assets and their related rates, was $11,190 (FTE basis) in 2004 and $10,871 in 2003, representing an increase of $319 (or 3%).

               Loans represent the largest component of interest-earning assets. Average loans outstanding in 2004 were $131,000 compared to $121,624 in 2003, an 8% increase. Interest income from loans was $9,320 in 2004 compared to $8,831 in 2003, a 6% increase. The average yield on loans decreased to 7.11% in 2004 as compared to 7.26% in 2003.

               Average investments in securities and Federal funds sold totaled $70,011 for 2004 compared to $79,707 for 2003, a decrease of $9,696 (or 12%). Average securities increased by $8,260 (or 22%) in 2004, and average Federal funds sold decreased by $17,956 (or 44%). Interest income on securities and Federal funds sold decreased to a total of $1,870 (FTE basis) for 2004 from $2,040 for 2003, a net decrease of $170 (or 8%), consisting of a $17 increase in income on securities and a $187 decrease in income on Federal funds. The decreased income on Federal funds sold resulted from lower average balances attributable to a decrease of $15,925 (or 21%) in average time deposits. The average yield on securities decreased to 3.45% in 2004 from 4.15% in 2003.

Interest Expense

               Interest expense was $2,337 for 2004 compared to $3,015 for 2003, a 22% decrease. Interest expense is a function of the volume of interest-bearing liabilities and their related rates. Average interest-bearing liabilities were $150,314 in 2004 compared to $152,578 in 2003, a decrease of $2,264 (or 1%). The average cost of total interest-bearing liabilities decreased by 43 basis points, to 1.55% in 2004 from 1.98% in 2003, reflecting lower yields which were primarily due to a decrease in average time deposits.

               The decline in average interest-bearing liabilities in 2004 compared to 2003 was primarily due to a decrease of $15,925 (or 21%) in average time deposits. This decline was partially offset by growth in other average interest-bearing deposit categories during 2004.

Provision for Loan Losses

               The periodic provision for loan losses represents the amount necessary to adjust the allowance for loan losses to management’s estimate of probable credit losses inherent in the existing loan portfolio at the reporting date. Management’s determination of the allowance for loan losses is based on the results of continuing reviews of individual loans and borrower relationships, particularly in the commercial and commercial real estate loan portfolios. A review of the quality of the loan portfolio is conducted internally by management on a quarterly basis, using a consistently-applied methodology, and the results are presented to the Board of Directors for approval. The evaluation covers individual borrowers whose aggregate loans are greater than $100, as well as all adversely-classified loans. Management also considers factors such as the borrower’s financial condition, historical and expected ability to make loan payments, and underlying collateral values. The determination of the allowance for loan losses also considers the level of past due loans, the Bank’s historical loan loss experience, changes in loan portfolio mix, geographic and borrower concentrations, and current economic conditions. The allowance for loan losses is also adjusted for charge-offs and recoveries.

               The allowance for loan losses was $2,216 at December 31, 2004 and $2,387 at December 31, 2003, and the provision for loan losses was ($434) and $96 for the years then ended. Net recoveries credited to the allowance were $263 in 2004 and $57 in 2003. The allowance for loan losses represented 1.66% and 1.95% of total loans at December 31, 2004 and 2003, respectively. The percentage of the allowance to total non-performing loans increased to 242% at December 31, 2004 from 210% at December 31, 2003. The lower provision for loan losses in 2004 compared to 2003 reflects the recovery of $460 in principal in 2004 on loans to one borrower which were charged-off in December 2000. Refer to footnote 4 of the Consolidated Statements of Condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003.

               While management uses the best available information to determine the allowance for loan losses, future adjustments to the allowance may be necessary based on changes in economic and real estate market conditions, particularly in the Bank’s service area of Southwestern Fairfield County, Connecticut. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize adjustments to the allowance based on their judgments of information available at the time of their examination.

Non-interest Income

               Total non-interest income was $2,623 for 2004, compared to $2,514 for 2003, an increase of $109 (or 4%). The $694 gain on sale of loans and loan servicing in 2004 relates principally to the sale of participating interests in SBA loans and, to a lesser extent, the sale of newly originated residential mortgage loans. Income from deposit service charges increased by $20 (or 5%) to $467 in 2004 from $447 in 2003 while income from bank-owned life insurance declined to $176 in 2004 from $198 in 2003, a decrease of $22 (or 11%). The increase in other income is directly attributable to the net proceeds of $495 received by the Bank on a key man life insurance policy on the former Vice Chairman, which was almost fully offset by a $450 decrease (or 39%) in the net gain on sale of loans and loan servicing for the year ended December 31, 2004 compared to December 31, 2003. The decline in the gain on sale of loans and loan servicing relates to the reduced volume of SBA and mortgage loans available for sale in 2004 compared to 2003.

Non-interest Expense

               Total non-interest expenses were $8,289 for 2004 and $7,635 for 2003, an increase of $654, (or 9%). The following table summarizes the dollar amounts for each category of non-interest expense, and the dollar and percent changes in 2004 compared to 2003.

			Increase (Decrease)
			2004 vs 2003

	2004	2003	$	%

Salaries and employee benefits	$4,924	$4,381	$543	12%
Occupancy	728	680	48	7
Furniture and equipment	457	431	26	6
Data processing	506	549	(43)	(8)
Professional fees	394	393	1	–
Advertising and promotion	197	176	21	12
Other	1,083	1,025	58	7

Total non-interest expense	$8,289	$7,635	$654	9%

               The increase in salaries and employee benefits primarily relates to increased benefit accruals for the retirement and medical benefits of the former Vice Chairman who passed away on January 8, 2004. The increase in salaries and employee benefits also includes salary increases, staff and executive bonuses, and a combined increase of $95 in expenses related to the salary continuation plan and restricted stock plan for executive officers. The increase in occupancy expense primarily relates to increased rental expense.

               The following is an analysis of the major categories of non-interest expense as a percentage of total operating income (interest income plus non-interest income):

	2004	2003

Salaries and employee benefits	35.76%	32.81%
Occupancy	5.29	5.09
Furniture and equipment	3.32	3.23
Data processing	3.67	4.11
Professional fees	2.86	2.94
Advertising and promotion	1.43	1.32
Other	7.86	7.69

Total non-interest expense	60.19%	57.19%

LIQUIDITY, INTEREST RATE SENSITIVITY AND CAPITAL RESOURCES

Liquidity

               The objective of the Company’s liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Company’s ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

               The Company’s liquidity sources described below are anticipated to be sufficient to fund deposit withdrawals, loan commitments and other obligations existing as of December 31, 2004.

               At December 31, 2004, short term investments, which are made up of federal funds sold, available for sale securities and held to maturity securities due or callable in one year or less, totaled $40,738. Primary liquidity of the Company is measured by the ratio of net cash, short term investments and other marketable assets to deposits and short term liabilities. The primary liquidity ratio at December 31, 2004 was 20.04%, compared to 37.29% at December 31, 2003. The Bank also calculates a secondary liquidity ratio which contemplates loan payoffs for the forthcoming year and the maturity of available for sale securities and held to maturity securities beyond one year. The Bank’s secondary liquidity ratio at December 31, 2004 was 33.38%, compared to 51.63% at December 31, 2003. The Bank’s internal guideline is to generally maintain a primary liquidity ratio of 10 to 15% and a secondary liquidity ratio of 20% or more. The Bank’s actual primary and secondary liquidity ratios have declined from year to year due to the lower level of federal funds.

               The Company’s funding at December 31, 2004 consisted of deposit liabilities and short-term borrowings. If the Bank requires funds beyond its internal funding capabilities, advances are available from the FHLB of Boston. At December 31, 2004, the Bank’s available FHLB borrowing capacity in the form of advances and a short-term line of credit was $14,415. At December 31, 2004, certificates of deposit scheduled to mature within one year totaled $38,331. The Bank’s experience has been that a majority of its maturing certificate of deposit accounts are renewed.

               The following table shows the contractual obligations of the Company by contractual payment period as of December 31, 2004. Further discussions of the borrowings and operating leases are included in Notes 7 and 9 to the Consolidated Financial Statements included in Item 7 of this report.

	One year or less	One to three years	Three to five years	Over five years		Total

Obligations under
operating leases	$339	$302	$95	$		$736

Commitments to fund
originate loans	250					250

Commitments to fund
unused lines of credit	10,119	7,894	1,586		1,653	21,252

Purchased services	484	368				852

Total	$11,192	$8,564	$1,681		$1,653	$23,090

               The obligations under operating leases relate to banking facilities that are leased by the Company. These leases are generally for five year terms with renewal clauses. See Item 2 of this Form 10-KSB, “Description of Property,” for additional information.

               In the normal course of business, the Company enters into various data processing services and other service agreements, which are included as “purchased services” in the above table. These agreements specify both fixed fees and variable fees based upon usage. The agreements generally have initial terms ranging from three to five years and are cancelable with notice to the vendors.

               As reported in the Consolidated Statements of Cash Flows, the Company’s cash flows are classified as operating, investing, or financing. Net cash provided by operating activities was $1,890 for the year ended December 31, 2004 compared to $9,220 for the year ended December 31, 2003, primarily due to the net effect of a decrease in the origination and sale of loans held for sale, which used cash of $521 in 2004 but provided cash of $7,783 in 2003. Investing activities used cash of $30,913 in 2004 but provided cash of $5,268 in 2003, a differential of $36,181. Cash used to purchase securities and fund net loan disbursements increased $23,095 and $13,905, respectively, in 2004 compared to 2003. The increase of $30,538 in net cash used by financing activities for the year ended December 31, 2004 primarily resulted from a decrease of $37,288 in cash provided by deposits. Cash and cash equivalents decreased $45,424 during 2004 to $17,405 at year end, principally in Federal funds sold which decreased by $37,800 to $9,200.

Interest Rate Sensitivity

               The following table sets forth (i) the maturity or repricing distribution of interest-earning assets and interest-bearing liabilities as of December 31, 2004, (ii) the interest rate sensitivity gap (i.e., interest-sensitive assets less interest-sensitive liabilities), (iii) the cumulative interest rate sensitivity gap, (iv) the ratio of cumulative total interest-earning assets to cumulative total interest-bearing liabilities, and (iv) the cumulative interest rate sensitivity gap ratio. For purposes of the table, an asset or liability is considered rate sensitive within a specified period when it matures or could be repriced within such period in accordance with its contractual terms. Debt securities are placed in maturity periods based upon their projected call date, where applicable. Adjustable rate loans are included based on the period to next repricing date, while principal payments on fixed rate loans are factored into monthly amortization or at final maturity. Based on management’s evaluation of the interest rate sensitivity of regular savings, preferred rate savings, NOW and money market demand accounts, such balances have been included in the column for liabilities repricing after 1 but within 5 years.

	Interest Rate Sensitivity

	Within 6	6 Months-	1-5	Over 5
	Months	1 Year	Years	Years	Total

Interest-earning assets:
Federal funds sold and securities	$14,205	$4,292	$38,482	$3,055	$60,034

Loans (1):
Adjustable rate	65,018	–	–	–	65,018
Fixed rate	7,145	6,967	47,493	13,343	74,948

Total interest-earning assets	86,368	11,259	85,975	16,398	200,000

Interest-bearing liabilities:
Money market demand and NOW accounts	4,643	–	–	34,918	39,561
Regular, club and preferred rate savings accounts	–	38	–	42,164	42,202
Time accounts	26,517	11,814	14,808	–	53,139

Total interest-bearing deposits	31,160	11,852	14,808	77,082	134,902

Repurchase agreements	10,060	–	–	–	10,060

Total interest-bearing liabilities	41,220	11,852	14,808	77,082	144,962

Total interest-earning assets less interest-bearing liabilities for the period	$45,148	$(593)	$71,167	$(60,684)	$55,038

Cumulative total interest-earning assets less interest-bearing liabilities	$45148	$44,555	$115,722	$55,038

Cumulative total interest-earning assets less interest-bearing liabilities, as a percentage of total interest-earning assets	22.57%	22.28%	57.86%	27.52%

               The tabular presentation of the Company’s interest sensitivity position indicates that for the period up to one year following December 31, 2004, the cumulative amount of interest-earning assets expected to reprice is greater than the cumulative amount of interest-bearing liabilities expected to reprice. Accordingly, the Company may experience a decrease in its net interest margin if interest rates were to decline during this period, and an increase in net interest margin if interest rates were to increase. From greater than six months through one year and greater than five years, more interest-bearing liabilities are expected to reprice than interest-earning assets; therefore, the Company would experience a decrease in its net interest margin in a rising rate environment and an increase in its net interest margin in a declining rate environment.

               The tabular presentation only illustrates the repricing of interest-earning assets and interest-bearing liabilities at a point in time, and is not indicative of when and how the interest-earning assets and interest- bearing liabilities would actually reprice.

Capital Resources

               At December 31, 2004 and 2003, the Bank’s leverage capital ratio was 10.2% and 9.7%, respectively. At December 31, 2004 and 2003, the Bank’s Tier 1 risk-based capital ratio was 14.2% and 13.7%, respectively, and its total-risk based capital ratio was 15.5% and 15.0%, respectively. These ratios exceeded the stated minimum regulatory requirements for capital adequacy and for classification as a “well-capitalized” institution. The Bancorp’s consolidated capital ratios at December 31, 2004 and 2003 were substantially the same as the Bank’s ratios.

IMPACT OF INFLATION AND CHANGING PRICES

               The Consolidated Financial Statements and related Notes have been prepared in conformity with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, the Company’s net income is directly impacted by changes in interest rates, which are influenced by inflationary expectations. Changes in interest rates do not necessarily move to the same extent as changes in prices of goods and services. The Company’s ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities as part of its interest rate risk management program may reduce the effect which changes in interest rates have on net income. Liquidity and maturity structure of the Company’s assets and liabilities are critical to the maintenance of acceptable levels of net income and there is no assurance the Company will be successful in doing so.

Item 7.   Financial Statements

               The Consolidated Statements of Condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related Consolidated Statements of Income, Stockholders’ Equity, and Cash Flows for the years then ended, together with the related notes and the report of KPMG LLP, Independent Registered Public Accounting Firm, are included herein on pages F-1 through F-29.

Item 8.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

               There have been no changes in or disagreements with accountants required to be reported herein.

Item 8A.   Controls and Procedures

               An evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures was conducted as of December 31, 2004 under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were adequate and designed to ensure that information required to be disclosed by the Company in this report is recorded, processed, summarized and reported in a timely manner, including that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

               During the fourth quarter of 2004, there were no changes in internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

               Reference is made to the Certifications of the Chief Executive Officer and Chief Financial Officer about these and other matters included as exhibits to this report.

Item 8B.   Other Information

               None.

PART III

Item 9.   Directors and Officers of the Registrant

               Information regarding the Bancorp’s directors is incorporated by reference herein to the Bancorp’s Proxy Statement for its Annual Meeting of Shareholders to be held on May 25, 2005 (the “2005 Proxy Statement”). Information regarding the Bancorp’s executive officers is included as Item 1A in Part I of this Form 10-KSB.

Item 10.   Executive Compensation

               Information regarding the compensation of the Bancorp’s executive officers is incorporated by reference herein to the 2005 Proxy Statement.

Item 11.   Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

               Information regarding the beneficial ownership of the Bancorp’s common stock by certain persons is incorporated by reference herein to the 2005 Proxy Statement. Equity Compensation Plan information is provided in Item 5 to this Form 10-KSB.

Item 12.   Certain Relationships and Related Transactions

               Information regarding certain transactions involving the Bancorp is incorporated by reference herein to the 2005 Proxy Statement.

Item 13.   Exhibits and Reports on Form 8-K

               Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of August 19, 1998 between Cornerstone Bank and Cornerstone Bancorp, Inc. (Exhibit 2.1 to Form 8-K12G3 dated March 1, 1999, File No. 0-25465 (“Form 8-K12G3”))(1)

3.1	Certificate of Incorporation of Cornerstone Bancorp, Inc. (Exhibit 4.1 to Form 8-K12G3)(1)

3.2	Bylaws of Cornerstone Bancorp, Inc. (Exhibit 4.2 to Form 8-K12G3)(1)

4.1	Form of Specimen Common Stock Certificate of Cornerstone Bancorp, Inc. (Exhibit 4.3 to Form 8-K12G3)(1)

10.1	Lease agreement dated as of January 19, 1989 between First National Bank of Stamford and Joseph F. Calve Family Trust (Exhibit 2 to Cornerstone Bank’s Registration Statement on Form F-1 filed with the FDIC)(1)

10.2	Lease agreement dated as of May 16, 1995 between Cornerstone Bank and Mill Pond Company (Exhibit 3(ii) to Cornerstone Bank’s Form F-2 for the year ended December 31, 1994 filed with the FDIC)(1)

10.3	Lease agreement dated as of November 29, 1996 between Cornerstone Bank and John P. Rossi (Exhibit 3(vii) to Cornerstone Bank’s Form F-2 for the year ended December 31, 1996 filed with the FDIC)(1)

10.4	Lease agreement dated as of December 22, 1998 between Cornerstone Bank and Ralph Sandolo (Exhibit 10.4 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998)(1)

10.5	Cornerstone Bancorp, Inc. 1986 Incentive and Non-Qualified Stock Option Plan (Exhibit 99.1 to Registration Statement on Form S-8 Registration No. 333-73129) (“Form S-8”)(1)

10.6	Cornerstone Bancorp, Inc. 1996 Stock Plan (Exhibit 99.1 to Registration statement on Form S-8 Registration No. 333-67298)(1)

10.7	Cornerstone Bancorp, Inc. Director Compensation Plan (Exhibit 99.3 to Form S-8)(1)

10.7.1	Cornerstone Bancorp, Inc. 2001 Restricted Stock Plan (Exhibit 99.1 to Registration Statement on Form S-8 Registration No. 333-67302)(1)

10.8	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and Norman H. Reader (Exhibit 10.8 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998)(1)

10.9	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and James P. Jakubek (Exhibit 10.9 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998)(1)

10.10	Employment agreement dated as of November 27, 2000 between Cornerstone Bancorp, Inc. and Merrill J. Forgotson (Exhibit 10.10 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001)(1)

10.11	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and Paul H. Reader (Exhibit 10.11 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001)(1)

10.12	Lease agreement dated as of June 28, 1994 between Cornerstone Bank and Samuel Lotstein Realty (Exhibit 2 to Cornerstone Bank’s Registration Statement on Form F-1 filed with the FDIC and amendment to original lease agreement dated November 24, 1999)(1)

10.13	Lease agreement dated as of November 24, 1999 amending original lease agreement dated as of

June 28, 1994 between Cornerstone Bank and the Samuel Lotstein Realty Company (Exhibit 11.0 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1999)(1)

10.14	Lease agreement dated as of February 28, 2001 between Cornerstone Bancorp, Inc/Cornerstone Bank and Fyber Properties 128 LLC (Exhibit 10.14 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001)(1)

10.15	Lease agreement dated as of June 6, 2001 between Cornerstone Bancorp, Inc. and Gesa B. Vogt (Exhibit 10.15 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001)(1)

10.16	Change in control agreement dated as of October 22, 2001 between Cornerstone Bank and Ernest J. Verrico (Exhibit 10.16 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.17	Lease agreement dated as of June 4, 2002 between Cornerstone Business Credit, Inc/Cornerstone Bank and Chapel and State, LLC (Exhibit 10.17 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.18	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Merrill J. Forgotson (Exhibit 10.18 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.19	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Paul H. Reader (Exhibit 10.19 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.20	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and James P. Jakubek (Exhibit 10.20 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.21	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Ernest J. Verrico (Exhibit 10.21 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002)(1)

10.22	Board vote January 8, 2004 amending the employment agreement dated as of May 17, 2001 between Cornerstone Bank and Norman H. Reader(1)

10.23	First amendment to lease agreement dated as of May 26, 2004 between Cornerstone Business Credit, Inc/Cornerstone Bank and Chapel and State, LLC (Exhibit 10.23 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2004)(2)

10.24	Lease agreement dated as of April 16, 2004 amending original lease agreement dated as of December 22, 1998 between Cornerstone Bank and Ralph Sandolo (Exhibit 10.4 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998)(2)

21.1	Subsidiaries of Cornerstone Bancorp, Inc. (Exhibit 21.1 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001)(1)

23.1	Consent of KPMG LLP(2)

31.1	Rule 13a-14(a)/15d-14(a) Certification(2)

31.2	Rule 13a-14(a)/15d-14(a) Certification(2)

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(2)

(1) Incorporated by reference from referenced filing.

(2) Filed herewith.

Item 14.   Principal Accountant Fees and Services

               Information regarding fees paid to and services rendered by the Company’s Independent Registered Public Accounting Firm is incorporated by reference herein to the 2005 Proxy Statement.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

CORNERSTONE BANCORP, INC.
(Registrant)

Date: March 23, 2005	/s/ Merrill J. Forgotson

Merrill J. Forgotson
President and Chief Executive Officer

Date: March 23, 2005	/s/ Ernest J. Verrico

Ernest J. Verrico
Vice President and Chief Financial Officer

**************

               Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Merrill J. Forgotson	Director, President,	March 23, 2005
Chief Executive Officer and
Merrill J. Forgotson	Vice Chairman of the Board

/s/ James P. Jakubek	Director, Executive	March 23, 2005
Vice President
James P. Jakubek

/s/ Paul H. Reader	Director, Senior	March 23, 2005
Vice President
Paul H. Reader

/s/ Ernest J. Verrico, Sr.	Vice President, Chief Financial	March 23, 2005
Officer (Principal Financial Officer
Ernest J. Verrico	and Principal Accounting Officer)

/s/ Joseph Field	Director	March 23, 2005

Joseph Field

/s/ J. James Gordon	Director	March 23, 2005

J. James Gordon

Signature	Title	Date

/s/ Stanley A. Levine	Director	March 23, 2005

Stanley A. Levine

/s/ Joseph A. Maida	Director	March 23, 2005

Joseph A. Maida

/s/ Leonard Miller	Director	March 23, 2005

Leonard Miller

/s/ Ronald C. Miller	Director	March 23, 2005

Ronald C. Miller

/s/ Courtney A. Nelthropp	Director	March 23, 2005

Courtney A. Nelthropp

/s/ Martin Prince	Director	March 23, 2005

Martin Prince

/s/ Donald Sappern	Director	March 23, 2005

Donald Sappern

/s/ Joseph D. Waxberg, M.D.	Director	March 23, 2005

Joseph D. Waxberg, M.D.

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cornerstone Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67302, 333-67298 and 333-73129) and Form S-3 (No. 333-73131) of our report dated March 16, 2005, with respect to the consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years then ended, which report appears in the December 31, 2004, annual report on Form 10-KSB of Cornerstone Bancorp, Inc.

/s/ KPMG LLP

Stamford, Connecticut
March 23, 2005

Exhibit 31.1

SECTION 302 CERTIFICATION

I, Merrill J. Forgotson, certify that:

1. I have reviewed this annual report on Form 10-KSB of Cornerstone Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 23, 2005	/s/ Merrill J. Forgotson

Merrill J. Forgotson
President and Chief Executive Officer

*************

Exhibit 31.2

SECTION 302 CERTIFICATION

I, Ernest J. Verrico, certify that:

1. I have reviewed this annual report on Form 10-KSB of Cornerstone Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 23, 2005	/s/ Ernest J. Verrico

Ernest J. Verrico
Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Cornerstone Bancorp, Inc. (the “Company”) on Form 10-KSB for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Merrill J. Forgotson, Chief Executive Officer of the Company, and Ernest J. Verrico, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Merrill J. Forgotson	/s/ Ernest J. Verrico
Merrill J. Forgotson	Ernest J. Verrico
Chief Executive Officer	Chief Financial Officer
March 23, 2005	March 23, 2005

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F–2

Consolidated Financial Statements:

Consolidated Statements of Condition as of December 31, 2004 and 2003	F–3

Consolidated Statements of Income for the Years Ended December 31, 2004 and 2003	F–4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2004 and 2003	F–5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F–6

Notes to Consolidated Financial Statements	F–7 to F–29

C-F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Cornerstone Bancorp, Inc.:

We have audited the accompanying consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Stamford, Connecticut

March 16, 2005

C-F-2

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Condition
December 31, 2004 and 2003
(Dollars in thousands, except per share data)

Assets	2004	2003

Cash and cash equivalents:
Cash and due from banks (note 2)	$8,205	15,829
Federal funds sold	9,200	47,000

Total cash and cash equivalents	17,405	62,829

Securities, including collateral of $9,991 in 2004 and $4,587 in 2003 for borrowings under securities repurchase agreements (note 3):
Available for sale, at fair value	2,962	11,079
Held to maturity, at amortized cost (fair value of $47,697 in 2004 and $21,019 in 2003)	47,872	20,510

Total securities	50,834	31,589

Loans held for sale (note 4)	1,994	779
Loans, net of allowance for loan losses (note 4)	130,617	119,089
Accrued interest receivable	996	956
Federal Home Loan Bank stock, at cost	613	613
Premises and equipment, net (note 5)	3,207	3,103
Bank-owned life insurance	4,858	5,340
Deferred income taxes (note 8)	990	941
Other assets	288	628

Total assets	$211,802	225,867

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand (non-interest bearing)	$42,225	44,142
Money market demand and NOW	39,561	37,233
Regular, club and preferred rate savings	42,202	42,171
Time (note 6)	53,139	75,172

Total deposits	177,127	198,718

Borrowings under securities repurchase agreements (note 7)	10,060	4,540
Accrued interest payable	75	108
Other liabilities (note 14)	1,908	2,014

Total liabilities	189,170	205,380

Commitments and contingencies (note 9)
Stockholders’ equity (notes 10 and 12):
Common stock, par value $0.01 per share. Authorized 5,000,000 shares; issued 1,301,348 shares in 2004 and 1,289,735 shares in 2003; outstanding 1,259,962 shares in 2004 and 1,237,674 shares in 2003	13	13
Additional paid-in capital	14,673	14,298
Retained earnings	9,117	7,253
Treasury stock, at cost (41,386 shares in 2004 and 52,061 shares in 2003)	(433)	(545)
Unearned restricted stock awards	(728)	(558)
Accumulated other comprehensive income, net of taxes (note 11)	(10)	26

Total stockholders’ equity	22,632	20,487

Total liabilities and stockholders’ equity	$211,802	225,867

See accompanying notes to consolidated financial statements.

C-F-3

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Income
Years Ended December 31, 2004 and 2003
(Dollars in thousands, except per share data)

	2004	2003

Interest income:
Loans	$9,320	8,831
Securities	1,573	1,563
Federal funds sold	255	443

Total interest income	11,148	10,837

Interest expense:
Deposits	2,228	2,943
Borrowings (note 7)	109	72

Total interest expense	2,337	3,015

Net interest income	8,811	7,822

Provision for loan losses (note 4)	(434)	96

Net interest income after provision for loan losses	9,245	7,726

Non-interest income:
Gain on sale of loans and loan servicing, net (note 4)	694	1,144
Deposit service charges	467	447
Bank-owned life insurance	176	198
Keyman life insurance	495	—
Other	791	725

Total non-interest income	2,623	2,514

Non-interest expense:
Salaries and employee benefits (notes 12 and 14)	4,924	4,381
Occupancy (note 9)	728	680
Furniture and equipment	457	431
Data processing	506	549
Professional fees	394	393
Advertising and promotion	197	176
Other	1,083	1,025

Total non-interest expense	8,289	7,635

Income before income tax expense	3,579	2,605

Income tax expense (note 8)	1,152	1,003

Net income	$2,427	1,602

Earnings per common share (note 13):
Basic	$2.00	1.33
Diluted	1.88	1.28

See accompanying notes to consolidated financial statements.

C-F-4

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2004 and 2003
(Dollars in thousands, except per share data)

	Common stock
						Unearned	Accumulated
	Number		Additional			restricted	other	Total
	of shares		paid-in	Retained	Treasury	stock	comprehensive	stockholders’
	outstanding	Amount	capital	earnings	stock	awards	income	equity

Balances at December 31, 2002	1,207,904	$13	13,954	6,205	(749)	(183)	98	19,338

Comprehensive income:
Net income	—	—	—	1,602	—	—	—	1,602
Other comprehensive loss (note 11)	—	—	—	—	—	—	(72)	(72)

Total comprehensive income								1,530

Cash dividends declared ($0.45 per share)	—	—	—	(554)	—	—	—	(554)

Shares issued in connection with:
Restricted stock awards	19,400	—	171	—	204	(375)	—	—
Stock option exercises	4,731	—	64	—	—	—	—	64
Dividend Reinvestment Plan	5,639	—	109	—	—	—	—	109

Balances at December 31, 2003	1,237,674	13	14,298	7,253	(545)	(558)	26	20,487

Comprehensive income:
Net income	—	—	—	2,427	—	—	—	2,427
Other comprehensive loss (note 11)	—	—	—	—	—	—	(36)	(36)

Total comprehensive income								2,391

Cash dividends declared ($0.45 per share)	—	—	—	(563)	—	—	—	(563)

Shares issued in connection with:
Restricted stock awards	10,675	—	143	—	112	(170)	—	85
Stock option exercises	7,283	—	120	—	—	—	—	120
Dividend Reinvestment Plan	4,330	—	112	—	—	—	—	112

Balances at December 31, 2004	1,259,962	$13	14,673	9,117	(433)	(728)	(10)	22,632

See accompanying notes to consolidated financial statements.

C-F-5

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003
(In thousands)

	2004	2003

Operating activities:
Net income	$2,427	1,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	495	604
Gain on sale of loans and loan servicing, net	(694)	(1,144)
Provision for loan losses	(434)	96
Originations of loans held for sale	(16,639)	(26,442)
Proceeds from sales of loans held for sale	16,118	34,225
Deferred income tax benefit	(28)	(115)
(Increase) decrease in accrued interest receivable	(40)	125
Decrease (increase) in other assets	340	(105)
Decrease in accrued interest payable	(33)	(18)
(Decrease) increase in other liabilities	(106)	697
Income on bank-owned life insurance	(176)	(198)
Other adjustments, net	660	(107)

Net cash provided by operating activities	1,890	9,220

Investing activities:
Proceeds from maturities and calls of securities available for sale	8,021	4,133
Proceeds from maturities and calls of securities held to maturity	11,774	14,098
Purchases of securities available for sale	—	(6,529)
Purchases of securities held to maturity	(39,178)	(7,990)
Net loan (originations) repayments, other than loans held for sale	(11,671)	2,234
(Redemption) purchases of bank-owned life insurance	658	(29)
Purchases of Federal Home Loan Bank stock	—	(92)
Purchases of premises and equipment	(517)	(557)

Net cash (used in) provided by investing activities	(30,913)	5,268

Financing activities:
Net (decrease) increase in deposits	(21,591)	15,697
Net increase (decrease) in borrowings under securities repurchase agreements	5,520	(1,183)
Dividends paid on common stock	(562)	(550)
Proceeds from issuance of common stock	232	173

Net cash (used in) provided by financing activities	(16,401)	14,137

Net (decrease) increase in cash and cash equivalents	(45,424)	28,625

Cash and cash equivalents at beginning of year	62,829	34,204

Cash and cash equivalents at end of year	$17,405	62,829

Supplemental information:
Interest payments	$2,370	3,033
Income tax payments	1,187	973
Decrease in liability for securities purchased, not yet settled	—	(2,529)

See accompanying notes to consolidated financial statements.

C-F-6

CORNERSTONE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(1)	Summary of Significant Accounting Policies

Cornerstone Bancorp, Inc. (the Bancorp) is a bank holding company formed by Cornerstone Bank (the Bank) for the purpose of owning all of the Bank’s outstanding common stock. On March 1, 1999, each share of the Bank’s common stock was exchanged on a one-for-one basis for the Bancorp’s common stock. The Bank is a state-chartered commercial bank that provides a variety of loan and deposit services to individuals and businesses primarily in Southwestern Fairfield County, Connecticut. The Bank is subject to regulations of the Federal Deposit Insurance Corporation (the FDIC) and the State of Connecticut Department of Banking, and undergoes periodic examinations by those regulatory agencies. The Bancorp is subject to regulation and supervision by the Federal Reserve Board (the FRB). The Bank’s deposit accounts are insured up to applicable limits by the Bank Insurance Fund of the FDIC.

(a)	Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Bancorp, the Bank and Cornerstone Business Credit, Inc. (a wholly owned subsidiary of the Bank engaged in small business lending operations). These entities are referred to collectively as the Company. Management has prepared the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ significantly from those estimates, as a result of changing conditions and future events. An estimate that is particularly critical and susceptible to near-term change is the allowance for loan losses, which is discussed below.

For purposes of the consolidated statements of cash flows, cash equivalents represent federal funds which are generally sold on an overnight basis.

Prior year amounts are reclassified, whenever necessary, to conform to the current year presentation.

(b)	Securities

Securities are classified as either available for sale (representing securities that may be sold in the ordinary course of business) or as held to maturity (representing debt securities for which the Company has the ability and positive intent to hold until maturity). Management determines the classification of securities at the time of purchase. Securities held to maturity are reported at amortized cost. Securities available for sale are reported at fair value, with unrealized gains and losses reported on a net-of-tax basis in stockholders’ equity as accumulated other comprehensive income or loss. Securities are not acquired for trading purposes.

Purchases (sales) of securities are recorded on the trade date, and the resulting payables (receivables) are reported in the consolidated statements of condition. Gains and losses realized on sales of securities are determined using the specific identification method. Premiums and discounts on debt securities are amortized to interest income over the term of the security. Unrealized losses on

C-F-7

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

securities are charged to earnings if management determines that the decline in fair value of a security is other than temporary.

As a member of the Federal Home Loan Bank (FHLB) of Boston, the Bank is required to hold a certain amount of FHLB stock. This stock is a nonmarketable equity security and, accordingly, is reported at cost.

(c)	Loans

Loans are reported at unpaid principal balances less the allowance for loan losses, except for loans held for sale which are reported at the lower of cost or estimated market value in the aggregate. Gains and losses on sales of loans are recorded at settlement using the specific identification method. Interest income is accrued based on contractual rates applied to principal amounts outstanding. Loan origination and commitment fees, and certain direct origination costs, are deferred and amortized to interest income over the life of the related loan.

Loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for certain loans which, in management’s judgment, are adequately secured and probable of collection. When a loan is placed on nonaccrual status, previously accrued interest that has not been collected is reversed from current interest income. Thereafter, the application of principal or interest payments received on nonaccrual loans is dependent on the expectation of ultimate repayment of the loan. If ultimate repayment is reasonably assured, payments are applied to principal and interest in accordance with the contractual terms. If ultimate repayment is not reasonably assured or management judges it to be prudent, any payments received are applied to principal until ultimate repayment is reasonably assured. Loans are returned to accrual status when they demonstrate a sufficient period of payment performance and are expected to be fully collectible as to principal and interest.

(d)	Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the existing loan portfolio. The allowance is adjusted to the appropriate level through the periodic provision for loan losses, after recording charge-offs and recoveries. When specific loans or portions thereof are judged by management to be uncollectible, those amounts are charged-off to reduce the allowance for loan losses. Subsequent recoveries of previously charged-off amounts are restored to the allowance when collected in cash.

Management’s determination of the allowance for loan losses is based on the results of continuing reviews of individual loans and borrower relationships, particularly the larger relationships included in the commercial and commercial real estate loan portfolios. These reviews consider factors such as the borrower’s financial condition, historical and expected ability to make loan payments, and underlying collateral values. Management’s determination of the allowance for loan losses also considers the level of past due and nonperforming loans, the Company’s historical loan loss experience, changes in loan portfolio mix, geographic and borrower concentrations, and current economic conditions. While management uses the best available information to determine the allowance for loan losses, future adjustments to the allowance may be necessary based on changes in

C-F-8

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

economic and real estate market conditions, particularly in the Company’s market area of Southwestern Fairfield County, Connecticut. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments of information available to them at the time of their examination.

Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, requires recognition of an impairment loss on a loan within its scope when it is probable that the lender will be unable to collect principal and/or interest payments in accordance with the terms of the loan agreement. SFAS No. 114 does not apply to large groups of smaller-balance homogeneous loans (such as residential mortgage and consumer loans) that are collectively evaluated for impairment in accordance with SFAS No. 5, Accounting for Contingencies. Measurement of impairment under SFAS No. 114 may be based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, based on the loan’s observable market price or the collateral’s fair value if the loan is collateral dependent. If the measure of an impaired loan is less than its recorded amount, an impairment allowance is established as part of the allowance for loan losses.

(e)	Premises and Equipment

Premises and equipment are reported at cost, less accumulated depreciation and amortization. Owned assets are depreciated using the straight-line method over the estimated useful lives of the assets (three to twenty years for equipment and thirty-five years for buildings). Leasehold improvements are amortized over the shorter of their estimated service lives or the term of the lease.

(f)	Bank-Owned Life Insurance

Bank-owned life insurance is reported at the cash surrender value of the underlying policies. Periodic increases in the cash surrender value are recorded in non-interest income. The amount by which any death benefits received exceeds a policy’s cash surrender value is recorded in non-interest income at the time of receipt. Certain policies were purchased by the Company in consideration of its obligations under the salary continuation agreements described in note 14.

(g)	Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to “temporary differences” between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income tax expense in the period that includes the enactment date of the change.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management

C-F-9

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

determines that it is more likely than not that a portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustments based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

(h)	Earnings Per Common Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders (net income less dividends on preferred stock, if any) by the weighted average number of common shares outstanding during the period. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased (using the treasury stock method) by additional common shares that would have been outstanding if all potentially dilutive securities (such as stock options and unvested restricted stock awards) were exercised or vested during the period.

(i)	Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock at the grant date. The fair value of restricted stock awards, measured at the grant date, is recognized as unearned compensation (a component of stockholders’ equity) and amortized to compensation expense over the vesting period.

C-F-10

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

SFAS No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under SFAS No. 123, the grant date fair value of options is recognized as compensation expense over the vesting period or in full at the grant date if there is no vesting period. The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company’s net income and earnings per common share would have been adjusted to the following pro forma amounts for the years ended December 31:

	2004	2003

	(In thousands, except
	per share data)
Net income, as reported	$2,427	1,602
Add restricted stock expense included in reported net income, net of related tax effects	100	50
Deduct restricted stock and stock option expense determined under the fair-value-based method, net of related tax effects	(174)	(55)

Pro forma net income	$2,353	1,597

Basic earnings per common share:
As reported	$2.00	1.33
Pro forma	1.94	1.33

Diluted earnings per common share:
As reported	$1.88	1.28
Pro forma	1.82	1.28

On a per share basis, the weighted average estimated fair values of options granted during 2004 and 2003 were $6.10 and $3.14, respectively. These fair values were estimated using the Black Scholes option-pricing model and the following weighted average assumptions in 2004 and 2003: dividend yield of 1.69% and 2.3%, respectively; expected volatility rate of 53% and 45%, respectively; expected option life of eight years; and risk-free interest rate of 5.14% and 3.3%, respectively.

(j)	Borrowings Under Securities Repurchase Agreements

The Company enters into transactions with certain of its commercial customers in which it sells U.S. Government Agency securities under an agreement to repurchase the identical securities from the customer at a later date. These transactions are accounted for as secured borrowings since the Company maintains effective control over the underlying securities that are pledged as collateral. The transaction proceeds are recorded as borrowings in the consolidated statements of condition, and the collateral securities continue to be carried as assets of the Company.

C-F-11

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(k)	Segment Information

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit services to customers. Management makes operating decisions and assesses performance based on an ongoing review of the community banking operations of the Bank and its subsidiary, which constitute the Company’s only operating segment for financial reporting purposes.

(2)	Cash Reserve Requirements

The Bank is required to maintain average reserve balances under the Federal Reserve Act and Regulation D issued thereunder. These reserves were $2,750,000 and $2,372,000 at December 31, 2004 and 2003, respectively, and are included in cash and due from banks in the consolidated statements of condition.

(3)	Securities

The amortized cost, gross unrealized gains and losses, and fair values of securities are summarized below. Mortgage-backed securities consist of pass-through securities guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae.

	December 31, 2004

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

	(In thousands)
Available for sale:
U.S. Government Agency securities	$2,007	—	(3)	2,004
Mortgage-backed securities	970	—	(12)	958

Total	$2,977	—	(15)	2,962

Held to maturity:
U.S. Government Agency securities	$40,688	98	(310)	40,476
Mortgage-backed securities	4,117	29	(3)	4,143
State and municipal bonds	2,992	11	—	3,003
Other securities	75	—	—	75

Total	$47,872	138	(313)	47,697

C-F-12

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

	December 31, 2003

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

	(In thousands)
Available for sale:
U.S. Government Agency securities	$9,535	45	(2)	9,578
Mortgage-backed securities	1,502	5	(6)	1,501

Total	$11,037	50	(8)	11,079

Held to maturity:
U.S. Government Agency securities	$15,090	429	—	15,519
Mortgage-backed securities	2,354	59	—	2,413
State and municipal bonds	2,991	21	—	3,012
Other securities	75	—	—	75

Total	$20,510	509	—	21,019

The gross unrealized losses totaling $313,000 at December 31, 2004 relate to U.S. Government Agency securities and mortgage-backed securities with fair values of $30,899,000 and $3,227,000, respectively. All of these securities had been in a continuous unrealized loss position for less than twelve months at December 31, 2004. The Company has the ability and intent to hold these securities until a market price recovery, which may be until maturity. The unrealized losses are attributable to changes in market interest rates and, accordingly, were deemed to be temporary impairments in value.

The following is a summary of the amortized cost and fair value of debt securities (other than mortgage-backed securities) at December 31, 2004, by remaining period to contractual maturity. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay their obligations.

	Available for sale		Held to maturity

	Amortized	Fair	Amortized	Fair
	cost	value	cost	value

	(In thousands)

One year or less	$2,007	2,004	6,786	6,843
Over one year, less than five years	—	—	34,950	34,682
Five through ten years	—	—	2,019	2,029

Total	$2,007	2,004	43,755	43,554

C-F-13

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Securities pledged as collateral for purposes other than the repurchase agreement borrowings described in note 7 had total fair values of $2,497,000 and $2,053,000 at December 31, 2004 and 2003, respectively.

There were no sales of securities during the years ended December 31, 2004 and 2003.

(4)	Loans

Most of the Company’s loans are granted to customers who reside or do business in Southwestern Fairfield County, Connecticut. In addition to this geographic concentration, loans collateralized by real estate or granted to customers in real estate-related industries comprise the majority of the portfolio. While collateral provides assurance as a secondary source of repayment, the Company’s underwriting standards require that a borrower’s present and expected cash flows be adequate to service the debt at loan origination.

The loan portfolio (excluding loans held for sale) consisted of the following at December 31:

	2004	2003

	(In thousands)
Loans secured by real estate:
Residential	$39,489	36,473
Nonresidential	56,606	52,945
Construction	21,733	14,920
Commercial loans	13,536	15,077
Consumer and other loans	1,621	2,116

Total loans	132,985	121,531

Allowance for loan losses	(2,216)	(2,387)
Net deferred loan origination fees	(152)	(55)

Total loans, net	$130,617	119,089

Loans held for sale at December 31, 2004 consisted of $1,994,000 Small Business Administration (SBA) loans. Loans held for sale at December 31, 2003 consisted of residential mortgage loans of $595,000 and $184,000 Small Business Administration (SBA) loans. The estimated market value of loans held for sale at December 31, 2004 and 2003 exceeded cost and, accordingly, a lower-of-cost-or-market adjustment was not required. Proceeds from sales of residential mortgage loans and SBA loans totaled $17,234,000 in 2004 and $33,454,000 in 2003, resulting in gains on sale of $694,000 in 2004 and $1,144,000 in 2003. Gains on sales of residential mortgage loans include the related loan servicing rights which are released to the purchasers. Servicing rights are retained by the Company for SBA loans sold. The principal balances of SBA loans serviced for others, which are not included in the Company’s consolidated statements of condition, totaled $14,794,000 and $13,281,000 at December 31, 2004 and 2003, respectively.

C-F-14

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The following is a summary of changes in the allowance for loan losses for the years ended December 31:

	2004	2003

	(In thousands)

Balance at beginning of year	$2,387	2,234
Provision for loan losses	(434)	96
Loan charge-offs	(217)	(8)
Recoveries	480	65

Balance at end of year	$2,216	2,387

During the year ended December 31, 2004, the Bank recovered $690,000, of which $460,000 was a recovery of previously charged-off principal on loans to one borrower. The credit balance in the provision for loan losses in 2004 primarily reflected recognition of the aforementioned recovery.

The following is a summary of loans past due 90 days or more, segregated between those on nonaccrual status and those that were still accruing interest:

	Nonaccrual	Accruing	Total

	(In thousands)
December 31, 2004:
Loans secured by real estate	$167	321	488
Commercial loans	87	—	87
Consumer and other loans	30	8	38

Totals	$284	329	613

December 31, 2003:
Loans secured by real estate	$9	777	786
Commercial loans	—	91	91
Consumer and other loans	—	44	44

Totals	$9	912	921

The total recorded investment in impaired loans within the scope of SFAS No. 114 was $585,000 and $218,000 at December 31, 2004 and 2003, respectively, including certain loans current or past due less than 90 days for which interest payments were being applied to reduce principal. These were real estate secured loans with collateral values in excess of the recorded investments and, accordingly, allowances for impairment losses were not required under SFAS No. 114. The Company’s average recorded investment in impaired loans was $576,000 and $275,000 in 2004 and 2003, respectively.

Interest contractually due during the respective years on loans considered impaired at December 31 totaled $43,000 and $23,000 in 2004 and 2003, respectively. The portion of the 2004 and 2003 amounts actually collected was $25,000 and $19,000, respectively. No interest income was recorded on impaired loans in 2004 and 2003 while such loans were considered to be impaired.

C-F-15

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(5)	Premises and Equipment

Premises and equipment are summarized as follows at December 31:

	2004	2003

	(In thousands)

Land	$1,001	999
Buildings and improvements	2,265	2,036
Furniture and equipment	3,076	3,004
Vehicles	234	223

Total	6,576	6,262

Less accumulated depreciation and amortization	3,369	3,159

Premises and equipment, net	$3,207	3,103

(6)	Time Deposits

The following is a summary of time deposits by remaining period to contractual maturity at December 31:

	2004	2003

	(In thousands)

90 days or less	$15,539	24,233
91 to 180 days	10,978	13,910
181 days to one year	11,814	19,205

Total one year or less	38,331	57,348

Over one year, less than two years	13,049	11,095
Over two years, less than three years	974	6,448
Over three years, less than four years	394	19
Over four years, less than five years	391	252
Greater than five years	—	10

Total	$53,139	75,172

Time deposits of $100,000 or more aggregated $12,741,000 and $18,118,000 at December 31, 2004 and 2003, respectively.

C-F-16

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(7)	Borrowings

Information concerning borrowings under securities repurchase agreements follows as of and for the years ended December 31:

	2004	2003

	(Dollars in thousands)
Repurchase agreement borrowings:
At December 31	$10,060	4,540
Average for the year	7,582	5,778
Maximum at any month end	11,095	6,754
Fair value of collateral securities at year end	9,991	4,587

Weighted average interest rates on borrowings:
At December 31	1.16%	1.05%
Average for the year	1.17	1.19

The repurchase agreement borrowings at December 31, 2004 mature within three months. Interest expense on securities repurchase agreements was $88,000 and $72,000 in 2004 and 2003, respectively.

The Bank may borrow funds from the FHLB of Boston subject to certain limitations. Borrowings are secured by the Bank’s investment in FHLB stock and a blanket security agreement that requires maintenance of specified levels of qualifying collateral (principally securities and residential mortgage loans) not otherwise pledged. The Bank’s FHLB borrowing capacity in the form of advances and borrowings under a short-term line of credit was $14,415,000 at December 31, 2004. There were no FHLB borrowings outstanding at December 31, 2004 and 2003. Interest expense on FHLB borrowings was $21,000 in 2004 (none in 2003).

C-F-17

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(8)	Income Taxes

The components of income tax expense are as follows for the years ended December 31:

	2004	2003

	(In thousands)
Federal:
Current	$903	871
Deferred	(26)	(101)

	877	770

State:
Current	277	247
Deferred	(2)	(14)

	275	233

Total income tax expense	$1,152	1,003

The following is a reconciliation of income taxes computed using the federal statutory rate of 34% to the actual income tax expense for the years ended December 31:

	2004	2003

	(In thousands)

Income tax at federal statutory rate	$1,217	885
State income tax, net of federal tax benefit	182	153
Bank-owned life insurance and other items	(61)	(67)
Keyman life insurance	(166)	—
Other items	(20)	32

Actual income tax expense	$1,152	1,003

C-F-18

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows at December 31:
	2004	2003

	(In thousands)
Deferred tax assets:
Allowance for loan losses in excess of tax bad debt reserve	$589	758
Interest on nonaccrual loans	28	19
Net unrealized loss on securities available for sale	5	—
Compensation accruals	469	267
Other deductible temporary differences	—	3

Total deferred tax assets	1,091	1,047

Deferred tax liabilities:
Net unrealized gain on securities available for sale	—	16
Other taxable temporary differences	101	90

Total deferred tax liabilities	101	106

Net deferred tax assets	$990	941

Based on the Company’s historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the Company’s deferred tax assets will be realized.

(9)	Commitments and Contingencies

(a)	Financial Instruments with Off-Balance Sheet Risk

The Company is a party to commitments to originate loans, unused lines of credit and standby letters of credit (credit-related financial instruments) that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the risks associated with loans recognized in the consolidated statements of condition. Substantially all of these credit-related financial instruments have been entered into with customers in the Company’s primary lending area described in note 4.

The contract amounts of credit-related financial instruments reflect the extent of the Company’s involvement with those classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the counterparty is represented by the contract amount. The Company uses the same credit policies in extending commitments, lines of credit and standby letters of credit as it does for on-balance sheet instruments.

C-F-19

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The contract amounts of these off-balance sheet financial instruments at December 31, 2004 and 2003 are summarized below:

	2004	2003

	(In thousands)
Unused lines of credit	$21,252	15,497
Commitments to originate loans	250	1,280
Standby letters of credit	1,216	1,338

Lines of credit and commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates, or other termination clauses, and may require payment of a fee. Since certain lines of credit and commitments will likely expire without being funded, the contract amounts do not necessarily represent future cash requirements. In extending lines of credit and commitments, the Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Substantially all of the Company’s outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. These are irrevocable undertakings by the Company, as guarantor, to make payments in the event a specified third party fails to perform under a nonfinancial contractual obligation. Most of the Company’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Company could be required to make equals the contract amount of the standby letters of credit shown in the preceding table. The Company’s recognized liability for performance standby letters of credit was insignificant at December 31, 2004 and 2003.

The Company also enters into forward contracts to sell residential mortgage loans it has closed (loans held for sale) or that it expects to close (commitments to originate loans held for sale). These forward contracts are used to reduce the Company’s market price risk during the period from the commitment date to the sale date. The notional amount of the Company’s forward sales contracts was approximately $2,247,000 and $1,526,000 at December 31, 2004 and 2003, respectively. Changes in the fair value of the forward sales contracts, loan origination commitments and closed loans were insignificant at both December 31, 2004 and 2003.

(b)	Operating Lease Commitments

The Company was obligated under various operating leases for its branch offices and other office space at December 31, 2004. The leases include renewal options and require the Company to pay applicable costs for utilities, maintenance, insurance and real estate taxes. Rent expense under operating leases was $403,000 in 2004 and $384,000 in 2003.

C-F-20

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

At December 31, 2004, the future minimum rental payments under operating leases, excluding renewal option periods, were $339,000 for 2005, $197,000 for 2006, $105,000 for 2007, $71,070 for 2008 and $24,000 for 2009.

(c)	Legal Proceedings

In the normal course of business, the Company is involved in various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the outcome of such legal proceedings should not have a material effect on the Company’s financial condition, results of operations or liquidity.

(10)	Stockholders’ Equity

(a)	Regulatory Capital Requirements

The Bank is subject to FDIC regulations that require a minimum leverage ratio of Tier I capital to total adjusted assets of 4.0%, and minimum ratios of Tier I and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. The Bancorp’s consolidated regulatory capital must satisfy similar requirements established by the FRB for bank holding companies.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a bank’s financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%, a Tier I risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors.

Management believes that, as of December 31, 2004 and 2003, the Bank and the Bancorp met all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

C-F-21

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003, compared to the FDIC requirements for minimum capital adequacy and for classification as a well-capitalized institution. The Bancorp’s consolidated capital ratios at December 31, 2004 and 2003 were substantially the same as the Bank’s actual ratios set forth below.

			FDIC requirements

			Minimum capital		Classification
	Bank actual		adequacy		as well capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004:
Leverage (Tier I) capital	$22,287	10.2%	8,709	4.0%	10,887	5.0%
Risk-based capital:
Tier I	22,287	14.2	6,266	4.0	9,399	6.0
Total	24,247	15.5	12,532	8.0	15,665	10.0
December 31, 2003:
Leverage (Tier I) capital	$20,216	9.7%	8,384	4.0%	10,480	5.0%
Risk-based capital:
Tier I	20,216	13.7	5,893	4.0	8,839	6.0
Total	22,063	15.0	11,786	8.0	14,732	10.0

The Bank’s actual Tier I capital represents total stockholders’ equity, excluding the after-tax net unrealized gain or loss on securities available for sale. The Bank’s actual risk-based capital represents Tier I capital plus the allowance for loan losses up to 1.25% of risk-weighted assets.

(b)	Dividends

On April 2, 2002, the Company announced a 10% stock dividend which was distributed on June 14, 2002 to shareholders of record as of May 31, 2002. Under the terms of the dividend, stockholders received a dividend of one share of common stock for every ten shares owned as of the record date. A total of 109,123 common shares were issued. An amount equal to the fair value of these shares was charged to retained earnings, with a corresponding combined increase in common stock and additional paid-in capital.

The Bancorp’s ability to pay cash dividends to its shareholders is largely dependent on the ability of the Bank to pay cash dividends to the Bancorp. Under Connecticut banking law, the Bank is permitted to pay cash dividends to the Bancorp in any calendar year only to the extent of any net profits of the Bank for that calendar year combined with its retained net profits for the preceding two years. The Bank’s net profits retained in 2004 and 2003 (after cash dividends) totaled $3,297,000 and $2,543,000, respectively.

(c)	Dividend Reinvestment Plan

The Company’s Dividend Reinvestment Plan permits shareholders to automatically reinvest cash dividends in voluntary purchases of new shares of the Company’s common stock at the current market price. A shareholder can invest up to $5,000 in additional shares each quarter. A total of 4,330 and 5,639 common shares were issued under this plan during 2004 and 2003, respectively.

C-F-22

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(d)	Stock Repurchases

In December 1999, the Company’s board of directors approved a stock repurchase plan pursuant to which up to 100,000 common shares may be repurchased from time to time in open market and/or privately-negotiated transactions. A total of 76,415 treasury shares were repurchased pursuant to this plan during 2000, at a total cost of $880,000 or an average of $11.52 per share. There have been no share repurchases since 2000. Certain treasury shares have been appropriated for the restricted stock grants made in 2003 and 2004.

(11)	Comprehensive Income

Total comprehensive income is reported in the consolidated statements of stockholders’ equity and represents the sum of net income and items of “other comprehensive income or loss.” The Company’s other comprehensive income or loss represents the change during the year in after-tax unrealized gains and losses on securities available for sale. Other comprehensive loss consists of the following for the years ended December 31:

	2004	2003

	(In thousands)
Net unrealized holding losses arising during the year on securities available for sale	$(58)	(116)
Related deferred income taxes	22	44

Other comprehensive loss	$(36)	(72)

The Company’s accumulated other comprehensive income, which is included as a separate component of stockholders’ equity, was ($10,000) and $26,000 at December 31, 2004 and 2003, respectively. These amounts represent the net unrealized (loss)/gains of ($15,000) and $42,000 on securities available for sale at December 31, 2004 and 2003, respectively, less related deferred benefit/income taxes of ($5,000) and $16,000, respectively.

(12)	Stock Compensation Plans

(a)	Stock Option Plan

The Company’s 1996 Incentive and Non-Qualified Stock Plan (the 1996 Plan) provides for the issuance of up to 225,500 shares of the Company’s common stock, including outstanding stock options that were granted under the 1986 Incentive and Non-Qualified Stock Plan (the 1986 Plan). At December 31, 2004, a total of 13,477 options were available for future grants under the 1996 Plan.

The terms of the 1996 Plan and the 1986 Plan are substantially the same, except that the 1996 Plan also provides for grants of options to directors and for the issuance of Stock Appreciation Rights (SARs). No SARs have been granted as of December 31, 2004. Stock options have a ten-year term and an exercise price equal to the fair value of the Company’s common stock on the grant date. Options vest immediately, except for options granted to those directors who, on the date of grant,

C-F-23

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

have fewer than five years of service as a director of the Company. Such options become exercisable beginning on the fifth anniversary of the director’s initial service date.

Stock option transactions during 2003 and 2004 are summarized as follows:
		Weighted
	Number of	average
	options	exercise price

Outstanding at December 31, 2002	187,247	$11.94
Granted	2,500	18.00
Exercised	(4,731)	10.85

Outstanding at December 31, 2003	185,016	12.05
Granted	11,250	21.56
Exercised	(7,283)	9.73

Outstanding at December 31, 2004	188,983	12.71

Substantially all stock options outstanding at December 31, 2004 and 2003 were exercisable at those dates. Outstanding options at December 31, 2004 consisted of 178,698 nonqualified options and 10,285 incentive options with weighted average exercise prices of $12.94 and $8.68, respectively. The weighted average remaining term of outstanding options was 3.4 years at December 31, 2004. Outstanding options at December 31, 2004 had exercise prices in the following ranges: $8.68 to $10.91 (80,662 options); $12.40 to $13.64 (40,865 options); $14.55 to $16.01 (48,234 options); $17.25 to $18.00 (7,972 options); and $20.3 to $25.46 (11,250 options).

(b)	Restricted Stock Plan

Under the terms of the Company’s 2001 Restricted Stock Plan, awards of 19,400 shares and 12,595 shares (adjusted for the 2002 stock dividend) were made in January 2003 and January 2002, respectively. An equal number of treasury shares has been appropriated for distribution upon vesting, which occurs at the rate of 40% in the second year following the award and 20% in each of the three subsequent years. No shares had become vested at December 31, 2004 and 2003. The grant-date fair value of the shares awarded, amounting to $243,000 in 2004 and $375,000 in 2003, is being recognized as compensation expense on a straight-line basis over the respective vesting periods. Expense recognized in 2004 and 2003 was $147,000 and $81,000, respectively. At December 31, 2004, a total of 41,386 shares were available for future awards under this plan.

(c)	Directors Compensation Plan

Under the Directors Compensation Plan, nonofficer directors are compensated for their services in Company common stock or cash, based on an annual election made by each qualifying director at the first Board meeting subsequent to each annual meeting. Directors who elect to receive stock are issued a whole number of shares equal to their compensation amount divided by the market price of

C-F-24

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

the Company’s common stock as of the date of each Board meeting. No directors elected to receive stock in lieu of cash compensation in 2004 and 2003.

(13)	Earnings Per Common Share

Basic and diluted earnings per share (EPS) were calculated as follows for 2004 and 2003:
			Earnings per
	Net	Common	common
	income (1)	shares (2)	share

	(In thousands, except per share data)
2004:
Basic EPS	$2,427	1,212	$2.00
Effect of dilutive securities (3)	—	81

Diluted EPS	$2,427	1,293	1.88

2003:
Basic EPS	$1,602	1,202	1.33
Effect of dilutive securities (3)	—	49

Diluted EPS	$1,602	1,251	1.28

(1)	Net income applicable to common stock equaled net income for both 2004 and 2003.

(2)	Shares in 2002 have been adjusted for the effect of the 10% stock dividend distributed during the year.

(3)
The effect of dilutive securities represents the number of common-equivalent shares issuable from the assumed exercise of stock options or vesting of restricted stock, computed using the treasury stock method. An average of 3,025 and 9,350 anti-dilutive stock options were excluded from the computation of common-equivalent shares in 2004 and 2003, respectively.

(14)	Employee Savings Plan and Salary Continuation Agreements

The Company maintains a 401(k) Savings Plan covering substantially all employees. The plan provides for matching contributions by the Company based on a percentage of employee contributions. The Company’s expense for matching contributions was $78,000 in 2004 and $81,000 in 2003.

Effective April 1, 2002, the Company entered into salary continuation agreements with certain executive officers, providing for specified benefit payments for a 15-year period commencing upon the executive’s normal retirement date. The agreements also provide for specified benefits upon early termination, disability and death. The Company’s obligation to pay these benefits is unfunded, although certain life insurance policies have been purchased in consideration of the benefit obligations. Salaries and employee benefits expense includes accruals of $243,000 for the year ended December 31, 2004 and $213,000 for the period from the effective date of the agreements through December 31, 2003. No payments have been

C-F-25

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

made under the agreements through December 31, 2004 and 2003. Other liabilities at December 31, 2004 and 2003 include salary continuation accruals of $601,000 and $358,000, respectively.

During 2004, the Company received net insurance proceeds from a keyman insurance policy on the former Vice Chairman totaling approximately $342,000.

(15)	Related Party Transactions

Loans made to the Company’s officers, employees, directors and their associates and affiliated businesses totaled $1,973,000 and $4,265,000 at December 31, 2004 and 2003, respectively. During 2004, new loans made directly or indirectly to these related parties were $519,000 and principal repayments were $2,803,000. These loans were made in the ordinary course of business at prevailing credit terms (including interest rates, collateral and repayment terms) and do not involve more than a normal risk of collection.

In the ordinary course of business, the Company also engages in transactions with companies in which certain Company directors have a business interest. Payments to such companies for commissions, services and materials totaled $42,000 in 2004 and $50,000 in 2003. Management believes that the amounts paid by the Company are reasonable and approximate the amounts that would have been paid to independent third parties.

(16)	Fair Values of Financial Instruments

SFAS No. 107 requires entities to disclose the fair values of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Company’s consolidated statements of condition, as well as certain off-balance sheet items. Fair value is defined in SFAS No. 107 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

C-F-26

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The following is a summary of the carrying amounts and estimated fair values of the Company’s financial assets and liabilities (none of which were held for trading purposes) at December 31:
	2004		2003

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

	(In thousands)
Financial assets:
Cash and cash equivalents	$17,405	17,405	62,829	62,829
Securities	50,834	50,659	31,589	32,098
Loans, including loans held for sale	132,611	132,878	119,868	120,353
Accrued interest receivable	996	996	956	956
FHLB stock	613	613	613	613
Financial liabilities:
Deposits without stated maturities	$123,988	123,988	123,546	123,546
Time deposits	53,139	53,122	75,172	75,968
Borrowings under securities repurchase agreements	10,060	10,060	4,540	4,540
Accrued interest payable	75	75	108	108

The following is a description of the valuation methods used by management to estimate the fair values of the Company’s financial instruments:

(a)	Securities

The fair values of securities were estimated based on quoted market prices or dealer quotes, if available. If a quote was not available, fair value was estimated using quoted market prices for similar securities.

(b)	Loans

The fair values of fixed rate loans were estimated by discounting projected cash flows using current rates for similar loans. For loans that reprice periodically to market rates, the carrying amount represents the estimated fair value.

(c)	Deposits

The estimated fair values of deposits without stated maturities (such as non-interest bearing demand deposits, savings accounts, NOW accounts and money market accounts) are equal to the amounts payable on demand. The fair values of time certificates of deposit were estimated based on the discounted value of contractual cash flows. The discount rates were based on rates currently offered for time deposits with similar remaining maturities.

In accordance with SFAS No. 107, these fair values do not include the value of core deposit relationships that comprise a significant portion of the Company’s deposit base. Management

C-F-27

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

believes that the Company’s core deposit relationships provide a relatively stable, low-cost funding source that has a substantial unrecognized value separate from the deposit balances.

(d)	Other Financial Instruments

The remaining financial assets and liabilities listed in the preceding table have fair values that approximate the respective carrying amounts because they are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Fair values of the lines of credit, loan origination commitments and standby letters of credit described in note 9 were estimated based on an analysis of the interest rates and fees currently charged by the Company for similar transactions, considering the remaining terms of the instruments and the creditworthiness of the potential borrowers. At December 31, 2004 and 2003, the fair values of these financial instruments approximated the related carrying amounts, which were insignificant.

(17)	Recent Accounting Standards

SAB No. 105, Application of Accounting Principles to Loan Commitments was issued in March 2004, which specifies that servicing assets embedded in commitments for loans to be held for sale should be recognized only when the servicing asset has been contractually separated from the associated loans by sale of securitization. SAB No. 105 is effective for commitments entered into after March 31, 2004. The adoption of SAB No. 105 did not have a material effect to the Company’s consolidated financial statements.

The FASB issued a revision of SFAS No. 123, Share-Based Payment (SFAS 123R), in December 2004, which requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement requires both public and non-public entities to disclose information needed about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. The revised Statement generally requires that an entity account for those transactions using the fair-value based method and eliminates an entity’s ability to account for share-based compensation using the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under SFAS No. 123, as originally issued. The Statement is effective, for the Company, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (revised), Consolidation of Variable Interest Entities (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the variable interest entity (VIE). FIN 46R replaces FASB Interpretation No. 46 that was issued in January 2003. As a public company that is a small business issuer, as defined in applicable Securities and Exchange Commission (SEC) regulations, the Company is required to apply FIN 46R to VIEs no later than the end of the first reporting period ending after December 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and any previously recognized interest would be recorded as the cumulative effect of an accounting change. If

C-F-28

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company currently holds no interests in VIEs and, accordingly, FIN 46R did not have a significant effect on its consolidated financial statements.

(18)	Parent Company Financial Information

Set forth below are the Bancorp’s condensed statements of condition as of December 31, 2004 and 2003, together with the related condensed statements of income and cash flows for the years then ended.

	2004	2003

	(In thousands)
Condensed Statements of Condition
Assets:
Cash	$103	131
Investment in the Bank	22,278	20,242
Other	590	376

Total assets	$22,971	20,749

Liabilities and stockholders’ equity:
Liabilities	$344	262
Stockholders’ equity	22,627	20,487

Total liabilities and stockholders’ equity	$22,971	20,749

Condensed Statements of Income
Dividends received from the Bank	$700	612
Non-interest income	3	—
Non-interest expense	510	384

Income before income tax benefit and equity in the Bank’s undistributed earnings	193	228
Income tax benefit	163	148

Income before equity in the Bank’s undistributed earnings	356	376
Equity in the Bank’s undistributed earnings	2,071	1,226

Net income	$2,427	1,602

C-F-29

CORNERSTONE BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

	2004	2003

	(In thousands)
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$2,427	1,602
Equity in the Bank’s undistributed earnings	(2,071)	(1,226)
Other adjustments, net	(132)	(81)

Net cash provided by operating activities	224	295

Cash flows from financing activities:
Dividends paid on common stock	(563)	(550)
Proceeds from issuance of common stock	232	173
Other adjustments, net	79	—

Net cash used in financing activities	(252)	(377)

Net decrease in cash	(28)	(82)
Cash at beginning of year	131	213

Cash at end of year	$103	131

C-F-30

APPENDIX  D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C. 20549

     FORM 10-KSB/A

(Mark One)
[X]	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

     Commission file number: 0-25465

CORNERSTONE BANCORP, INC./CT
 (Name of small business issuer in its charter)

Connecticut	06-1524044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Summer St., Stamford, Connecticut	06901
(Address of principal executive office)	(Zip Code)

Issuer’s telephone number: (203) 356-0111

Securities registered under Section 12(b) of the Exchange Act:

Common Stock, par value $0.01 per share	American Stock Exchange
(Title of Each Class)	(Name of each exchange on which registered)
Securities registered under Section 12(g) of the Exchange Act:

None
(Title of Each Class)

Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes   X       No

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of the issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ( )

The issuer’s revenues for the fiscal year ended December 31, 2004 were $13,771,000.

The aggregate market value of the issuer’s common stock held by non-affiliates of the issuer was $31,768,518 based on the closing price of $32.97 per share as of March 1, 2005.

The number of shares outstanding of the issuer’s common stock as of March 1, 2005 was 1,271,828.

DOCUMENTS INCORPORATED BY REFERENCE
None.

Transitional Small Business Disclosure Format (check one):  Yes____ No  X

PART III

PART III

On April 12, 2005, Cornerstone Bancorp, Inc. (the “Bancorp”) entered into an Agreement and Plan of Merger dated as of April 12, 2005 (the “Merger Agreement”) by and among the Bancorp, NewAlliance Bancshares, Inc. (“NAL”) and their wholly-owned subsidiaries, Cornerstone Bank (the “Bank”) and NewAlliance Bank. Subject to the terms of the Merger Agreement, the Bancorp will merge with and into NAL (the “Merger”) and immediately thereafter, Cornerstone Bank will merge with and into NewAlliance Bank.

The shareholders of the Bancorp will vote to approve the Merger Agreement and the Merger at a special meeting of shareholders of the Bancorp later in 2005. Therefore, the Annual Meeting previously scheduled for Mav 26, 2005 will not be held. The following information is provided because a proxy statement will not be filed by May 2, 2005.

Item 9.  Directors and Executive Officers of the Registrant.

The Board of Directors is classified into three classes. The directors serving in Class I have terms that will expire at the 2005 Annual Meeting, the directors serving in Class II have terms that will expire at the 2006 Annual Meeting and the directors serving in Class III have terms that will expire at the 2007 Annual Meeting.

The following sets forth certain information regarding the directors of the Bancorp. There are no family relationships among the directors except that Paul H. Reader and Merrill J. Forgotson are brothers-in-law.

Class I Directors:

Joseph S. Field Jr., age 66, has served as a director of the Bancorp since 1993. He has been a partner at Field Group, a real estate development firm, for more than the past five years.

Merrill J. Forgotson, age 62 was elected to the Board on December 13, 2000. He has been President and CEO of the Bancorp since November 2000. Prior to joining the Bancorp, he was with People’s Bank in Bridgeport, CT for 10 years as a Senior Vice President.

J. James Gordon, age 74, has served as a director of the Bancorp since 1995. He has been the President of Gordon Textiles International, Ltd., a textile sales and consulting agency, for more than the past five years.

Courtney A. Nelthropp, age 63, has served as a director of the Bancorp since 1993. He has been the President of Printing and Graphics Emporium, Inc., a printing company, for more than the past five years.

Donald Sappern, age 76, has served as a director of the Bancorp since 1999. He has been the President and owner of Donald Sappern & Co., an insurance agency, for more than the past five years.

Class II Directors:

Stanley A. Levine, age 67, has served as a director of the Bancorp since 1985. He has been an independent pharmacist for more than the past five years.

Leonard S. Miller, age 62, has served as a director of the Bancorp since 2004. He has been a certified public accountant with O’Connor Davies Munns and Dobbins, LLP (ODMD), an accounting firm, since 2001. Prior to that he owned his own firm, Miller & Company, for more than the last five years, which merged with ODMD.

Ronald C. Miller, age 60, has served as a director of the Bancorp since 1985. He has been the owner of Miller’s Hallmark, a chain of greeting cards stores, for more than the past five years.

Martin Prince, age 75, has served as a director of the Bancorp since 1986. He has been the owner and CEO of DLX Industries, Inc., a vinyl goods manufacturing company, for more than the past five years.

Dr. Joseph D. Waxberg, age 82, has served as a director of the Bancorp since 1985. He has been a physician practicing for more than the past five years.

Class III Directors:

James P. Jakubek, age 55, has served as a director of the Bancorp since 1996. He has been the Executive Vice President and Chief Operating Officer of the Bancorp since joining the Bancorp in 1991.

Joseph A. Maida, age 56, has served as a director of the Bancorp since 1985. He has been a certified public accountant with Maida & Maida, an accounting firm, for more than the past five years.

Paul H. Reader, age 46, has served as a director of the Bancorp since 1999. He has been the Senior Vice President of the Bancorp since 1985.

Information regarding the Bancorp’s executive officers is included as Item 1A in Part I of this Form 10-KSB.

Committees and Meetings of the Board

During 2004, the Board of Directors held a total of 13 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, except Mr. Gordon who attended 74% of the meetings.

The Board of Directors has established the following committees, the members of which are appointed by the Board of Directors:

The Loan Committee, comprised of Messrs. Forgotson, Jakubek, Maida, Ronald C. Miller, Levine, and Paul Reader, is responsible for the approval of extensions of credit and the terms under which Bancorp credit will be extended. The Loan Committee also reviews officer lending limits, and approves changes to the Bancorp’s loan policy. The Loan Committee met 26 times during 2004.

The Corporate Governance Committee is comprised of Directors Gordon, Prince and Waxberg. Each member of the committee is independent as defined by the American Stock Exchange (“AMEX”) listing standards. As part of the Bancorp’s governance and oversight process, the Committee was appointed by the Board of Directors to assist with the development and implementation of the Bancorp’s corporate governance principles, to determine the composition of Board committees, to monitor a process to assess Board effectiveness, and to identify and evaluate nominees for directors. The committee met 2 times in 2004. The nominees for election as directors at the 2005 Annual Meeting were nominated by the Board of Directors on January 26, 2005. The Committee operates under a charter. The Committee has a policy with regard to the consideration of any director candidates recommended by security holders and a description of the procedures to be followed in submitting such recommendations. The policy describes specific qualities or skills that the committee believes are necessary for a director to possess. The Bancorp has not paid a fee to any third party or parties to identify or assist in identifying or evaluating potential nominees.

The Bancorp does not maintain an attendance policy for directors at the annual meeting. Directors Joseph Field, Merrill J. Forgotson, J. James Gordon, James P. Jakubek, Stanley Levine, Joseph A. Maida, Leonard Miller, Ronald C. Miller, Courtney Nelthropp, Martin Prince, Paul H. Reader, Donald Sappern and Joseph Waxberg, constituting 100% of the Board of Directors, attended the Bancorp’s annual meeting on May 26, 2004.

The Compensation Committee includes Messrs. Levine, Maida and Ronald C. Miller, all of whom are independent directors as defined by the AMEX listing standards. They are responsible to determine the officers and other key employees to whom awards shall be granted under the 1996 Stock Plan (the “Stock Plan”) and the 2001 Restricted Stock Plan (the “Restricted Plan”), to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, to accelerate any vesting period or exchange any such grant with a new grant, to make all determinations required or provided under both Plans, to establish rules and regulations pertaining to participation and administration of the Stock Plan, and to interpret the Stock Plan. The Compensation Committee also approves compensation levels and promotions. The Compensation Committee met 2 times during 2004.

In response to changes mandated by the Sarbanes-Oxley Act of 2002, the Bancorp revised its Audit Committee Charter in 2002 and changed the composition of the Committee. Each member of the Audit Committee is independent as defined by the AMEX listing standards, the Sarbanes-Oxley Act of 2002 and the applicable regulations of the Securities and Exchange Commission (the “SEC”) promulgated pursuant thereto, and each has the required understanding of finance and accounting to read and understand fundamental financial statements.

The Audit Committee is composed of the following three independent outside directors: Joseph A. Maida (chairman), J. James Gordon and Joseph Field, and met 4 times in 2004. Director Maida, who chairs the Audit Committee, is a CPA and has audit and financial experience and financial sophistication commensurate with his chairman duties and has therefore been determined by the Board to be an Audit Committee Financial Expert. Director Field is a partner at the Field Group and Director Gordon is the President of Gordon Textiles International, Ltd. The Audit Committee’s primary duties and responsibilities are to: monitor the integrity of the Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of the Bancorp’s independent registered public accounting firm and internal auditors: and provide an avenue of communication among the independent registered public accounting firm, management, the internal auditors, and the Board of Directors. The Audit Committee charter was last provided as Appendix A in the Notice of the Annual Meeting of Shareholders held on May 26, 2004.

Director Compensation

In 2004, directors who were not otherwise employed by the Bancorp (“Outside Directors”) received $400 for each Board of Directors meeting attended. Directors on the Audit Committee receive $500 for each committee meeting attended. Directors on the Corporate Governance Committee and the Compensation Committee receive $200 for each committee meeting attended. During 2004, additional compensation of $350 was paid for each board meeting attended. On September 30, 2004, each outside director was awarded a restricted stock grant of 275 shares of stock under the Bancorp’s 2001 Restricted Stock Plan. The vesting schedule for the restricted stock is as follows: 40% on the anniversary date of the grant in 2006, 20% in 2007, 20% in 2008, and 20% in 2009.

At the election of each Outside Director, fees may be paid either in cash or shares of Common Stock, or a combination thereof, pursuant to the Bancorp’s Directors Compensation Plan. Under the plan, Outside Directors accumulate compensation credit for attending Board and committee meetings during each one-year period ending on the date of each annual meeting of the Bancorp. The Board of Directors, by a majority vote, may adjust the amount of the credits from time to time. Outside Directors may elect to receive their compensation earned under the plan in the form of cash or shares of Common Stock, based on an annual election made by each Outside Director at the first Board meeting subsequent to each annual meeting. Outside Directors who elect cash receive such compensation at each Board meeting. Outside Directors who elect to receive shares of Common Stock are issued a certificate for a whole number of shares equal to their accumulated compensation credit divided by the fair market value of the shares of Common Stock as of the date of each Board meeting and a cash payment in lieu of fractional shares on the last business day of May of each year for the last twelve months. The Board of Directors, by a majority vote, may amend or terminate the Directors Compensation Plan at any time provided, however, that certain material amendments may not be made without shareholder approval. No directors elected to receive stock in lieu of cash compensation in 2004.

Outside Directors also receive a formula grant of non-qualified stock options (“NQOs”) under the Bancorp’s 1996 Stock Plan. At the annual meeting, each outside Director is granted NQOs to purchase 250 shares of Common Stock. The exercise price of such NQOs is the fair market value of the Common Stock on the date of grant. The NQOs do not vest until the Outside Director has served five full consecutive years on the Board, except that NQOs for any Outside Director who has completed such service vest immediately. All NQOs granted to Outside Directors expire ten years after the date of grant.

Officers or employees of the Bancorp who serve on the Board of Directors receive no additional compensation for their services in that capacity.

Item 10.   Executive Compensation.

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid by the Bancorp to each person who served as Chief Executive Officer during 2004 and to the four other executive officers whose total salary and bonus for fiscal 2004 exceeded $100,000 for services rendered during 2004 (together, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position		Annual Compensation		Long-Term Compensation Awards Securities Underlying Options (#)		Long-Term Compensation Awards Restricted Stock Awards ($) (2)	All Other Compensation
	Year	Salary ($)	Bonus ($)
Merrill J. Forgotson	2004	192,188	205,000	2,000		30,450	17,459	(3)
President and CEO	2003	187,500	105,000	0		75,200	11,316	(3)
	2002	187,613	55,000	2,200	(1)	31,999	11,134	(3)

James P. Jakubek	2004	153,750	124,000	2,000		28,420	17,450	(4)
Executive Vice	2003	150,000	50,000	0		73,020	15,640	(4)
President and Chief	2002	150,000	50,000	1,100	(1)	31,999	14,977	(4)
Operating Officer

Paul H. Reader	2004	128,125	103,000	2,000		25,375	19,861	(5)
Senior Vice President	2003	125,000	45,000	0		60,160	17,055	(5)
	2002	125,000	40,000	1,100	(1)	31,999	13,833	(5)

Ernest J. Verrico	2004	122,500	50,000	1,500		20,300	8,423	(6)
Vice President	2003	120,000	20,000	0		38,800	6,588	(6)
and Chief Financial	2002	117,302	15,000	1,100	(1)	31,999	5,341	(6)
Officer

(1)     Number of common shares adjusted for 10% stock dividend paid June 2002.

(2)     In 2004, Restricted Stock grants have been issued pursuant to the 2001 Restricted Stock Plan on January 2, 2004. The stock price at January 2, 2004 was $20.30. Mr. Forgotson was awarded 1,500 shares of restricted stock; Mr. Jakubek was awarded 1,400 shares of restricted stock; Mr. Reader was awarded 1,250 shares of restricted stock and Mr. Verrico was awarded 1,000 shares of restricted stock. As of December 31, 2004, each named Executive Officer held the stated number of shares of unvested restricted stock. The vesting schedules of shares of restricted stock granted in 2004 are as follows: 40% after two years, 20% after three years, 20% after four years, and 20% after

5 years. The aggregate number of shares of restricted stock and their December 31, 2004 value based upon the fair market value of the common stock as of December 31, 2004 of $34.38 were: Mr.Forgotson , 7,700 shares, $264,726; Mr. Jakubek, 7,500 shares, $257,850; Mr. Reader, 6,650 shares, $228,627; and Mr. Verrico, 5,200 shares, $178,776. Dividends are paid on Restricted Stock.

(3)     In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $7,284 for the value of personal use of a company-owned vehicle; $729 for the value of personal use of club dues and entertainment and $3,296 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,481 for the value of personal use of a company-owned vehicle; $832 for the value of personal use of club dues and entertainment and $2,003 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Forgotson; $2,383 for the value of personal use of a company-owned vehicle; $2,031 for the value of personal use of club dues and entertainment and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(4)     In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $7,281 for the value of personal use of a company-owned vehicle; $801 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $3,218 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $6,893 for the value of personal use of a company-owned vehicle; $ 756 which is Mr.Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr.Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,991 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $6,000 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Jakubek; $7,548 for the value of personal use of a company-owned vehicle; $709 which is Mr. Jakubek’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Jakubek, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(5)     In 2004, amount includes $6,150 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $9,945 for the value of personal use of a company-owned vehicle; $427 for the value of personal use of club dues and entertainment; $487 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $2,852 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2003, amount includes $5,387 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $9,570 for the value of personal use of a company-owned vehicle; $298 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control

Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $1,800 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $5,180 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Reader; $7,655 for the value of personal use of a company-owned vehicle; $278 which is Mr. Reader’s taxable benefit portion of the Split Dollar Life Insurance policy, for the benefit of Mr. Reader, see “Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance” and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

(6)     In 2004, amount includes $5,205 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $990 for the value of personal use of club dues and $2,228 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.In 2003, amount includes $4,228 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $1,440 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan. In 2002, amount includes $3,701 contribution match paid by the Bank under the Bank’s 401(k) plan for the benefit of Mr. Verrico; $920 for the value of personal use of club dues and $720 in cash dividends on restricted stock issued pursuant to the 2001 Restricted Stock Plan.

Stock Option Grants

The following table sets forth information concerning all stock options granted during 2004 to the Named Executive Officers.

Option/SAR Grants In Last Fiscal Year
(Individual Grants)

	Number Of	Percent Of Total
	Securities	Options/ SAR’s
	Underlying	Granted To	Exercise Or
Name	Options/ SAR’s	Employees In	Base Price	Expiration
	Granted (#) (1)	Fiscal	($/Sh)	date
		Year
Merrill J. Forgotson	2,000	17.78%	$20.30	January 2, 2014
James P. Jakubek	2,000	17.78%	$20.30	January 2, 2014
Paul H. Reader	2,000	17.78%	$20.30	January 2, 2014
Ernest J. Verrico	1,500	13.33%	$20.30	January 2, 2014

(1) The options are exercisable in full as of the date of grant.

Stock Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information concerning option exercises and holdings as of December 31, 2003 with respect to the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money Options
	on	Realized	Options at FY-End (#)		at FY-End ($) (1)
Name	Exercise	($)	Exercisable/Unexercisable		Exercisable/Unexercisable
Merrill J. Forgotson	0	0	26,200	0	$528,165	0
James P. Jakubek	0	0	26,695	0	$549,928	0
Paul H. Reader	0	0	61,180	0	$1,430,175	0
Ernest J. Verrico	0	0	2,600	0	$42,939	0

(1)     Based on the fair market value of the Common Stock as of December 31, 2004 of $34.38, minus the exercise price of the options.

Stock Plans

The Bancorp has adopted plans under which directors, the Named Executive Officers and other employees may receive awards. They are the Bancorp’s 1996 Stock Plan and the predecessor plan (which has outstanding awards), the 1986 Incentive and Non-Qualified Stock Plan, and the 2001 Restricted Stock Plan (the “Stock Plans”). Under the 1996 Stock Plan, the Compensation Committee may grant awards of stock options, stock appreciation rights and restricted stock. Under the 1996 Stock Option Plan, the exercise price of such options is the fair market value of common stock on the date of the grant. The options vest immediately. All options expire ten years after the date of the grant. The 1996 Incentive and Non-Qualified Stock Option Plan enables Bancorp to design a flexible compensation package in order to attract and retain those officers, directors and other key employees and other individuals who will most effectively advance the interests of Bancorp and its shareholders. Under this Plan, Bancorp may grant incentive stock options, non-qualified stock options and stock appreciation rights.

The 1996 Plan is administered by the Compensation Committee appointed by the Board of Directors of Bancorp. The Committee consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, other key employees and other individuals to whom awards shall be granted, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, accelerate any vesting period or exchange any such grant with a new grant.

Under the 2001 Restricted Stock Plan, the Bancorp may grant awards of restricted stock to officers, directors and other key employees and other individuals who will most effectively address the interests of Bancorp and its shareholders. The Plan is administered by the Compensation Committee, which consists of not less than three (3) non-employee members of the Board. The Committee is authorized to determine the officers, directors and other key employees and other individuals to whom shares of Restricted Stock shall be awarded, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, and to make all determinations required or provided and the 2001 Restricted Stock Plan. The Restricted Shares granted to employees during 2004 vest in installments and the vesting schedules is as follows: 40% on the anniversary date of the grant in 2006, 20% in 2007, 20% in 2008, and 20% in 2009.

Employment Contracts, Change in Control Agreements, Salary Continuation Plans and Split Dollar Life Insurance

Effective November 27, 2000, the Bancorp entered into an employment agreement with Merrill J. Forgotson (the “Forgotson Employment Agreement”) pursuant to which Mr. Forgotson serves as President and CEO of the Bancorp. The Forgotson Employment Agreement provides for an initial annual base salary of $187,500, which amount is subject to annual increases as determined by the Board. Mr. Forgotson is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The Forgotson Employment Agreement will terminate on the earlier of (i) Mr. Forgotson’s death or disability, (ii) voluntary termination by Mr. Forgotson or (iii) termination of Mr. Forgotson by the Bancorp (either for cause or otherwise). If Mr. Forgotson’s employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Forgotson’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Forgotson shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp or if the Bancorp seeks to terminate the Forgotson Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Forgotson Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Forgotson entered into a Retention Agreement with the Bancorp, Cornerstone Bank and NewAlliance Bank (the “Forgotson Retention Agreement”). The Forgotson Retention Agreement supersedes the Forgotson Employment Agreement dated as of November 27, 2000 with the Bancorp and Cornerstone Bank.

Pursuant to the terms of the Forgotson Retention Agreement, on December 30, 2005 the Bancorp or Cornerstone Bank will pay Mr. Forgotson a lump sum equal to $1,084,891 upon his execution of a General Release. Upon the effectiveness of the Merger, Mr. Forgotson will be employed by NewAlliance Bank as a Senior Vice President for a period of twelve months (the “Retention Period”), unless the Forgotson Rentention Agreement is sooner terminated in accordance with its terms. Upon his employment by NewAlliance Bank, Mr. Forgotson will receive a base salary of $180,000 per annum and will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees. Mr.Forgotson also will be eligible to participate in NewAlliance Bank’s 401(k) Plan, defined benefit pension plan and Employee Stock Ownership Plan. Mr. Forgotson will not receive credit for service at the Bancorp or Cornerstone Bank for any purpose except for purposes of determining eligibility to participate in NewAlliance Bank’s defined benefit pension plan, Employee Stock Ownership Plan and health, life and disability insurance plans.During the Retention Period, Mr. Forgotson will be reimbursed for club membership dues up to $15,000 per year and receive use of an automobile, which he may purchase at the end of the Retention Period.

The Forgotson Retention Agreement provides that Mr. Forgotson may not, for a period of eighteen months after the effectiveness of the Merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NAL or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

If Mr. Forgotson’s employment is terminated during the Retention Period due to disability, Mr. Forgotson will receive all accrued benefits through such date, the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank (the “SERP Benefits”) and continued medical, dental, accident and life insurance coverage (the “Medical Benefits”) for up to thirty-six months. If Mr.Forgotson’s employment is terminated during the Retention Period due to death or retirement, Mr. Forgotson or his estate will receive all accrued benefits through such date and the SERP Benefits and his spouse and dependents will receive continued medical and dental accident coverage for up to two years after his death. If Mr. Forgotson terminates his employment for other than “Good Reason” (as defined in the Forgotson Retention Agreement) or is terminated for “Cause” (as defined in the Forgotson Retention Agreement) during the Retention Period, Mr. Forgotson will receive all accrued benefits through such date and the SERP Benefits. If Mr. Forgotson terminates his employment for Good Reason or is terminated without Cause during the Retention Period, Mr. Forgotson will receive all accrued benefits through such date, the SERP Benefits, Medical Benefits and his salary through the Retention Period. If Mr. Forgotson’s employment is terminated after the Retention Period, other than by NewAlliance Bank for Cause, Mr. Forgotson will receive the SERP Benefits and, for a reduced period, the Medical Benefits.

The Forgotson Retention Agreement provides that if any payments made to Mr. Forgotson under the Forgotson Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

Effective July 1, 1995, the Bancorp entered into an employment agreement with James P.Jakubek (the “Jakubek Employment Agreement”) pursuant to which Mr. Jakubek serves as Executive Vice President of the Bancorp. The Jakubek Employment Agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $125,000, which amount is subject to annual increases as determined by the Board. Mr. Jakubek is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The Jakubek Employment Agreement will terminate on the earlier of (i) Mr. Jakubek’s death or disability, (ii) voluntary termination by Mr. Jakubek or (iii) termination of Mr. Jakubek by the Bancorp (either for cause or otherwise). If Mr. Jakubek’s employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Jakubek’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Jakubek shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp, or if the Bancorp seeks to terminate the Jakubek Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Jakubek Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be ntitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Jakubek entered into a Release, Consulting and Noncompetition Agreement with the Bancorp, NAL, Cornerstone Bank and NewAlliance Bank (the “Jakubek Consulting Agreement”).

Pursuant to the terms of the Jakubek Consulting Agreement, on December 30, 2005 the Bancorp or Cornerstone Bank will pay Mr. Jakubek a lump sum equal to $868,141 upon his execution of a General Release. Upon the effectiveness of the Merger, if Mr. Jakubek is employed by the Bancorp and Cornerstone Bank, Mr. Jakubek will become a consultant to NAL and NewAlliance Bank for a period of six months (the “Consulting Period”), unless the Jakubek Consulting Agreement is sooner terminated in accordance with its terms. During the Consulting Period, Mr. Jakubek will receive $16,667.67 per month. During the Consulting Period and for a period of thirty-six months thereafter, Mr. Jakubek will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees as if Mr. Jakubek were an employee; Mr. Jakubek will receive credit for service at the Bancorp or Cornerstone Bank for purposes of determining eligibility to participate in such plans.During the Consulting Period, Mr. Jakubek will receive use of an automobile.

The Jakubek Consulting Agreement provides that Mr. Jakubek may not, for a period of eighteen months after the effectiveness of the Merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NAL or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

NAL and NewAlliance Bank may terminate the Jakubek Consulting Agreement for “Cause” (as defined in the Jakubek Consulting Agreement). The Jakubek Consulting Agreement shall terminate upon Mr. Jakubek’s death.

Mr. Jakubek will receive the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank.

The Jakubek Consulting Agreement provides that if any payments made to Mr. Jakubek under the Jakubek Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

Effective July 1, 1995, the Bancorp entered into an employment agreement with Paul H.Reader (the “Reader Employment Agreement”) pursuant to which Mr. Reader serves as Senior Vice President of the Bancorp. The Reader Employment Agreement, as amended July 15, 1998 and May 17, 2001, provides for an initial annual base salary of $100,000, which amount is subject to annual increases as determined by the Board. Mr. Reader is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The Reader Employment Agreement will terminate on the earlier of (i) Mr. Reader’s death or disability, (ii) voluntary termination by Mr. Reader or (iii) termination of Mr. Reader by the Bancorp (either for cause or otherwise). If Mr. Reader’s employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Reader’s employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Reader shall be entitled to continue to participate in the Bancorp’s compensation plans and to receive all benefits as if such termination had not occurred.

If there is a change in control of the Bancorp, or if the Bancorp seeks to terminate the Reader Employment Agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from the date of execution of the Reader

Employment Agreement through the date of the change in control, and annual increases based on the Consumer Price Index (the “CPI”) on each anniversary of the change in control; (ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Reader entered into a Release, Consulting and Noncompetition Agreement with the Bancorp, NAL, Cornerstone Bank and NewAlliance Bank (the “Reader Consulting Agreement”).

Pursuant to the terms of the Reader Consulting Agreement, on December 30, 2005 the Bancorp or Cornerstone Bank will pay Mr. Reader a lump sum equal to $722,641 upon his execution of a General Release. Upon the effectiveness of the Merger, if Mr. Reader is employed by the Bancorp and Cornerstone Bank, Mr. Reader will become a consultant to NAL and NewAlliance Bank for a period of six months (the “Consulting Period”), unless the Reader Consulting Agreement is sooner terminated in accordance with its terms. During the Consulting Period, Mr. Reader will receive $13,333.33 per month. During the Consulting Period and for a period of thirty-six months thereafter, Mr. Reader will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees as if Mr. Reader were an employee; Mr. Reader will receive credit for service at the Bancorp or Cornerstone Bank for purposes of determining eligibility to participate in such plans. During the Consulting Period, Mr. Reader will be reimbursed for club membership dues up to $5,000 per year and receive use of an automobile.

The Reader Consulting Agreement provides that Mr. Reader may not, for a period of eighteen months after the effectiveness of the Merger, compete in Connecticut and certain portions of New York and Rhode Island with any business carried on by NAL or NewAlliance Bank; may not solicit or induce any employee of NewAlliance Bank to leave such employment; may not solicit any customer of NewAlliance Bank to transact business with any other entity or to reduce or refrain from doing any business with NewAlliance; and may not interfere with or damage any relationship between NewAlliance and any customer.

NAL and NewAlliance Bank may terminate the Reader Consulting Agreement for “Cause” (as defined in the Reader Consulting Agreement). The Reader Consulting Agreement shall terminate upon Mr. Reader’s death.

Mr. Reader will receive the benefits payable to him under his Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank.

The Reader Consulting Agreement provides that if any payments made to Mr. Reader under the Reader Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment

Effective October 22, 2001, the Bancorp entered into a change of control agreement with Ernest J. Verrico (the “Verrico Agreement”) pursuant to which Mr. Verrico serves as Vice President and Chief Financial Officer of the Bancorp. If there is a change in control of the Bancorp he is entitled to the following: (i) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (ii) eighteen months’ notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and (iii) following the 18-month period referred to in (ii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

On April 12, 2005, Mr. Verrico entered into a Retention Agreement withthe Bancorp, Cornerstone Bank and NewAlliance Bank (the “Verrico Retention Agreement”). The Verrico Retention Agreement supersedes the Verrico Agreement.

Pursuant to the terms of the Verrico Retention Agreement, on December 30, 2005 the Bancorp or Cornerstone Bank will pay Mr. Verrico a lump sum equal to $739,087 upon his execution of a General Release. Upon the effectiveness of the Merger, Mr. Verrico will be employed by NewAlliance Bank as the First Vice President and Financial Reporting Officer for a period of six months (the “Retention Period”), unless the Verrico Retention Agreement is sooner terminated in accordance with its terms. Upon his employment by NewAlliance Bank, Mr. Verrico will receive a base salary of $143,000 per annum and will participate in the medical, dental, disability, life and accidental death and dismemberment policies offered by NewAlliance Bank to its employees. Mr. Verrico also will be eligible to participate in NewAlliance Bank’s 401(k) Plan, defined benefit pension plan and Employee Stock Ownership Plan. Mr. Verrico will not receive credit for service at the Bancorp or Cornerstone Bank for any purpose except for purposes of determining eligibility to participate in NewAlliance Bank’s defined benefit pension plan, Employee Stock Ownership Plan and health, life and disability insurance plans. During the Retention Period, Mr. Verrico will receive use of an automobile.

The Verrico Retention Agreement provides that Mr. Verrico may not, for a period of two years following the termination of his employment, solicit or induce any employee of NewAlliance Bank to leave such employment and accept employment with any financial institution in any county in which NewAlliance does business or solicit any customer of NewAlliance Bank to terminate an existing business or commercial relationship with NAL or NewAlliance Bank.

If Mr. Verrico’s employment is terminated during the Retention Period due to disability, Mr.Verrico will receive all accrued benefits through such date, the benefits payable to him under his

Salary Continuation Agreement effective as of April 1, 2002 with Cornerstone Bank (the “SERP Benefits”) and continued medical, dental, accident and life insurance coverage (the “Medical Benefits”) for up to eighteen months. If Mr. Verrico’s employment is terminated during the Retention Period due to death or retirement, Mr. Verrico or his estate will receive all accrued benefits through such date and the SERP Benefits and his spouse and dependents will receive continued medical and dental accident coverage for up to eighteen months after his death. If Mr.Verrico terminates his employment for other than “Good Reason” (as defined in the Verrico retention Agreement) or is terminated for “Cause” (as defined in the Verrico Retention Agreement) during the Retention Period, Mr. Verrico will receive all accrued benefits through such date and the SERP Benefits. If Mr. Verrico terminates his employment for Good Reason or is terminated without Cause during the Retention Period, Mr. Verrico will receive all accrued benefits through such date, the SERP Benefits, Medical Benefits and his salary through the Retention Period. If Mr. Verrico’s employment is terminated after the Retention Period, other than by NewAlliance Bank for Cause, Mr. Verrico will receive the SERP Benefits and, for a reduced period, the Medical Benefits.

The Verrico Retention Agreement provides that if any payments made to Mr.Verrico under the Verrico retention Agreement or otherwise subject him to an excise tax under Section 280G of the Internal Revenue Code, NewAlliance will make a payment to him that will reimburse him fully for the amount of such excise tax, including any taxes on such payment.

For purposes of the Forgotson Employment Agreement, the Jakubek Employment Agreement, the Reader Employment Agreement and the Verrico Agreement, the definition of “Change in Control” of the Bancorp is the same as the definition of “Change of Control” in the Stock Plans. The Stock Plans provide for certain “Change Events”: (i) a reorganization, merger, or consolidation of the Bancorp in which the Bancorp is not the surviving corporation; (ii) the dissolution or liquidation of the Bancorp; (iii) a sale or lease of 50% or more, computed on the basis of book value, of the Bancorp’s consolidated assets; or (iv) a “Change of Control.” A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of the Bancorp, (ii) any person holds revocable or irrevocable proxies, as to the election or removal of directors of the Bancorp, for 25% or more of the total number of voting shares of the Bancorp, (iii) any person has entered into an agreement or received an option for the acquisition of beneficial ownership of 25% or more of the total number of voting shares of the Bancorp, whether or not the requisite approval for such acquisition has been received under the applicable laws or the respective regulations issued thereunder; or (iv) as the result of or in connection with any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bancorp before such transaction shall cease to constitute at least two-thirds of the Board of Directors of the Bancorp or any successor corporation. In the event such a Change Event occurs, any then-existing deferral periods for exercising any stock option shall be accelerated and all outstanding options will be exercisable in full on or before a date fixed by the Compensation Committee prior to the effective time of the Change Event and any then-existing vesting periods for restricted stock shall be accelerated and all outstanding awards of restricted stock shall become fully vested prior to the effective time of the Change Event. The Merger will result in a Change of Control.

Effective April 1, 2002, the Bank entered into Salary Continuation Agreements with Messrs.Forgotson, Jakubek, Reader, and Verrico to encourage these executives to remain employees of the Bank. Normal retirement benefits are set forth in each Salary Continuation Agreement and will be paid to these executives upon termination of their employment on or after the normal retirement age (age 65) for reasons other than death or termination for cause and will be paid from the general assets of the Bank. The Bank will pay the annual benefit to the executive in 12 equal monthly installments commencing with the month following the executive’s normal retirement date and pay the annual benefit for a period of 15 years.Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank’s Board of Directors, at its sole discretion, may increase the benefit. The amount of the normal annual benefit of the executive and normal retirement date for each Bancorp executive is as follows: Merrill J. Forgotson $100,700, December 2007; James P. Jakubek $96,800, September 2014; Paul H. Reader $113,200, May 2023; and Ernest J. Verrico $108,900, May 2020. The Bank’s Board of Directors, in its sole discretion, may increase the amount of the annual benefit. In the event of voluntary early termination, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. As of December 31, 2004, Messrs. Jakubek and Reader are fully vested and Messrs. Forgotson and Verrico become fully vested in 2005 and 2010, respectively. In the event of involuntary early termination, the benefit will be the normal retirement benefit and will be paid to the executive at normal retirement age. In the event of disability, the benefit will be determined by each employee’s vesting schedule and will be paid to the executive at normal retirement age. In the event of death during active employment, the benefit will be the normal retirement benefit and paid to the employee’s beneficiary in either 12 equal monthly installments commencing the month following the executive’s death and will be paid for a period of 15 years or the executive’s beneficiary may petition the Bank to pay the present value of the death benefit in a lump sum. In the event of death during the payment of the benefit, the Bank will pay the remaining benefits to the executive’s beneficiary at the same time and in the same amounts they would have been paid to the executive had the executive survived. In the event of the executive’s death after termination of employment but before payment of the benefit, the Bank will pay the same benefit payments to the executive’s beneficiary that the executive was entitled to prior to death except that the benefit payments will commence on the first day of the month following the date of the executive’s death. In the event that the executive was terminated for cause, the Bank will not pay any benefit under the agreement. The Bank will not pay any benefit if the executive commits suicide within three years after the date of the agreement. The Bank will not pay any benefits if the executive, within 18 months after termination of employment and without the prior written consent of the Bank, engages in any enterprise which is competitive with any business carried on by the Bank. This will not apply following an involuntary early termination. The executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under the Salary Continuation Agreements. The benefits represent the mere unsecured promise by the Bank to pay such benefits.

The Bank has recognized certain officers who have performed services for the Bank. In recognition of these services, the Bank acquired life insurance pursuant to Split Dollar arrangements on certain selected officers including Messrs. Jakubek, and Reader for which the Bank pays the entire amount of each premium. The Bank’s interest in the policies is the aggregate of the premiums paid by the Bank. The Bank is designated the named fiduciary under the Split Dollar plan and controls and manages the operation of the plan. The Split Dollar plan is evidenced by an agreement between the officer and the Bank and the agreement will automatically terminate on the termination of the employment of the officer, the bankruptcy of the Bank or the surrender or lapse of the policy.The officer, for the thirty (30) days immediately following the date on which any such termination occurs, has the right to purchase the policy by paying the Bank an amount equal to the Bank’s interest in the policy.

When Mr. Forgotson joined the Bank in November, 2000, the Bank assumed the Split Dollar payment obligations and collateral lien positions previously held by his former employer. The collateral assignment provided the Bank with a lien on the death benefit and cash surrender value of the policies only to the extent of and to secure the repayment of the Bank’s payments (without interest) thereon. The assumption of the Split Dollar policies and all other payments were collateralized by a lien on the subject policies and repayable at the earlier of Mr. Forgotson’s death, January 1, 2010, the date the policies were terminated or when Mr. Forgotson left the employment of the Bank.

In January 2003, the Bank at Mr. Forgotson’s request, and in recognition of the implications of changes in the law effecting such arrangement, made the payments which were then due under the Policies. As has been the case in recent years, Mr. Forgotson then paid the Bank the amount of the economic value of the term component of the insurance. The Bank has determined that the appropriate methodology for Mr. Forgotson to retain this perquisite, is to treat the Bank’s payment on his behalf as additional compensation to Mr. Forgotson. Implicit in this decision is the fact that without any other payment to Mr. Forgotson, he would have substantial additional tax liabilities on the additional compensation. The Bank negotiated this matter with Mr. Forgotson. As a result thereof, it was agreed that the Bank would partially “gross-up” such additional compensation to Mr.Forgotson for 2003 and the four subsequent years. Likewise, the Bank agreed to modify Mr.Forgotson’s Employment Contract and Split Dollar Insurance Agreement accordingly. The additional compensation received by Mr. Forgotson as a result hereof would be considered as a part of his total compensation with respect to any annual review of merit increases and/or bonuses.

Item 11.      Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Security Ownership of Principal Shareholders

The following table sets forth, as of March 31, 2005, certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of such date by each person known by the Bancorp to own beneficially more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Melvin L. Maisel	97,725(a)	7.6%
36 Birchwood Dr.
Greenwich, CT 06831

Paul H. Reader	82,299(b)	6.5%
181 Carter St.
New Canaan, CT 06840

Stuart Weitzman	95,940(c)	7.5%
169 Taconic Road
Greenwich, CT 06831

Wellington Management Company, LLP	75,900(d)	6.0%
75 State St.
Boston, MA 02109

(a)	Mr. Maisel is deceased as of March 6, 2005.

(b)	Information with respect to Mr. Reader’s beneficial ownership is described below in “Security Ownership of Management.”

(c)

The shares shown as beneficially owned by Mr. Weitzman were those reported as beneficially owned by him as of December 31, 2004 in his Schedule 13G filed February 14, 2005 with the SEC. Such Schedule 13G indicated that Mr. Weitzman has sole voting and dispositive power with respect to all shares reported as beneficially owned.

(d)

The shares shown as beneficially owned by Wellington Management Company, LLC (“WMC”), were those reported as beneficially owned by them as of December 31, 2004 in a Schedule 13G (under Rule 13d-102) filed February 14, 2005 with the SEC. Such Schedule 13G indicated that WMC in its capacity as investment advisor may be deemed to beneficially own 75,900 shares of Cornerstone Bancorp which are held of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

Security Ownership of Management

The following table sets forth, as of March 31, 2005, certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of such date by (i) each director of the Bancorp, (ii) the executive officers of the Bancorp named in the Summary Compensation Table and (iii) all directors and executive officers of the Bancorp as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Joseph S. Field, Jr	43,671(a)	3.4%

Merrill J. Forgotson	47,529(b)	3.7%

J. James Gordon	3,769(c)	*

James P. Jakubek	37,262(d)	2.9%

Stanley A. Levine	10,252(e)	*

Joseph A. Maida	14,763(f)	1.2%

Leonard Miller	775(g)	*

Ronald C. Miller	41,333(h)	3.2%

Courtney A. Nelthropp	5,998(i)	*

Martin Prince	50,106(j)	3.9%

Paul H. Reader	82,299(k)	6.2%

Donald Sappern	6,303(l)	*

Ernest J. Verrico	7,800(m)	*

Joseph D. Waxberg	8,303(n)	*

All directors and executive officers as a
Group (15 persons)	363,116(o)	25.4%

*	Less than 1% of the outstanding Common Stock.

(a)

Includes 39,305 shares owned by Mr. Field in an individual retirement account, 728 shares owned by Mr. Field’s spouse in an individual retirement account, 3,113 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(b)

Includes 3,205 shares owned by Mr. Forgotson’s spouse, 60 shares owned by Mr. Forgotson’s minor child, 10,364 shares owned by a trust in which Mr. Forgotson’s wife and Paul H. Reader are trustee, 26,200 shares that may be acquired within 60 days upon exercise of stock options and 7,700 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(c)	Includes 1,078 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(d)

Includes 1,452 shares owned by Mr. Jakubek as custodian for his minor children, 26,695 shares that may be acquired within 60 days upon exercise of stock options and 7,500 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(e)	Includes 4,497 shares owned by Mr. Levine’s spouse, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(f)

Includes 3,104 shares owned by Mr. Maida’s minor children, 110 shares owned by Mr. Maida in an individual retirement account, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(g)	Includes 275 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(h)

Includes 10,021 shares owned jointly with Mr. Miller’s spouse, 3,497 shares owned by Mr. Miller’s spouse in a retirement plan, 19,477 shares owned by Mr. Miller in an individual retirement account, 5,230 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(i)

Includes 2,360 shares owned jointly with Mr. Nelthropp’s spouse, 3,113 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(j)

Includes 16,637 shares owned by a corporate pension plan in which Mr. Prince and his spouse participate and for which they are both trustees, 30,088 shares owned jointly by Mr. Prince and his spouse, 2,205 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(k)

Includes 1,210 shares owned jointly with Mr. Reader’s spouse, 883 shares owned by Mr. Reader’s minor children, 10,364 shares owned by a trust in which Mr. Forgotson’s wife and Paul H. Reader are trustee, 61,180 shares that may be acquired within 60 days upon exercise of stock options and 6,650 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(l)

Includes 3,680 shares owned by Mr. Sappern in an individual retirement account, 319 shares owned by Mr. Sappern’s spouse in an individual retirement account, 451 shares owned by a corporation that is 100% owned by Mr. Sappern, 1,325 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(m)	Includes 2,600 shares that may be acquired within 60 days upon exercise of stock options and 5,200 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(n)	Includes 2,205 shares that may be acquired within 60 days upon exercise of stock options and 525 shares of restricted stock that vest pursuant to the provisions of the 2001 Restricted Stock Plan.

(o)	Includes 157,504 shares that may be acquired within 60 days upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bancorp’s directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file certain reports with the SEC during and for the year ended December 31, 2004 concerning their beneficial ownership of the Common Stock. Based solely upon the Bancorp’s review of the copies of such reports received by it, and on written representations by certain reporting persons, the Bancorp believes that during the year ended December 31, 2004 all such reports were filed on a timely basis with the exception of the following: one late Form 4 for each of the non-employee directors regarding a grant of restricted stock.

Item 12.  Certain Relationships and Related Transactions

As of December 31, 2004, loans to directors, principal officers and their associates and affiliated businesses totaled $1,973,000, or approximately 9% of the Bancorp’s equity capital accounts. All loans made by the Bank to such persons were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Item 13.  Exhibits List and Reports on Form 8-K.

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of August 19, 1998 between Cornerstone Bank and Cornerstone Bancorp, Inc. (Exhibit 2.1 to Form 8-K12G3 dated March 1, 1999, File No. 0-25465 (“Form 8-K12G3”)) (1)

3.1	Certificate of Incorporation of Cornerstone Bancorp, Inc. (Exhibit 4.1 to Form 8-K12G3) (1)

3.2	Bylaws of Cornerstone Bancorp, Inc. (Exhibit 4.2 to Form 8-K12G3) (1)

4.1	Form of Specimen Common Stock Certificate of Cornerstone Bancorp, Inc. (Exhibit 4.3 to Form 8-K12G3) (1)

10.1	Lease agreement dated as of January 19, 1989 between First National Bank of Stamford and Joseph F. Calve Family Trust. (Exhibit 2 to Cornerstone Bank’s Registration Statement on Form F-1 filed with the FDIC) (1)

10.2	Lease agreement dated as of May 16, 1995 between Cornerstone Bank and Mill Pond Company. (Exhibit 3(ii) to Cornerstone Bank’s Form F-2 for the year ended December 31, 1994 filed with the FDIC) (1)

10.3	Lease agreement dated as of November 29, 1996 between Cornerstone Bank and John P. Rossi. (Exhibit 3(vii) to Cornerstone Bank’s Form F-2 for the year ended December 31, 1996 filed with the FDIC) (1)

10.4	Lease agreement dated as of December 22, 1998 between Cornerstone Bank and Ralph Sandolo. (Exhibit 10.4 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the

year ended December 31, 1998) (1)

10.5	Cornerstone Bancorp, Inc. 1986 Incentive and Non-Qualified Stock Option Plan.(Exhibit 99.1 to Registration Statement on Form S-8 Registration No. 333-73129) (“Form S-8”) (1)

10.6	Cornerstone Bancorp, Inc. 1996 Stock Plan. (Exhibit 99.1 to Registration statement on Form S-8 Registration No. 333-67298) (1)

10.7	Cornerstone Bancorp, Inc. Director Compensation Plan. (Exhibit 99.3 to Form S-8) (1)

10.7.1	Cornerstone Bancorp, Inc. 2001 Restricted Stock Plan. (Exhibit 99.1 to Registration Statement on Form S-8 Registration No. 333-67302) (1)

10.8	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and Norman H. Reader. (Exhibit 10.8 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998) (1)

10.9	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and James P. Jakubek. (Exhibit 10.9 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1998) (1)

10.10	Employment agreement dated as of November 27, 2000 between Cornerstone Bancorp, Inc. and Merrill J. Forgotson. (Exhibit 10.10 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001) (1)

10.11	Employment agreement dated as of May 17, 2001 between Cornerstone Bank and Paul H. Reader. (Exhibit 10.11 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001) (1)

10.12	Lease agreement dated as of June 28, 1994 between Cornerstone Bank and Samuel Lotstein Realty. (Exhibit 2 to Cornerstone Bank’s Registration Statement on Form F-1 filed with the FDIC and amendment to original lease agreement dated November 24, 1999) (1)

10.13	Lease agreement dated as of November 24, 1999 amending original lease agreement dated as of June 28, 1994 between Cornerstone Bank and the Samuel Lotstein Realty Company. (Exhibit 11.0 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 1999) (1)

10.14	Lease agreement dated as of February 28, 2001 between Cornerstone Bancorp, Inc/Cornerstone Bank and Fyber Properties 128 LLC. (Exhibit 10.14 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001) (1)

10.15	Lease agreement dated as of June 6, 2001 between Cornerstone Bancorp, Inc. and Gesa B. Vogt. (Exhibit 10.15 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001) (1)

10.16	Change in control agreement dated as of October 22, 2001 between Cornerstone Bank and Ernest J. Verrico. (Exhibit 10.16 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.17	Lease agreement dated as of June 4, 2002 between Cornerstone Business Credit, Inc/Cornerstone Bank and Chapel and State, LLC. (Exhibit 10.17 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.18	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Merrill J. Forgotson. (Exhibit 10.18 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.19	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Paul H. Reader. (Exhibit 10.19 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.20	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and James P. Jakubek. (Exhibit 10.20 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.21	Salary continuation agreement dated as of April 1, 2002 between Cornerstone Bank and Ernest J. Verrico. (Exhibit 10.21 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2002) (1)

10.22	Board vote January 8, 2004 amending the employment agreement dated as of May 17, 2001 between Cornerstone Bank and Norman H. Reader. (Exhibit 10.22 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2003) (1)

10.23	First amendment to lease agreement dated as of May 26, 2004 between Cornerstone Business Credit, Inc/Cornerstone Bank and Chapel and State, LLC. (Exhibit 10.23 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2004) (1)

10.24	Retention Agreement dated as of April 12, 2005 by and between Cornerstone Bancorp, Inc., Cornerstone Bank, NewAlliance Bank and Merrill J. Forgotson. (Exhibit 10.1 to Cornerstone Bancorp, Inc.’s Form 8-K filed April 19, 2005) (1)

10.25	Retention Agreement dated as of April 12, 2005 by and between Cornerstone Bancorp, Inc., Cornerstone Bank, NewAlliance Bank and Ernest J. Verrico. (Exhibit 10.2 to Cornerstone Bancorp, Inc.’s Form 8-K filed April 19, 2005) (1)

10.26	Release, Consulting and Noncompetition Agreement dated as of April 12, 2005 by and between NewAlliance Bancshares, Inc., NewAlliance Bank, Cornerstone Bancorp, Inc., Cornerstone Bank and James P. Jakubek. (Exhibit 10.6 to Cornerstone Bancorp, Inc.’s Form 8-K filed April 19, 2005) (1)

10.27	Release, Consulting and Noncompetition Agreement dated as of April 12, 2005 by and between NewAlliance Bancshares, Inc., NewAlliance Bank, Cornerstone Bancorp, Inc., Cornerstone Bank and Paul H. Reader. (Exhibit 10.7 to Cornerstone Bancorp, Inc.’s Form 8-K filed April 19, 2005) (1)

21.1	Subsidiaries of Cornerstone Bancorp, Inc. (Exhibit 21.1 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2001) (1)

23.1	Consent of KPMG LLP. (Exhibit 23.1 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2004) (1)

31.1	Rule 13a-14(a)/15d-14(a) Certification. (Exhibit 31.1 to Cornerstone Bancorp, Inc.’s
Form 10-KSB for the year ended December 31, 2004) (1)

31.2	Rule 13a-14(a)/15d-14(a) Certification. (Exhibit 31.2 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2004) (1)

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Exhibit 32.1 to Cornerstone Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2004) (1)

(1) Incorporated by reference from referenced filing.
(2) Filed herewith.

Item 14.  Principal Accountant Fees and Services

KPMG LLP served as the Bancorp’s independent auditors for the fiscal year ended December 31, 2004 and has reported on the Bancorp’s consolidated financial statements for such year. Fees billed by KPMG LLP to the Bancorp were as follows:

Audit Fees

Fees of $172,800 were billed by KPMG LLP for the audit of the Bancorp’s annual consolidated financial statements for the year ended December 31, 2004 and for the review of interim consolidated financial statements included in Form 10-QSB filings made during the year. The comparable amount for the year ended December 31, 2003 was $123,025.

Audit Related Fees

There were no audit related fees billed by KPMG LLP in 2004 and 2003.

Tax Fees

Fees of $19,500 were billed by KPMG LLP for tax services rendered to the Bancorp during the year ended December 31, 2004. The comparable amount for the year ended December 31, 2003 was $17,800. Tax services principally consist of preparation of corporate income tax returns.

All Other Fees

There were no fees billed by KPMG LLP for services rendered to the Bancorp in 2004, other than those included in the three categories listed above

The Audit Committee Charter provides that all non-audit services not described in the engagement letter be pre-approved by the Audit Committee unless such pre-approval is not required by the de minimus exception in the rules of the SEC. The Audit Committee may delegate such pre-approval to one or more designated members of the Audit Committee, but has not done so to date.The tax fees paid in 2004 were described in the engagement letter.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

CORNERSTONE BANCORP, INC.
(Registrant)

Date: May 2, 2005	/s/ Merrill J. Forgotson

Merrill J. Forgotson
President and Chief Executive Officer

Date: May 2, 2005	/s/ Ernest J. Verrico

Ernest J. Verrico
Vice President and Chief Financial Officer

**************

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Merrill J. Forgotson	Director, President and	May 2, 2005
Merrill J. Forgotson	Chief Executive Officer

/s/ James P. Jakubek	Director, Executive	May 2, 2005
James P. Jakubek	Vice President

/s/ Paul H. Reader	Director, Senior	May 2, 2005
Paul H. Reader	Vice President

/s/ Ernest J. Verrico, Sr.	Vice President, Chief Financial	May 2, 2005
Ernest J. Verrico	Officer (Principal Financial Officer
and Principal Accounting Officer)

/s/ Joseph Field	Director	May 2, 2005
Joseph Field

Signature	Title	Date

/s/ J. James Gordon	Director	May 2, 2005
J. James Gordon

/s/ Stanley A. Levine	Director	May 2, 2005
Stanley A. Levine

/s/ Joseph A. Maida	Director	May 2, 2005
Joseph A. Maida

/s/ Leonard Miller	Director	May 2, 2005
Leonard Miller

/s/ Ronald C. Miller	Director	May 2, 2005
Ronald C. Miller

/s/ Courtney A. Nelthropp	Director	May 2, 2005
Courtney A. Nelthropp

/s/ Martin Prince	Director	May 2, 2005
Martin Prince

/s/ Donald Sappern	Director	May 2, 2005
Donald Sappern

/s/ Joseph D. Waxberg, M.D.	Director	May 2, 2005
Joseph D. Waxberg, M.D.

APPENDIX  E

United States Securities and Exchange Commission
Washington, D.C. 20549

FORM 10-QSB

(Mark One)

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
[X]	THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2005

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 0-25465

CORNERSTONE BANCORP, INC./CT

(Exact Name of small business issuer as specified in its charter)

Connecticut	06-1524044

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Summer St., Stamford, Connecticut  06901
(Address of principal executive offices)

(203) 356-0111
(Issuer’s telephone number)

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes    X            No

The number of shares outstanding of the issuer’s common stock as of April 30, 2005 was 1,291,688.

Transitional Small Business Disclosure Format (check one): Yes          No X

PART I – Financial Information

Item 1. Financial Statements
PAGE
Consolidated Statements of Condition
March 31, 2005 (unaudited) and December 31, 2004	1

Consolidated Statements of Income
Three Months Ended March 31, 2005 and 2004 (unaudited)	2

Consolidated Statements of Stockholders’ Equity
Three Months Ended March 31, 2005 and 2004 (unaudited)	3

Consolidated Statements of Cash Flows
Three Months Ended March 31, 2005 and 2004 (unaudited)	4

Notes to Consolidated Financial Statements (unaudited)	5 – 8

Item 2. Management’s Discussion and Analysis or Plan of Operation	8 – 17

Item 3. Controls and Procedures	17 – 18

PART II – Other Information

Item 1. Legal Proceedings	None

Item 2. Changes in Securities and Use of Proceeds	None

Item 3. Defaults upon Senior Securities	None

Item 4. Submission of Matters to a Vote of Security Holders	None

Item 5. Other Information	None

Item 6. Exhibits	18

Signatures	19

E - i

     PART 1 - Financial Information

Item 1.  Financial Statements

     CORNERSTONE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(In thousands, except per share data)

Assets	March 31,
	2005	December 31,
	(unaudited)	2004

Cash and cash equivalents:
Cash and due from banks	$9,828	$8,205
Federal funds sold	25,200	9,200

Total cash and cash equivalents	35,028	17,405

Securities, including collateral of $8,405 in 2005 and $9,991 in 2004 for borrowings under securities repurchase agreements:
Available for sale, at fair value	1,887	2,962
Held to maturity, at amortized cost (fair value of $46,123 in 2005 and $47,697 in 2004)	46,666	47,872

Total securities	48,553	50,834

Loans held for sale	1,403	1,994
Loans, net of allowance for loan losses of $2,239 at March 31, 2005 and $2,216 at December 31, 2004	136,354	130,617
Accrued interest receivable	1,180	996
Federal Home Loan Bank stock, at cost	667	613
Premises and equipment	3,119	3,207
Bank-owned life insurance	4,908	4,858
Deferred income taxes	949	990
Other assets	628	288

Total assets	$232,789	$211,802

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand (non-interest bearing)	$42,272	$42,225
Money market demand and NOW	50,945	39,561
Regular, club and preferred rate savings	37,848	42,202
Time	62,161	53,139

Total deposits	193,226	177,127

Borrowings under securities repurchase agreements	8,762	10,060

Borrowings from Federal Home Loan Bank	5,000	—
Accrued interest payable	92	75
Other liabilities	2,413	1,908

Total liabilities	209,493	189,170

Stockholders’ equity
Common stock, par value $0.01 per share. Authorized 5,000,000 shares: issued 1,313,819 shares in 2005 and 1,301,348 shares in 2004; outstanding 1,272,433 shares in 2005 and 1,259,962 shares in 2004	13	13
Additional paid-in capital	14,999	14,673
Retained earnings	9,345	9,117
Treasury stock, at cost (41,386 shares in 2005 and 41,386 shares in 2004)	(433)	(433)
Unearned restricted stock awards	(619)	(728)
Accumulated other comprehensive loss, net of taxes	(9)	(10)

Total stockholders’ equity	23,296	22,632

Total liabilities and stockholders’ equity	$232,789	$211,802

See accompanying notes to consolidated financial statements.

CORNERSTONE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Interest income:
Loans	$2,553	$2,338
Securities	411	318
Federal funds sold	53	97

Total interest income	3,017	2,753

Interest expense:
Deposits	532	633
Borrowings	65	14

Total interest expense	597	647

Net interest income	2,420	2,106
Provision for (recovery of) loan losses	54	(511)

Net interest income after provision for loan losses	2,366	2,617

Non-interest income:
Gain on sale of loans and loan servicing, net	7	199
Deposit service charges	103	99
Bank-owned life insurance	41	41
Other	159	644

Total non-interest income	310	983

Non-interest expense:
Salaries and employee benefits	1,197	1,350
Occupancy	202	189
Furniture and equipment	111	113
Data processing	129	133
Professional fees	125	95
Advertising and promotion	49	45
Other	249	240

Total non-interest expense	2,062	2,165

Income before income tax expense	614	1,435

Income tax expense	242	380

Net income	$372	$1,055

Earnings per common share (Note B):
Basic	$0.30	$0.87
Diluted	0.28	0.82

Weighted average common shares (Note B):
Basic	$1,226,645	$1,206,666
Diluted	1,309,533	1,281,380

See accompanying notes to consolidated financial statements.

CORNERSTONE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(In thousands, except per share data)
(unaudited)

					Unearned	Accumulated
		Additional			Restricted	Other	Total
	Common	Paid-in	Retained	Treasury	Stock	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Stock	Awards	Income (Loss)	Equity

Balances at January 1, 2004	$13	$14,298	$7,253	$(545)	$(558)	$26	$20,487
Comprehensive income:
Net income	—	—	1,055	—	—	—	1,055
Other comprehensive income (note D)	—	—	—	—	—	14	14
Total comprehensive income							1,069
Cash dividends declared ($0.3375 per share)	—	—	(140)	—	—	—	(140)
Shares issued in connection with:
Restricted stock awards	—	75	—	80	(155)	—	—
Dividend Reinvestment Plan	—	28	—	—	—	—	28

Balances at March 31, 2004	13	14,401	8,168	(465)	(713)	40	21,444

Balances at January 1, 2005	$13	$14,673	$9,117	$(433)	$(728)	$(10)	$22,632
Comprehensive income:
Net income	—		372	—	—	—	372
Other comprehensive income (note D)	—	—	—	—	—	1	1
Total comprehensive income							373
Cash dividends declared ($0.1125 per share)	—	—	(144)	—	—	—	(144)
Shares issued in connection with:
Restricted stock awards	—	142	—	—	109	—	251
Stock option exercises	—	156	—	—	—	—	156
Dividend Reinvestment Plan	—	28	—	—	—	—	28

Balances at March 31, 2005	13	14,999	9,345	(433)	(619)	(9)	23,296

CORNERSTONE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(In thousands)
(unaudited)

	2005	2004
Operating activities:
Net income	$372	$1,055
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	102	136
Provision for loan losses	54	(511)
Originations of loans held for sale	(1,747)	(4,487)
Proceeds from sales of loans held for sale	2,494	3,089
(Increase) decrease in accrued interest receivable	(184)	4
Increase in other assets	(340)	(171)
Increase (decrease) in accrued interest payable	17	(18)
Increase in other liabilities	505	479
Income on bank-owned life insurance	(41)	(41)
Other adjustments, net	99	199

Net cash provided by (used in) operating activities	1,331	(266)

Investing activities:
Proceeds from maturities and calls of securities available for sale	1,069	2,100
Proceeds from maturities and calls of securities held to maturity	1,209	2,831
Purchases of securities available for sale	—	—
Purchases of securities held to maturity	—	(10,036)
Net loan originations, other than loans held for sale	(5,754)	(5,805)
(Purchases) redemption of bank-owned life insurance	(9)	703
Purchases of Federal Home Loan Bank stock	(54)	—
Purchases of premises and equipment	(12)	(10)

Net cash used in investing activities	(3,551)	(10,217)

Financing activities:
Net increase (decrease) in deposits	16,099	(9,933)
Net (decrease) increase in borrowings under securities repurchase agreements	(1,298)	753
Net increase in borrowings from the Federal Home Loan Bank	5,000	—
Dividends paid on common stock	(142)	(140)
Proceeds from issuance of common stock	184	28

Net cash provided by (used in) financing activities	19,843	(9,292)

Net increase (decrease) in cash and cash equivalents	17,623	(19,775)

Cash and cash equivalents at beginning of year	17,405	62,829

Cash and cash equivalents at end of year	$35,028	$43,054

Supplemental information:
Interest payments	$580	$665
Income tax payments	125	240
Increase in liability for securities purchased, not yet settled	—	3,000

See accompanying notes to consolidated financial statements.

CORNERSTONE BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)
dollars in thousands)

NOTE A - BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited interim consolidated financial statements include the accounts of Cornerstone Bancorp, Inc., its subsidiary Cornerstone Bank (the “Bank”), and the Bank’s subsidiary Cornerstone Business Credit, Inc. (“CBC”), collectively the “Company”. The interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial statements and the instructions to Form 10- QSB, and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for a complete set of financial statements. While management believes that the disclosures presented are adequate so as not to make the information misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the annual consolidated financial statements and notes included in the Form 10-KSB for the year ended December 31, 2004. The interim results of operations for the period ended March 31, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005 or for any other interim period.

     In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial position, results of operations, changes in stockholders’ equity and cash flows at the dates and for the periods presented. In preparing the interim consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates as a result of changing conditions and future events. An estimate that is particularly critical and susceptible to significant near-term change is the allowance for loan losses.

     Prior period amounts are reclassified, whenever necessary, to conform to the current period presentation.

NOTE B - EARNINGS PER SHARE

     Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. For this purpose, unvested shares of restricted stock are not considered to be outstanding. Diluted EPS is computed in a similar manner, except that the weighted average number of common shares is increased (using the treasury stock method) by additional common shares that would have been outstanding if all potentially dilutive securities (such as stock options and unvested restricted stock awards) were exercised or vested during the period. For the three-month periods ended March 31, 2005 and 2004, the number of shares for diluted EPS exceeded the number of shares for basic EPS due to the dilutive effect of outstanding stock options and unvested restricted stock. For purposes of computing basic and diluted EPS, net income applicable to common stock equaled net income for these periods.

NOTE C – STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock at the grant date. The fair value of restricted stock awards, measured at the grant date, is recognized as unearned compensation (a component of stockholders’ equity) and amortized to compensation expense over the vesting period.

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits the continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under SFAS No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period (if any). The Company has elected to continue to apply APB Opinion No. 25 and disclose the pro forma information required by SFAS No. 123. Had stock-based compensation expense been recognized in accordance with SFAS No. 123, the Company’s net income and earnings per common share would have been adjusted to the following pro forma amounts:

	Three Months Ended
	March 31,

	2005	2004
	(in thousands except per share data)

Net income, as reported	$372	$1,055
Add restriced stock expense included in reported net income,
net of related tax effects	24	26

Deduct restricted stock and stock option expense determined
under the fair-value-based method, net of related tax effects	(24)	(63)

Pro forma net income	372	1,018

Basic earnings per common share:
As reported	$0.30	$0.87
Pro forma	0.30	0.84

Diluted earnings per common share:
As reported	$0.28	$0.82
Pro forma	0.28	0.79

NOTE D – COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes net income and any changes in stockholders’ equity from non-owner sources that are not recognized in the income statement (such as changes in net unrealized gains and losses on securities available for sale). Other comprehensive income (loss) reported in the statements of stockholders’ equity for the three months ended March 31, 2005 and 2004 represents the change during those periods in the after-tax net unrealized gain (loss) on securities available for sale.

NOTE E – STANDBY LETTERS OF CREDIT

     The Company had outstanding letters of credit of $1,216 at both March 31, 2005 and December 31, 2004. Substantially all of the Company’s outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45,Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). These are irrevocable undertakings by the Company, as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of the Company’s performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Company could be required to make equals the contract amount of the standby letters of credit referred to above. FIN 45 also requires the recognition, at fair value, of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2004. The Company’s recognized liability for performance standby letters of credit was insignificant at March 31, 2005.

NOTE F – RECENT ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) issued a revision of SFAS No. 123, Share-Based Payment (SFAS 123R), in December 2004, which requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The SFAS 123R requires both public and non-public entities to disclose information needed about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. The SFAS 123R generally requires that an entity account for those transactions using the fair-value based method and eliminates an entity’s ability to account for share-based compensation using the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under SFAS No. 123, as originally issued. The SFAS 123R is effective, for the Company, as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

     In December 2003, the FASB issued Interpretation No. 46 (revised), Consolidation of Variable Interest Entities (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the variable interest entity (VIE). FIN 46R replaces FASB Interpretation No. 46 that was issued in January 2003. As a public company that is a small business issuer, as defined in applicable Securities and Exchange Commission (SEC) regulations, the Company was required to apply FIN 46R to VIEs no later than the end of the first reporting period ending after December 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and any previously recognized interest would be recorded as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company currently holds no interests in VIEs and, accordingly, FIN 46R does not have a significant effect on its consolidated financial statements.

NOTE G – SUBSEQUENT EVENTS

     On April 12, 2005, Cornerstone Bancorp, Inc. entered into an Agreement and Plan of Merger dated as of April 12, 2005 (the “Merger Agreement”) by and among CBI, New Alliance Bancshares, Inc. (“NAL”) and their wholly-owned subsidiaries, Cornerstone Bank and New Alliance Bank. Subject to the terms of the Merger Agreement, Cornerstone Bancorp, Inc., will merge with and into NAL (the “Merger”) and immediately thereafter, Cornerstone Bank will merge with and into New Alliance Bank.

Item 2. Management’s Discussion and Analysis or Plan of Operation.
(dollars in thousands)

FORWARD-LOOKING STATEMENTS

     The statements contained in this report that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

     The forward-looking statements contained in this report speak only as of the date on which such statements are made.

FINANCIAL CONDITION

General

     Total assets increased to $232,789 at March 31, 2005 from $211,802 at December 31, 2004, an increase of $20,987 (or 10%). The increase in assets primarily relates to an increase in total cash and cash equivalents as well as net loans. This was partially offset by a decrease in total securities. The increase in cash and cash equivalents of $17,623 was primarily attributable to an increase in deposits of $16,099 and borrowings of $5,000 from the Federal Home Loan Bank. This was partially offset by net loan originations of $5,754.

Loans

     The loan portfolio (excluding loans held for sale) increased to $138,593 at March 31, 2005 from $132,833 at December 31, 2004, an increase of $5,760 (or 4%). The increase in total loans primarily resulted from an increase in construction loans as well as in non-residential, commercial and consumer and other loans. The increase was partially offset by a decrease in residential loans. The increase in construction loans primarily reflects new loan originations and customer advances and the increase in non-residential, commercial, and consumer and other loans were primarily due to the origination of new loans during the period ended March 31, 2005. The decrease in residential loans was primarily due to payoff activity exceeding new loan originations for the period ended March 31, 2005.

     Major classifications of loans at March 31, 2005 and December 31, 2004 were as follows:

	March 31, 2005	December 31, 2004	Dollar Change	Percent Change

Loans secured by real estate:
Residential	$37,752	$39,489	$(1,737)	(4)%
Non-residential	58,224	56,606	1,618	3
Construction	26,659	21,733	4,926	23
Commercial loans	14,335	13,536	799	6
Consumer and Other Loans	1,738	1,621	117	7

Total Loans	138,708	132,985	5,723	4

Allowance for loan losses	(2,239)	(2,216)	(23)	(1)
Deferred loan fees, net	(115)	(152)	37	24

Total loans, net	$136,354	$130,617	$5,737	4%

     Small Business Administration (“SBA”) loans held for sale at March 31, 2005 and December 31, 2004 were $1,403 and $1,994, respectively.

Non-performing Loans and the Allowance for Loan Losses

     It is the Bank’s policy to manage its loan portfolio to facilitate early recognition of problem loans. The Bank commences internal collection efforts once a loan payment is more than 15 days past due. The Bank’s data processing system generates delinquency reports on all of the Bank’s loans weekly, and management reviews the loan portfolio to determine if past due loans should be placed on non-

accrual status. Unless the customer is working with the Bank toward repayment, once a loan payment is 90 days past due, the Bank generally initiates appropriate collection or legal action.

     The following table summarizes, by type of loan, the recorded investment in non-performing loans at March 31, 2005 and December 31, 2004. Amounts are shown for (i) loans that were past due 90 days or more, segregated between those on non-accrual status and those that were still accruing interest, and (ii) loans that were current or past due less than 90 days for which interest payments were being applied to reduce principal balances.

	March 31, 2005	December 31, 2004

Loans on non-accrual status:
Loans secured by real estate	$166	$167
Commercial loans	79	87
Consumer and other loans	20	30

	265	284

Loans on accrual status:
Loans secured by real estate	322	321
Commercial loans	11	–
Consumer and other loans	2	8

	335	329

Total loans past due 90 days or more	600	613

Loans current or past due less than 90 days
for which interest payments were being applied
to reduce principal balances:
Loans secured by real estate	144	173
Commercial loans	113	124
Consumer and other loans	–	5

	257	302

Total non-performing loans	$857	$915

Ratio of total non-performing loans
to total loans outstanding	0.62%	0.69%

     The following table sets forth changes in the allowance for loan losses for the periods indicated.

	Three Months Ended
	March 31,

	2005	2004

Balance at beginning of period	$2,216	$2,387
Provision for loan losses	54	(511)
Loan charge-offs	(31)	(5)
Recoveries	–	468

Balance at end of period	$2,239	$2,339

     During the quarter ended March 31, 2004, the Bank recovered $690, of which $460 was a recovery of previously charged-off principal on loans to one borrower, and $216 was a recovery of interest that was subsequently applied to income. The ratios of the allowance for loan losses to total loans and to non-performing loans were 1.61% and 261% respectively, at March 31, 2005, compared to 1.66% and 242%, respectively, at December 31, 2004.

Securities

     Total securities decreased to $48,553 at March 31, 2005 from $50,834 at December 31, 2004, a decrease of $2,281 (or 4%). The decrease in the securities portfolio was primarily due to maturities in the available for sale and held to maturity portfolios during the period ended March 31, 2005.

     The following table sets forth the amortized cost and estimated fair value of the securities portfolio at the dates indicated.

	March 31, 2005		December 31, 2004

		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Available for sale
U.S. Agency securities	$1,003	$1,000	$2,007	$2,004
Mortgage-backed securities	899	887	970	958

	$1,902	$1,887	$2,977	$2,962

Held to maturity
U.S. Agency securities	$39,693	$39,214	$40,688	$40,476
Mortgage-backed securities	3,905	3,908	4,117	4,143
Municipal bonds	2,993	2,926	2,992	3,003
Other	75	75	75	75

	$46,666	$46,123	$47,872	$47,697

Total	$48,568	$48,010	$50,849	$50,659

Deposits

     Deposits are the primary source of funds for the Company. Deposits are obtained from individuals, partnerships, small and medium size businesses and professionals in the Company’s market area. The Company does not accept brokered deposits.

     The following table indicates the composition of deposits at the dates indicated.

	March 31, 2005	December 31, 2004	Dollar Change	Percent Change

Demand (non-interest bearing)	$42,272	$42,225	$47	–%
Money market demand and NOW	50,945	39,561	11,384	29
Regular, club and money market savings	37,848	42,202	(4,354)	(10)
Time	62,161	53,139	9,022	17

Total deposits	$193,226	$177,127	$16,099	9%

     The increase in deposits was primarily related to the increase of approximately $11,384 (or 29%) in money market demand and NOW accounts and an increase of $9,022 (or 17%) in time deposits. This was partially offset by a decrease in regular, club and preferred rate savings of $4,354 (or 10%). The increase in NOW accounts was primarily attributable to the receipt of three wires on March 31, 2005 totaling $8,400. Substantially all of the funds received on March 31, 2005 were wired out on the following day. The remaining increase in money market demand and NOW accounts was related to activity for one customer’s account. The decrease in regular, club and money market savings was due to a decline in customer balances. The increase in time deposits was primarily attributable to increases of $5,349 in 12-17 month certificates, $2,205 in 36-47 month time deposits, $1,811 in 18-23 month time deposits and $1,608 in 24-30 month time deposits. This was partially offset by decreases of $843 in 181-364 day time deposits, $598 in 91-180 day time deposits and $441 in 48-59 month time deposits. Certificates of deposit in denominations of $100 or more were $15,452 at March 31, 2005 as compared to $12,741 at December 31, 2004, an increase of $2,711 (or 21%).

Liquidity and Capital Resources

     At March 31, 2005, total short-term investments, which are made up of federal funds sold and securities maturing or callable in one year or less, totaled $55,583. The primary liquidity of the Company is measured by the ratio of net cash, short-term investments and other liquidity sources to deposits and short-term liabilities. The primary liquidity ratio at March 31, 2005 was 27.70%, compared to 20.04% at December 31, 2004. The Bank also calculates a secondary liquidity ratio which contemplates loan sales and loan payoffs anticipated to occur within one year and the maturity of available and held to maturity securities beyond one year. The Bank’s secondary liquidity ratio at March 31, 2005 was 39.99%, compared to 33.38% at December 31, 2004. The increase in primary and secondary liquidity ratios in 2005 is primarily related to the increase in cash and cash equivalents at March 31, 2005 as compared to December 31, 2004. The Company’s internal guideline is to generally maintain a primary liquidity ratio of 10 to 15% and a secondary liquidity ratio of 20% or more, although a higher primary ratio may be maintained from time to time depending on cash flow patterns and loan demand.

     Net cash provided by operating activities was $1,331 for the three months ended March 31, 2005 as compared to $266 used in operating activities for the three months ended March 31, 2004, primarily due to a decline in cash used for the origination of mortgage loans and SBA loans held-for-sale. This was partially offset by a decline in net income for the first three months of 2005 compared to the same period last year. Compared to the first three months of 2004, cash used in investing activities increased $6,666 primarily due to fewer purchases in the held-to-maturity investment portfolio in the first three months of 2005. The increase in net cash provided by financing activities of $29,135 for the three months ended March 31, 2005 primarily resulted from an increase in cash provided by customers’ deposits and to a lesser extent, borrowings from the Federal Home Loan Bank of Boston. Cash and cash equivalents increased $17,623 for the three months ended March 31, 2005 compared to a decrease of $19,775 for the three months ended March 31, 2004.

     At March 31, 2005, the Company had outstanding loan commitments under unused lines of credit of $20,387 and outstanding letters of credit of $1,216.

     At March 31, 2005 and December 31, 2004, the Company’s consolidated leverage capital ratio was 10.9% and 10.2%, respectively. At March 31, 2005 and December 31, 2004, the Company’s consolidated Tier 1 risk-based capital ratio was 14% and 14.2%, respectively. The Company’s consolidated total risk-based capital ratio at March 31, 2005 and December 31, 2004 was 15.3% and 15.5%, respectively. The Bank’s regulatory capital ratios at these dates were substantially the same as the consolidated ratios, and the Bank was classified as a well-capitalized institution for regulatory purposes.

RESULTS OF OPERATIONS

General

     The Company’s results of operations depend primarily on its net interest income, which is the difference between the interest income on earning assets, such as loans and securities, and the interest expense paid on deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income includes banking service fees and charges, income on bank-owned life insurance, and gains and losses on sales of securities available for sale and loans held for sale. The Company’s non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing expenses and professional fees. Results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Critical Accounting Policies

     In the course of the Company’s normal business activity, management must select and apply many accounting policies and methodologies that lead to the financial results presented in the consolidated financial statements of the Company. Some of these policies are more critical than others. Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy because of the uncertainty and subjectivity inherent in estimating the levels of allowance needed to cover probable credit losses within the loan portfolio and the material effect that these estimates can have on the Company’s results of operations. While management uses the best available information to determine the allowance for loan losses, future adjustments to the allowance may be necessary based on a variety of factors, including changes in economic and real estate market conditions, particularly in Southwestern Fairfield County, Connecticut.

     All accounting policies are important and readers of this report should review these policies, as included in Note 1 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-KSB, to gain a greater understanding of how the Company’s financial performance is reported.

Comparative Analysis of Operating Results for the Three Months Ended March 31, 2005 and March 31, 2004

     Net Income.  Net income was $372 for the three months ended March 31, 2005 compared to $1,055 for the three months ended March 31, 2004, a decrease of $683 (or 65%). Diluted earnings per common share were $0.28 and 0.82 for the three months ended March 31, 2005 and 2004, respectively, based on weighted average common shares of 1,309,533 and 1,281,380, respectively. The annualized return on average common stockholders’ equity was 6.57% and 20.43% for the three months ended March 31, 2005 and 2004, respectively. The annualized return on average assets was 0.71% for the three months ended March 31, 2005 and 1.97% for the three months ended March 31, 2004.

     The lower net income for the three months ended March 31, 2005 was primarily due to a one-time recovery of $460 on a previously charged off loan during the three-month period ended March 31, 2004, as well as $495 in one time life insurance proceeds received during the three-month period ended March 31, 2004. This was partially offset by the increases in income from loans and investments.

     Net Interest Income. Net interest income is the difference between the interest income the Company earns on its loans, securities and other earning assets, and the interest cost of deposits and other interest-bearing liabilities necessary to fund these earning assets. It is the primary component of the Company’s earnings.

     Net interest income was $2,420 for the three months ended March 31, 2005, an increase of $314 (or 15%) from the $2,106 reported for the three months ended March 31, 2004. The average yield on interest-earning assets increased 52 basis points for the quarter ended March 31, 2005 compared to March 31, 2004, while the average rate paid on interest-bearing liabilities decreased 7 basis points. The higher net interest income for the three months ended March 31, 2005 was primarily due to the growth in the loan portfolio. Total interest income increased as earning assets were shifted into higher yielding loans and investment securities and out of lower yielding federal funds during 2004. These changes resulted in a 62 basis point increase in the net interest margin to 4.88% for the quarter ended March 31, 2005 compared to 4.26% for the quarter ended March 31, 2004.

     Interest Income. Average earning assets for the three months ended March 31, 2005 were $200,993 compared to $199,521 for the three months ended March 31, 2004, an increase of $1,472 (or 1%). Total interest income, which is a function of the volume of interest-earning assets and their related rates, was $3,017 for the three months ended March 31, 2005 compared to $2,753 for the three months ended March 31, 2004, representing an increase of $264 (or 10%).

     Loans represent the largest component of interest-earning assets. Interest income on loans was $2,553 for the three months ended March 31, 2005 compared to $2,338 for the three months ended March 31, 2004, an increase of $215 (or 9%). Average loans outstanding in the three months ended March 31, 2005 were $137,425 compared to $124,660 during the three months ended March 31, 2004, an increase of $12,765 (or 10%). The average yield on loans declined 1 basis point to 7.53% at March 31, 2005 from 7.54% at March 31, 2004. During the quarter ended March 31, 2004, $216 in interest income on a previously charged off loan attributed to the higher than normal average yield on loans for the period.

     Average investments in securities and federal funds sold were $63,568 for the three months ended March 31, 2005 compared to $74,861 for the three months ended March 31, 2004, a decrease of $11,293 (or 15%). Related income increased to $464 for the three months ended March 31, 2005 from $415 for the three months ended March 31, 2004, an increase of $49 (or 12%). Average investments in securities, not including federal funds sold, increased by $21,501 (or 65%) during the three months ended March 31, 2005. Average federal funds sold decreased by $32,794 (or 79%). The increase in the average volume of securities from year to year contributed to an increase in related income which was partially offset by a decline in the volume and income related to federal funds sold.

     Interest Expense. Interest expense was $597 for the three months ended March 31, 2005 compared to $647 for the three months ended March 31, 2004, a decrease of $50 (or 8%). Interest expense is a function of the volume of interest-bearing liabilities and their related rates. Average interest-bearing liabilities during the three months ended March 31, 2005 were $147,398 compared to $152,133 during the three months ended March 31, 2004, a decrease of $4,735 or (3%). The average rate paid on interest-bearing liabilities declined 7 basis points to 1.64% for the quarter ended March 31, 2005 compared to 1.71% for the quarter ended March 31, 2004.

     Provision for Loan Losses. The periodic provision for loan losses represents the amount necessary to adjust the allowance for loan losses to management’s estimate of probable credit losses inherent in the existing loan portfolio at the reporting date. Management’s determination of the allowance for loan losses is based on the results of continuing reviews of individual loans and borrower relationships, particularly in the commercial and commercial real estate loan portfolios. A review of the quality of the loan portfolio is conducted internally by management on a quarterly basis, using a consistently-applied methodology, and the results are presented to the Board of Directors for approval. The evaluation covers individual borrowers whose aggregate loans are greater than $100, as well as all adversely-classified loans. Management also considers factors such as the borrower’s financial condition, historical and expected ability to make loan payments and underlying collateral values. The determination of the allowance for loan losses also considers the level of past due loans, the Bank’s historical loan loss experience, changes in loan portfolio mix, geographic and borrower concentrations and current economic conditions. The allowance for loan losses is also reduced by charge-offs and increased by recoveries. Management’s evaluation of the allowance for loan losses indicated that the necessary provision for loan losses was $54 for the three months ended March 31, 2005 and ($511) for the three months ended March 31, 2004. Approximately $460 in principal was recovered during the quarter ending March 31, 2004 on loans to one borrower which were charged-off in December 2000.

     Non-interest Income. Non-interest income was $310 for the three months ended March 31, 2005 compared to $983 for the three months ended March 31, 2004, a decrease of $673 (or 68%). This decrease was primarily attributable to the net proceeds of $495 received by the Bank on a key man life insurance policy on the former Vice Chairman during the period ended March 31, 2004. The decline in non-interest income was also attributable to a decrease of $192 in the net gain on sale of loans and loan servicing for the three months ended March 31, 2005 due to the reduced activity in the quarter ended December 31, 2004 as compared to March 31, 2004 and to a lesser extent the origination and sale of mortgage loans.

     Non-interest Expense. Total non-interest expense was $2,062 for the three months ended March 31, 2005 and $2,165 for the three months ended March 31, 2004, a decrease of $103 (or 5%). The decrease in salaries and employee benefits primarily relates to an increase of $216 in benefit accruals for the period ending March 31, 2004 for the retirement and medical benefits of the former Vice Chairman who passed away on January 8, 2004.

     The following table summarizes the dollar amounts for each category of non-interest expense, and the dollar and percent changes:

	Three months Ended		Increase (Decrease)
	March 31,		2005 vs 2004

Category	2005	2004	$ Change	% Change

Salaries and employee benefits	$1,197	$1,350	$(153)	(11	) %
Occupancy	202	189	13	7
Furniture and equipment	111	113	(2)	(2)
Data processing	129	133	(4)	(3)
Professional fees	125	95	30	32
Advertising and promotion	49	45	4	9
Other	249	240	9	4

Total non-interest expense	$2,062	$2,165	$(103)	(5	) %

     The following table summarizes dollar amounts for each category of non-interest expense as a percentage of total operating income (interest income plus non-interest income). Operating income decreased by $409 (or 11%) in the first quarter of 2005 compared to the same period in 2004.

	Three months Ended
	March 31,

Category	2005	2004

Salaries and employee benefits	35.98%	36.14%
Occupancy	6.07	5.07
Furniture and equipment	3.34	3.02
Data processing	3.88	3.56
Professional fees	3.76	2.54
Advertising and promotion	1.47	1.20
Other	7.48	6.42

Total non-interest expense	61.98%	57.95%

     Income Taxes. The provision for income taxes decreased to $242 for the three months ended March 31, 2005 from $380 for the three months ended March 31, 2004, a decrease of $138 or (36%), primarily due to lower income before income tax expense.

Item 3. Controls and Procedures.

     An evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of March 31, 2005 was conducted under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were adequate and designed to ensure that information required to be disclosed by the

Company in this report is recorded, processed, summarized and reported in a timely manner, and that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

     During the quarter ended March 31, 2005, there was no significant change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect the Company’s internal control over financial reporting.

     Reference is made to the Certifications of the Chief Executive Officer and Chief Financial Officer about these and other matters included as Exhibits 31.1 and 31.2 to this report.

PART II - Other Information

Item 6. Exhibits.

Exhibits:

31.1-Rule 13a-14(a)/15d-14(a) Certification.

31.2-Rule 13a-14(a)/15d-14(a) Certification.

32.1-Section 1350 Certifications.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

CORNERSTONE BANCORP, INC.
(Registrant)

Date: May 13, 2005	/s/ Merrill J. Forgotson
Merrill J. Forgotson
President and Chief Executive Officer

Date: May 13, 2005	/s/ Ernest J. Verrico
Ernest J. Verrico
Vice President and Chief Financial Officer

Exhibit 31.1

Rule 13a – 14(a) CERTIFICATION

I, Merrill J. Forgotson, certify that:

1.  I have reviewed this quarterly report on Form 10-QSB of Cornerstone Bancorp, Inc.;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.  The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.  The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: May 13, 2005	/s/ Merrill J. Forgotson
Merrill J. Forgotson
President and Chief Executive Officer

Exhibit 31.2

Rule 13a – 14(a) CERTIFICATION

I, Ernest J. Verrico, certify that:

1.  I have reviewed this quarterly report on Form 10-QSB of Cornerstone Bancorp, Inc.;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.  The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d- 15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.  The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: May 13, 2005	/s/ Ernest J. Verrico
Ernest J. Verrico
Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cornerstone Bancorp, Inc. (the “Company”) on Form 10-QSB for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Merrill J. Forgotson, Chief Executive Officer of the Company, and Ernest J. Verrico, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Merrill J. Forgotson	/s/ Ernest J. Verrico
Merrill J. Forgotson	Ernest J. Verrico
Chief Executive Officer	Chief Financial Officer
May 13, 2005	May 13, 2005

The foregoing certificate is furnished solely for purposes of complying with Section 906 of the Sarbanes-Oxley Act of 2002 and for no other purpose whatsoever. Notwithstanding anything to the contrary set forth herein or in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate the Company’s future filings, including this Report on Form 10-QSB, in whole or in part, this Certificate shall not be incorporated by reference into any such filings.